As filed with the Securities and Exchange Commission on June 16, 2005

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXSTAR BROADCASTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	4833	23-3063152
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

909 Lake Carolyn Parkway, Suite 1450 Irving, Texas 75039

(972) 373-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Perry A. Sook

President and Chief Executive Officer

909 Lake Carolyn Parkway, Suite 1450 Irving, Texas 75039

(972) 373-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq.

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022-4675

(212) 446-4800

Approximate date of commencement of proposed sale of the securities to the public:  The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
7% Senior Subordinated Notes due 2014	$75,000,000	$8,827.50
Guarantees (2)	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act of 1933, as amended.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NEXSTAR BROADCASTING GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	4833	23-3083125
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

909 Lake Carolyn Parkway, Suite 1450 Irving, Texas 75039

(972) 373-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Perry A. Sook

President and Chief Executive Officer

909 Lake Carolyn Parkway, Suite 1450

Irving, Texas 75039

(972) 373-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq.

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022-4675

(212) 446-4800

MISSION BROADCASTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	4833	51-0388022
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7650 Chippewa Road, Suite 305

Brecksville, Ohio 44141

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David S. Smith

President and Chief Executive Officer

7650 Chippewa Road, Suite 305

Brecksville, Ohio 44141

(440) 526-2227

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard Liberman, Esq.

Drinker Biddle & Reath LLP

1500 K Street, N.W., Suite 1100

Washington, DC 20005-1209

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 16, 2005

Prospectus                     , 2005

$75,000,000

NEXSTAR BROADCASTING, INC.

Exchange Offer for

7% Senior Subordinated Notes due 2014

Offer for outstanding 7% Senior Subordinated Notes due 2014, in the aggregate principal amount of $75,000,000 (which we refer to as the “Old Notes”) in exchange for up to $75,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2014 which have been registered under the Securities Act of 1933, as amended (which we refer to as the “New Notes”).

Terms of the Exchange Offer:

•	Expires 5:00 p.m., New York City time, , 2005, unless extended.

•	Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

•	Nexstar Broadcasting, Inc. (“Nexstar”) can amend or terminate the exchange offer.

•	Nexstar will exchange all 7% Senior Subordinated Notes due 2014 that are validly tendered and not validly withdrawn.

•	Nexstar will not receive any proceeds from the exchange offer.

•	The exchange of notes will not be taxable exchange for U.S. federal income tax purposes.

•	You may withdraw tendered outstanding Old Notes any time before the expiration of the exchange offer.

Terms of the New Notes:

•	The New Notes will be general unsecured senior subordinated obligations of Nexstar and will be subordinated to all of Nexstar’s senior debt.

•	The guarantees will be general unsecured senior subordinated obligations of the guarantors and will be subordinated to all senior debt of the guarantors. However, Nexstar Broadcasting Group, Inc., Nexstar’s ultimate parent will not be considered a guarantor (as defined in the indenture) for any purpose under the indenture and, therefore, will not be subject to the indenture.

•	The New Notes mature on January 15, 2014. From January 15, 2005, the New Notes will bear interest, which will be payable semi-annually in cash, at a rate per annum of 7%, on each January 15 and July 15, commencing on July 15, 2005.

•	Nexstar may redeem the New Notes at any time on or after January 15, 2009.

•	Prior to January 15, 2007, Nexstar may redeem up to 35% of the New Notes with proceeds of certain sales of the equity of Nexstar.

•	Upon a change of control, Nexstar may be required to offer to repurchase the New Notes.

•	The terms of the New Notes are identical to Nexstar’s outstanding Old Notes except for transfer restrictions and registration rights.

For a discussion of specific risks that you should consider before tendering your outstanding 7% Senior Subordinated Notes due 2014 in the exchange offer, see “ Risk Factors” beginning on page 15.

There is no public market for the Old Notes. However, you may trade the Old Notes in the Private Offering Resale and Trading through Automatic Linkages, or PORTAL™, market.

Each broker-dealer that receives New Notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with any resales of the New Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling noteholders are offering to sell, and seeking offers to buy, 7% Senior Subordinated Notes due 2014 only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 7% Senior Subordinated Notes due 2014.

Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new securities. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where those securities were acquired by this broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

As used in this prospectus and unless the context indicated otherwise, “Notes” refers, collectively, to our “Old Notes” and “New Notes.”

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “us,” and “our” refer to Nexstar Broadcasting, Inc. and its subsidiaries, unless the context otherwise requires. Unless specified, all financial information in this prospectus is information regarding Nexstar Broadcasting Group, Inc. and its consolidated subsidiaries and Mission Broadcasting, Inc. Unless the context indicates otherwise, “on a pro forma basis” or “pro forma” means on the basis set forth under “Summary Historical and Pro Forma Condensed Consolidated Financial Data.” This prospectus includes specific terms of the New Notes we are offering as well as information regarding our business and detailed financial data. For a more complete understanding of this offering, we encourage you to read this prospectus in its entirety.

COMPANY OVERVIEW

Our Business

We are a television broadcasting company focused exclusively on the acquisition, development and operation of television stations in medium-sized markets in the United States, primarily markets that rank from 50 to 175, as reported by A.C. Nielsen Company. As of March 31, 2005, we own and operate 29 stations, and provide management, sales or other services to an additional 16 stations that are owned by Mission Broadcasting Inc. (“Mission”) or other entities. In 15 of the 27 markets that we serve, we own, operate, program or provide sales and other services to more than one station. We refer to these markets as duopoly markets. We have more than doubled the size of our portfolio since January 1, 2003, having acquired 16 stations and begun providing services to 9 additional stations. The stations that we own, operate, program or provide sales and other services to are in markets located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas, Louisiana, Arkansas, Alabama, Montana and Maryland. These stations are diverse in their network affiliations: 41 have primary affiliation agreements with one of the four major networks-12 with NBC, 12 with Fox, 9 with ABC, and 8 with CBS. Three of the remaining four stations have agreements with UPN and one is an independent station.

We believe that medium-sized markets offer significant advantages over large markets, most of which result from a lower level of competition. First, because there are fewer well-capitalized acquirers with a medium-market focus, we have been successful in purchasing stations on more favorable terms than acquirers of large market stations. Second, in many of our markets only three or four other local commercial television stations exist. As a result, we achieve lower programming costs than stations in larger markets because the supply of quality programming exceeds the demand. Lastly, we believe that the stations we own, operate, program or provide sales and other services to are better managed than many of our competitors’ stations. By providing equity incentives, we have been able to attract and retain station general managers with experience in larger markets who employ marketing and sales techniques that are not typically utilized in our markets.

We seek to grow our revenue and broadcast cash flow by increasing the audience and revenue shares of the stations we own, operate, program or provide sales and other services to. We strive to increase the audience share of the stations by creating a strong local broadcasting presence based on highly-rated local news, local sports coverage and active community sponsorship. We seek to improve revenue share by employing and supporting a high-quality local sales force that leverages the stations’ strong local brand and community presence with local advertisers. Additionally, we have further improved broadcast cash flow by maintaining strict control over operating and programming costs. The benefits achieved through these initiatives are magnified in our duopoly markets by broadcasting the programming of multiple networks, capitalizing on multiple sales forces and achieving an increased level of operational efficiency. As a result of our operational enhancements, we expect revenue from the stations we have acquired or begun providing services to in the last four years to grow faster than that of our more mature stations.

Operating Strategy

We seek to generate revenue and broadcast cash flow growth through the following strategies:

Develop Leading Local Franchises. Each of the stations that we own, operate, program, or provide sales and other services to creates a highly recognizable local brand, primarily through the quality of local news programming and community presence. Based on internally generated analysis, we believe that in approximately two-thirds of our markets that feature local newscasts produced by us, we rank among the top two stations in local news viewership. Strong local news typically generates higher ratings among attractive demographic profiles and enhances audience loyalty, which may result in higher ratings for programs both preceding and following the news. High ratings and strong community identity make the stations that we own, operate, program, or provide sales and other services to more attractive to local advertisers. For the year ended December 31, 2004, we and Mission earned approximately one-third of our advertising revenue from spots aired during local news programming. Our stations and the stations we provide services to currently provide approximately 530 hours per week of local news programming. Extensive local sports coverage and active sponsorship of community events further differentiate us from our competitors and strengthen our community relationships and our local advertising appeal.

Emphasize Local Sales. We employ a high-quality local sales force in each of our markets to increase revenue from local advertisers by capitalizing on our investment in local programming. We believe that local advertising is attractive because our sales force is more effective with local advertisers, giving us a greater ability to influence this revenue source. Additionally, local advertising has historically been a more stable source of revenue than national advertising for television broadcasters. For the year ended December 31, 2004, the percentage of our and Mission’s consolidated spot revenue, excluding political revenue, from local advertising was 68.1%. In most of our markets we have increased the size and quality of our local sales force. We also invest in our sales efforts by implementing comprehensive training programs and employing a sophisticated inventory tracking system to help maximize advertising rates and the amount of inventory sold in each time period.

Operate Duopoly Markets. Owning or providing services to more than one station in a given market enables us to broaden our audience share, enhance our revenue share and achieve significant operating efficiencies. Duopoly markets broaden audience share by providing programming from multiple networks with different targeted demographics. These markets increase revenue share by capitalizing on multiple sales forces. Additionally, we achieve significant operating efficiencies by consolidating physical facilities, eliminating redundant management and leveraging capital expenditures between stations. We derived approximately 63% of our net broadcast revenue for the year ended December 31, 2004 from our duopoly markets.

Maintain Strict Cost Controls. We emphasize strict controls on operating and programming costs in order to increase broadcast cash flow. We continually seek to identify and implement cost savings at each of our stations and the stations we provide services to, and our overall size benefits each station with respect to negotiating favorable terms with programming suppliers and other vendors. By leveraging our size and corporate management expertise, we are able to achieve economies of scale by providing programming, financial, sales and marketing support to our stations and the stations we provide services to. Due to the significant negotiating leverage afforded by limited competition in our markets, we and Mission on a combined basis reduced the cash broadcast payments as a percentage of net broadcast revenue for the years ended December 31, 2004 and 2003, as compared to the previous three years. Our and Mission’s cash broadcast payments were 4.7%, 6.4%, 6.3%, 7.5% and 7.5% of net broadcast revenue for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

Capitalize on Diverse Network Affiliations. We currently own, operate, program, or provide sales and other services to a balanced portfolio of television stations with diverse network affiliations, including NBC, CBS, ABC, Fox and UPN affiliated stations which represented approximately 39.1%, 28.2%, 14.9%, 17.6%, and 0.2%, respectively, of our 2004 net broadcast revenue. The networks provide these stations with quality programming and numerous sporting events such as NBA basketball, Major League Baseball, NFL football, NCAA sports, PGA golf and the Olympic Games. Because network programming and ratings change frequently, the diversity of our portfolio’s network affiliations reduces our reliance on the quality of programming from a single network.

Attract and Retain High Quality Management. We seek to attract and retain station general managers with proven track records in larger television markets by providing equity incentives not typically offered by other station operators in our markets. Our station general managers have been granted stock options and have an average of over 20 years of experience in the television broadcasting industry.

Acquisition Strategy

We selectively pursue acquisitions of television stations primarily in markets ranking from 50 to 175, where we believe we can improve revenue and cash flow through active management. Since January 1, 2003, we have more than doubled the number of stations that we own, operate and provide sales and other services to, having acquired 16 stations and contracted to provide services to 9 additional stations. When considering an acquisition, we evaluate the target’s audience share, revenue share, overall cost structure and proximity to our regional clusters. Additionally, we seek to acquire or enter into local service agreements with stations to create duopoly markets.

Relationship with Mission

Through various local service agreements with Mission, we currently provide sales, programming and other services to 15 television stations that are owned and operated by Mission. Mission is 100% owned by an independent third party. We do not own Mission or any of its television stations. In order for both us and Mission to comply with Federal Communications Commission (“FCC”) regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations. However, as a result of our guarantee of Mission’s debt and our arrangements under local service agreements and purchase option agreements with Mission, we are deemed under accounting principles generally accepted in the United States of America (“GAAP”) to have a controlling financial interest in Mission. As a result of our controlling financial interest in Mission under GAAP and in order to present fairly our financial position, results of operations and cash flows, we consolidate the financial position, results of operations and cash flows of Mission with us as if Mission were a wholly-owned entity.

Organizational Structure

The following diagram summarizes our operational structure and our relationship with Mission, whose results of operations and financial position are consolidated with ours.

(1)	Guarantor under Nexstar’s and Mission’s senior credit facilities, Nexstar Finance Holdings, Inc.’s 11.375% senior discount notes due 2013 and Nexstar’s 7% senior subordinated notes due 2014.
(2)	Issuer of 11.375% senior discount notes due 2013 and guarantor under Nexstar’s and Mission’s senior credit facilities.
(3)	Issuer of 7% senior subordinated notes due 2014, borrower under its senior credit facility and guarantor under Mission’s senior credit facility.
(4)	Borrower under its senior credit facility and guarantor under Nexstar’s senior credit facility and Nexstar’s 7% senior subordinated notes due 2014.

Recent Developments

WTVO Acquisition

On January 4, 2005, Mission consummated the acquisition of WTVO, the ABC affiliate in Rockford, Illinois, from Young Broadcasting, Inc. and Winnebago Television Corporation for $20.75 million, exclusive of transaction costs.

KFTA/KNWA Acquisition

On January 7, 2005, Nexstar purchased substantially all of the assets of KFTA/KNWA (formerly KPOM and KFAA), the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, from J.D.G. Television, Inc. for $17.0 million, exclusive of transaction costs.

Redemption of our Senior Subordinated Notes due 2008

On April 1, 2005, we redeemed all $160.0 million aggregate principal amount of our outstanding 12% senior subordinated notes due 2008 that were due to mature on April 1, 2008 at a price of $1,060 per $1,000 principal amount. The aggregate redemption payment of $169.6 million plus accrued interest was made on April 1, 2005. The redemption amount included a $9.6 million call premium related to the retirement of the notes. The redemption of these notes was financed with net proceeds from the issuance and sale of the Old Notes and the borrowings from our new senior credit facility.

Refinancing of Our and Mission’s Senior Credit Facilities

On April 1, 2005, we and Mission amended and restated our existing senior credit facilities (referred to herein as new senior credit facilities) to provide for, in the aggregate, up to $97.5 million revolving loan facilities and $355.0 million term loan facilities (which were reduced by proceeds from the issuance and sale of the Old Notes). The borrowings under each of our and Mission’s new senior credit facilities were used to refinance our and Mission’s existing senior credit facilities, respectively, finance permitted acquisitions and provide for capital expenditures, working capital and other general corporate purposes. In addition, on April 1, 2005, we used a portion of the borrowings under our new senior credit facility, in combination with the net proceeds from the issuance and sale of the Old Notes, to redeem our 12% senior subordinated notes due 2008 and pay related transaction costs.

Purpose of the Exchange Offer

On April 1, 2005, we sold, through a private placement exempt from the registration requirements of the Securities Act, $75,000,000 of our 7% Senior Subordinated Notes due 2014, all of which are eligible to be exchanged for New Notes. We refer to these notes as “Old Notes” in this prospectus. The Old Notes were an additional issuance of our 7% senior subordinated notes due 2014 and will be treated as a single class with the $125,000,000 million aggregate principal amount of such notes originally issued on December 30, 2003, except that the Old Notes are subject to transfer restrictions until we consummate this exchange offer or they are resold under a shelf registration statement.

Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes. Under the registration rights agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be filed within 120 days and to become effective on or within 135 days of issuance of the Old Notes. We refer to the Notes to be registered under this exchange offer registration statement as “New Notes” and collectively with the Old Notes, we refer to them as the “Notes” in this prospectus. You may exchange your Old Notes for New Notes in this exchange offer. You should read the discussion under the headings “—Summary of the Exchange Offer,” “The Exchange Offer” and “Description of the New Notes” for further information regarding the New Notes.

We did not register the Old Notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the Old Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Old Notes do not exchange their Old Notes in the exchange offer, they lose their right to have the Old Notes registered under the Securities Act, subject to certain limitations. Anyone who still holds Old Notes after the exchange offer may be unable to resell their Old Notes.

Summary of the Exchange Offer

The Exchange Offer

Securities Offered

$75.0 million principal amount of 7% Senior Subordinated Notes due 2014. The Notes are an additional issuance of our 7% senior subordinated notes due 2014 and will be treated as a single class with the $125.0 million aggregate principal amount of such notes originally issued on December 30, 2003, except that the Notes are subject to transfer restrictions until we consummate this exchange offer or they are resold under a shelf registration statement.

The Exchange Offer

Nexstar is offering to exchange the Old Notes for a like principal amount at maturity of the New Notes. Old Notes may be exchanged only in integral principal at maturity multiples of $1,000. This exchange offer is being made pursuant to a registration rights agreement dated as of April 1, 2005, which granted the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender	Nexstar’s exchange offer will expire 5:00 p.m. New York City time, on , 2005, or a later time if we choose to extend this exchange offer. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

•	you acquire the New Notes in the ordinary course of business:

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

•	you are not an “affiliate” of Nexstar, as defined in Rule 405 of the Securities Act; and

•	you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any New Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Nexstar does not assume or indemnify you against this liability.

Each broker-dealer acquiring New Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any New Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the New Notes issued in the exchange offer.

Conditions to the Exchange Offer

Nexstar’s obligation to accept for exchange, or to issue the New Notes in exchange for, any Old Notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the Securities and Exchange Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Notes Held in the Form of Book-Entry Interests

The Old Notes were issued as global securities and were deposited upon issuance with The Bank of New York. The Bank of New York issued certificateless depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depositary Trust Company.

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in the Depository Trust Company, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by The Depository Trust Company.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the BLUE-colored “Letter of Election and Instructions to Brokers or Bank” that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your outstanding Old Notes will be tendered in multiples of $1,000.

A timely confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at The Depository Trust Company, under the procedure described in this prospectus under the heading “The Exchange Offer” must be received by the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

United States Federal Income Tax Considerations

The exchange offer should not result in any income, gain or loss to the holders of old notes or to us for United States Federal Income Tax Purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Exchange Agent	The Bank of New York is serving as the exchange agent for the exchange offer.

PORTAL Market	There is no public market for the Old Notes. However, you may trade the Old Notes in the Private Offering Resale and Trading through Automatic Linkages, or PORTAL™, market.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require Nexstar to register their Old Notes under a shelf registration statement.

The New Notes

The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act. As a result, the New Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes. The Old Notes and the New Notes are governed by the same indenture and are together considered a “series” of securities under that indenture. Unless the context indicates otherwise, we use the term “Notes” in this prospectus to refer collectively to the Old Notes and the New Notes.

Issuer	Nexstar Broadcasting, Inc.

The New Notes

$75.0 million principal amount of 7% Senior Subordinated Notes due 2014. The Notes are an additional issuance of our 7% senior subordinated notes due 2014 and will be treated as a single class with the $125.0 million aggregate principal amount of such notes originally issued on December 30, 2003, except that the Notes are subject to transfer restrictions until we consummate this exchange offer or they are resold under a shelf registration statement.

Maturity	January 15, 2014.

Interest Rate	7% per annum. Interest on the Notes will accrue from January 15, 2005 or from the most recent date on which interest has been paid.

Interest Payment Dates	January 15 and July 15
First payment: July 15, 2005.

Original Issue Discount

Because the Old Notes were issued at a slight discount from their principal amount, the New Notes should not be treated as being issued with substantial original issue discount for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Denominations	$1,000 minimum and $1,000 integral multiples thereof.

Guarantees	The Notes will be unconditionally guaranteed on a senior subordinated basis by:

•	Nexstar Broadcasting Group, Inc., Nexstar’s ultimate parent; however, Nexstar Broadcasting Group, Inc. will not be considered a guarantor (as defined in the indenture) for any purpose under the indenture and, therefore, will not be subject to the indenture;

•	Mission; and

•	all of Nexstar’s and Mission’s future domestic subsidiaries.

Of all of our consolidated entities, the only one that does not guarantee the Notes is Nexstar’s direct parent, Nexstar Finance Holdings, Inc.

Ranking	The Notes and the guarantees are senior subordinated obligations. Accordingly, they will rank:

•	behind all of Nexstar’s and the guarantors’ existing and future senior debt;

•	equally with all of Nexstar’s and the guarantors’ existing and future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the Notes and the guarantees, respectively; and

•	ahead of any of Nexstar’s and the guarantors’ future debt that expressly provides that it is subordinated to the Notes.

As of March 31, 2005, after giving effect to the offering of the Old Notes and borrowings under our and Mission’s new senior credit facilities and the application of the net proceeds therefrom:

•	Nexstar and Mission had $552.4 million of total consolidated debt outstanding, of which $355.0 million was senior debt, senior in right of payment to the Notes; and

•	Nexstar Broadcasting Group, Inc. and Mission had $645.6 million of total consolidated debt outstanding. The difference between the total consolidated debt of Nexstar Broadcasting Group, Inc. and Mission and the total consolidated debt of Nexstar and Mission is essentially the debt related to the outstanding senior discount notes of Nexstar Finance Holdings. Since Nexstar and Mission do not guarantee Nexstar Finance Holdings’ senior discount notes, the Notes offered hereby are structurally senior in right of payment to the senior discount notes.

In addition, as of March 31, 2005, after giving effect to the transactions described below under “Use of Proceeds,” Nexstar and Mission would have had the ability to borrow an additional $97.5 million of senior debt under our senior credit facilities.

Optional Redemption	On or after January 15, 2009, Nexstar may redeem some or all of the Notes at any time at the redemption prices listed under “Description of the Notes—Optional Redemption.”

Prior to January 15, 2007, Nexstar may redeem up to 35% of the Notes with the proceeds of certain offerings of our equity at the redemption price listed under “Description of the Notes—Optional Redemption.”

Mandatory Repurchase Offer

If Nexstar, Mission or any of their restricted subsidiaries sell certain assets or if Nexstar experiences specific kinds of changes of control, Nexstar must offer to repurchase the Notes at the prices listed under “Description of the Notes—Repurchase at the Option of Holders.”

Certain Covenants	We will issue the notes under an indenture (and a supplemental indenture thereto) with The Bank of New York, which will initially act as trustee on your behalf. The Indenture governing the Notes will, among other things, restrict the ability of Nexstar, Mission and their subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	make investments;

•	engage in transactions with affiliates;

•	transfer or sell assets;

•	incur liens or enter into any sale/leaseback transactions; and

•	consolidate, merge or transfer all or substantially all of their assets.

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Risk Factors	Investing in the Notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the Notes.

The Notes will not be entitled to the benefit of any mandatory sinking fund.

For more complete information about the Notes, see the “Description of the New Notes” section of this prospectus.

Our executive offices are located at 909 Lake Carolyn Parkway, Suite 1450, Irving, Texas 75039, and our telephone number is (972) 373-8800.

SUMMARY HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

In the table below, we provide you with summary historical and pro forma condensed consolidated financial data, as of the dates and periods indicated. The summary historical consolidated financial data set forth below are derived from the financial statements of Nexstar Broadcasting Group, Inc. which are included in this prospectus because Nexstar Broadcasting Group, Inc. is a guarantor under the indenture governing the Notes. The unaudited pro forma balance sheet data as of March 31, 2005 gives effect to the issuance and sale of the Old Notes, the borrowings under our and Mission’s new senior credit facilities, the redemption of our 12% senior subordinated notes due 2008, the refinancing of our and Mission’s existing senior credit facilities and the payment of related fees and expenses, as if such events had occurred on March 31, 2005.

We provide you with summary unaudited pro forma condensed consolidated financial data for illustrative purposes only and not to represent what our results of operations or financial position actually would have been if the transactions described above had occurred as of the dates indicated or what our results of operations or financial position will be for future periods. The following financial data should be read together with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and the related notes of Nexstar Broadcasting Group, Inc. which are included in this prospectus, including, but not limited to, footnote 16 to such financial statements which breaks out certain balance sheet and statement of operations data among Nexstar and the entities that guarantee the Notes and Nexstar Finance Holdings, which does not guarantee the Notes. As described elsewhere in this prospectus, as a result of our controlling financial interest in Mission under GAAP, we consolidate the financial position, results of operations and cash flows of Mission with Nexstar Broadcasting Group, Inc. as if Mission were a wholly-owned entity in order to present fairly our financial position, results of operations and cash flow in conformity with GAAP.

	Fiscal years ended December 31,			Three months ended March 31, 2005 (unaudited)
	2002	2003	2004
	(in thousands)
Statement of Operations Data:
Net broadcast revenue (1)	$188,118	$193,543	$224,659	$47,513
Trade and barter revenue	18,159	20,789	21,081	5,150

Total net revenue	206,277	214,332	245,740	52,663
Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	53,371	60,808	66,044	16,306
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	62,110	74,439	72,319	17,194
Merger related expenses	—	11,754	456	—
Amortization of broadcast rights	24,689	25,894	24,805	6,158
Depreciation and amortization	44,841	45,401	44,412	11,185

Income (loss) from operations	21,266	(3,964)	37,704	1,820
Interest expense	(67,419)	(68,342)	(52,265)	(13,075)
Loss on extinguishment of debt	(227)	(10,767)	(8,704)	—
Interest income	152	606	113	39
Other income (expenses), net	(1,216)	3,860	4,931	(48)

Loss from operations before income taxes	(47,444)	(78,607)	(18,221)	(11,264)
Income tax benefit (expense)	(8,179)	14,920	(4,385)	(1,544)

Loss before related party minority interest preferred dividend	(55,623)	(63,687)	(22,606)	(12,808)
Related party minority interest preferred dividend	—	—	—	—

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(55,623)	(63,687)	(22,606)	(12,808)
Cumulative effect of change in accounting principle, net of tax	(43,470)	(8,898)	—	—
Minority interest in consolidated entity	—	786	2,106	—

Net loss	$(99,093)	$(71,799)	$(20,500)	$(12,808)

Other comprehensive income:
Cumulative effect of change in accounting principle	$—	$—	$—	$—
Change market value of derivative instrument	3,731	—	—	—

Net loss and other comprehensive income	$(95,362)	$(71,799)	$(20,500)	$(12,808)

Net loss	(99,093)	(71,799)	(20,500)	(12,808)
Accretion of preferred interests	(17,481)	(15,319)	—	—

Net loss attributable to common share and unit holders	$(116,574)	$(87,118)	$(20,500)	$(12,808)

Cash Flow Data:
Net cash provided by (used for):
Operating activities	$28,741	$3,686	$31,911	$11,274
Investing activities	(20,312)	(124,411)	(44,605)	(15,333)
Financing activities	12,995	102,372	20,351	(587)
Other Financial Data:
Capital expenditures, net of proceeds from asset sales	$10,442	$10,294	$10,298	$2,852
Cash payments for broadcast rights	11,932	12,395	10,520	2,637

	As of December 31,			As of March 31, 2005 Pro Forma (unaudited)
	2002	2003	2004
	(in thousands)
Balance Sheet Data (end of period):
Cash and cash equivalents	$29,201	$10,848	$18,505	$14,651
Working capital	26,210	20,405	35,249	20,685
Net intangible assets and goodwill	418,493	523,589	519,626	513,994
Total assets	614,491	727,096	734,965	699,328
Total debt (2)	471,280	598,938	629,898	645,589
Total member’s interest (deficit) or stockholder’s equity (deficit)	(103,932)	3,205	(17,295)	(45,818)

Financial Ratio Data:
Ratio of earnings to fixed charges (3)	—	—	—	—

(1)	Net broadcast revenue is defined as revenue net of agency and national representative commissions, excluding trade and barter revenue.
(2)	Excludes Nexstar Broadcasting Group’s guaranty of a $3.0 million loan for a related party in the year 2002. The loan was repaid in December 2003 and the guaranty was terminated.
(3)	Earnings in 2002, 2003, 2004 and in the three-month period ended March 31, 2005 (pro forma) were not sufficient to cover fixed charges. The deficiency in earnings was $43.6 million in 2002, $63.8 million in 2003, $1.6 million in 2004 and $6.3 million in the three-month period ended March 31, 2005 (pro forma).

RISK FACTORS

An investment in the notes is subject to numerous risks, including those listed below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. You should carefully consider the following risks, along with the information provided elsewhere in this prospectus. These risks could materially affect our ability to meet our obligations under the notes. You could lose all or part of your investment in, and the expected return on, the notes.

Risks Related to the New Notes

Because there is no public market for the New Notes, you may not be able to sell your New Notes.

The New Notes will be registered under the Securities Act of 1933, as amended, or the Securities Act, but will constitute a new issue of securities, and uncertainty exists with regard to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their New Notes; or

•	the price at which the holders would be able to sell their New Notes.

The New Notes might trade a higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market might not exist for the New Notes and any trading market that does develop might not be liquid.

In addition, any holder of Old Notes who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your Old Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue New Notes pursuant to this exchange offer only after a timely receipt of your Old Notes (including timely notation in book-entry form). Therefore, if you want to tender your Old Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Old Notes by the expiration date of the exchange offer, we will not accept your Old Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If there are defects or irregularities with respect to your tender of Old Notes, we will not accept your Old Notes for exchange.

If you do not exchange your Old Notes, your Old Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Old Notes.

We did not register the Old Notes, nor do we intend to do so following the exchange offer. The Old Notes that are not tendered will, therefore, continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Old Notes, you will be subject to existing transfer restrictions. As a result, if you hold Old Notes after the exchange offer, you may be unable to sell your Old Notes. If a large number of outstanding Old Notes are exchanged for New Notes issued in the exchange offer, it may be difficult for holders of outstanding Old Notes that are not exchanged in the exchange offer to sell their Old Notes, since those Old Notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of Old Notes outstanding, there may not be a very liquid market in those Old Notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

If you exchange your Old Notes, you may not be able to resell the New Notes you receive in the exchange offer without registering them and delivering a prospectus.

You may not be able to resell New Notes you receive in the exchange offer without registering those New Notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to New Notes issued in the exchange offer, that:

•	holders who are not “affiliates” of Nexstar within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their New Notes in the ordinary course of business;

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the New Notes; and

•	are not broker-dealers

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and will have to register the New Notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of New Notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding New Notes in market-making activities or other trading activities and must deliver a prospectus when they resell New Notes they acquire in the exchange offer in order not to be deemed an underwriter.

Risks Related to The Offering

Our substantial debt could limit our ability to grow and compete.

We have a significant amount of indebtedness. After giving effect to the completion of the offering of the Old Notes, the borrowings under our and Mission’s new senior credit facilities, the redemption of our 12% senior subordinated notes due 2008 and the refinancing of our and Mission’s existing senior credit facilities, as of March 31, 2005, Nexstar Broadcasting Group, Inc. and Mission had total consolidated indebtedness of $645.6 million, comprising 108% of Nexstar Broadcasting Group, Inc. and Mission’s aggregate capitalization, and Nexstar and Mission had total consolidated indebtedness of $552.4 million, comprising 92% of our and Mission’s aggregate capitalization. Our substantial indebtedness could have important consequences to our business. For example, it could:

•	limit our ability to borrow additional funds or obtain additional financing in the future;

•	limit our ability to pursue acquisition opportunities;

•	expose us to greater interest rate risk since the interest rate on borrowings under our senior credit facility is variable;

•	limit our flexibility to plan for and react to changes in our business and our industry; and

•	impair our ability to withstand a general downturn in our business and place us at a disadvantage compared to our competitors that are less leveraged.

For more information on the approximate aggregate amount of our principal indebtedness scheduled to mature, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” included in this prospectus.

In addition, our and Mission’s high level of debt requires us and Mission to dedicate a substantial portion of cash flow to pay principal and interest on debt which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes. We and Mission could also incur additional debt in the future. The terms of our and Mission’s senior credit facilities, as well as the indentures governing our outstanding notes (including Nexstar Finance Holdings’ senior discount notes and our senior subordinated notes), limit, but do not prohibit us or Mission from incurring substantial amounts of additional debt. To the extent we or Mission incur additional debt, we would become even more susceptible to the leverage-related risks described above.

The agreements governing our and Mission’s debt contain various covenants that limit our management’s discretion in the operation of our business.

Our and Mission’s new senior credit facilities and the indentures governing our outstanding notes contain various covenants that restrict our and Mission’s ability and the ability of our and Mission’s subsidiaries to, among other things:

•	incur additional debt and issue preferred stock;

•	pay dividends and make other distributions;

•	make investments and other restricted payments;

•	merge, consolidate or transfer all or substantially all of our assets;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets or stock of our subsidiaries; and

•	enter into transactions with affiliates.

In addition, our new senior credit facility requires us to maintain or meet certain financial ratios, including consolidated leverage ratios and interest coverage ratios. Future financing agreements may contain similar, or even more restrictive, provisions and covenants. As a result of these restrictions and covenants, our management’s ability to operate our business in its discretion is limited, and we may be unable to compete effectively, pursue acquisitions or take advantage of new business opportunities, any of which could harm our business. Mission’s senior credit facility contains similar terms and restrictions.

If we, Mission or any of our respective subsidiaries fails to comply with the restrictions in present or future financing agreements, a default may occur. A default could allow creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. A default could also allow creditors to foreclose on any collateral securing such debt. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the Notes, or to repay the Notes in full after we pay our senior debt in full. See “Description of Other Indebtedness” and “Description of the Notes.”

Ability to Service Debt—To service our indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to pay the principal of and interest on the Notes, to service our other debt and to finance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business, legislative and regulatory factors as well as other factors beyond our control. We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the Notes. If we are unable to pay our obligations as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies. In addition, the ability to borrow funds under our new senior credit facility in the future will depend on our meeting the financial covenants in the agreements governing this facility, including a minimum interest coverage test and a maximum leverage ratio test. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our new senior credit facility, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity; however, we may not be able to refinance our debt on acceptable terms or at all. See “Description of the Notes” and “Description of Other Indebtedness.”

Delayed Settlement Special Payment—The Internal Revenue Service may assert that the Notes have been issued with original issue discount.

We intend to take the position that the Notes are not issued with original issue discount for U.S. federal income tax purposes. It is possible, however, that the Internal Revenue Service (the “IRS”) may take a position that the issue price of the Notes equals the offering price reduced by the delayed settlement special payment, and, accordingly, that the Notes are issued with original issue discount. If the IRS were to take this position, the holders of the Notes would be required to include the amount of original issue discount in gross income over the term of the Notes based on a constant yield method. Under these circumstances, the holders would be required to include amounts in gross income prior to a corresponding receipt of cash. In addition, the Notes would not be fungible for U.S. federal income tax purposes with Nexstar’s outstanding 7% senior subordinated notes due 2014 even after the exchange offer, which would reduce their liquidity. We have not obtained any ruling from the IRS or any opinion of counsel on this matter. Investors are strongly urged to consult their own advisors regarding the determination of the issue price of the Notes and U.S. federal, state, and foreign tax consequences of holding or disposing of a debt security issued with original issue discount.

Subordination—Your right to receive payment on the Notes and the guarantees is junior to all of Nexstar’s and the guarantors’ senior debt.

By their express terms, the Notes and the guarantees will be junior in right of payment to all of Nexstar’s and the guarantors’ existing and future senior debt, including obligations under Nexstar’s and Mission’s new senior credit facilities. If Nexstar or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, Nexstar’s or such guarantor’s senior debt will be entitled to be paid in full from Nexstar’s assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the Notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the Notes after paying Nexstar’s and the guarantors’ senior debt in full. As a result, holders of the Notes may receive less, proportionally, than the holders of debt senior to the Notes and the guarantees. The subordination provisions of the indenture governing the Notes and the guarantees also provide that we and the guarantors can make no payment to you during the continuance of payment defaults on Nexstar’s and the guarantors’ senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under Nexstar’s and the guarantors’ senior debt. See “Description of the Notes—Subordination.”

After giving pro forma effect to the completion of this offering, borrowings under our and Mission’s new senior credit facilities, the redemption of our 12% senior subordinated notes due 2008 and the refinancing of our and Mission’s existing senior credit facilities, as of March 31, 2005, the Notes and the guarantees would have ranked junior to $355.0 million of Nexstar’s and Mission’s combined outstanding senior debt. In addition, the indenture governing the Notes and the credit agreements governing Nexstar’s and Mission’s new senior credit facilities permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be senior debt. See “Description of the Notes—Certain Covenants” and “Description of Other Indebtedness.”

Fraudulent Conveyance Matters—Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the Notes and require Nexstar’s noteholders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of the Notes or a guarantee could be subordinated to all of Nexstar’s other debts or all other debts of any guarantor if, among other things, Nexstar or the guarantor was insolvent or rendered insolvent by reason of such incurrence, or Nexstar or the guarantor were engaged in a business or transaction for which Nexstar’s or the guarantor’s remaining assets constituted unreasonably small capital; or Nexstar or the guarantor intended to incur or believed that Nexstar or it would incur, debts beyond Nexstar’s or its ability to pay those debts as they mature. In addition, any payment by Nexstar or that guarantor in accordance with its guarantee could be voided and required to be returned to Nexstar or the guarantor, or to a fund for the benefit of Nexstar’s creditors or the creditors of the guarantors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assists, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or it would not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, Nexstar believes that Nexstar and each guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which Nexstar and they are engaged and will not have incurred debts beyond Nexstar’s or their ability to pay the debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions.

Risks Related to Our Company

Mission may make decisions regarding the operation of its stations that could reduce the amount of cash we receive under our local service agreements.

Mission is 100% owned by an independent third party. Mission owns and operates the following television stations: WYOU, WFXP, KJTL, KJBO-LP, KODE, KRBC, KSAN (formerly KACB), KOLR, KHMT, KAMC, KCIT, KCPN-LP, WUTR, WFXW (formerly WBAK) and WTVO. We have entered into various local service agreements with Mission pursuant to which we provide services to Mission’s stations. In return for the services we provide, we receive substantially all of the available cash, after payment of debt service costs, generated by Mission’s stations. We also guarantee all of the obligations under Mission’s senior credit facility, which were incurred primarily in connection with Mission’s acquisition of its stations. In addition, the sole shareholder of Mission has granted us a purchase option to acquire the assets and liabilities of each Mission station, subject to FCC consent, for consideration equal to the greater of (1) seven times the station’s broadcast cash flow, as defined in the option agreement, less the amount of its indebtedness as defined in the option agreement or (2) the amount of its indebtedness.

We do not own Mission or Mission’s television stations. However we are deemed to have a controlling financial interest in them under GAAP. In order for our arrangements with Mission under the local service agreements to comply with FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations. As a result, Mission’s sole shareholder and officers can make decisions with which we disagree and which could reduce the cash flow generated by these stations and, as a consequence, the amounts we receive under our local service agreements with Mission. For instance, we may disagree with Mission’s programming decisions, which programming may prove unpopular and/or may generate less advertising revenue. Furthermore, subject to Mission’s agreement with its lenders, Mission’s sole shareholder could choose to pay himself a dividend.

The revenue generated by stations we operate or provide services to could decline substantially if they fail to maintain or renew their network affiliation agreements on favorable terms, or at all.

Due to the quality of the programming provided by the networks, stations that are affiliated with a network generally have higher ratings than unaffiliated independent stations in the same market. As a result, it is important for stations to maintain their network affiliations. Except for Mission-owned KCPN-LP, all of the stations we operate or provide services to have affiliation agreements with a network—twelve stations have primary affiliation agreements with NBC, eight with CBS, nine with ABC, twelve with Fox and three with UPN. Each of NBC, CBS and ABC generally provides affiliated stations with up to 22 hours of prime time programming per week, while each of Fox and UPN provides affiliated stations with up to 15 hours of prime time programming per week. In return, affiliated stations broadcast the respective network’s commercials during the network programming. Under the affiliation agreements with NBC, CBS and ABC, affiliated stations also receive cash compensation from these networks.

All of the network affiliation agreements of the stations that we own, operate, program or provide sales and other services to are scheduled to expire at various times beginning in June 2005 through January 2013, except for one network affiliation agreement which can be terminated upon 30 days prior written notice by the network. Network affiliation agreements are also subject to earlier termination by the networks under limited circumstances. For more information regarding these network affiliation agreements, see “Business—Network Affiliations” appearing elsewhere in this prospectus.

The loss of the services of our chief executive officer could disrupt management of our business and impair the execution of our business strategies.

We believe that our success depends upon our ability to retain the services of Perry A. Sook, our founder, President and Chief Executive Officer. Mr. Sook has been instrumental in determining our strategic direction and focus. The loss of Mr. Sook’s services could adversely affect our ability to manage effectively our overall operations and successfully execute current or future business strategies.

Our growth may be limited if we are unable to implement our acquisition strategy.

We intend to continue our growth by selectively pursuing acquisitions of television stations. The television broadcast industry is undergoing consolidation, which may reduce the number of acquisition targets and increase the purchase price of future acquisitions. Some of our competitors may have greater financial or management resources with which to pursue acquisition targets. Therefore, even if we are successful in identifying attractive acquisition targets, we may face considerable competition and our acquisition strategy may not be successful.

FCC rules and policies may also make it more difficult for us to acquire or enter into local service agreements with additional television stations. Television station acquisitions are subject to the approval of the FCC and, potentially, other regulatory authorities. The need for FCC and other regulatory approvals could restrict our ability to consummate future transactions if, for example, the FCC or other government agencies believe that a proposed transaction would result in excessive concentration in a market, even if the proposed combinations may otherwise comply with FCC ownership limitations.

Growing our business through acquisitions involves risks and if we are unable to manage effectively our rapid growth, our operating results will suffer.

We have experienced rapid growth. Since January 1, 2003, we have more than doubled the number of stations that we own, operate and provide sales and other services to, having acquired 16 stations and contracted to provide service to 9 additional stations. We will continue to actively pursue additional acquisition opportunities. To manage effectively our growth and address the increased reporting requirements and administrative demands that will result from future acquisitions, we will need, among other things, to continue to develop our financial and management controls and management information systems. We will also need to continue to identify, attract and retain highly skilled finance and management personnel. Failure to do any of these tasks in an efficient and timely manner could seriously harm our business.

There are other risks associated with growing our business through acquisitions. For example, with any past or future acquisition, there is the possibility that:

•	we may not be able to successfully reduce costs, increase advertising revenue or audience share or realize anticipated synergies and economies of scale with respect to any acquired station;

•	an acquisition may increase our leverage and debt service requirements or may result in our assuming unexpected liabilities;

•	our management may be reassigned from overseeing existing operations by the need to integrate the acquired business;

•	we may experience difficulties integrating operations and systems, as well as, company policies and cultures;

•	we may fail to retain and assimilate employees of the acquired business; and

•	problems may arise in entering new markets in which we have little or no experience.

The occurrence of any of these events could have a material adverse effect on our operating results, particularly during the period immediately following any acquisition.

FCC actions may restrict our ability to create duopolies under local service agreements, which would harm our existing operations and impair our acquisition strategy.

We have created duopolies in some of our markets by entering into what we refer to as local service agreements. While these agreements take varying forms, a typical local service agreement is an agreement between two separately-owned television stations serving the same market, whereby the owner of one station provides operational assistance to the other station, subject to ultimate editorial and other controls being exercised by the latter station’s owner. By operating or entering into local service agreements with more than one station in a market, we achieve significant operational efficiencies, broaden our audience reach and enhance our ability to capture more advertising spending in a given market.

While all of our existing local service agreements comply with FCC rules and policies, we cannot assure you that the FCC will continue to permit local service agreements as a means of creating duopoly-type opportunities, or that the FCC will not challenge our existing arrangements with Mission or Sinclair Broadcast Group, Inc. in the future. On August 2, 2004, the FCC initiated a rule making proceeding to determine whether to make TV joint sales agreements attributable under its ownership rules. Comments and reply comments were filed in this proceeding in the fourth quarter of 2004. The FCC has not yet issued a decision in this proceeding. However, if the FCC adopts a JSA attribution rule for TV stations we will be required to comply with the rule. In addition, if in response to a third party complaint, the FCC challenges our existing arrangements with Mission or Sinclair and determines that such arrangements violate the FCC’s rules or policies, we may be required to terminate such arrangements and we could be subject to sanctions, fines and/or other penalties.

The FCC may decide to terminate “grandfathered” time brokerage agreements.

The FCC currently attributes toward the local television ownership limits in-market stations when one station owner programs a second in-market station pursuant to a time brokerage agreement (“TBA”) or local marketing agreement, if the programmer provides more than 15 percent of the second station’s weekly broadcast programming. However, local marketing agreements entered into prior to November 5, 1996 are exempt attributable interests for now.

The FCC likely will review these “grandfathered” TBAs during 2005 or 2006. During this review, the FCC may determine to terminate the “grandfathered” period and make all TBAs fully attributable to the programmer. If the FCC does so, Nexstar and Mission will be required to terminate the TBAs for stations WFXP and KHMT, unless the FCC simultaneously changes its duopoly rules to allow ownership of two stations in the applicable markets.

Failure to construct full-power DTV facilities may lead to a loss of station coverage area or other FCC sanctions.

FCC regulations required all commercial television stations in the United States to commence digital operations by May 1, 2002, in addition to continuing their analog operations. Except for WFXV, WQRF and

KNWA (formerly KFAA), all of the television stations we and Mission own and operate or provides services to are broadcasting at least a low power digital television signal. WQRF received its DTV construction permit in November 2004 and has until November 2005 to construct DTV facilities. WFXV received its DTV construction permit on January 14, 2005 and has until January 14, 2006 to construct its DTV facilities. On August 31, 2004, the FCC granted consent to modify KNWA’s proposed DTV facilities, establishing a construction deadline of March 3, 2005. On January 21, 2005, we filed a request with the FCC to extend KNWA’s modified construction permit deadline. When the FCC acts on the extension request, we will have at least six months to complete construction of KNWA’s DTV facilities. If KNWA is not broadcasting a digital signal by the end of this six-month period we could be subject to sanctions, including, eventually, loss of the DTV construction permit.

Digital transmissions may initially be low-power, but full-power transmission will be required by July 1, 2005 for stations affiliated with the four largest networks (ABC, CBS, NBC and Fox) affiliates in the top-100 markets and by July 1, 2006 for all other stations. Stations that fail to meet these build-out deadlines will lose interference protection for their signals outside the low-power coverage area.

The FCC stated it plans to establish a limited waiver process for stations that cannot meet the full-power DTV deadlines due to severe financial constraints or circumstances beyond licensee control (such as zoning issues). We have filed a request for extension of time to construct full power DTV facilities for our top four affiliates in the top one hundred market stations. Mission also has filed a request for such extension for its top four affiliates in the top one hundred market stations. For each of the stations we and Mission own and operate or provide service to that do not obtain a waiver and are not broadcasting a full-power digital signal by the deadlines set by the FCC, such station may lose its interference protection, which could have a material adverse effect on the station.

The interest of Nexstar Broadcasting Group, Inc., our ultimate parent, or its principal stockholder, ABRY Partners LLC and its affiliated funds (“ABRY”), in other media may limit our ability to acquire television stations in particular markets, restricting our ability to execute our acquisition strategy.

The number of television stations we may acquire in any market is limited by FCC rules and may vary depending upon whether the interests in other television stations or other media properties of persons affiliated with us are attributable under FCC rules. The broadcast or other media interest of our officers, directors and stockholders with 5% or greater voting power are generally attributable under the FCC’s rules, which may limit us from acquiring or owning television stations in particular markets while those officers, directors or stockholders are associated with us. In addition, the holder of otherwise non-attributable equity and/or debt in a licensee in excess of 33% of the total debt and equity of the licensee will be attributable where the holder is either a major program supplier to that licensee or the holder has an attributable interest in another broadcast station or daily newspaper in the same market.

ABRY, our ultimate parent’s principal stockholder, is one of the largest private firms specializing in media and broadcasting investments. As a result of ABRY’s interest in our ultimate parent, we could be prevented from acquiring broadcast companies in markets where ABRY has an attributable interest in television stations or other media, which could impair our ability to execute our acquisition strategy. Our ultimate parent’s certificate of incorporation allows ABRY and its affiliates to identify, pursue and consummate additional acquisitions of television stations or other broadcast related businesses that may be complementary to our business and therefore such acquisitions opportunities may not be available to us.

Nexstar Broadcasting Group, Inc., our ultimate parent, is controlled by one principal stockholder, ABRY, and its interests may differ from your interests.

As a result of ABRY’s controlling interest in our ultimate parent, ABRY is able to exercise a controlling influence over our business and affairs. ABRY is able to unilaterally determine the outcome of any matter submitted to a vote of our stockholders, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. In addition, five of our ultimate parent’s directors are or were affiliated with ABRY. ABRY’s interests may differ from the interests of our other securityholders and ABRY could take actions or make decisions that are not in the best interests of our securityholders. Furthermore, this concentration of ownership by ABRY may have the effect of impeding a merger, consolidation, takeover or other business combination involving us or our ultimate parent or discouraging a potential acquiror from making a tender offer for our or our ultimate parent’s shares.

We and Mission have a history of net losses and a substantial accumulated deficit.

We and Mission had consolidated net losses of $20.5 million, $71.8 million and $99.1 million for the years ended December 31, 2004, 2003 and 2002. In addition, as of March 31, 2005, we and Mission had a combined accumulated deficit of $422.8 million. We and Mission may not be able to achieve or maintain profitability.

We and Mission have a material amount of goodwill and intangible assets, and if we and Mission are required to write down goodwill and intangible assets in future periods in compliance with prevailing accounting standards, it would reduce our and Mission’s net income, which in turn could materially and adversely affect our and Mission’s results of operations.

Approximately $514.0 million, or 73.4%, of our and Mission’s combined total assets as of March 31, 2005, consist of goodwill and unamortized intangible assets. Intangible assets principally include network affiliation agreements and FCC licenses. In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) which became effective on January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of the amortization of goodwill and FCC licenses, and the introduction of impairment testing in its place. SFAS No. 142 also required us and Mission to complete a transitional test of goodwill and FCC licenses for impairment and, as a result, we and Mission recorded goodwill impairment loss of $43.5 million, net of taxes, which has been accounted for as a cumulative effect of change in accounting principle in the first quarter of 2002. We and Mission completed our annual test for impairment of goodwill and FCC licenses as of December 31, 2004 and 2003 with $0 impairment being recognized in 2004 and 2003 from this testing.

Risks Related to Our Industry

Nexstar’s operating results are dependent on advertising revenue and as a result, Nexstar may be more vulnerable to economic downturns and other factors beyond Nexstar’s control than businesses not dependent on advertising.

Nexstar derives revenue primarily from the sale of advertising time. Nexstar’s ability to sell advertising time depends on numerous factors that may be beyond Nexstar’s control, including:

•	the health of the economy in the local markets where our stations are located and in the nation as a whole;

•	the popularity of our programming;

•	fluctuations in pricing for local and national advertising;

•	the activities of our competitors, including increased competition from other forms of advertising-based media, particularly newspapers, cable television, Internet and radio;

•	the decreased demand for political advertising in non-election years; and

•	changes in the makeup of the population in the areas where our stations are located.

Because businesses generally reduce their advertising budgets during economic recessions or downturns, the reliance upon advertising revenue makes Nexstar’s operating results particularly susceptible to prevailing economic conditions. In general, advertising revenue declined substantially in 2001 due in large part to the economic recession and the terrorist attack on September 11, 2001. We cannot assure you that our programming will attract sufficient targeted viewership or that we will achieve favorable ratings. Our ratings depend partly upon unpredictable and volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. A shift in viewer preferences could cause our programming not to gain popularity or to decline in popularity, which could cause our advertising revenue to decline. In addition, we and the programming providers upon which we rely may not be able to anticipate, and effectively react to, shifts in viewer tastes and interests in our markets.

Because a high percentage of our operating expenses are fixed, a relatively small decrease in advertising revenue could have a significant negative impact on our financial results.

Our business is characterized generally by high fixed costs, primarily for debt service, broadcast rights and personnel. Other than commissions paid to our sales staff and outside sales agencies, our expenses do not vary significantly with the increase or decrease in advertising revenue. As a result, a relatively small change in advertising prices could have a disproportionate effect on our financial results. Accordingly, a minor shortfall in expected revenue could have a significant negative impact on our financial results.

Foreign hostilities and further terrorist attacks may affect our revenue and results of operations.

Nexstar may experience a loss of advertising revenue and incur additional broadcasting expenses in the event the United States of America engages in foreign hostilities or in the event there is a terrorist attack against the United States of America. A significant news event like a war or terrorist attack will likely result in the preemption of regularly scheduled programming by network news coverage of the event. As a result, advertising may not be aired and the revenue for such advertising may be lost unless the broadcast station is able to run the advertising at agreed-upon times in the future. There can be no assurance that advertisers will agree to run such advertising in future time periods or that space will be available for such advertising. We cannot predict the duration of such preemption of local programming if it occurs. In addition, our broadcasting stations may incur additional expenses as a result of expanded news coverage of the local impact of a war or terrorist attack. The loss of revenue and increased expenses could negatively affect Nexstar’s results of operations.

The industry-wide mandatory conversion to digital television will require us to make significant capital expenditures for which we might not see a return on our investment.

It will be expensive to convert from the current analog format to digital format. This conversion required an average initial capital expenditure of approximately $0.2 million per station for low-power transmission of digital signal programming, and we estimate that it will require an average additional capital expenditure of approximately $1.5 million per station (for 40 stations) to modify our and Mission’s stations’ DTV transmitters for full-power digital signal transmission, including costs for the transmitter, transmission line, antenna and installation and estimated costs for tower upgrades and/or modifications. Digital conversion expenditures were $0.3 million and $3.4 million, respectively, for the years ended December 31, 2004 and 2003. Digital conversion expenditures were $11 thousand and $0.8 million, respectively, for the three months ended March 31, 2004 and 2005.

The transition to DTV eventually will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals, or adapters to receive DTV signals and convert them to analog signals for display on their existing receivers. Currently, very few households have either a digital television or an adapter. It is possible that most households will never make the switch to digital television. Such households will not be able to view our stations’ signals over-the-air when the FCC requires us to cease broadcasting analog signals. If this happens our investment in upgrading our stations to broadcast digitally will have been largely wasted with respect to such households.

In addition, digital technology could expose us to additional competition since digital technology allows broadcasting of multiple channels within the additional allocated spectrum, compared to only one channel today using analog technology. We do not know what effect this will have on the competitive landscape in our industry.

If direct broadcast satellite companies do not carry the stations that we own and operate or provide services to, we could lose revenue and audience share.

The Satellite Home Viewer Extension and Reauthorization Act allows direct broadcast satellite television companies to continue transmitting local broadcast television signals to subscribers in local markets provided that they offer to carry all local stations in that market. However, satellite providers have limited satellite capacity to deliver local station signals in local markets. Satellite providers, such as DirecTV and EchoStar, carry our and Mission’s stations in only some of our markets and may choose not to carry local stations in any of our other markets. DirecTV currently provides satellite carriage of our and Mission’s stations only in the Little Rock-Pine Bluff, Shreveport, Wilkes Barre-Scranton, Ft. Wayne, Springfield, Evansville, Peoria, Rochester, Ft. Smith-Fayetteville-Springdale-Rogers and Champaign-Springfield-Decatur markets. EchoStar currently provides satellite carriage of our and Mission’s stations only in the Amarillo, Abilene, Champaign-Springfield-Decatur, Evansville, Fort Wayne, Ft. Smith-Fayetteville-Springdale-Rogers, Joplin, MO-Pittsburg, KS, Little Rock-Pine Bluff, Lubbock, Monroe, LA-El Dorado, AR, Peoria, Rochester, Rockford, Terre Haute, Wichita Falls, TX-Lawton, OK, Shreveport, Springfield, Wilkes Barre-Scranton Billings, and Erie markets. In those markets in which the satellite providers do not carry local station signals, subscribers to those satellite services are unable to view local stations without making further arrangements, such as installing antennas and switches. Furthermore, when direct broadcast satellite companies do carry local television stations in a market, they are permitted to charge subscribers extra for such service. Some subscribers may choose not to pay extra to receive local television stations. In the event subscribers to satellite services do not receive the stations that we own and operate or provide services to, we could lose audience share which would adversely affect our revenue and earnings.

If we are unable to reach retransmission consent agreements with cable companies for the carriage of our stations’ signals, we could lose revenue and audience share.

The Communications Act permits broadcasters to elect between retransmission consent and mandatory carriage (must-carry) in connection with the carriage of their stations’ signals by cable companies. Nexstar’s stations have elected to exercise their retransmission consent rights and have negotiated agreements with cable companies for the carriage of its stations’ signals. Some of Mission’s stations also have elected retransmission consent and have negotiated agreements with cable companies for the carriage of these stations’ signals.

On December 31, 2004, our and Mission’s retransmission consent agreements with Cox Communications, Inc. for the carriage of stations KLST and KRBC expired. Also on December 31, 2004, our and Mission’s retransmission consent agreements with Cable One, Inc. for KSNF, KTAL and KODE expired. On February 1, 2005, our retransmission consent agreement with Cox for KTAL expired. We and Mission have been unable to reach new agreements with Cox or Cable One for the carriage of these stations. If new agreements with Cox or Cable One are not reached, our and Mission’s stations in the affected markets could lose audience share which would affect our revenue. We are currently unable to determine the ultimate outcome of these matters, but do not believe they will have a material effect on our consolidated financial condition or results of operations.

The FCC can sanction us for programming on our stations which it finds to be indecent.

In 2004, the FCC imposed substantial fines on television broadcasters for the broadcast of indecent material in violation of the Communications Act and its rules. The FCC also revised its indecency review analysis to more strictly prohibit the use of certain language on broadcast television. Because our and Mission’s stations’ programming is in large-part comprised of programming provided by the networks with which the stations are affiliated, we and Mission do not have full control over what is broadcast on our stations, and we and Mission may be subject to the imposition of fines if the FCC finds such programming to be indecent.

In addition, Congress currently is considering legislation that will substantially increase the maximum amount the FCC can fine broadcasters for the broadcast of indecent programming and may consider permitting the FCC to institute license revocation proceedings against any station which repeatedly violates the indecency regulations.

Intense competition in the television industry could limit our growth and impair our ability to become profitable.

As a television broadcasting company, we face a significant level of competition, both directly and indirectly. Generally we compete for our audience against all the other leisure activities in which one could choose to engage in rather than watch television. Specifically, the stations we own or provide services to compete for audience share, programming and advertising revenue with other television stations in their respective markets and with other advertising media, including newspapers, radio stations, cable television and the Internet.

The entertainment industry, and particularly the television industry, is highly competitive and is undergoing a period of consolidation. Many of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than we do. The markets in which we operate are also in a constant state of change arising from, among other things, technological improvements and economic and regulatory developments. Technological innovation and the resulting proliferation of television entertainment, such as cable television, wireless cable, satellite-to-home distribution services, pay-per-view and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to increased competition. We may not be able to compete effectively or adjust our business plans to meet changing market conditions. We are unable to predict what form of competition will develop in the future, the extent of the competition or its possible effects on our businesses.

In addition, on February 19, 2002, the U.S. Court of Appeals for the D.C. Circuit directed the FCC to repeal in its entirety the local television/cable cross-ownership rule, which prohibited a cable television system from carrying the signal of any television broadcast station with a predicted service area that overlaps, in whole or in part, the cable system’s service area, if the cable system (or any of its attributable principals) had an attributable interest in the television station. As a result of such repeal, cable systems and co-located television stations now may be commonly-owned. This means that the operator of a cable system that carries one of the stations we own or provide services to can be the owner of a competing station in the market.

On June 2, 2003, the FCC eliminated its radio/television cross-ownership rule and its local television/newspaper cross-ownership rule, replacing both with a new single cross media ownership rule. Under this new rule, a daily newspaper, under certain circumstances, may be able to own a television station in the same market. This means that the owner of a local newspaper could become the owner of a competing station in the market. This rule was to become effective on September 4, 2003. However, on September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Third Circuit stayed the effectiveness of the new rule, and, on June 24, 2004, the Court remanded the rule back to the FCC for further consideration. On January 31, 2005, the National Association of Broadcasters and other industry parties requested the U.S. Supreme Court to review the Third Circuit’s decision. On June 13, 2005, the U.S. Supreme Court denied review of the decision. For more information about this rule, which also remains subject to petitions for reconsideration at the FCC and Congressional review and modification, see “Business—Federal Regulation of Television Broadcasting—Cross Media Ownership” appearing elsewhere in this prospectus.

MARKET AND INDUSTRY DATA

Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified, and we cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data contained in this prospectus, and beliefs and estimates based on such data, may not be reliable.

In the context of describing ownership of television stations in a particular market, the term “duopoly” refers to owning or deriving the economic benefit, through local service agreements, or LSAs, including joint sales agreements, time brokerage agreements and shared services agreements, from two or more stations in a particular market. For more information on how we derive economic benefit from a duopoly, see “Business” and “Prospectus Summary—Relationship with Mission” in this prospectus.

There are 210 generally recognized television markets, known as Designated Market Areas, or DMAs, in the United States. DMAs are ranked in size according to various factors based upon actual or potential audience. DMA rankings contained in this prospectus are from the Investing in Television Market Report 2004 3rd Edition, as published by BIA Financial Network, Inc. Industry publications generally state that the information they provide has been obtained from other sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of this information and therefore we also cannot guarantee the accuracy and completeness of such information. The industry forecasts we provide in this prospectus, particularly the television industry’s annual growth rate in revenue for each of our markets, are subject to numerous risks and uncertainties and actual results could be different from such predictions, perhaps significantly. Industry forecasts are also based on assumptions that events, trends and activities will occur. We have not independently verified the information and assumptions used in making these forecasts and, if the information and assumptions turn out to be wrong, then the forecasts will most likely be wrong as well.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. Our actual results could differ materially from those anticipated by such forward-looking statements as a result of factors described at greater length in the “Risk Factors” beginning on page 15 and elsewhere in this prospectus, including:

•	changes from anticipated levels of sales, whether due to future national or regional economic and competitive conditions, including new into the industry, customer acceptance of existing and new products, consumer confidence or otherwise;

•	interruption in, or increase in pricing of, our supply of raw materials;

•	increased interest rates which increase the cost of financing new vehicle purchases;

•	disruption in our long-term contractual arrangements with suppliers;

•	actions of current or new competitors that increase competition with respect to products and prices;

•	any inability to anticipate, respond to or utilize changing technologies;

•	changes in the business or political environments in which our foreign subsidiaries operate;

•	pending or new litigation or governmental regulations, including those in foreign countries in which we operate;

•	other uncertainties which are difficult to predict or beyond our control; and

•	the risk that we incorrectly analyze these risks and forces, or that the strategies we develop to address them could be unsuccessful.

All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement dated as of April 1, 2005. We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Old Notes surrendered in exchange for New Notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

The proceeds from the offering of the Old Notes were approximately $71.0 million, after deducting the initial purchasers’ commission and fees and expenses. The net proceeds from the offering of the Old Notes, together with borrowings under our new senior credit facility, were used to redeem our outstanding 12% senior subordinated notes due 2008, refinance our existing senior credit facility, pay related fees and expenses and for general corporate purposes.

THE EXCHANGE OFFER

Terms Of The Exchange Offer; Period For Tendering Outstanding Old Notes

We will accept any validly tendered Old Notes that you do not withdraw before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 of principal amount of New Notes in exchange for each $1,000 principal amount of your outstanding Old Notes. You may tender some or all of your Old Notes in the exchange offer.

The form and terms of the New Notes are the same as the form and terms of the outstanding Old Notes except that:

(1) the New Notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the New Notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes; and

(3) interest on the New Notes will accrue from the last interest date on which interest was paid on your Old Notes.

Outstanding Old Notes that we accept for exchange will not accrue interest after we complete the exchange offer.

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless we extend it. If we extend the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

(1) to extend the exchange offer;

(2) to terminate the exchange offer and not accept any Old Notes for exchange if any of the conditions have not been satisfied; or

(3) to amend the exchange offer in any manner provided, however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary to keep the exchange offer open for at least five business days after such amendment or waiver.

We will promptly give written notice of any extension, delay, non-acceptance, termination or amendment. We will also file a post-effective amendment with the Commission if we amend the terms of the exchange offer.

If we extend the exchange offer, Old Notes that you have previously tendered will still be subject to the exchange offer and we may accept them. We will promptly return your Old Notes if we do not accept them for exchange for any reason without expense to you after the exchange offer expires or terminates.

Procedures For Tendering Old Notes Held Through Brokers And Banks

Since the Old Notes are represented by global book-entry notes, The Depositary Trust Company or DTC, as depositary, or its nominee is treated as the registered holder of the notes and will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your Old Notes to tender your notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The BLUE-colored “Letter of Election and Instructions to Broker or Bank” that may accompany this prospectus may be used by you to give such instructions. YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON                     , 2005.

You may tender some or all of your Old Notes in this exchange offer. However, notes may be tendered only in integral multiples of $1,000.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular note not properly tendered;

(2) refuse to accept any Old Note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will determine. We, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1) you or any other person acquiring New Notes for your outstanding Old Notes in the exchange offer is acquiring them in the ordinary course of business;

(2) neither you nor any other person acquiring New Notes in exchange for your outstanding Old Notes is engaging in or intends to engage in a distribution of the New Notes issued in the exchange offer;

(3) neither you nor any other person acquiring New Notes in exchange for your outstanding Old Notes has an arrangement or understanding with any person to participate in the distribution of New Notes issued in the exchange offer;

(4) neither you nor any other person acquiring New Notes in exchange for your outstanding Old Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5) if you or another person acquiring New Notes for your outstanding Old Notes is a broker-dealer, and acquired the Old Notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of your New Notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the New Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your outstanding Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of New Notes acquired in the exchange offer, you or that person:

(1) may not rely on the applicable interpretations of the staff of the Commission and therefore may not participate in the exchange offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

Procedures For Brokers And Custodian Banks; DTC Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 p.m., New York City Time on the expiration date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1) Name of the beneficial owner tendering such notes;

(2) Account number of the beneficial owner tendering such notes; and

(3) Principal amount of notes tendered by such beneficial owner.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering notes. We will ask the exchange agent to instruct DTC to return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such notes on behalf of holders of the notes. Neither we nor the exchange agent is responsible or liable for the return of such notes to the tendering DTC participants or to their owners, nor as to the time by which such return is completed.

Acceptance Of Outstanding Old Notes For Exchange; Delivery Of New Notes Issued In The Exchange Offer

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered Old Notes by book-entry transfer, we will credit the notes to an account maintained with The Depository Trust Company. We will credit the account at The Depository Trust Company promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE

Withdrawal Rights

You may withdraw your tender of outstanding Old Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send and ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the Old Notes to be withdrawn;

(2) identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes;

(3) specify the name and number of an account at The Depository Trust Company to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will return any outstanding Old Notes that have been tendered but not exchanged, or credit them to The Depository Trust Company account, promptly after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions To The Exchange Offer

Notwithstanding any other provision herein, we are not required to accept for exchange, or to issue New Notes in exchange for, any outstanding Old Notes. We may terminate or amend the exchange offer, before the expiration of the exchange offer;

(1) if any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

(2) if any stop order is threatened or in effect with respect to the registration statement which this prospectus is a part of or the qualification of the indenture under the Trust Indenture Act of 1939; or

(3) if there is a change in the current interpretation by the staff of the Commission which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer New Notes issued in the exchange offer without registration of the New Notes and delivery of a prospectus, as discussed above.

These conditions are for our sole benefit and we may assert them at any time before the expiration of the exchange offer. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the BLUE-colored “Letter of elections and Instructions to Brokers or Bank” to the exchange agent at The Bank of New York, 101 Barclay Street -7 East, New York, New York 10286, attention: Corporate Trust Operations Reorganization Unit (Telephone) (212)815-3750 and (Facsimile) (212) 298-1915.

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees And Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

We will pay the estimated cash expenses connected with the exchange offer.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the New Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register New Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the registration rights agreement and described above, and your Old Notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

Holders of the New Notes issued in the exchange offer and Old Notes that are not tendered in the exchange offer will vote together as a single class under the indenture governing the New Notes.

Consequences Of Exchanging Outstanding Old Notes

If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the New Notes to another party without registration of your notes or delivery of a prospectus.

We base our belief on interpretations by the staff of the Commission in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the Commission’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Old Notes. A broker-dealer that receives New Notes for its own account in exchange for its outstanding Old Notes must acknowledge that it acquired as a result of market making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the New Notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of New Notes issued in the exchange offer.

However, because the Commission has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the Commission would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Shelf Registration

The registration rights agreement also requires that we file a shelf registration statement if:

(1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law;

(2) a law or Commission policy prohibits a holder from participating in the exchange offer;

(3) a holder cannot resell the New Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(4) a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

We will also register the New Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register New Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

(2) a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3) the Old Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Old Notes are sold to the public under Rule 144 of the Securities Act.

CAPITALIZATION

The following table sets forth our unaudited historical cash and cash equivalents and capitalization as of March 31, 2005 (1) on an actual basis and (2) on a pro forma basis to give effect to the completion of the offering of Old Notes, the redemption of our 12% senior subordinated notes due 2008 and the refinancing of our and Mission’s senior credit facilities. You should read this table together with the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of March 31, 2005 (unaudited)
	Actual	Adjustments	Pro Forma
	(in thousands)
Cash and cash equivalents	$13,859	$792	$14,651

Debt:
Senior credit facilities	$254,738	$100,262	$355,000
12% senior subordinated notes due 2008, net of discount of $3,421 (actual)	156,579	(156,579)	—
7% senior subordinated notes due 2014, net of discount of $0 (actual) and $2,625 (pro forma)	125,000	72,375	197,375
SFAS No. 133 adjustment (1)	2,324	(2,324)	—

Sub-total Nexstar Broadcasting, Inc. and Mission debt	538,641	13,734	552,375
11.375% senior discount notes due 2013, net of discount of $36,786 (actual and pro forma)	93,214	—	93,214

Total Nexstar Broadcasting Group, Inc. and Mission debt	631,855	13,734	645,589

Stockholders’ deficit (2)	(30,103)	(15,715)	(45,818)

Total capitalization	$601,752	$(1,981)	$599,771

(1)	Adjustment relates to the derecognition of a SFAS No. 133 fair value hedge adjustment of the carrying amount of Nexstar’s 12% senior subordinated notes.
(2)	Adjustments reflect the $9.6 million call premium in connection with the call of Nexstar’s 12% senior subordinated notes due 2008, the write-off of $3.4 million of unamortized discount, the write-off of $5.2 million of deferred financing fees related to Nexstar’s outstanding 12% senior subordinated notes due 2008 and the senior credit facilities, and the gain of $2.3 million on the SFAS No. 133 adjustment.

SELECTED FINANCIAL AND OTHER DATA

The following table presents our selected financial and other data, which you should read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes of Nexstar Broadcasting Group, Inc. included elsewhere in this prospectus. The selected historical consolidated financial data presented below for the three months ended March 31, 2005 and the years ended December 31, 2004, 2003, 2002, 2001 and 2000 have been derived from our consolidated financial statements. The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

On December 30, 2003, we completed the acquisition of all the direct and indirect subsidiaries of Quorum Broadcast Holdings, LLC (“Quorum”). Quorum owned and operated 11 television stations and provided management, sales or other services to an additional 5 stations. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into us. The merger constituted a tax-free reorganization and has been accounted for as a merger under common control in a manner similar to pooling of interests. Accordingly, our consolidated financial statements herein have been restated to include the financial results of all of the Quorum subsidiaries for all periods prior to 2004.

	Three Months ended March 31, 2005 (unaudited)	Fiscal years ended December 31,
		2004	2003	2002	2001	2000
	(in thousands, except for per share/unit amounts)
Statement of Operations Data:
Net broadcast revenue (1)	$47,513	$224,659	$193,543	$188,118	$157,800	$174,475
Trade and barter revenue	5,150	21,081	20,789	18,159	18,919	18,140

Total net revenue	52,663	245,740	214,332	206,277	176,719	192,615
Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	16,306	66,044	60,808	53,371	46,877	43,310
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	17,194	72,319	74,439	62,110	52,897	54,215
Merger related expenses	—	456	11,754	—	—	—
Amortization of broadcast rights	6,158	24,805	25,894	24,689	27,157	27,708
Depreciation and amortization	11,185	44,412	45,401	44,841	60,876	50,675

Income (loss) from operations	1,820	37,704	(3,964)	21,266	(11,088)	16,707
Interest expense	(13,075)	(52,265)	(68,342)	(67,419)	(62,091)	(42,861)
Loss on extinguishment of debt	—	(8,704)	(10,767)	(227)	(1,822)	(4,508)
Interest income	39	113	606	152	317	309
Other income (expenses), net	(48)	4,931	3,860	(1,216)	(2,937)	(133)

Loss from operations before income taxes	(11,264)	(18,221)	(78,607)	(47,444)	(77,621)	(30,486)
Income tax benefit (expense)	(1,544)	(4,385)	14,920	(8,179)	670	(2,041)

Loss before related party minority interest preferred dividend	(12,808)	(22,606)	(63,687)	(55,623)	(76,951)	(32,527)
Related party minority interest preferred dividend	—	—	—	—	(2,423)	—

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(12,808)	(22,606)	(63,687)	(55,623)	(79,374)	(32,527)
Cumulative effect of change in accounting principle, net of tax	—	—	(8,898)	(43,470)	—	—
Minority interest in consolidated entity	—	2,106	786		—	—

Net loss	$(12,808)	$(20,500)	$(71,799)	$(99,093)	$(79,374)	$(32,527)

Other comprehensive income (loss):
Cumulative effect of change in accounting principle	$—	$—	$—	$—	$(241)	$—
Change in market value of derivative instrument	—	—	—	3,731	(3,490)	—

Net loss and other comprehensive income (loss)	$(12,808)	$(20,500)	$(71,799)	$(95,362)	$(83,105)	$(32,527)

Net loss	(12,808)	(20,500)	(71,799)	(99,093)	(79,374)	(32,527)
Accretion of preferred interests	—	—	(15,319)	(17,481)	(10,095)	(6,030)

Net loss attributable to common share and unit holders	$(12,808)	$(20,500)	$(87,118)	$(116,574)	$(89,469)	$(38,557)

Balance and diluted loss per share/unit:
Net loss attributable to common shareholders	$(0.45)	$(0.72)	$(5.59)	$—	$—	$—
Net loss attributable to common unitholders	—	—	—	(18.75)	(17.56)	(10.57)
Cumulative effect of change in accounting principle	—	—	(0.57)	(6.99)	—	—
Basic and diluted:
Weighted average number of shares outstanding	28,363	28,363	15,576	—	—	—
Weighted average number of units outstanding	—	—	—	6,216	5,094	3,648

Balance Sheet Data (end of period):
Cash and cash equivalents	$13,859	$18,505	$10,848	$29,201	$7,777	$6,547
Working capital (deficit)	20,426	35,249	20,405	26,210	27,883	(28,793)
Net intangible assets and goodwill	513,994	519,626	523,589	418,493	471,321	410,273
Total assets	700,201	734,965	727,096	614,491	668,603	599,039
Total debt (2)	631,855	629,898	598,938	471,280	453,010	405,276
Total member’s interest (deficit) or stockholder’s equity (deficit)	(30,103)	(17,295)	3,205	(103,932)	1,706	52,720

Cash Flow Data:
Net cash provided by (used for):
Operating activities	$11,274	$31,911	$3,686	$28,741	$(14,891)	$24,049
Investing activities	(15,333)	(44,605)	(124,411)	(20,312)	(100,731)	(55,788)
Financing activities	(587)	20,351	102,372	12,995	116,852	33,324

Other Financial Data:
Capital expenditures, net of proceeds from asset sales	$2,852	$10,298	$10,294	$10,442	$(13,795)	$10,182
Cash payments for broadcast rights	2,637	10,520	12,395	11,932	11,810	13,049
Financial Ratio Data:
Ratio of earnings to fixed charges (3)	—	—	—	—	—	—

(1)	Net broadcast revenue is defined as revenue net of agency and national representative commissions, excluding trade and barter revenue.
(2)	Excludes Nexstar’s guaranty of a $3.0 million loan for a related party in the years 2002, 2001 and 2000. The loan was repaid in December 2003 and the guaranty was terminated.
(3)	Earnings in 2000, 2001, 2002, 2003, 2004 and the three month period ended March 31, 2005 were not sufficient to cover fixed charges. The deficiency in earnings was $30.5 million in 2000, $72.8 million in 2001, $43.6 million in 2002, $63.8 million in 2003, $1.6 million in 2004 and $8.7 million in the three month period ended March 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the “Selected Historical Financial Data,” and the combined financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of this prospectus.

We make references throughout our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to comparisons on a “same station basis” in order to provide a more meaningful comparison of annual growth from internal operations which may be masked by growth from acquisitions. Same station basis refers to the television markets in which we or Mission Broadcasting, Inc. (“Mission”) owned a television station at the beginning and end of a particular period. Television markets in the United States of America are generally recognized as Designated Market Areas, or DMAs, as reported by the A.C. Nielsen Company. In particular, references to a comparison on a same station basis for the three months ended March 31, 2005 versus the three months ended March 31, 2004, include the following stations: WYOU, KQTV, WBRE, KFDX, KSNF, KBTV, WJET, WFXP, WROC, KJTL, KJBO-LP, KMID, KTAL, WCIA, WMBD, WYZZ, KODE, WCFN, WHAG, KSFX, (formerly KDEB), WFFT, KAMR, KARD, KLBK, KSVI, WTVW, KOLR, KCIT, KCPN-LP, KAMC, KHMT, KARK, WDHN, KTAB and KRBC.

In particular, references to a comparison on a same station basis for the year ended December 31, 2004 versus the year ended December 31, 2003 include the following stations: WYOU, KQTV, WBRE, KFDX, KSNF, KBTV, WJET, WFXP, WROC, KJTL, KJBO-LP, KMID, KTAL, WCIA, WMBD, WYZZ, KODE, WCFN, WHAG, KSFX (formerly KDEB), WFFT, KAMR, KARD, KLBK, KSVI, WTVW, KOLR, KCIT, KCPN-LP, KAMC and KHMT. References to comparison on a same station basis for the year ended December 31, 2003 versus the year ended December 31, 2002 include the following stations: WYOU, KQTV, WBRE, KFDX, KBTV, WJET, WFXP, WROC, KJTL, KJBO-LP, KMID, KTAL, WCIA, WMBD, WYZZ, WCFN, WHAG, KSFX (formerly KDEB), WFFT, KAMR, WQRF, KARD, KLBK, KSVI, WTVW, KOLR, KCIT, KCPN-LP, KAMC, KHMT, WFXV and WPNY.

Introduction

We own and operate 29 television stations as of March 31, 2005. Through various local service agreements with Mission, we currently program or provide sales and other services to additional television stations. Mission is 100% owned by an independent third party. Mission owns and operates 15 television stations as of March 31, 2005.

The following table summarizes the various local service agreements we have implemented as of March 31, 2005 with Mission:

Service Agreements	Mission Stations
TBA (1)	WFXP and KHMT
SSA & JSA (2)	KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, KRBC, KSAN (formerly KACB), WUTR, WFXW (formerly WBAK), WYOU, KODE and WTVO

(1)	We have a time brokerage agreement (“TBA”) with each of these stations which allows us to program most of each station’s broadcast time, sell each station’s advertising time and retain the advertising revenue generated in exchange for monthly payments to Mission.
(2)	We have both a shared services agreement (“SSA”) and a joint sales agreement (“JSA”) with each of these stations. The SSA allows the sharing of services including news production, technical maintenance and security, in exchange for our right to receive certain payments from Mission as described in the SSAs. The JSAs permit us to sell and retain a percentage of the net revenue from the station’s advertising time in return for monthly payments to Mission of the remaining percentage of net revenue, as described in the JSAs.

Our ability to receive cash from Mission is governed by these agreements. The arrangements under the SSAs and JSAs have had the effect of us receiving substantially all of the available cash, after debt service costs, generated by the stations listed above. The arrangements under the TBAs have had the effect of us receiving substantially all of the available cash generated by the TBA stations listed above. We anticipate that we will continue to receive substantially all of the available cash, after payments for debt service costs, generated by the stations listed above.

In addition to the local service agreements, we also guarantee the obligations incurred under Mission’s senior secured credit facility. Similarly, Mission is a guarantor of our senior secured credit facility and the senior subordinated notes we have issued.

The sole shareholder of Mission has granted us a purchase option to acquire the assets and liabilities of each Mission station, subject to FCC consent. These option agreements are freely exercisable or assignable by us without consent or approval by the sole shareholder of Mission.

We do not own Mission or Mission’s television stations. However, as a result of our guarantee of the obligations incurred under Mission’s senior credit facility and our arrangements under the local service agreements and purchase option agreements with Mission, we are deemed under accounting principles generally accepted in the United States of America (“U.S. GAAP”) to have a controlling financial interest in Mission while complying with the FCC’s rules regarding ownership limits in television markets. In order for both us and Mission to comply with FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations. As a result of our controlling financial interest in Mission under U.S. GAAP and in order to present fairly our financial position, results of operations and cash flows, we consolidate the financial position, results of operations and cash flows of Mission as if it were a wholly-owned entity. We believe this presentation is meaningful for understanding our financial performance. As discussed in Note 2 to the consolidated financial statements, we have considered the method of accounting under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation on Accounting Research Bulletin No. 51” (“FIN No. 46”) as revised in December 2003 (“FIN No. 46R”) and have determined that we are required to continue consolidating Mission’s financial position, results of operations and cash flows. Therefore, the following discussion of our financial position and results of operations includes Mission’s financial position and results of operations.

The operating revenue of our stations is derived primarily from advertising revenue, which in turn depends on the economic conditions of the markets in which we operate, the demographic makeup of those markets and the marketing strategy we employ in each market. Most advertising contracts are short-term and generally run for a few weeks. Excluding political revenue, 67.8% and 69.1% of our and Mission’s consolidated spot revenue for the three months ended March 31, 2004 and 2005, respectively, was generated from local advertising. The remaining advertising revenue represents inventory sold for national or political advertising. Each station has an agreement with a national representative firm that provides for representation outside the particular station’s market. National commission rates vary within the industry and are governed by each station’s agreement. All national and political revenue is derived from advertisements placed by advertising agencies. The agencies receive a commission rate of 15.0% of the gross amount of advertising schedules placed by them. While the majority of local spot revenue is placed by local agencies, some advertisers place their schedules directly with the stations’ local sales staff, thereby eliminating the agency commission. Advertising revenue is positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television broadcast stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenue of broadcast television stations. The stations advertising revenue is generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to, and including, the holiday season. In addition, advertising revenue is generally higher during even-numbered years resulting from political advertising and advertising aired during the Olympic Games.

Each of our stations and the stations we provide services to, except for KCPN-LP, has a network affiliation agreement pursuant to which the network provides programming to the station during specified time periods, including prime time. Each of NBC, CBS and ABC compensates the affiliated stations for distributing the network’s programming over the air and for allowing the network to keep a portion of advertising inventory during those time periods. The affiliation agreements with Fox and UPN do not provide for compensation.

Each station acquires licenses to broadcast programming in non-news and non-network time periods. The licenses are either purchased from a program distributor for cash and/or the program distributor is allowed to sell some of the advertising inventory as compensation to eliminate or reduce the cash cost for the license. The latter practice is referred to as barter broadcast rights. The station records the estimated fair market value of the licenses, including any advertising inventory given to the program distributor, as a broadcast right asset and liability. Barter broadcast rights are recorded at management’s estimate of the value of the advertising time exchanged using historical advertising rates, which approximates the fair value of the program material received. The assets are amortized as a component of amortization of broadcast rights. Amortization is computed using the straight-line method based on the license period or usage, whichever yields the greater expense. The cash broadcast rights liabilities are reduced by monthly payments while the barter liability is amortized over the life of the contract as a component of trade and barter revenue.

Our primary operating expenses consist of commissions on advertising revenue, employee compensation and related benefits, newsgathering and programming costs. A large percentage of the costs involved in the operation of our stations remain relatively fixed.

Industry Trends

Net broadcast revenue on a same station basis decreased 7.2% from $44.3 million for the three months ended March 31, 2004 to $41.1 million for the three months ended March 31, 2005. Net broadcast revenue in 2004 was higher than in 2005 due to a few factors. The demand for advertising was favorably affected by the improving U.S. economy and by the volume of advertising time purchased by campaigns for elective offices and for political issues. The demand for political advertising is generally higher in even-numbered years, when congressional and presidential elections occur, than in odd-numbered years. During an election year, political revenue makes up a significant portion of the increase in revenue in that year. Since 2004 was an election year, a large percentage of the Company’s revenue growth in 2004 was attributable to political revenue. However, even during an election year, political revenue is influenced by geography and the competitiveness of the election races. Political revenue was $0.3 million for the three months ended March 31, 2005, a significant decrease compared to $3.4 million for the three months ended March 31, 2004.

The Television Bureau of Advertising reported that U.S. television advertising revenue increased 10.3% in 2004 largely due to political advertising and the Olympic Games. The Television Bureau of Advertising is forecasting advertising revenue to be flat in 2005 primarily due to less political spending in 2005 and the absence of Olympic spending.

We depend on automotive-related advertising, which represented approximately 27%, and 26% of our total net revenue for the three months ended March 31, 2005 and 2004, respectively. A significant change in this advertising revenue source could materially affect our future results of operations.

Recent Developments

Redemption of 12% Notes

On March 2, 2005, we called for redemption all the outstanding $160.0 million in aggregate principal amount of 12% senior subordinated notes (“12% Notes”) that were due to mature on April 1, 2008. On March 14, 2005, we entered into a binding commitment with a syndicate of commercial banks to fund the redemption of $160.0 million in aggregate principal amount of 12% Notes and refinance our senior secured credit facility. On April 1, 2005, we redeemed the 12% Notes at a price of $1,060 per $1,000 principal amount. Redemption of the

12% Notes was funded from a combination of the proceeds from the offering of the Old Notes and borrowings under our new senior secured credit facility. The aggregate redemption payment of $169.6 million plus accrued interest was made on April 1, 2005. The redemption amount included a $9.6 million call premium related to the retirement of the notes. The redemption of the 12% Notes is expected to result in the recognition of a loss in the second quarter of 2005 consisting of $9.6 million in call premium and the write-off of approximately $3.6 million of previously capitalized debt financing costs and $3.4 million of unamortized discount on the notes. In conjunction with the redemption, we expect to record a gain during the second quarter of 2005 of approximately $2.3 million from the recognition of a SFAS No. 133 hedge accounting adjustment.

Refinancing of Nexstar and Mission Credit Facilities

On April 1, 2005, we entered into a new senior secured credit facility agreement which replaced our previous senior credit facility. Our new senior credit facility consists of a $182.3 million term loan and a $50.0 million revolving loan. All borrowings outstanding under this new senior credit facility are due to mature in 2012. The term loan, which matures in October 2012, is payable in consecutive quarterly installments amortized at 0.25% quarterly commencing on December 31, 2005, with the remaining 93.25% due at maturity. The term loan bears interest at either the higher of the prevailing prime rate or the Federal Funds Rate plus 0.50% (the “Base Rate”), plus an applicable margin ranging between 0.00% and 0.75%; or LIBOR plus 1.75%. The revolving loan bears interest at either the Base Rate plus an applicable margin ranging between 0.00% and 0.75%; or LIBOR plus an applicable margin ranging between 0.75% and 2.00%. Financial covenants under the new senior credit facility will include a maximum total combined leverage ratio of Nexstar Broadcasting, Inc. and Mission of 7.50 times the last twelve months operating cash flow (as defined in the credit agreement) through June 30, 2006 and a maximum combined senior leverage ratio of Nexstar Broadcasting, Inc. and Mission of 5.25 times the last twelve months operating cash flow through June 30, 2006. Covenants will also include a minimum combined interest coverage ratio of 1.50 to 1.00 through December 30, 2008 and a fixed charge coverage ratio of 1.15 to 1.00.

Mission also entered into a new senior secured credit facility on April 1, 2005 which replaced its previous senior credit facility. Mission’s new senior credit facility consists of a $172.7 million term loan and a $47.5 million revolving loan. Terms of the new Mission senior credit facility, including debt covenants and maturity, are the same as the terms of our new senior credit facility described above.

Cable Television Retransmission

On December 31, 2004, retransmission consent agreements expired for our television stations KLST (San Angelo), KTAL (Texarkana-Shreveport) and KSNF (Joplin), and for Mission’s television stations KRBC (Abilene) and KODE (Joplin). Also, on February 1, 2005, a different retransmission consent agreement expired for Nexstar’s television station KTAL. As a result, two of the cable television system operators (the “Cable Operators”) in these markets are no longer permitted by law to carry these stations’ signals without the station owner’s consent.

Nexstar and Mission have requested that the Cable Operators pay a cash per subscriber fee in exchange for the Cable Operators’ rights to carry the stations’ signals under new agreements. The Cable Operators have informed Nexstar and Mission that they will not pay any cash fees for the carriage of the stations on their systems. On January 19, 2005, a Cable Operator submitted a Complaint for Enforcement to the FCC requesting that the FCC instruct Nexstar and Mission to negotiate in good faith for retransmission consent agreements for the stations. On February 8, 2005, Nexstar and Mission submitted their joint response to the complaint. On February 24, 2005, a Cable Operator filed its response to the filing made by Nexstar and Mission. On May 13, 2005, the other Cable Operator submitted a petition for special relief to the FCC seeking to include an NBC affiliate in the Tulsa market and in the Joplin market. We are permitted to file an objection to this request. This matter remains pending before the FCC. If Nexstar and Mission do not reach new agreements with the Cable Operators, the stations in the affected markets could lose audience share which may impact the stations’ revenue. We are currently unable to determine the ultimate outcome of these matters, but do not believe they will have a material effect on our consolidated financial position or results of operations.

Historical Performance

Revenue

The following table sets forth the principal types of revenue received by our stations for the periods indicated and each type of revenue (other than trade and barter) as a percentage of total gross revenue, as well as agency and national sales representative commissions:

	Year Ended December 31,						Three Months Ended March 31,
	2004		2003		2002		2004		2005
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(in thousands, except percentages)
Local	$149,647	57.6	$138,289	62.2	$118,739	54.4	$33,849	60.0	$35,221	64.6
National	70,042	27.0	65,481	29.4	56,675	25.9	16,075	28.5	15,777	29.0
Political	26,666	10.3	4,372	2.0	29,109	13.3	3,383	6.0	294	0.5
Network compensation	8,508	3.3	8,329	3.7	8,250	3.8	2,078	3.7	1,930	3.5
Other	4,801	1.8	5,956	2.7	5,628	2.6	1,042	1.8	1,287	2.4

Total gross revenue	259,664	100.0	222,427	100.0	218,401	100.0	56,427	100.0	54,509	100.0
Less: Agency and national representative commissions	35,005	13.5	28,884	13.0	30,283	13.9	7,459	13.2	6,996	12.8

Net broadcast revenue	224,659	86.5	193,543	87.0	188,118	86.1	48,968	86.8	47,513	87.2
Trade and barter revenue	21,081		20,789		18,159		5,268		5,150

Total net revenue	$245,740		$214,332		$206,277		$54,236		$52,663

Results of Operations

The following table sets forth a summary of our operations for the periods indicated and their percentages of total net revenue:

	Year Ended December 31,						Three Months Ended March 31,
	2004		2003		2002		2004		2005
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(in thousands, except percentages)
Total net revenue	$245,740	100.0	$214,332	100.0	$206,277	100.0	$54,236	100.0	$52,663	100.0
Operating expenses:
Corporate expenses	10,941	4.5	12,607	5.9	9,934	4.8	2,036	3.8	2,763	5.2
Station direct operating expenses, net of trade	58,426	23.8	54,310	25.3	47,494	23.0	14,307	26.4	14,780	28.1
Selling, general and administrative expenses	61,378	25.0	61,832	28.8	52,175	25.3	14,683	27.1	14,431	27.4
Merger related expenses	456	0.2	11,754	5.5	—	—	456	0.8	—	—
Trade and barter expense	20,965	8.5	20,576	9.6	18,511	9.0	5,049	9.3	4,999	9.5
Depreciation and amortization	44,412	18.1	45,401	21.2	44,841	21.7	12,043	22.2	11,185	21.2
Amortization of broadcast rights, excluding barter	11,458	4.7	11,816	5.5	12,056	5.9	3,003	5.5	2,685	5.1

Income (loss) from operations	$37,704		$(3,964)		$21,266		$2,659		$1,820

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004.

Revenue

Local revenue was $35.2 million for the three months ended March 31, 2005, compared to $33.8 million for the same period in 2004, an increase of $1.4 million, or 4.1%. An increase of $1.3 million was attributed to acquisitions that occurred in 2004 and 2005 and stations for which a local service arrangement was entered into after January 1, 2004. On a same station basis, local revenue for the three months ended March 31, 2005 was $30.2 million, compared to $30.1 million for the three months ended March 31, 2004, an increase of $0.1 million, or 0.1%. The increase in local revenue was attributed to stronger emphasis on sales initiatives at our and Mission’s stations.

National revenue was $15.8 million for the three months ended March 31, 2005, compared to $16.1 million for the same period in 2004, a decrease of $0.3 million, or 1.9%. An increase of $0.5 million was attributed to acquisitions that occurred in 2004 and 2005 and stations for which a local service arrangement was entered into after January 1, 2004. On a same station basis, national revenue for the three months ended March 31, 2005 was $14.0 million, compared to $14.8 million for the three months ended March 31, 2004, a decrease of $0.8 million, or 5.1%. The decrease in national revenue was primarily the result of a decline in demand for advertising from the telecommunications and fast food/restaurants business categories in the first quarter of 2005 compared to the first quarter of 2004.

Political revenue was $0.3 million for the three months ended March 31, 2005, compared to $3.4 million for the same period in 2004, a decrease of $3.1 million, or 91.3%. There was no net change attributed to acquisitions that occurred in 2004 and 2005 and stations for which a local service arrangement was entered into after January 1, 2004. On a same station basis, political revenue for the three months ended March 31, 2005 was $0.2 million, compared to $3.3 million for the three months ended March 31, 2004, a decrease of $3.1 million, or 94.7%. The decrease in political revenue was attributed to presidential and/or statewide races in Pennsylvania, Illinois, Indiana and Missouri that occurred during the three months ended March 31, 2004 as compared to nominal political advertising during the three months ended March 31, 2005.

Operating Expenses

Station direct operating expenses, consisting primarily of news, engineering and programming, net of trade, and selling, general and administrative expenses were $29.2 million for the three months ended March 31, 2005, compared to $29.0 million for the same period in 2004, an increase of $0.2 million, or 0.8%. An increase of $1.0 million was attributed to acquisitions that occurred in 2004 and 2005 and stations for which a local service arrangement was entered into after January 1, 2004. On a same station basis, station direct operating expenses, net of trade, and selling, general and administrative expenses for the three months ended March 31, 2005 was $24.6 million, compared to $25.4 million for the three months ended March 31, 2004, as decrease of $0.8 million, or 3.2%. The decrease was attributed to cost reductions incurred at various station locations, including reductions in personnel and the termination of non-strategic contractual commitments.

Merger related expenses were $0.5 million for the three months ended March 31, 2004. Merger related expenses included costs to acquire the Quorum stations (accounted for as a merger under common control in a manner similar to pooling of interests) such as severance costs, termination of contracts, among others, for Quorum’s traffic systems, Nielsen rating services and website management.

Corporate expenses, related to costs associated with the centralized management of Nexstar’s and Mission’s stations, were $2.8 million for the three months ended March 31, 2005, compared to $2.0 million for the three months ended March 31, 2004, an increase of $0.8 million, or 35.7%. The increase was primarily attributed to higher payroll related costs associated with an increase in corporate personnel necessary to effectively support our growing television station portfolio, along with an increase in regulatory compliance and financial reporting costs incurred during the first three months of 2005.

Depreciation of property and equipment was $4.4 million for the three months ended March 31, 2005, as compared to $5.1 million for the same period in 2004, a decrease of $0.7 million, or 13.7%. The decrease was primarily attributed to assets at certain stations becoming fully depreciated during the fourth quarter of 2004.

The amortization of intangibles was $6.8 million for the three months ended March 31, 2005, compared to $6.9 million for the same period in 2004, a decrease of $0.1 million, or 2.3%. The decrease was primarily attributed to assets at certain stations becoming fully amortized during the third quarter of 2004, partially offset by the amortization of intangible assets from newly acquired television stations WUTR, WBAK, KLST, KFTA/KNWA and WTVO.

Amortization of broadcast rights, excluding barter, was $2.7 million for the three months ended March 31, 2005, compared to $3.0 million for the same period in 2004, a decrease of $0.3 million, or 10.6%. The decrease was primarily attributed to negotiated lower cost of broadcast programming, partially offset by the amortization of broadcast rights from newly acquired television stations WUTR, WBAK, KLST, KFTA/KNWA and WTVO.

Income from Operations

Income from operations was $1.8 million for the three months ended March 31, 2005, compared to $2.7 million for the same period in 2004, a decrease of $0.9 million, or 31.6%. A decrease of $0.7 million was attributed to acquisitions that occurred in 2004 and 2005 and stations for which a local service arrangement was entered into after January 1, 2004. On a same station basis, income from operations for the three months ended March 31, 2005 was $2.7 million, compared to $2.9 million for the three months ended March 31, 2004, a decrease of $0.2 million, or 8.0%. The decrease in income from operations for the first three months of 2005 was primarily attributable to the decrease in total net revenue, particularly in political advertising revenue.

Interest Expense

Interest expense, including amortization of debt financing costs, was $13.1 million for the three months ended March 31, 2005, compared to $12.8 million for the same period in 2004, an increase of $0.3 million, or 1.8%. The increase in interest expense was primarily attributed to higher interest rates and a greater amount of debt outstanding in 2005 on ours and Mission’s senior credit facilities.

Loss on Extinguishment of Debt

Loss on extinguishment of debt of $6.8 million for the three months ended March 31, 2004 consisted of $5.9 million in call premium and accelerated amortization related to the redemption of $37.0 million principal amount at maturity of senior discount notes (“16% Notes”) of Nexstar Finance Holdings, Inc. (“Nexstar Finance Holdings”), a wholly owned subsidiary of Nexstar, and the write off of $0.9 million of certain debt financing costs previously capitalized on the 16% Notes.

Other Income (Expenses), Net

Other expenses were $48 thousand for the three months ended March 31, 2005 as compared to other income of $0.8 million for the same period in 2004. The marking-to-market of the interest rate swap agreements resulted in recognition of $0.7 million in other income for the three months ended March 31, 2004. The change in market values was due to a fluctuation in market interest rates.

Income Taxes

Income taxes for the three months ended March 31, 2005 was $1.5 million as compared to $1.0 million for the same period in 2004. Our provision for income taxes is primarily created by an increase in the deferred tax liabilities position during the year arising from the amortization of goodwill and other indefinite-lived intangible assets for income tax purposes which are not amortized for financial reporting purposes. This expense has no impact on our cash flows. Based primarily on our recent history of net operating losses, we do not consider the realization of our net deferred tax assets to be more likely than not. Accordingly, we have provided a valuation allowance for certain deferred tax assets excluding deferred tax liabilities attributable to goodwill and indefinite-lived intangible assets. No tax benefit was recorded with respect to the losses for 2004 and 2005, as the utilization of such loss is not likely to be realized in the foreseeable future.

Minority Interest in Consolidated Entity

The minority interest in consolidated entity of $0.5 million for the three months ended March 31, 2004 relates to the recognition of $0.5 million of expenses in stations KFTA/KNWA and WFXW prior to the consummation of their acquisitions as a result of the application of FIN No. 46.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003.

Revenue

Local revenue was $149.6 million for the year ended December 31, 2004, compared to $138.3 million for the same period in 2003, an increase of $11.3 million, or 8.2%. An increase of $7.2 million was attributed to acquisitions that occurred in 2003 and 2004 and stations for which a local service arrangement was entered into after January 1, 2003. On a same station basis, local revenue for the year ended December 31, 2004 was $113.4 million, compared to $109.3 million for the year ended December 31, 2003, an increase of $4.1 million, or 3.8%. The increase in local revenue was attributed to stronger emphasis on sales initiatives at our and Mission’s stations and to lower revenue in 2003 as a result of the war in Iraq, which began in the first quarter of 2003.

National revenue was $70.0 million for the year ended December 31, 2004, compared to $65.5 million for the same period in 2003, an increase of $4.5 million, or 7.0%. An increase of $3.7 million was attributed to acquisitions that occurred in 2003 and 2004 and stations for which a local service arrangement was entered into after January 1, 2003. On a same station basis, national revenue for the year ended December 31, 2004 was $53.6 million, compared to $52.8 million for the year ended December 31, 2003, an increase of $0.8 million, or 1.5%.

Political revenue was $26.7 million for the year ended December 31, 2004, compared to $4.4 million for the same period in 2003, an increase of $22.3 million, or 509.9%. An increase of $3.5 million was attributed to acquisitions that occurred in 2003 and 2004 and stations for which a local service arrangement was entered into after January 1, 2003. On a same station basis, political revenue for the year ended December 31, 2004 was $22.9 million, compared to $4.1 million for the year ended December 31, 2003, an increase of $18.8 million, or 460.3%. The increase in political revenue was attributed to presidential and/or statewide races held in 2004 in Pennsylvania, Illinois, Indiana and Missouri.

Operating Expenses

Station direct operating expenses, consisting primarily of news, engineering and programming, net of trade, and selling, general and administrative expenses were $119.8 million for year ended December 31, 2004, compared to $116.1 million for the same period in 2003, an increase of $3.7 million, or 3.2%. An increase of $6.9 million was attributed to acquisitions that occurred in 2003 and 2004 and stations for which a local service arrangement was entered into after January 1, 2003. On a same station basis, station direct operating expenses, net of trade, and selling, general and administrative expenses for the year ended December 31, 2004 was $89.7 million, compared to $92.9 million for the year ended December 31, 2003, a decrease of $3.2 million, or 3.5%. The decrease was attributed to cost reductions incurred at various station locations, including reductions in personnel and the termination of non-strategic contractual commitments. The year ended December 31, 2003 included a payment and related taxes of $4.1 million paid to Perry A. Sook, our President and Chief Executive Officer, which was used by Mr. Sook to repay a loan guaranteed by Nexstar.

Merger related expenses were $0.5 million for the year ended December 31, 2004, compared to $11.8 million for the same period in 2003, a decrease of $11.3 million, or 96.1%. Merger related expenses included costs to acquire the Quorum stations (accounted for as a merger under common control in a manner similar to pooling of interests) such as severance costs (including $7.8 million paid to Quorum’s former management team), termination of contracts, among others, for Quorum’s traffic systems, Nielsen rating services and website management.

Corporate expenses, related to costs associated with the centralized management of Nexstar’s and Mission’s stations, were $10.9 million for the year ended December 31, 2004, compared to $12.6 million for the same period in 2003, a decrease of $1.7 million, or 13.2%. The decrease was primarily attributed to the elimination of certain costs, such as personnel related costs and professional fees, associated with separate corporate overhead from Quorum Broadcast Holdings, LLC, which we merged with in 2003, offset by an increase in regulatory compliance and financial reporting costs.

Depreciation of property and equipment was $17.9 million for the year ended December 31, 2004, as compared to $20.5 million for the same period in 2003, a decrease of $2.6 million, or 12.3%. The decrease was primarily attributed to assets at certain stations becoming fully depreciated during the first quarter of 2004.

The amortization of intangible assets was $26.5 million for the year ended December 31, 2004, compared to $24.9 million for the same period in 2003, an increase of $1.6 million, or 6.1%. The increase was primarily attributed to the amortization of intangible assets from newly acquired or initially consolidated television stations WUTR, WFXW, KLST, KFTA/KNWA and WTVO, partially offset by assets at certain stations becoming fully amortized during 2004.

Amortization of broadcast rights, excluding barter, was $11.5 million for the year ended December 31, 2004, compared to $11.8 million for the same period in 2003, a decrease of $0.3 million, or 3.0%. The decrease was primarily attributed to negotiated local cost of broadcast programming, partially offset by the amortization of broadcast rights from newly acquired or initially consolidated television stations WUTR, WFXW, KLST, KFTA/KNWA and WTVO.

Income (Loss) from Operations

Income from operations was $37.7 million for the year ended December 31, 2004, compared to a loss from operations of $4.0 million for the same period in 2003, an increase of $41.7 million. An increase of $0.2 million was attributed to acquisitions that occurred in 2003 and 2004 and stations for which a local service arrangement was entered into after January 1, 2003. On a same station basis, income from operations for the year ended December 31, 2004 was $33.3 million, compared to a loss from operations of $8.2 million for the year ended December 31, 2003, an increase of $41.5 million. The increase in income from operations in 2004 is primarily attributable to the increase in net revenue and decrease in merger related expenses as described above.

Interest Expense

Interest expense decreased by $16.1 million, or 23.5%, for the year ended December 31, 2004, compared to the same period in 2003. The decrease in interest expense was partially attributed to lower interest rates on our and Mission’s senior credit facilities and the redemption of $37.0 million principal amount at maturity of senior discount notes (the “16% notes”) of Nexstar Finance Holdings, Inc. (“Nexstar Finance Holdings”), a wholly owned subsidiary of Nexstar, in January 2004. The year ended December 31, 2003 included the redemption of Quorum’s senior discount notes including the associated call premium and acceleration of amortization which added an additional $6.7 million to interest expense. In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). This statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 12, 2003, with the exception of certain provisions which the FASB has deferred. On adoption of the standard on July 1, 2003, we reclassified certain redeemable preferred and common units as a liability and recorded $8.9 million as a cumulative effect of change in accounting principle. Additionally, for the three months ended December 31, 2003, we were required to record the change in fair value of the liability as interest, which resulted in an adjustment to interest expense of $3.9 million for 2003.

Loss on Extinguishment of Debt

Loss on extinguishment of debt was $8.7 million for the year ended December 31, 2004, consisting of $5.9 million in call premium and accelerated amortization related to the redemption of the 16% notes, the write off of $0.9 million of certain debt financing costs previously capitalized on the 16% notes and the write off of $1.9 million of certain debt financing costs related to the amendment of the senior secured credit facilities for Nexstar Broadcasting and Mission in August 2004. Loss on extinguishment of debt of $10.8 million for the year ended December 31, 2003 represented the write off of $5.8 million of certain debt financing costs related to the refinancing of the senior secured credit facilities for Nexstar Broadcasting and Mission in February 2003, the amending of the senior credit facilities which resulted in the write off of $3.1 million of debt financing costs during the fourth quarter of 2003 and the repayment of the Quorum credit facilities on December 30, 2003 which resulted in the write off of $1.8 million of capitalized debt financing costs.

Other Income

Other income was $4.9 million for the year ended December 31, 2004 as compared to $3.9 million for the same period in 2003. The marking-to-market of the interest rate swap agreements resulted in recognition of $2.6 million and $3.7 million in other income for the years ended December 31, 2004 and 2003, respectively. The change in market values was due to a fluctuation in market interest rates. The termination of the swap agreement on December 31, 2004 resulted in the recognition of $0.7 million in other income for the year ended December 31, 2004. Other income for the year ended December 31, 2004 includes a $1.8 million gain related to a settlement concerning the terminated sale of our television station WTVW, the Fox affiliate in Evansville, Indiana.

Income Taxes

Income tax expense for the year ended December 31, 2004, was $4.4 million as compared to an income tax benefit of $14.9 million for the same period in 2003. Our provision for income taxes is primarily created by an increase in the deferred tax liabilities position during the year arising from the amortization of goodwill and other indefinite-lived intangible assets for income tax purposes which are not amortized for financial reporting purposes. This expense has no impact on our cash flows. Based primarily on our recent history of net operating losses, we do not consider the realization of our net deferred tax assets to be more likely than not. Accordingly, we have provided a valuation allowance for certain deferred tax assets excluding deferred tax liabilities attributable to goodwill and indefinite-lived intangible assets. No tax benefit was recorded with respect to the losses for 2004, as the utilization of such loss is not likely to be realized in the foreseeable future.

Prior to its reorganization in 2003, our predecessor and most of its subsidiaries were taxed as separate taxable entities or as a partnership. Subsidiaries purchased in stock transactions prior to the reorganization remained separate taxable entities with these purchases creating tax liabilities due to the temporary differences between the carrying amounts and tax basis of assets and liabilities. As a result of the reorganization, all of the subsidiaries now reside in a single taxable entity, allowing the assets and liabilities giving rise to deferred taxes the ability to offset. The offset allowed us to reduce the valuation allowance in 2003. The tax benefit exceeded the deferred tax expense resulting in a $14.9 million benefit.

Cumulative Effect of Change in Accounting Principle

During the third quarter of 2003, we recorded a cumulative effect of a change in accounting principle of $8.9 million as a result of the net change in the fair value of units subject to mandatory redemption pursuant to the adoption of SFAS No. 150.

Minority Interest in Consolidated Entity

The minority interest in consolidated entity of $2.1 million for the year ended December 31, 2004 relates to the recognition of $2.1 million of expenses in the stations KFTA/KNWA and WTVO prior to the consummation of their acquisitions as a result of the application of FIN No. 46R. The minority interest in consolidated entity of $0.8 million for the year ended December 31, 2003 relates to the recognition of $0.8 million of expenses due to the application of FIN No. 46 as it pertains to stations KFTA/KNWA prior to the consummation of its acquisition and to the local service agreements Mission had with WFXW from May 9, 2003 to April 6, 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002.

Revenue

Net broadcast revenue for the year ended December 31, 2003 was $193.5 million, an increase of $5.4 million, compared to $188.1 million for the year ended December 31, 2002. An increase in net broadcast revenue of $21.4 million was attributed to acquisitions that occurred in 2002 and 2003 and to stations for which a local service arrangement was entered into after January 1, 2002 and WCFN. On a same station basis, net broadcast revenue for the year ended December 31, 2003 was $171.9 million as compared to $187.9 million for the year ended December 31, 2002, a decrease of 8.5%, or $16.0 million. Of this decrease, $21.0 million was attributed to a decline in political revenue resulting from a lack of election campaigns in most of our markets in 2003, offset, in part, by increases in local demand of $3.4 million and national revenue of $1.7 million on a same station basis. The largest increases in non-political advertising revenue were incurred in the automotive, furniture and financial services categories, offset by a decline in the restaurant category. In March 2003, cancellations and modifications of advertising schedules were experienced as a result of the news coverage of the war in Iraq. Higher advertising revenue during even numbered years is expected as a result of revenue associated with the Olympic Games and political campaigns and lower advertising revenue during the odd-numbered years without Olympic Games and with nominal political activity.

Operating Expenses

Station direct operating expenses, consisting primarily of news, engineering and programming, and selling, general and administrative expenses, net of trade, for the year ended December 31, 2003 were $116.1 million, compared to $99.7 million for the comparable period in 2002, an increase of $16.4 million. Of the $16.4 million increase, $13.0 million was attributed to acquisitions that occurred in 2002 and 2003 and to stations for which a local service arrangement was entered into after January 1, 2002 and WCFN, and $3.4 million related to increases in direct operating expenses at stations owned longer than one year. On a same station basis, station direct operating expenses and selling, general and administrative expenses, net of trade, for the year ended December 31, 2003 were $102.3 million as compared to $98.9 million for the year ended December 31, 2002, an increase of 3.4%, or $3.4 million. This increase resulted primarily from a payment and related taxes of $4.1 million paid to Perry A. Sook, our President and Chief Executive Officer, which was used by Mr. Sook to repay a loan guaranteed by Nexstar. This increase was partially offset by reduced payments under an outsourcing arrangement and a lower incurrence of health claims during the year ended December 31, 2003. In the first quarter of 2002, we made a non-recurring transfer tax payment of $0.2 million.

Merger related expenses of $11.8 million for the year ended December 31, 2003 included costs to acquire the Quorum stations (accounted for as a merger under common control in a manner similar to pooling of interests). Merger related expenses consisted primarily of severance costs (including $7.8 million paid to Quorum’s former management team), termination of contracts, among others, for Quorum’s traffic systems, Nielsen rating services and website management.

Corporate expenses, related to costs associated with the centralized management of Nexstar and Mission’s stations, for the year ended December 31, 2003 were $12.6 million (consisting of $6.9 million at Nexstar and $5.7 million at Quorum), compared to $9.9 million for the year ended December 31, 2002, an increase of $2.7 million. The increase was primarily attributed to increases in personnel costs and professional services.

Amortization of broadcast rights, excluding barter, for the year ended December 31, 2003 was $11.8 million, compared to $12.1 million for the year ended December 31, 2002, a decrease of $0.3 million.

Depreciation of property and equipment was $20.5 million for the year ended December 31, 2003, compared with $23.1 million for the comparable period in 2002, a decrease of $2.6 million. The decrease in depreciation was attributed to the curtailment of depreciation on certain assets that became fully depreciated at December 31, 2002. The stations for which a local service arrangement was entered into after January 1, 2002 and WCFN had no material effect on depreciation.

The amortization of intangible assets was $24.9 million for the year ended December 31, 2003, compared to $21.8 million for the same period in 2002, an increase of $3.1 million. The increase in amortization was attributed to the amortization of intangible assets resulting from the following acquisitions: KODE, KRBC, KSAN, KARK and WDHN.

Income (Loss) from Operations

Loss from operations for the year ended December 31, 2003 was $4.0 million as compared to income from operations of $21.3 million for the year ended December 31, 2002, a decrease of $25.3 million. Income from operations in the amount of $3.9 million was attributed to acquisitions that occurred in 2002 and 2003 and to stations for which a local service arrangement was entered into after January 1, 2002 and WCFN. On a same station basis, loss from operations for the year ended December 31, 2003 was $7.0 million as compared to income from operations of $22.2 million for the year ended December 31, 2002. The $29.2 million decrease in income from operations is primarily attributed to the incurrence of $11.8 million of merger related expenses and a decrease in net revenue as described above.

Other Income

The change in market values of Nexstar’s and Mission’s derivative instruments and the marking-to-market of those interest rate swap agreements resulted in recognition of $3.7 million in other income for the year ended December 31, 2003 as compared to a loss of $1.3 million recognized in other expenses for the year ended December 31, 2002. The change was due to a fluctuation in market interest rates.

Interest Expense

Interest expense, including amortization of debt financing costs, for the year ended December 31, 2003 was $68.3 million, compared to $67.4 million for the same period in 2002, an increase of $0.9 million. The increase in interest expense was primarily attributable to the issuance of the $130.0 million principal amount at maturity of senior discount notes (the “11.375% notes”) of Nexstar Finance Holdings in March 2003 and the redemption of Quorum’s senior discount notes including the associated call premium and acceleration of amortization which added an additional $6.7 million to interest expense. These additions were partially offset by an overall decline in interest rates and average balances outstanding on our and Mission’s senior credit facilities. In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 12, 2003, with the exception of certain provisions which the FASB has deferred. On adoption of the standard on July 1, 2003, we reclassified certain redeemable preferred and common units as a liability and recorded $8.9 million as a cumulative effect of change in accounting principle. Additionally, for the six months ended December 31, 2003, we were required to record the change in fair value of the liability as interest, resulting in an adjustment to interest expense of $3.9 million.

Loss on Extinguishment of Debt

Loss on extinguishment of debt for the year ended December 31, 2003 was $10.8 million, compared to $0.2 million for the same period in 2002, an increase of $10.6 million. The increase in loss on extinguishment of debt was primarily attributable to the refinancing of the predecessor senior credit facilities which resulted in the write off during the first quarter of 2003 of $5.8 million of certain debt financing costs capitalized at December 31, 2002 and the amending of the senior credit facilities which resulted in the write off of $3.1 million of debt financing costs during the fourth quarter of 2003. Additionally, the repayment of the Quorum credit facilities on December 30, 2003 resulted in the write off of $1.8 million of capitalized debt financing costs.

Cumulative Effect of Change in Accounting Principle

During the third quarter of 2003, Nexstar and Mission recorded a cumulative effect of a change in accounting principle of $8.9 million as a result of the net increase in the fair value of units subject to mandatory redemption pursuant to the adoption of SFAS No. 150. During the first quarter of 2002, a write-down of $43.5 million, net of taxes, related to the impairment of goodwill and FCC licenses was incurred at seven of Nexstar and Mission’s stations. The write-down was the result of adopting Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) on January 1, 2002 and was accounted for as a cumulative effect of change in accounting principle. We completed our annual test for impairment of goodwill and FCC licenses as of December 31, 2003 with no impairment resulting from our testing.

Income Taxes

Nexstar recognized an income tax benefit in 2003 of $14.9 million, compared to tax expense of $8.2 million in 2002. Prior to its reorganization, Nexstar’s predecessor and most of its subsidiaries were taxed as separate taxable entities or as a partnership. Subsidiaries purchased in stock transactions prior to the reorganization remained separate taxable entities with these purchases creating tax liabilities due to the temporary differences between the carrying amounts and tax basis of assets and liabilities. As a result of the reorganization, all of the subsidiaries now reside in a single taxable entity, allowing the assets and liabilities giving rise to deferred taxes the ability to offset. The offset allows Nexstar to reduce the valuation allowance in 2003. The tax benefit exceeded the deferred tax expense resulting in a $14.9 million benefit. The $8.2 million of expense in 2002 was primarily the result of the deferred liability resulting from the impairment loss on intangibles of $43.5 million.

Minority Interest in Consolidated Entity

The minority interest in consolidated entity of $0.8 million for the year ended December 31, 2003 relates to the recognition of $0.8 million of expenses due to the application of FIN No. 46 as it pertains to the local service arrangements Mission had with WFXW and we have with KNWA/KFTA (see Note 4 of the consolidated financial statements).

Liquidity and Capital Resources

We and Mission are highly leveraged, which makes the Company vulnerable to changes in general economic conditions. Our and Mission’s ability to meet the future cash requirements described below depends on our and Mission’s ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other conditions, many of which are beyond our and Mission’s control. Based on current operations and anticipated future growth, we believe that our and Mission’s available cash, anticipated cash flow from operations and available borrowings under the Nexstar and Mission senior credit facilities will be sufficient to fund working capital, capital expenditure requirements, interest payments and scheduled principal payments for at least the next twelve months. In order to meet future cash needs we may, from time to time, borrow under credit facilities or issue other long- or short-term debt or equity, if the market and the terms of our existing debt arrangements permit, and Mission may, from time to time, borrow under its available credit facilities.

Sources and Uses of Cash for the Three Months Ended March 31, 2005 and 2004

Cash Flows—Overview

Cash and cash equivalents decreased by $4.6 million for the three months ended March 31, 2005 and increased by $6.3 million for the three months ended March 31, 2004. The major components of these changes are discussed below.

Cash Flows—Operating Activities

Cash provided by operating activities was $11.3 million and $5.1 million during the three months ended March 31, 2005 and 2004, respectively.

Cash flows from operating activities include net loss adjusted for non-cash items and the effects of changes in working capital, including changes in accounts receivable, accounts payable, broadcast rights asset and liability and other accrued assets and liabilities.

The comparative increase in cash flows provided by operating activities of $6.2 million was primarily due to better operating results as reflected in the $3.9 million decrease in net loss, increase of $3.4 million from cash flows provided by accounts receivable, decrease of $3.9 million in cash flows used for accounts payable and accrued expenses, partially offset by a decrease of $4.6 million in cash flows provided by interest payable.

Cash Flows—Investing Activities

Cash used for investing activities was $15.3 million and $2.4 million during the three months ended March 31, 2005 and 2004, respectively. Cash flows from investing activities consist primarily of cash used for capital additions and funding of acquisitions.

Capital expenditures were $2.9 million and $2.4 million for the three months ended March 31, 2005 and 2004, respectively. We project that 2005 full-year capital expenditures will be approximately $11.0 million to $12.0 million, excluding acquisition-related spending.

Cash used for acquisitions was $12.5 million for the three months ended March 31, 2005. Cash used for acquisitions for the three months ended March 31, 2005 included the remaining $5.75 million payment, exclusive of transaction costs, by Mission for the acquisition of WTVO and the $6.0 million payment, exclusive of transaction costs, by Nexstar for the acquisition of KFTA/KNWA.

Cash Flows—Financing Activities

Cash used for financing activities was $0.6 million for the three months ended March 31, 2005, compared to cash provided by financing activities of $3.6 million for the three months ended March 31, 2004.

The change in cash flows from financing activities for the three months ended March 31, 2005 was primarily the result of borrowings of $1.0 million under the senior secured credit facilities and the repayment of $1.6 million of previous borrowings under the senior secured credit facilities.

The change in cash flows from financing activities for the three months ended March 31, 2004 was primarily the result of borrowings of $33.0 million under the senior secured credit facilities, the repayment of $28.9 million of 16% Notes of Nexstar Finance Holdings, a direct subsidiary of Nexstar Broadcasting Group, Inc. (our ultimate parent), and the repayment of $0.5 million of previous borrowings under the senior secured credit facilities.

Sources and Uses of Cash for the Year Ended December 31, 2004

Cash Flows—Overview

As of December 31, 2004, cash and cash equivalents were $18.5 million, compared to $10.8 million as of December 31, 2003, an increase of $7.7 million. The major components of these changes are discussed below.

Cash Flows—Operating Activities

Cash provided by operating activities was $31.9 million and $3.7 million during the year ended December 31, 2004 and 2003, respectively.

Cash flows from operating activities include net loss adjusted for non-cash items and the effects of changes in working capital, including changes in accounts receivable, accounts payable, broadcast rights asset and liability and other accrued assets and liabilities.

The comparative increase in cash flows provided by operating activities of $28.2 million was primarily due to the increase in net revenue.

Cash Flows—Investing Activities

Cash used for investing activities was $44.6 million and $124.4 million during the year ended December 31, 2004 and 2003, respectively. Cash flows from investing activities consist primarily of cash used for capital additions and funding of acquisitions.

Capital expenditures were $10.6 million and $10.3 million for the year ended December 31, 2004 and 2003, respectively. We estimate that 2005 full-year capital expenditures will be approximately $11.0 million to $12.0 million, excluding acquisition-related spending.

Cash used for acquisitions was $35.1 million and $113.3 million for the year ended December 31, 2004 and 2003, respectively. Cash used for acquisitions for the year ended December 31, 2004 included (1) the $3.7 million payment, exclusive of transaction costs, by Mission for the acquisition of WUTR, (2) the remaining $1.5 million payment, exclusive of transaction costs, by Mission for the acquisition of WFXW, (3) the total payment by Nexstar of $12.0 million, exclusive of transaction costs, for the acquisition of KLST, (4) the initial payment by Mission of $15.0 million, exclusive of transaction costs, for the acquisition of WTVO, (5) the payment by Mission of $0.9 million for the accounts receivable of WTVO as of November 1, 2004 and (6) ongoing capital expenditures. Cash used for acquisitions for the year ended December 31, 2003 included (1) the total payment by Nexstar of $91.5 million, exclusive of transaction costs, for the acquisition of KARK and WDHN, (2) a down payment by Nexstar of $10.0 million against the purchase price for KFTA/KNWA, (3) the remaining $8.5 million payment, exclusive of transaction costs, by Mission for its acquisition of KRBC and KSAN, (4) a down payment by Mission of $1.5 million against the purchase price of WFXW and (5) ongoing capital expenditures. The remaining $7.0 million purchase price for KFTA/KNWA was paid by us on January 7, 2005. The remaining $5.75 million purchase price for WTVO was paid by Mission on January 4, 2005.

Cash Flows—Financing Activities

Cash used for financing activities was $20.4 million for the year ended December 31, 2004, compared to cash provided by financing activities of $102.4 million for the year ended December 31, 2003.

The change in cash flows from financing activities for the year ended December 31, 2004 was primarily the result of (1) borrowings of $298.5 million under the senior secured credit facilities, (2) the repayment of $28.9 million of 16% notes of Nexstar Holdings, a direct subsidiary of Nexstar, (3) the repayment of $248.2 million of previous borrowings under the senior credit facilities, and (4) payment of transaction and debt financing costs of approximately $1.1 million. The change in cash flows from financing activities for the year ended December 31, 2003 was primarily the result of (1) borrowings of $428.2 million under the senior credit facilities, (2) the repayment of $483.1 million of previous borrowings under the senior credit facilities, (3) proceeds from the issuance of $125.0 million of senior subordinated notes in December 2003, (4) proceeds from the issuance of $74.7 million of Nexstar Holdings’ 11.375% notes, (5) the payment of Nexstar’s preferred membership interests of $54.9 million, (6) the repayment of Quorum’s senior discount notes of $27.9 million, (7) the repayment of Quorum’s Series A preferred membership interests of $67.9 million, (8) the repayment of Quorum’s promissory notes issued to redeem common units of $0.7 million, (9) the repayment of VHR’s note payable to related party of $2.0 million, (10) the payment of transaction and debt financing costs of approximately $12.5 million, (11) the net proceeds of $125.2 million from the initial public equity offering and (12) a $1.5 million tax distribution to holders of preferred equity interests. As of December 31, 2004, there was approximately $58.5 million of total unused commitments under Nexstar’s and Mission’s senior credit facilities. We and Mission believe that we were in compliance with all covenants contained in the credit agreements governing the senior secured credit facilities and the indentures governing the publicly-held notes at December 31, 2004.

Future Sources of Liquidity and Cash Requirements

We believe that the Company’s existing cash and cash equivalents of $13.9 million at March 31, 2005 and net cash provided by operating activities will be sufficient to meet the future cash requirements and obligations described below. As of March 31, 2005, there was approximately $58.5 million of total unused commitments under Nexstar’s and Mission’s senior secured credit facilities. As of April 1, 2005, after giving effect to the April 1, 2005 refinancing, there was $97.5 million of total unused commitments under Nexstar’s and Mission’s senior secured credit facilities. We believe that cash generated through future operations and availability of borrowings under the Nexstar and Mission credit facilities will be sufficient to fund the Company’s debt service and working capital requirements for the foreseeable future. We anticipate that the Company’s capital expenditures and future acquisitions will be financed through cash flow generated from the Company’s operations and borrowings under available credit facilities. We will continue to evaluate the best use of Nexstar’s operating cash flow among its capital expenditures, acquisitions and debt reduction.

The Nexstar and Mission credit facilities do not allow for the payment of cash dividends, therefore, Nexstar and Mission have not declared or paid a cash dividend and the payment of cash dividends is not anticipated in the foreseeable future.

Future Sources of Financing and Debt Service Requirements

As of March 31, 2005, Nexstar Broadcasting Group, Inc. and Mission had total combined debt of $631.9 million, which represented 105.0% of Nexstar Broadcasting Group, Inc. and Mission’s combined capitalization. Nexstar Broadcasting Group, Inc. and Mission’s high level of debt requires that a substantial portion of cash flow be dedicated to pay principal and interest on debt which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes.

The following table summarizes the approximate aggregate amount of principal indebtedness scheduled to mature for the periods referenced as of March 31, 2005, and does not include any adjustment for changes in the terms of long-term debt obligations resulting from the Nexstar’s and Mission’s new credit facilities agreements and debt offering that occurred on April 1, 2005:

	Total	Remainder of 2005	2006-2007	2008-2009	Thereafter
	(in thousands)
Nexstar senior credit facility	$82,378	$623	$1,660	$1,660	$78,435
Mission senior credit facility	172,360	1,140	3,040	24,540	143,640
12% senior subordinated notes due 2008	160,000	—	—	160,000	—
7% senior subordinated notes due 2014	125,000	—	—	—	125,000
11.375% senior discount notes due 2013	130,000	—	—	—	130,000

	$669,738	$1,763	$4,700	$186,200	$477,075

The following table summarizes the approximate aggregate amount of principal indebtedness scheduled to mature for the periods referenced as of April 1, 2005, after giving effect to the April 1, 2005 refinancing:

	Total	Remainder of 2005	2006-2007	2008-2009	Thereafter
	(in thousands)
Nexstar senior credit facility	$182,300	$456	$3,646	$3,646	$174,552
Mission senior credit facility	172,700	432	3,454	3,454	165,360
7% senior subordinated notes due 2014	200,000	—	—	—	200,000
11.375% senior discount notes due 2013	130,000	—	—	—	130,000

	$685,000	$888	$7,100	$7,100	$669,912

The terms of the Nexstar and Mission senior credit facilities, as well as the indentures governing our publicly-held notes, limit, but do not prohibit us or Mission from incurring substantial amounts of additional debt in the future.

We do not have any rating downgrade triggers that would accelerate the maturity dates of our debt. However, a downgrade in our credit rating could adversely affect our ability to renew existing, or obtain access to, new credit facilities in the future and could increase the cost of such facilities.

Debt Covenants

The bank credit facility agreements described above contain covenants which require us and Mission to comply with certain financial ratios, including: (a) maximum total and senior leverage ratios, (b) a minimum interest coverage ratio, and (c) a minimum fixed charge coverage ratio. In addition, the credit facility agreements limit the amount of capital expenditures, cash payments for broadcast rights and impose other restrictions. The covenants, which are formally calculated on a quarterly basis, are based on the combined results of Nexstar Broadcasting, Inc. and Mission. The senior subordinated notes and senior discount notes contain restrictive covenants customary for borrowing arrangements of this type.

As of March 31, 2005, we and Mission believe that we were in compliance with all covenants contained in the credit agreements governing the senior secured credit facilities and the indentures governing the publicly-held notes at March 31, 2005. We anticipate compliance with all the covenants through December 31, 2005. For a discussion of the subsequent modification of these covenants, we refer you to Note 6 of our consolidated financial statements on pages F-13 and F-14.

Future Cash Requirements for Digital Television (“DTV”) Conversion

DTV Conversion

It will be expensive to convert our and Mission’s stations from the current analog format to the digital broadcast format. This conversion required an average initial capital expenditure of approximately $0.2 million per station for low-power transmission of digital signal programming. Except for WFXV, WQRF and KNWA (formerly KFAA), all of the television stations we and Mission own and operate are broadcasting at least a low power digital television signal. Digital conversion expenditures were $11 thousand and $0.8 million, respectively, for the three months ended March 31, 2004 and 2005.

Full-Power DTV Facilities Construction

We estimate that it will require an average capital expenditure of approximately $1.5 million per station (for 40 stations) to modify our and Mission’s stations’ DTV transmitters for full-power digital signal transmission, including costs for the transmitter, transmission line, antenna and installation, and estimated costs for tower upgrades and/or modifications. We anticipate these expenditures will be funded through available cash on hand and cash generated from operations as incurred in future years. Stations that fail to meet the FCC’s build-out deadlines will lose interference protection for their signals outside their low-power coverage areas. As of March 31, 2005, only Mission’s stations WUTR and WTVO are transmitting full-power digital signals.

Other New DTV Requirements

The FCC also adopted additional Program System and Information Protocol (“PSIP”) requirements. All DTV stations were required to comply with the FCC’s revised PSIP requirements by February 1, 2005. We and Mission requested extensions of time from the FCC to comply with the PSIP requirements due to vendor delivery and installation issues. The installation of the equipment necessary to meet the PSIP requirements cost approximately $1.3 million in total for our stations and the stations to which we provide services. These expenditures are being funded in 2005 through available cash on hand and cash generated from operations.

Off-Balance Sheet Arrangements

At March 31, 2005, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. All of our arrangements with Mission are on-balance sheet arrangements. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Contractual Obligations

The following summarizes Nexstar Broadcasting Group, Inc.’s and Mission’s contractual obligations at April 1, 2005, after giving effect to the April 1, 2005 refinancing, and the effect such obligations are expected to have on Nexstar Broadcasting Group, Inc.’s and Mission’s liquidity and cash flow in future periods.

	Total	Remainder of 2005	2006-2007	2008-2009	Thereafter
	(in thousands)
Nexstar senior credit facilities	$182,300	$456	$3,646	$3,646	$174,552
Mission senior credit facilities	172,700	432	3,454	3,454	165,360
7% senior subordinated notes due 2014	200,000	—	—	—	200,000
11.375% senior discount notes due 2013	130,000	—	—	—	130,000
Cash interest on debt	353,817	28,523	66,315	92,746	166,233
Broadcast rights current commitments	8,629	5,388	2,814	427	—
Broadcast rights future commitments	14,454	1,537	7,967	3,618	1,332
Executive employee contracts (1)	20,164	4,280	11,388	4,496	—
Capital commitments	19,233	2,503	8,171	8,559	—
Operating lease obligations	64,532	3,394	6,885	6,750	47,503

Total contractual cash obligations	$1,165,829	$46,513	$110,640	$123,696	$884,980

(1)	Includes the employment contracts for all corporate executive employees and general managers of our stations.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements have been prepared in accordance with U.S. GAAP which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and reported amounts of revenue and expenses during the period. On an ongoing basis, we evaluate our estimates, including those related to intangible assets, bad debts, broadcast rights, trade and barter, income taxes, commitments and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates. Results of operations for interim periods are not necessarily indicative of results for the full year. We believe the following critical accounting policies are those that are the most important to the presentation of our financial statements, affect our more significant estimates and assumptions, and require the most subjective or complex judgments by management.

Consolidation of Mission and Variable Interest Entities

Our financial statements include the accounts of independently-owned Mission and certain other entities where it has been determined that the Company is the primary beneficiary of a variable interest entity (“VIE”) in accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation on Accounting Research Bulletin No. 51” (“FIN No. 46”) as revised in December 2003 (“FIN No. 46R”). Under U.S. GAAP a company must consolidate an entity when it has a “controlling financial interest” resulting from ownership of a majority of the entity’s voting rights. FIN No. 46R expands the definition of controlling financial interest to include factors other than equity ownership and voting rights.

In applying FIN No. 46R, we must base our decision to consolidate an entity on quantitative and qualitative factors that indicate whether or not we are absorbing a majority of the entity’s economic risks or receiving a majority of the entities economic rewards. Our evaluation of the “risks and rewards” model must be an ongoing process and may alter as facts and circumstances change.

Mission is included in our consolidated financial statements because we believe we have a controlling financial interest in Mission as a result of local service agreements we have with each of Mission’s stations, our guarantee of the obligations incurred under Mission’s senior credit facility, and purchase options granted by Mission’s shareholder which will permit us to acquire the assets and assume the liabilities of each Mission station, subject to FCC consent.

In addition, generally in connection with acquisitions, we enter into time brokerage agreements (“TBA”) and begin operating a station before receiving FCC consent to the transfer of the station’s ownership and broadcast license. We include a station operated under a TBA in our consolidated financial statements because we believe that we have a controlling financial interest in the station as a result of our assuming the credit risk of advertising revenue it sold on the station and our paying for substantially all the station’s reasonable operating expenses, as required under the agreement. Additionally, in connection with acquisitions, upon entering into the TBA it is considered probable that the FCC will consent to the sale of the station and transfer of the station’s broadcast license within a reasonable period of time.

Valuation of Long-lived Assets and Intangible Assets

We have significant goodwill and intangible assets on our balance sheet. We, with assistance from our independent appraisers, determine the value of network affiliation agreements using a discounted cash flows valuation method assuming a hypothetical start-up station whose only intangible asset is the network affiliation agreement. For valuation purposes, we and our independent appraisers have determined that the cash flows associated with the network affiliation agreements should not be limited to the cash flows from the contractual period but should also incorporate assumptions such as future contract renewals. Accordingly, the estimated useful lives of such network affiliations also contemplates renewal of the underlying agreements.

We, with assistance from our independent appraisers, determine the value of broadcast licenses (“FCC licenses”) using a discounted cash flow valuation method assuming a hypothetical start-up station whose only intangible asset is the FCC license. We believe that our FCC licenses have an indefinite life based on our historical ability to renew such licenses, that such renewals may be obtained indefinitely and at little cost, and that the technology used in broadcasting is not expected to be replaced in the foreseeable future. If the value of these assets was impaired by some factor, such as the loss of a network affiliation or an adverse change in the advertising marketplace, we may be required to record an impairment charge.

We test the impairment of our FCC licenses annually or whenever events or changes in circumstances indicate that such assets might be impaired. The impairment test consists of a comparison of the fair value of FCC licenses with their carrying amount on a market-by-market basis using a discounted cash flow valuation method that excludes network compensation payments.

We test the impairment of our goodwill annually or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of the combined stations in a market (“reporting unit”) with its carrying amount, including goodwill. The fair value of a reporting unit is determined through the use of a discounted cash flow analysis and a multiple of earnings method. The valuation assumptions used in the discounted cash flow model reflect anticipated future operating results and cash flows based on our business plans. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit’s fair value (as determined in Step 1) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss shall be recognized in an amount equal to that excess.

Nexstar and Mission completed the annual test of impairment for goodwill and FCC licenses as of December 31, 2004 and 2003. These tests resulted in no impairment being recognized in 2004 and 2003. As of January 1, 2002 a transitional test was performed as required by SFAS No. 142. Nexstar and Mission recognized an impairment loss of $43.5 million, net of taxes, which was accounted for as a cumulative effect of change in accounting principle in the first quarter of 2002.

In 2003, our reporting units were revised to be the combined stations in a market as opposed to the individual station, which was used in prior years. Our decision to revise the reporting units is a result of our increasing focus on the market, including internal financial reporting, instead of the station, and the proportion of markets in which we own or provide services to more than one station. For the markets in which we own or provide services to more than one station, the effect of the local service agreements is to consolidate two or more stations’ operations incorporating the sharing of assets within the market. We believe our revision to the reporting units is consistent with our current perspective of our operations.

We periodically evaluate the net realizable value of long-lived assets, including tangible and intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the expected future operating cash flow derived from the asset is less than its carrying value.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Allowance for doubtful accounts were $1.1 million at both December 31, 2004 and 2003.

Broadcast Rights Carrying Amount

Broadcast rights are stated at the lower of unamortized cost or net realizable value. Cash broadcast rights, primarily in the form of syndicated programs and feature movie packages, are initially recorded at the amount paid or payable to program distributors for the limited right to broadcast the distributors’ programming and are recorded when available for use. Barter broadcast rights are recorded at our estimate of the value of the advertising time exchanged, which approximates the fair value of the programming received. The value of the advertising time exchanged is estimated by applying average historical advertising rates for specific time periods. Amortization is computed using the straight-line method based on the license period or usage, whichever yields the greater expense. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year. If the expected broadcast period was shortened or cancelled due, for example, to poor ratings, we would be required to write-off the remaining value of the related broadcast rights to operations on an accelerated basis or possibly immediately. As of December 31, 2004, the amounts of current broadcast rights and non-current broadcast rights were $17.3 million and $6.4 million, respectively.

Trade and Barter Transactions

We trade certain advertising time for various goods, services and programming. These transactions are recorded at the estimated fair value of the goods or services received. We barter advertising time for certain program material. These transactions, except those involving exchange of advertising time for network programming, are recorded at management’s estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods. We recorded barter revenue of $13.4 million, $14.1 million and $12.6 million for the years ended December 31, 2004, 2003 and 2002, respectively. Trade revenue of $7.7 million, $6.7 million and $5.5 million was recorded for the years ended December 31, 2004, 2003 and 2002, respectively. We incurred trade and barter expense of $21.0 million, $20.6 million and $18.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Valuation Allowance for Deferred Tax Assets

We record a valuation allowance to reduce our deferred tax assets to the amount that is likely to be realized. While we have considered future taxable income and feasible tax planning strategies in assessing the need for a valuation allowance, in the event that we were to determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the valuation allowance would be charged to income in the period such a determination was made.

Derivatives

All of our interest rate swap and collar agreements were terminated or expired through 2004. As of December 31, 2004, we held no derivative financial instruments.

We use derivative financial instruments for purposes other than trading, such as for hedging long-term variable rate debt to reduce our exposure to fluctuations in interest rates, as dictated by our credit agreement and for hedging fair value changes attributable to changes in the benchmark interest rate on fixed rate debt. All derivatives are recognized on our balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction, based on criteria established by FASB Statement of Financial Accounting Standards No. 133, “Accounting for Derivative and Hedging Activities” (“SFAS No. 133”), as amended. We assess, both at its inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in cash flows of hedged items. We assess hedge ineffectiveness on a quarterly basis and record the gain or loss related to the ineffective portion to current earnings. If we determine that a cash flow hedge is no longer probable of occurring, we discontinue hedge accounting for the affected portion of the forecasted transaction, and any unrealized gain or loss on the contract is recognized in current earnings. The change in market values of derivative instruments and the marking-to-market of those interest rate swap agreements resulted in recognition of $2.6 million and $3.7 million in other income for the years ended December 31, 2004 and 2003, respectively. The change in market values was due to a fluctuation in market interest rates. The termination of the swap agreement on December 31, 2004 resulted in the recognition of $0.7 million in other income for the year ended December 31, 2004.

Claims and Loss Contingencies

In the normal course of business, we are party to various claims and legal proceedings. We record a liability for these matters when an adverse outcome is probable and the amount of loss is reasonably estimated. We consider a combination of factors when estimating probable losses, including judgements about potential actions by counter parties.

Recent Accounting Pronouncements

Refer to Note 2 of our consolidated financial statements on pages F-8 and F-9 for a discussion of the recently issued accounting pronouncements including our expected date of adoption and effects on results of operations and financial position.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our long-term debt obligations.

All borrowings at March 31, 2005 under the senior credit facilities bear interest ranging from 6.25% to 7.25%, which represented the base rate, or LIBOR, plus the applicable margin, as defined. Interest is payable in accordance with the credit agreements.

The following table estimates the changes to cash flow from operations as of April 1, 2005, after giving effect to the April 1, 2005 refinancing, if interest rates were to fluctuate by 100 or 50 basis points, or BPS (where 100 basis points represents one percentage point), for a twelve-month period:

	Interest rate decrease			Interest rate increase
	100 BPS	50 BPS	No change to interest rate	50 BPS	100 BPS
	(in thousands)
Senior credit facilities	$18,638	$20,412	$22,188	$23,963	$25,737
7% senior subordinated notes due 2014 (1)	14,000	14,000	14,000	14,000	14,000
11.375% senior discount notes due 2013 (1)	10,930	10,930	10,930	10,930	10,930

Total	$43,568	$45,342	$47,118	$48,893	$50,667

(1)	There is no change to our cash flow from operations associated with our senior subordinated and senior discount notes because these are fixed rate debt obligations. As of April 1, 2005, we have no financial instruments in place to hedge against changes in the benchmark interest rates on this fixed rate debt.

In the past, we have used derivative instruments to manage our exposures to interest rate risks. As of March 31, 2005, we had no derivative financial instruments. Our objective for holding derivatives is to minimize these risks using the most effective methods to eliminate or reduce the impacts of these exposures. We used interest rate swap arrangements, not designated as hedging instruments under SFAS No. 133, in connection with our variable rate senior credit facilities. We do not use derivative financial instruments for speculative or trading purposes.

Impact of Inflation

We believe that our results of operations are not affected by moderate changes in the inflation rate.

BUSINESS

Our Company

We are a television broadcasting company focused exclusively on the acquisition, development and operation of television stations in medium-sized markets in the United States, primarily markets that rank from 50 to 175, as reported by A.C. Nielsen Company. As of March 31, 2005, we own and operate 29 stations, and provide management, sales or other services to an additional 16 stations that are owned by Mission or other entities. In 15 of the 27 markets that we serve, we own, operate, program or provide sales and other services to more than one station. We refer to these markets as duopoly markets. We have more than doubled the size of our portfolio since January 1, 2003, having acquired 16 stations and begun providing services to 9 additional stations. The stations that we own, operate, program or provide sales and other services to are in markets located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas, Louisiana, Arkansas, Alabama, Montana and Maryland. These stations are diverse in their network affiliations: 41 have primary affiliation agreements with one of the four major networks—12 with NBC, 12 with Fox, 9 with ABC, and 8 with CBS. Three of the remaining four stations have agreements with UPN and one is an independent station.

We believe that medium-sized markets offer significant advantages over large markets, most of which result from a lower level of competition. First, because there are fewer well-capitalized acquirers with a medium-market focus, we have been successful in purchasing stations on more favorable terms than acquirers of large market stations. Second, in many of our markets only three or four other local commercial television stations exist. As a result, we achieve lower programming costs than stations in larger markets because the supply of quality programming exceeds the demand. Lastly, we believe that the stations we own, operate, program or provide sales and other services to are better managed than many of our competitors’ stations. By providing equity incentives, we have been able to attract and retain station general managers with experience in larger markets who employ marketing and sales techniques that are not typically utilized in our markets.

We seek to grow our revenue and broadcast cash flow by increasing the audience and revenue shares of the stations we own, operate, program or provide sales and other services to. We strive to increase the audience share of the stations by creating a strong local broadcasting presence based on highly-rated local news, local sports coverage and active community sponsorship. We seek to improve revenue share by employing and supporting a high-quality local sales force that leverages the stations’ strong local brand and community presence with local advertisers. Additionally, we have further improved broadcast cash flow by maintaining strict control over operating and programming costs. The benefits achieved through these initiatives are magnified in our duopoly markets by broadcasting the programming of multiple networks, capitalizing on multiple sales forces and achieving an increased level of operational efficiency. As a result of our operational enhancements, we expect revenue from the stations we have acquired or begun providing services to in the last four years to grow faster than that of our more mature stations.

Nexstar Broadcasting Group, Inc., our ultimate parent, completed its initial public offering on November 28, 2003. Concurrent with this offering, Nexstar Broadcasting Group, Inc. completed a corporate reorganization whereby its predecessor, Nexstar Broadcasting Group, L.L.C., and certain direct and indirect subsidiaries of Nexstar Broadcasting Group, L.L.C. merged with and into Nexstar Broadcasting Group, Inc. Nexstar Broadcasting Group, L.L.C. was organized as a limited liability company on December 12, 1996 in the State of Delaware and commenced operations on April 15, 1997.

On December 30, 2003, we completed the acquisition of all of the direct and indirect subsidiaries of Quorum. Quorum owned and operated 11 television stations and provided management, sales or other services to an additional 5 stations, primarily in medium-sized markets. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar Broadcasting Group, Inc. and its subsidiaries. The merger constituted a tax-free reorganization and has been accounted for as a merger under common control in a manner similar to pooling of interests. Accordingly, our consolidated financial statements herein have been restated to include the financial results of all of the Quorum subsidiaries for all periods prior to 2004.

Our principal offices are at 909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039. Our telephone number is (972) 373-8800 and our website is www.nexstar.tv.

Business Strategy

We seek to generate revenue and broadcast cash flow growth through the following strategies:

Develop Leading Local Franchises. Each of the stations that we own, operate, program, or provide sales and other services to creates a highly recognizable local brand, primarily through the quality of local news programming and community presence. Based on internally generated analysis, we believe that in approximately two-thirds of our markets that feature local newscasts produced by Nexstar, we rank among the top two stations in local news viewership. Strong local news typically generates higher ratings among attractive demographic profiles and enhances audience loyalty, which may result in higher ratings for programs both preceding and following the news. High ratings and strong community identity make the stations that we own, operate, program, or provide sales and other services to more attractive to local advertisers. For the year ended December 31, 2004, we and Mission earned approximately one-third of our advertising revenue from spots aired during local news programming. Our stations and the stations we provide services to currently provide approximately 530 hours per week of local news programming. Extensive local sports coverage and active sponsorship of community events further differentiate us from our competitors and strengthen our community relationships and our local advertising appeal.

Emphasize Local Sales. We employ a high-quality local sales force in each of our markets to increase revenue from local advertisers by capitalizing on our investment in local programming. We believe that local advertising is attractive because our sales force is more effective with local advertisers, giving us a greater ability to influence this revenue source. Additionally, local advertising has historically been a more stable source of revenue than national advertising for television broadcasters. For the year ended December 31, 2004, the percentage of Nexstar’s and Mission’s consolidated spot revenue, excluding political revenue, from local advertising was 68.1%. In most of our markets we have increased the size and quality of our local sales force. We also invest in our sales efforts by implementing comprehensive training programs and employing a sophisticated inventory tracking system to help maximize advertising rates and the amount of inventory sold in each time period.

Operate Duopoly Markets. Owning or providing services to more than one station in a given market enables us to broaden our audience share, enhance our revenue share and achieve significant operating efficiencies. Duopoly markets broaden audience share by providing programming from multiple networks with different targeted demographics. These markets increase revenue share by capitalizing on multiple sales forces. Through various local service agreements with Mission, we program or provide sales and other services to additional television stations. Mission is 100% owned by an independent third party. We do not own Mission or its television stations. In order for both us and Mission to comply with Federal Communications Commission (“FCC”) regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations. However, as a result of our guarantee of the obligations incurred under Mission’s senior secured credit facility and our arrangements under the local service agreements and purchase option agreements with Mission, we are deemed under accounting principles generally accepted in the United States of America (“U.S. GAAP”) to have a controlling financial interest in Mission and therefore consolidate Mission’s financial position, results of operations and cash flows as if it were a wholly-owned entity.

Additionally, we achieve significant operating efficiencies by consolidating physical facilities, eliminating redundant management and leveraging capital expenditures between stations. We derived approximately 63% of our net broadcast revenue for the year ended December 31, 2004 from our duopoly markets.

Maintain Strict Cost Controls. We emphasize strict controls on operating and programming costs in order to increase broadcast cash flow. We continually seek to identify and implement cost savings at each of our stations and the stations we provide services to and our overall size benefits each station with respect to negotiating favorable terms with programming suppliers and other vendors. By leveraging our size and corporate management expertise, we are able to achieve economies of scale by providing programming, financial, sales and marketing support to our stations and the stations we provide services to. Due to the significant negotiating leverage afforded by limited competition in our markets, Nexstar and Mission on a combined basis reduced the cash broadcast payments as a percentage of net broadcast revenue for the year ended December 31, 2004, as compared to the previous four years. Our and Mission’s cash broadcast payments were 4.7%, 6.4%, 6.3%, 7.5% and 7.5% of net broadcast revenue for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

Capitalize on Diverse Network Affiliations. We currently own, operate, program, or provide sales and other services to a balanced portfolio of television stations with diverse network affiliations, including NBC, CBS, ABC, Fox and UPN affiliated stations which represented approximately 39.1%, 28.2%, 14.9%, 17.6%, and 0.2%, respectively, of our 2004 net broadcast revenue. The networks provide these stations with quality programming and numerous sporting events such as NBA basketball, Major League Baseball, NFL football, NCAA sports, PGA golf and the Olympic Games. Because network programming and ratings change frequently, the diversity of our station portfolio’s network affiliations reduces our reliance on the quality of programming from a single network.

Attract and Retain High Quality Management. We seek to attract and retain station general managers with proven track records in larger television markets by providing equity incentives not typically offered by other station operators in our markets. Our station general managers have been granted stock options and have an average of over 20 years of experience in the television broadcasting industry.

The Stations

The following chart sets forth general information about the stations we own, operate, program or provide sales and other services to as of March 31, 2005:

Market Rank (1)	Market	Station	Affiliation	Status (2)	Commercial Stations in Market (1)(3)	FCC License Expiration Date
8	Washington, DC/Hagerstown, MD (4)	WHAG	NBC	O&O		(9)
53	Wilkes Barre-Scranton, PA	WBRE WYOU	NBC CBS	O&O LSA	5	8/1/07 8/1/07
56	Little Rock-Pine Bluff, AR	KARK	NBC	O&O	5	6/1/05 (9)
75	Rochester, NY	WROC	CBS	O&O	4	6/1/07
78	Springfield, MO	KOLR KSFX (5)	CBS Fox	LSA O&O	4	2/1/06 2/1/06
81	Shreveport, LA	KTAL	NBC	O&O	5	8/1/06
82	Champaign-Springfield-Decatur, IL	WCIA WCFN	CBS UPN	O&O O&O	6	12/1/05 12/1/05
99	Evansville, IN	WTVW	Fox	O&O	5	8/1/05
105	Ft. Wayne, IN	WFFT	Fox	O&O	4	8/1/05
108	Ft. Smith-Fayetteville-Springdale-Rogers, AR	KFTA (6)/ KNWA (6)	NBC	LSA (7)	4	6/1/05 (9)
117	Peoria-Bloomington, IL	WMBD WYZZ	CBS Fox	O&O LSA	4	12/1/05 12/1/05
129	Amarillo, TX	KAMR KCIT KCPN-LP	NBC Fox —	O&O LSA LSA	5	8/1/06 8/1/06 8/1/06
133	Rockford, IL	WQRF WTVO	Fox ABC	O&O LSA(8)	4	12/1/05 12/1/05

Market Rank (1)	Market	Station	Affiliation	Status (2)	Commercial Stations in Market (1)(3)	FCC License Expiration Date
135	Monroe, LA-El Dorado, AR	KARD	Fox	O&O	4	6/1/05 (9)
138	Beaumont-Port Arthur, TX	KBTV	NBC	O&O	4	8/1/06
141	Erie, PA	WJET WFXP	ABC Fox	O&O LSA	4	8/1/07 8/1/07
143	Wichita Falls, TX-Lawton, OK	KFDX KJTL KJBO-LP	NBC Fox UPN	O&O LSA LSA	5	8/1/06 8/1/06 8/1/06
146	Joplin, MO-Pittsburg, KS	KSNF KODE	NBC ABC	O&O LSA	4	2/1/06 2/1/06
147	Lubbock, TX	KLBK KAMC	CBS ABC	O&O LSA	6	8/1/06 8/1/06
148	Terre Haute, IN	WTWO WFXW (10)	NBC Fox	O&O LSA	3	8/1/05 8/1/05
157	Odessa-Midland, TX	KMID	ABC	O&O	6	8/1/06
163	Abilene-Sweetwater, TX	KTAB KRBC	CBS NBC	O&O LSA	4	8/1/06 8/1/06
167	Utica, NY	WFXV WPNY-LP WUTR	Fox UPN ABC	O&O O&O LSA	4	6/1/07 6/1/07 6/1/07
170	Billings, MT	KSVI KHMT	ABC Fox	O&O LSA	4	4/1/06 4/1/06
171	Dothan, AL	WDHN	ABC	O&O	3	(9)
195	San Angelo, TX	KSAN KLST	NBC CBS	LSA O&O	5	8/1/06 8/1/06
201	St. Joseph, MO	KQTV	ABC	O&O	1	2/1/06

(1)	Market rank refers to ranking the size of the Designated Market Area (“DMA”) in which the station is located in relation to other DMAs. Source: Investing in Television Market Report 2004 3rd Edition, as published by BIA Financial Network, Inc.
(2)	O&O refers to stations that we own and operate. LSA, or local service agreement, is the general term we use to refer to a contract under which we provide services to a station owned and/or operated by an independent third party. Local service agreements include time brokerage agreements, shared services agreements, joint sales agreements, and outsourcing agreements. For further information regarding the LSAs to which we are party, see “Certain Transactions.”
(3)	The term “commercial station” means a television broadcast station and does not include non-commercial stations, religious stations, cable program services or networks, or stations, other than those that we own or provide sales and other services to, whose audience shares from Sunday to Saturday 9 a.m. to midnight were not measurable.
(4)	Although WHAG is located within the Washington, DC DMA, its signal does not reach the entire Washington, DC metropolitan area. WHAG serves the Hagerstown, MD sub-market within the DMA.
(5)	Effective January 17, 2005, KDEB changed its call letters to KSFX.
(6)	Effective August 13, 2004, KPOM changed its call letters to KFTA and KFAA changed its call letters to KNWA.
(7)	The acquisition of KFTA/KNWA by Nexstar closed on January 7, 2005.
(8)	On November 1, 2004, Mission purchased substantially all of the assets of WTVO, except for its FCC license and certain transmission equipment. Mission consummated the acquisition of WTVO on January 4, 2005 with the purchase of WTVO’s FCC license and certain transmission equipment.
(9)	Renewal pending.
(10)	Effective June 1, 2005, WBAK changed its call letters to WFXW.

Industry Background

Industry Overview

All television stations in the country are grouped by A.C. Nielsen Company, a national audience measuring service, into 210 generally recognized television markets, known as designated market areas (“DMAs”), that are ranked in size according to various metrics based upon actual or potential audience. Each DMA is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. A.C. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. The estimates are expressed in terms of a “rating,” which is a station’s percentage of the total potential audience in the market, or a “share,” which is the station’s percentage of the audience actually watching television. A.C. Nielsen provides these data on the basis of local television households and selected demographic groupings in the market. A.C. Nielsen uses two methods to determine a station’s ratings. In larger geographic markets, A.C. Nielsen uses a combination of meters connected directly to selected television sets and weekly diaries of television viewing, while in smaller markets A.C. Nielsen uses only weekly diaries.

Whether or not a station is affiliated with one of the four major networks (NBC, ABC, CBS or Fox) has a significant impact on the composition of the station’s revenue, expenses and operations. A typical network affiliate receives a significant part of its programming including prime-time hours from the network. This programming, along with cash payments for NBC, ABC and CBS affiliates, is provided to the affiliate by the network in exchange for a substantial majority of the advertising time during network programs. The network then sells this advertising time and retains the revenue. The affiliate retains the revenue from the remaining advertising time sold during network programs and from advertising time sold during non-network programs.

Broadcast television stations compete for advertising revenue primarily with other commercial broadcast television stations, and, to a lesser extent, with newspapers, radio stations and cable system operators serving the same market. Non-commercial, religious and Spanish-language broadcasting stations in many markets also compete with commercial stations for viewers. In addition, the Internet and other leisure activities may draw viewers away from commercial television stations.

Television Broadcasting History

Commercial television broadcasting began in the United States on a regular basis in the 1940s. There are a limited number of channels available for broadcasting in any one geographic area. Television stations can be distinguished by the frequency on which they broadcast. Television stations that broadcast over the very high frequency or VHF band (channels 2-13) of the spectrum generally have some competitive advantage over television stations which broadcast over the ultra-high frequency or UHF band (channels above 13) of the spectrum because the former usually have better signal coverage and operate at a lower transmission cost. However, the improvement of UHF transmitters and receivers, the complete elimination from the marketplace of VHF-only receivers and the expansion of cable television systems have reduced the VHF signal advantage. Any disparity between VHF and UHF is likely to diminish even further in the coming era of digital television.

Through the 1970s, network television broadcasters enjoyed virtual dominance in viewership and television advertising revenue because network-affiliated stations competed only with each other in most local markets. Beginning in the 1980s and continuing through today, however, this level of dominance changed as more local stations were authorized by the FCC and marketplace choices expanded with the growth of independent stations, new networks such as UPN, WB and PAX, and cable and satellite television services.

Cable television systems, which grew at a rapid rate beginning in the early 1970s, were initially used to retransmit broadcast television programming to paying subscribers in areas with poor broadcast signal reception. In the aggregate, cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming. With the increase in cable penetration, the advertising share of cable networks has increased. Notwithstanding these increases in cable viewership and advertising, over-the-air broadcasting remains the primary distribution system for mass market television advertising. Basic cable penetration (the percentage of television households which are connected to a cable system) in our television markets ranges from 44.0% to 80.0%.

Direct broadcast satellite (“DBS”) systems have also rapidly increased their penetration rate in the last decade, reaching approximately 20% of U.S. households. DBS services provide nationwide distribution of video programming (including in some cases pay-per-view programming and programming packages unique to DBS) using small receiving dishes and digital transmission technologies. In November 2004, Congress passed the Satellite Home Viewer Extension and Reauthorization Act, which permits DBS operators to continue to distribute the signals of local television stations to subscribers in the stations’ local market areas, or local-into-local service. DirecTV currently provides satellite carriage of our and Mission’s stations in the Little Rock-Pine Bluff, Shreveport, Wilkes Barre-Scranton, Ft. Wayne, Springfield, Evansville, Peoria, Rochester, Ft. Smith-Fayetteville-Springdale-Rogers and Champaign-Springfield-Decatur markets. EchoStar currently provides satellite carriage of our and Mission’s stations in the Abilene, Amarillo, Champaign-Springfield-Decatur, Evansville, Fort Wayne, Ft. Smith-Fayetteville-Springdale-Rogers, Joplin, MO-Pittsburg, KS, Little Rock-Pine Bluff, Lubbock, Monroe, LA-El Dorado, AR, Peoria, Rochester, Rockford, Terre Haute, Wichita Falls, TX-Lawton, OK, Shreveport, Springfield, Wilkes Barre-Scranton Billings and Erie markets.

In acquiring programming to supplement network programming, network affiliates compete with other broadcasting stations in their markets. Cable systems generally do not compete with local stations for programming. In the past, the cost of programming increased dramatically, primarily because of an increase in the number of new independent stations and a shortage of desirable programming. Recently, however, program prices have stabilized as a result of increases in the supply of programming.

The FCC finalized its allotment of new advanced television channels to existing broadcast stations in the first half of 1998. Advanced television is a digital television (“DTV”) transmission system that delivers improved video and audio signals including high definition television and also has substantial multiplexing and data transmission capabilities. For each licensed television station, the FCC allocated a matching DTV channel. Network affiliated stations in the top 10 markets were required to begin digital broadcasting by May 1999, and in the top 30 markets by November 1, 1999. All other commercial stations operators were required to complete construction of and begin broadcasting with their digital transmission systems no later than May 1, 2002. By a date to be determined, the FCC will require television broadcasters to cease non-digital broadcasting and return one of their channels to the U.S. government.

Advertising Sales

General

Television station revenue is primarily derived from the sale of local and national advertising. Television stations compete for advertising revenue primarily with other broadcast television stations, radio stations, cable system operators and programmers, and newspapers serving the same market.

All network-affiliated stations are required to carry advertising sold by their networks which reduces the amount of advertising time available for sale by stations. Our and Mission’s stations sell the remaining advertising to be inserted in network programming and the advertising in non-network programming, retaining all of the revenue received from these sales. A national syndicated program distributor will often retain a portion of the available advertising time for programming it supplies in exchange for no fees or reduced fees charged to the stations for such programming. These programming arrangements are referred to as barter programming.

Advertisers wishing to reach a national audience usually purchase time directly from the networks, or advertise nationwide on a case-by-case basis. National advertisers who wish to reach a particular region or local audience often buy advertising time directly from local stations through national advertising sales representative firms. Local businesses purchase advertising time directly from the stations’ local sales staff.

Advertising rates are based upon a number of factors, including:

•	a program’s popularity among the viewers that an advertiser wishes to target;

•	the number of advertisers competing for the available time;

•	the size and the demographic composition of the market served by the station;

•	the availability of alternative advertising media in the market area;

•	the effectiveness of the sales forces;

•	development of projects, features and programs that tie advertiser messages to programming; and

•	the level of spending commitment made by the advertiser.

Advertising rates are also determined by a station’s overall ability to attract viewers in its market area, as well as the station’s ability to attract viewers among particular demographic groups that an advertiser may be targeting. Advertising revenue is positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television broadcast stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenue of broadcast television stations.

Local Sales

Local advertising time is sold by each station’s local sales staff who call upon advertising agencies and local businesses, which typically include car dealerships, retail stores and restaurants. Compared to revenue from national advertising accounts, revenue from local advertising is generally more stable and more controllable. We seek to attract new advertisers to television and to increase the amount of advertising time sold to existing local advertisers by relying on experienced local sales forces with strong community ties, producing news and other programming with local advertising appeal and sponsoring or co-promoting local events and activities. We place a strong emphasis on the experience of our local sales staff and maintain an on-going training program for sales personnel.

National Sales

National advertising time is sold through national sales representative firms which call upon advertising agencies, whose clients typically include automobile manufacturers and dealer groups, telecommunications companies, fast food franchisers, and national retailers (some of which may advertise locally).

Network Affiliations

Each station that we own and operate, program or provide sales and other services to is affiliated with its network pursuant to an affiliation agreement, as described in the following table:

Station	Market	Affiliation	Expiration
KOLR	Springfield, MO	CBS	June 2005
WYZZ	Peoria-Bloomington, IL	Fox	June 2005
KLBK	Lubbock, TX	CBS	August 2005
WCIA	Champaign-Springfield-Decatur, IL	CBS	September 2005
WMBD	Peoria-Bloomington, IL	CBS	September 2005
KTAB	Abilene-Sweetwater, TX	CBS	December 2005
KAMR	Amarillo, TX	NBC	December 2005
KTAL	Shreveport, LA	NBC	December 2005
KCIT	Amarillo, TX	Fox	March 2006
WFXP	Erie, PA	Fox	March 2006
KJTL	Wichita Falls, TX-Lawton, OK	Fox	June 2006
WPNY-LP	Utica, NY	UPN	April 2007
WCFN	Champaign-Springfield-Decatur, IL	UPN	April 2007
KQTV	St. Joseph, MO	ABC	April 2007
KJBO-LP	Wichita Falls, TX-Lawton, OK	UPN	September 2007
KODE	Joplin, MO-Pittsburg, KS	ABC	December 2007
WYOU	Wilkes Barre-Scranton, PA	CBS	December 2007
WHAG	Washington, DC (3)	NBC	December 2007
WTVW	Evansville, IN	Fox	April 2008
WQRF	Rockford, IL	Fox	April 2008
KARD	Monroe, LA-El Dorado, AR	Fox	April 2008
KSFX(1)	Springfield, MO	Fox	April 2008
WFXW(5)	Terre Haute, IN	Fox	June 2008
WFXV	Utica, NY	Fox	June 2008
KHMT	Billings, MT	Fox	November 2008
WFFT	Ft. Wayne, IN	Fox	December 2008
KARK	Little Rock-Pine Bluff, AR	NBC	December 2008
WBRE	Wilkes Barre-Scranton, PA	NBC	December 2008
WTWO	Terre Haute, IN	NBC	December 2008
KBTV	Beaumont-Port Arthur, TX	NBC	December 2008
KFDX	Wichita Falls, TX-Lawton, OK	NBC	December 2008
KSNF	Joplin, MO-Pittsburg, KS	NBC	December 2008
KSAN	San Angelo, TX	NBC	December 2010
KRBC	Abilene-Sweetwater, TX	NBC	December 2010
WUTR	Utica, NY	ABC	December 2010
WDHN	Dothan, AL	ABC	December 2010
WJET	Erie, PA	ABC	December 2010
KSVI	Billings, MT	ABC	December 2010
KMID	Odessa-Midland, TX	ABC	December 2010
WTVO	Rockford, IL	ABC	December 2010
KAMC	Lubbock, TX	ABC	December 2010
KLST	San Angelo, TX	CBS	August 2012
KFTA/KNWA (2)	Ft. Smith-Fayetteville-Springdale-Rogers, AR	NBC	January 2013
WROC	Rochester, NY	CBS	January 2013
KCPN-LP	Amarillo, TX	(4)

(1)	Effective January 17, 2005, KDEB changed its call letters to KSFX.
(2)	Effective August 13, 2004, KPOM changed its call letters to KFTA and KFAA changed its call letters to KNWA.
(3)	Although WHAG is located within the Washington, DC DMA, its signal does not reach the entire Washington, DC metropolitan area. WHAG serves the Hagerstown, MD sub-market within the DMA.
(4)	Not affiliated with a network.
(5)	Effective June 1, 2005, WBAK changed its call letters to WFXW.

Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the network with which it is affiliated. In exchange, the network has the right to sell a substantial majority of the advertising time during these broadcasts. In addition, for each hour that the station elects to broadcast network programming, the network pays the station a fee (with the exception of Fox and UPN), specified in each affiliation agreement, which varies with the time of day. Typically, prime-time programming (Monday through Saturday from 8:00 p.m. to 11:00 p.m., Eastern Standard time and Sunday from 7:00 p.m. to 11:00 p.m., Eastern Standard time) generates the highest hourly rates.

Competition in the Television Industry

Competition in the television industry takes place on several levels: competition for audience, competition for programming (including news) and competition for advertisers. Additional factors that are material to a television station’s competitive position include signal coverage and assigned frequency. The broadcasting industry is continually faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could have a material effect on our operations.

Audience. Stations compete for viewership generally against other leisure activities in which one could choose to engage rather than watch television. Broadcast stations compete for audience share specifically on the basis of program popularity, which has a direct effect on advertising rates. A portion of the daily programming on the NBC, CBS, ABC, Fox and UPN affiliated stations that we own or provide services to is supplied by the network with which each station is affiliated. In those periods, the stations are dependent upon the performance of the network programs in attracting viewers. Stations program non-network time periods with a combination of self-produced news, public affairs and other entertainment programming, including movies and syndicated programs purchased for cash, cash and barter, or barter only.

Through the 1970s, network television broadcasting enjoyed virtual dominance in viewership and television advertising revenue because network-affiliated stations competed only with each other in most local markets. However, the development of methods of video transmission other than over-the-air broadcasting, and in particular the growth of cable television, has significantly altered competition for audience share in the television industry. In addition, DBS providers, such as DirecTV and EchoStar, offer nationwide distribution of video programming (including, in some cases, pay-per-view programming and programming packages unique to DBS) using small receiving dishes and digital transmission technology. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station’s audience. Other sources of competition include home entertainment systems, such as VCRs, DVDs and television game devices. Transmission of video programming over broadband Internet may be a future source of competition to television broadcasters.

Although cable television systems were initially used to retransmit broadcast television programming to subscribers in areas with poor broadcast signal reception, significant increases in cable television penetration and cable programming services occurred throughout the 1970s and 1980s in areas that did not have signal reception problems. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of multiple, national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience. Recently, however, certain cable operators have elected to compete for these audiences and the increased competition could have an adverse effect on our advertising revenue.

Further advances in technology may increase competition for household audiences and advertisers. The increased use of digital technology by cable systems and DBS, along with video compression techniques, will reduce the bandwidth required for television signal transmission. These technological developments are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reductions in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized “niche” programming. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for advertising expenditures. We are unable to predict the effect that these or other technological changes will have on the broadcast television industry or on the future results of our operations or the operations of the stations we provide services to.

Programming. Competition for programming involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. Stations compete against in-market broadcast station operators for exclusive access to off-network reruns (such as Seinfeld) and first-run product (such as Entertainment Tonight) in their respective markets. In addition, stations are competing against other networks with respect to first-run programming. The broadcast networks are rerunning the same episode of a network program on affiliated cable or broadcast networks, often in the same week that it aired on a local station. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. AOL Time Warner, Inc., General Electric Company, Viacom Inc., The News Corporation Limited and the Walt Disney Company each owns a television network and also owns or controls major production studios, which are the primary source of programming for the networks. It is uncertain whether in the future such programming, which is generally subject to short-term agreements between the studios and the networks, will be moved to the networks. Television broadcasters also compete for non-network programming unique to the markets they serve. As such, stations strive to provide exclusive news stories, unique features such as investigative reporting and coverage of community events and to secure broadcast rights for regional and local sporting events.

Advertising. In addition to competing with other media outlets for audience share, stations compete for advertising revenue with:

•	other television stations in their respective markets; and

•	other advertising media such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, local cable systems and the Internet.

Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets. Generally, a television broadcasting station in a particular market does not compete with stations in other market areas.

Federal Regulation of Television Broadcasting

The following is a brief discussion of certain provisions of the Communications Act of 1934, as amended (“Communications Act”), and the FCC’s regulations and policies that affect the business operations of television broadcasting stations. For more information about the nature and extent of the FCC regulation of television broadcasting stations you should refer to the Communications Act and FCC’s rules, public notices, and rulings. Over the years, Congress and the FCC have added, amended and deleted statutory and regulatory requirements to which station owners are subject. Some of these changes have a minimal business impact whereas others may significantly affect the business or operation of individual stations or the broadcast industry as a whole. The following discussion summarizes statutory and regulatory rules and policies currently in effect.

License Grant and Renewal. Television broadcast licenses are granted for a maximum term of eight years and are subject to renewal upon application to the FCC. The FCC is required to grant an application for license renewal if during the preceding term the station served the public interest, the licensee did not commit any serious violations of the Communications Act or the FCC’s rules, and the licensee committed no other violations of the Communications Act or the FCC’s rules which, taken together, would constitute a pattern of abuse. The vast majority of renewal applications are routinely granted under this standard. If a licensee fails to meet this standard the FCC may still grant renewal on terms and conditions that it deems appropriate, including a monetary forfeiture or renewal for a term less than the normal eight-year period.

During certain limited periods after a renewal application is filed, interested parties, including members of the public, may file petitions to deny a renewal application, to which the licensee/renewal applicant is entitled to respond. After reviewing the pleadings, if the FCC determines that there is a substantial and material question of fact whether grant of the renewal application would serve the public interest, the FCC is required to hold a trial-type hearing on the issues presented. If, after the hearing, the FCC determines that the renewal applicant has met the renewal standard the FCC must grant the renewal application. If the licensee/renewal applicant fails to meet the renewal standard or show that there are mitigating factors entitling it to renewal subject to appropriate sanctions, the FCC can deny the renewal application. In the vast majority of cases where a petition to deny is filed against a renewal application, the FCC ultimately grants the renewal without a hearing.

No competing application for authority to operate a station and replace the incumbent licensee may be filed against a renewal application.

The Nexstar and Mission stations began to submit renewal of license applications beginning in June 2004 and will continue to do so through April 2007.

In addition to considering rule violations in connection with a license renewal application, the FCC may sanction a station operator for failing to observe FCC rules and policies during the license term, including the imposition of a monetary forfeiture.

The FCC prohibits the assignment or the transfer of control of a broadcast license without prior FCC approval.

Foreign Ownership. The Communications Act limits the extent of non-U.S. ownership of companies that own U.S. broadcast stations. Under this restriction, a U.S. broadcast company such as ours may have no more than 25% non-U.S. ownership. Because our majority shareholder, ABRY Partners, LLC and its affiliated funds (“ABRY”), has a substantial level of foreign investment, the amount of additional foreign investment that may be made in us is limited to approximately 10.3% of the total shares outstanding.

Other Ownership Restrictions. The FCC has rules which establish limits on the ownership of broadcast stations. These ownership limits apply to attributable interests in a station licensee held by an individual, corporation, partnership or other entity. In the case of corporations, officers, directors and voting stock interests of 5% or more (20% or more in the case of qualified investment companies, such as insurance companies and bank trust departments) are considered attributable interests. For partnerships, all general partners and non-insulated limited partners are attributable. Limited liability companies are treated the same as partnerships. The FCC also considers attributable the holder of more than 33% of a licensee’s total assets (defined as total debt plus total equity), if that person or entity also provides over 15% of the station’s total weekly broadcast programming or has an attributable interest in another media entity in the same market which is subject to the FCC’s ownership rules, such as a radio or television station, cable television system or daily newspaper.

Local Ownership (Duopoly Rule). On June 2, 2003, the FCC modified its local television (duopoly) ownership rule to provide greater opportunities for television duopolies in certain circumstances. The modified rule allows common ownership of two television stations in markets (defined using A.C. Nielsen Company’s DMAs) with 17 or fewer television stations, and ownership of up to three stations in markets with 18 or more television stations; provided, however, a single entity may not acquire an attributable interest in more than one station that is ranked among the top-four stations in the market based on audience share. Therefore, these rules prohibit same market combinations in markets with fewer than five stations. In determining how many television stations are in a market, the FCC counts commercial and noncommercial stations.

The modified rule allows the FCC to consider waivers of the duopoly rule. The FCC will consider waivers to allow common ownership for failed, failing and unbuilt stations. In addition, the FCC will consider waivers to allow common ownership of two top-four ranked stations in markets with 11 or fewer television stations. The FCC will consider a wavier of the top-four station prohibition if a merger between stations will reduce a significant competitive disparity between the merging stations and a more dominant station; if the merger will assist the merging stations with their transition to digital operations; if the merger will significantly increase news and local programming; if one or both of the stations to be merged are UHF stations; and if the merger will produce significant public interest benefits.

The FCC’s June 2, 2003 decision was to become effective on September 4, 2003. However, on September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Third Circuit stayed the effectiveness of the new rule and on June 24, 2004, the Court remanded this proceeding back to the FCC for further consideration. On January 31, 2005, the National Association of Broadcasters and several industry parties requested the United States Supreme Court to review the Third Circuit’s decision. On June 13, 2005, the U.S. Supreme Court denied review of the decision. The new rule is also subject to petitions for reconsideration filed with the FCC. In addition, Congress may consider modification of this rule as part of its planned revisions to the Communications Act during the current term. The current duopoly rule, adopted in 1999, continues to govern local television ownership pending the outcome of the court proceedings and any further FCC proceedings.

Under the 1999 duopoly rule, a single entity is allowed to own or have attributable interests in two television stations in a market if (1) the two stations do not have overlapping service areas, or (2) after the combination there are a least eight independently owned and operating full-power television stations and one of the combining stations is not ranked among the top four stations in the DMA. The 1999 rule allows the FCC to consider waivers to permit the ownership of a second station only in cases where the second station has failed or is failing or unbuilt.

Under the 2003 modified rule and the 1999 rule, the FCC attributes toward the local television ownership limits another in-market station when one station owner programs a second in-market station pursuant to a time brokerage or local marketing agreement, if the programmer provides more than 15 percent of the second station’s weekly broadcast programming. However, local marketing agreements entered into prior to November 5, 1996 are exempt attributable interests until at least some time in 2005. This “grandfathered” period likely will be reviewed in either 2005 or 2006 and is subject to possible extension or termination.

In certain markets, we and Mission own and operate both full power and low power television broadcast stations (in Utica, Nexstar owns and operates WFXV and WPNY-LP; in Wichita Falls, Mission owns and operates KJTL and KJBO-LP; and in Amarillo, Mission owns and operates KCIT and KCPN-LP). The FCC’s duopoly rules and policies regarding ownership of television stations in the same market apply only to full power television stations and not low power television stations such as WPNY-LP, KJBO-LP and KCPN-LP.

The only market in which we currently operate stations that meet the modified local duopoly rule (and the 1999 rule) that allows us to own two stations in the market is Champaign-Springfield-Decatur, Illinois. In addition, we provide services to two stations under common ownership in the Fort Smith-Fayetteville-Springdale-Rogers market pursuant to a waiver under the FCC’s rules permitting common ownership of a “satellite” television station in a market where a licensee also owns the “primary” station. In all of the markets where we have entered into LSAs, except for two, we do not provide programming other than news (comprising less than 15 percent of the second station’s programming) to the second station and, therefore, we are not attributed with ownership of the second station. In the two markets where we provide more programming to the second station—WFXP in Erie, Pennsylvania and KHMT in Billings, Montana—the local marketing agreements were entered into prior to November 5, 1996. Therefore, we may continue to operate under the terms of these agreements until the rule is reviewed.

National Ownership. There is no nationwide limit on the number of television stations which a party may own. However, the FCC’s rules limit the percentage of U.S. television households which a party may reach through its attributable interests in television stations. This rule provides that when calculating a party’s nationwide aggregate audience coverage, the ownership of a UHF station is counted as 50 percent of a market’s percentage of total national audience. In 2004, Congress determined that one party may have an attributable interest in television stations which reach, in the aggregate, 39 percent of all U.S. television households; and the FCC thereafter modified its corresponding rule. The FCC currently is considering whether this act has any impact on the FCC’s authority to examine and modify the UHF discount.

The stations Nexstar owns have a combined national audience reach of 5.2 percent of television households with the UHF discount.

Cross Media Ownership. On June 2, 2003, the FCC voted to eliminate its Radio/Television Cross-Ownership Rule and its Local/Television Newspaper Cross-Ownership Rule, replacing both with a new single cross media ownership rule. Under this new cross media ownership rule, in markets with three or fewer television stations, no cross-ownership is permitted among TV, radio and newspapers. In markets with four through eight television stations, one entity may own or have attributable interests in (1) a daily newspaper, one TV station and up to one-half of the radio station limit for the market under the local radio rules; or (2) a daily newspaper and up to the radio station limit for the market; or (3) two TV stations (if permissible under the duopoly rule) and up to the radio station limit for that market. In markets with nine or more television stations, there are no cross media limits. The new cross media ownership rule adopted on June 2, 2003 was to become effective on September 4, 2003. However, on September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Third Circuit stayed the effectiveness of the new rule and on June 24, 2004, the Court remanded this rule back to the FCC for further consideration. On January 31, 2005, the National Association of Broadcasters and several industry parties requested the United States Supreme Court to review the Third Circuit’s decision. On June 13, 2005, the U.S. Supreme Court denied review of the decision. The new rule is also subject to petitions for reconsideration at the FCC and to Congressional review and potential modification. So long as the new cross media ownership rule is stayed, or in the event that it is repealed or vacated, the current Radio/Television Cross-Ownership Rule and Local Television/Newspaper Cross-Ownership Rule continue to govern cross media ownership.

Radio/Television Cross-Ownership Rule (One-to-a-Market Rule). The FCC voted to eliminate this rule when it adopted its new cross media ownership rule on June 2, 2003. However, so long as the new cross media ownership rule is stayed, or in the event that it is repealed or vacated, the one-to-a-market rule continues to govern common ownership of radio and television stations in the same market. In markets with at least 20 independently owned media outlets, ownership of one television station and up to seven radio stations, or two television stations (if allowed under the television duopoly rule) and six radio stations is permitted. If the number of independently owned media outlets is fewer than 20 but greater than or equal to 10, ownership of one television station (or two if allowed) and four radio stations is permitted. In markets with fewer than 10 independent media voices, ownership of one television station (or two if allowed) and one radio station is permitted. In calculating the number of independent media voices in a market, the FCC includes all radio and television stations, independently owned cable systems (counted as one voice), and independently owned daily newspapers which have circulation that exceeds five percent of the households in the market.

Local Television/Newspaper Cross-Ownership Rule. The FCC voted to eliminate this rule when it adopted its new cross media ownership rule on June 2, 2003. However, so long as the new cross media ownership rule is stayed, or in the event that it is repealed or vacated, the local television/newspaper cross-ownership rule continues to govern common ownership of newspapers and television stations in the same market. Under this rule, a party is prohibited from having an attributable interest in a television station and a daily newspaper if the television station’s Grade A analog (NTSC) signal contour encompasses the entire community in which the newspaper is published.

Local Television/Cable Cross-Ownership. There is no longer any FCC rule prohibiting co-ownership of a cable television system and a television broadcast station in the same area.

Cable “Must-Carry” or Retransmission Consent Rights. Every three years television broadcasters are required to make an election between “must-carry” or retransmission consent in connection with the carriage of their analog signal on cable television systems within their DMA. For a majority of our stations the most recent election was made October 1, 2002, and is effective for the three-year period that began January 1, 2003. The next election date is October 1, 2005, for the three-year period beginning January 1, 2006.

If a broadcaster chooses to exercise must-carry rights, it may request cable system carriage on the station’s over-the-air channel or another channel on which it was carried on the cable system as of a specified date. A cable system generally must carry a station’s signal in compliance with the broadcaster’s carriage request, and in a manner that makes the signal available to all cable subscribers. However, must-carry rights are not absolute, and whether a cable system is required to carry the station on its system, or in the specific manner requested, depends on variables such as the location, size and number of activated channels of the cable system and whether the station’s programming duplicates, or substantially duplicates the programming of another station carried on the cable system. If certain conditions are met, a cable system may decline to carry a television station that has elected must-carry status, although it is unusual for all the required conditions to exist.

If a broadcaster chooses to exercise retransmission consent rights, a cable television system which is subject to that election may not carry a station’s signal without the broadcasters consent. This generally requires the cable system and television broadcaster to negotiate the terms under which the broadcaster will consent to the cable system’s carriage of its station’s signal.

In most instances, we have elected to exercise our retransmission consent rights rather than electing must-carry status, and have negotiated retransmission consent agreements with cable television systems in our markets. The terms of these agreements generally range from three to ten years or are interim agreements for a shorter period of time, and provide for the carriage of our stations’ signals. Of Mission’s stations, some stations have elected to exercise their retransmission consent rights; other stations have opted for must-carry status; one station has both retransmission consent agreements and must-carry status. The majority of stations have elected retransmission consent rather than must-carry status in most instances and have either negotiated carriage agreements or interim carriage agreements which provide for the carriage of the stations’ signals.

On December 31, 2004, our retransmission consent agreements with subsidiaries of Cox Communications, Inc. (“Cox”) for television stations KLST (San Angelo) and Mission’s retransmission consent agreements for KRBC (Abilene) expired. Also on December 31, 2004, our and Mission’s retransmission consent agreements with Cable One, Inc. (“Cable One”) for KSNF (Joplin), KTAL (Texarkana—Shreveport) and KODE (Joplin) expired. On February 1, 2005, our retransmission consent agreement with Cox for KTAL expired. Therefore, Cox and Cable One are no longer permitted by law to carry these stations’ signals.

We and Mission have requested that Cox and Cable One pay a cash per subscriber fee in exchange for their right to carry the stations’ signals. Cox and Cable One have informed us and Mission that they will not pay any cash fees for the carriage of the stations on their systems. On January 19, 2005, Cox submitted a Complaint for Enforcement to the FCC requesting that the FCC instruct us and Mission to negotiate in good faith for retransmission consent agreements for KLST and KRBC. On February 8, 2005, we and Mission submitted a joint response to the Complaint. On February 24, 2005, Cox filed a response to the filing made by us and Mission. This matter remains pending before the FCC. On May 13, 2003, Cable One submitted a Petition for Special Relief to the FCC seeking to include an NBC affiliate from the Tulsa market in the Joplin market. We are permitted to file an objection to this request.

Direct-to-Home Satellite Services and Carriage Rights. In November 2004, Congress enacted the Satellite Home Viewer Extension and Reauthorization Act (“SHVERA”) allowing direct broadcast satellite providers to continue carrying local channels and extending the requirement that direct broadcast satellite services such as DirecTV and EchoStar carry, upon request, the signals of all local television stations in a DMA in which the satellite service provider is carrying at least one local television station’s signal. In addition, satellite providers also may carry “significantly viewed” out-of-market stations and may continue to provide network service from a station outside a local market to subscribers in the market who are “unserved” by a local station affiliated with the same network under certain circumstances. Unserved generally refers to a satellite subscriber who is unable, using a conventional outdoor rooftop antenna, to receive a “Grade B” signal of a local network affiliated station. If a subscriber is able to receive a Grade B quality signal from a local network affiliate then, subject to certain exceptions, the subscriber is not eligible to receive that network’s programming from an out-of-market affiliate carried on the satellite service. SHVERA also allows subscribers who were not receiving a digital signal as of December 8, 2004 to receive distant signals for digital television programming if the subscriber is receiving the local analog signal and the subscriber cannot receive a local digital signal over-the-air.

Satellite carriers that provide any local-into-local service in a market must carry, upon request, all stations in that market that have elected mandatory carriage, and DBS operators are now carrying other local stations in local-into-local markets, including some noncommercial, independent and foreign language stations. SHVERA also now permits satellite providers to carry “significantly viewed” out-of-market stations in certain circumstances when local-into-local service is provided.

Commercial television stations were required to make initial elections for retransmission consent or must-carry status with DBS operators in July 2001, for a four-year period. Beginning in 2006, the cable and satellite election periods will coincide and occur every three years. Satellite market areas are based on A.C. Nielsen’s DMAs. Satellite carriers are not required to carry duplicative network signals from a local market unless the stations are licensed to different communities in different states. Satellite carriers are required to carry all local television stations in a contiguous manner on their channel line-up and may not discriminate in their carriage of stations. DirecTV currently provides satellite carriage of our and Mission’s stations in the Little Rock-Pine Bluff, Shreveport, Wilkes Barre-Scranton, Ft. Wayne, Springfield, Evansville, Peoria, Rochester, Ft. Smith-Fayetteville-Springdale-Rogers and Champaign-Springfield-Decatur markets. EchoStar currently provides satellite carriage of our and Mission’s stations in the Abilene, Amarillo, Champaign-Springfield-Decatur, Evansville, Fort Wayne, Ft. Smith-Fayetteville-Springdale-Rogers, Joplin, MO-Pittsburg, KS, Little Rock-Pine Bluff, Lubbock, Monroe, LA-El Dorado, AR, Peoria, Rochester, Rockford, Terre Haute, Wichita Falls, TX-Lawton, OK, Shreveport, Springfield, Wilkes Barre-Scranton Billings and Erie markets. Nexstar and Mission have long-term carriage agreements with both DirecTV and EchoStar that provided for the carriage of the currently carried stations, as well as those subsequently added in new local-to-local markets, or those added by acquisition or other means.

Digital Television. Advanced television is a DTV transmission system that delivers video and audio signals of higher quality (including high definition television) than the existing analog transmission system. DTV also has substantial capabilities for multiplexing (the broadcast of several programs concurrently) and data transmission. The FCC assigned new channels for advanced television to existing broadcast stations in the first half of 1997. For each licensed television station the FCC allocated a DTV channel which is different from the station’s analog channel. In general, the DTV channels assigned to television stations are intended to provide stations with DTV coverage areas that replicate their analog coverage areas. However, there are a number of variables which will ultimately determine the extent to which a station’s DTV operation will provide such replication. Under certain circumstances, a station’s DTV operation may cover less geographic area than the station’s current analog signal. The introduction of digital television will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals, or adapters to receive DTV signals and convert them to an analog signal for display on their existing receivers.

Stations affiliated with the four largest networks (ABC, CBS, NBC and Fox) in the top 10 markets were required to begin digital broadcasting by May 1, 1999, and in the top 30 markets by November 1, 1999. The FCC required all remaining commercial television stations in the United States to start broadcasting with at least a low-power digital signal by May 1, 2002, unless the FCC granted an extension of time. Stations may broadcast both analog and DTV signals until at least December 31, 2006. The FCC expects to reclaim one of the channels and each broadcaster will operate a single DTV channel on a date to be determined. Beginning April 1, 2005, a station is required to simulcast 100% of its analog programming on its DTV channel.

Channels now used for analog broadcasts range from 2 through 69. The FCC designated Channels 2 through 51 as the “core” channels which will be used for DTV broadcasts. However, because of the limited number of available core DTV channels currently available, the FCC assigned many stations DTV channels above Channel 51 (Channels 52 through 69) for use during the transition from simultaneous digital and analog transmission to

DTV-only operations. At the end of the transition these stations will have to change their DTV operation to one of the DTV core channels. This has created three categories of television stations with respect to analog and DTV channel assignments: (1) stations with both their analog and DTV channels within the core channels; (2) stations with either an analog or DTV channel inside the core and the other outside the core; and (3) stations with both their analog and DTV channels outside the core. All of our stations and the stations we provide services to fall within the first or second group. Five stations have their DTV assignments outside the core. We do not operate or provide services to any stations for which both the analog and DTV channels are outside the core.

Television station operators may use their DTV signals to provide ancillary services, such as computer software distribution, internet, interactive materials, e-commerce, paging services, audio signals, subscription video, or data transmission services. To the extent a station provides such ancillary services it is subject to the same regulations as are applicable to other analogous services under the FCC’s rules and policies. Commercial television stations also are required to pay the FCC 5% of the gross revenue derived from all ancillary services provided over their DTV signals for which a station received a fee in exchange for the service or received compensation from a third party in exchange for transmission of material from that third party, not including commercial advertisements used to support broadcasting.

On August 4, 2004, the FCC adopted rules setting the dates by which all television stations must be broadcasting a full-power DTV signal. Under these rules, stations affiliated with the four largest networks in the top-100 markets are required to construct full-power DTV facilities by July 1, 2005; provided that if the permanent DTV channel elected is different from the DTV channel on which the station currently is operating, then the station need only construct DTV facilities that serve 100 percent of the population (based on the 2000 census) that their 1997 DTV allocation would serve. All other stations are required to construct full-power DTV facilities by July 1, 2006; provided that the remaining stations whose final elected DTV channel will be different from the DTV channel on which the station currently is operating need only construct DTV facilities that serve 80 percent of the population (based on the 2000 census) that their 1997 DTV allocation would serve. Stations that fail to meet these build-out deadlines will lose interference protection for their signals outside the low-power coverage area.

The Communications Act provides that under certain conditions the DTV transition period may be extended beyond December 31, 2006. The transition is to be extended in any market in which one of the following conditions is met: (1) a station licensed to one of the four largest networks (ABC, CBS, NBC and Fox) is not broadcasting a digital signal and that station has qualified for an extension of the FCC’s DTV construction deadline; (2) digital-to-analog converter technology is not generally available in the market; or (3) 15% or more of the television households in the market do not subscribe to a multichannel video programming distributor (cable, direct broadcast satellite) that carries the digital channel of each of the television stations in the market broadcasting a DTV signal, and do not have at least one television receiver capable of receiving the stations’ DTV broadcasts or an analog television receiver equipped with a digital-to-analog converter capable of receiving the stations’ DTV broadcasts. Congress intends to eliminate this criteria and set a date certain in the near future.

DTV Channel Election. On August 4, 2004, the FCC adopted a multi-step channel election process to determine the final DTV channel allotment for every television station. This channel election process will encompass three selection rounds. On February 10, 2005, station operators with both their analog and DTV channels inside the core were required to select which of their assigned channels they intend to use for permanent DTV operations. Stations with only one channel in the 2-51 range (Nexstar’s KQTV, WCFN, WFFT, WHAG, WJET and Mission’s WFXP and KOLR) were required to select a permanent channel or defer a permanent channel selection until the second round, which the FCC has scheduled for September 2005. All of our stations and the stations we provide services to made a permanent channel election in the first round except for KQTV, for which we have deferred election until the second round.

DTV MVPD Carriage. With respect to cable system carriage of television stations that are broadcasting both analog and DTV signals, such stations may choose must-carry status or retransmission consent for their analog signals, but only retransmission consent for their digital signals. Such stations do not have the right to assert must-carry rights for both their analog and DTV signals or to assert must-carry rights for their DTV signals in lieu of analog carriage. If a television station operates only as a DTV station, or returns its analog channel to the FCC and converts to digital-only operations, it may assert must-carry rights for its DTV signal. Digital television signals carried on a cable system must be available to subscribers on the system’s basic service tier.

With respect to direct-to-the-home satellite service providers, the FCC will address the DTV carriage issue at a later time.

The exercise of must-carry rights by a digital-only television station for its DTV signal applies only to a single programming stream and other program-related content. If a television station is concurrently broadcasting more than one program stream on its DTV signal it may select which program stream is subject to its must-carry election. Cable systems and DBS providers are not required to carry internet, e-commerce or other ancillary services provided over DTV signals if those services are not related to the station’s primary video programming carried on the cable system and if they are not provided to viewers for free.

Other New DTV Requirements. The FCC also adopted new Program System and Information Protocol (“PSIP”) requirements. All DTV stations were required to comply with the new PSIP requirements, which required the installation of new equipment, by February 1, 2005. We and Mission requested short extensions of time to comply with the new PSIP requirements due to vendor delivery and installation issues. The installation of the equipment necessary to meet the new PSIP requirements cost approximately $1.3 million in total for our stations and the stations to which we provide services to. These expenditures are being funded in 2005 through available cash on hand and cash generated from operations.

Programming and Operation. The Communications Act requires broadcasters to serve “the public interest.” Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station’s community of license. However, television station licensees are still required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. The FCC may consider complaints from viewers concerning programming when it evaluates a station’s license renewal application, although viewer complaints also may be filed and considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things:

•	political advertising (its price and availability);

•	sponsorship identification;

•	contest and lottery advertising;

•	obscene and indecent broadcasts; and

•	technical operations, including limits on radio frequency radiation.

The FCC’s EEO rules, which became effective on March 10, 2003, require broadcasters to provide broad outreach for all full-time (greater than 30 hours per week) job vacancies. In addition, broadcasters with five or more full-time employees must engage in two long-term recruitment initiatives over each two-year period, and broadcasters in larger markets with more than ten full-time employees must engage in four long-term recruitment initiatives every two years.

The Telecommunications Act of 1996 directed the FCC to establish, if the broadcast industry did not do so on a voluntary basis, guidelines and procedures for rating programming that contains sexual, violent, or other indecent material. A multi-industry task force developed a ratings plan which the FCC has ratified. The FCC also has issued rules that require television manufacturers to install appropriate technology, such as a “V-Chip” that can block programming based on an electronically encoded rating, to facilitate the implementation of the ratings guidelines. Congress currently is holding hearings on other measures to strengthen the FCC’s indecency regulations. These new measures may impact our stations due to our agreements with the networks.

The FCC imposes restrictions on the terms of network affiliation agreements. Among other things, these rules prohibit a television station from entering into any affiliation agreement that: (i) requires the station to clear time for network programming that the station previously scheduled for other use; and (ii) precludes the preemption of network programs that the station determines are unsuitable for its audience and the substitution of network programming with a program the station believes is of greater local or national importance. The FCC is currently reviewing several of its rules governing the relationship between networks and their affiliates. We are unable to predict the outcome of this review.

Proposed Legislation and Regulations. The FCC’s ongoing rule making proceeding concerning implementation of the transition from analog to digital television broadcasts is likely to have a significant impact on the television industry and the operation of our stations and the stations we provide services to. The FCC also has initiated proceedings to determine whether to make TV joint sales agreements attributable interests under its ownership rules and to determine whether it should establish formal rules under which broadcasters will be required to serve the local public interest. In addition, the FCC may decide to initiate other new rule making proceedings, on its own or in response to requests from outside parties, any of which might have such an impact. Congress also may act to amend the Communications Act in a manner that could impact our stations and the stations we provide services to or the television broadcast industry generally.

Employees

As of March 31, 2005, we had a total of 2,081 employees, comprised of 1,820 full-time and 261 part-time or temporary employees. As of March 31, 2005, 193 of our employees are covered by collective bargaining agreements. We believe that our employee relations are satisfactory, and we have not experienced any work stoppages at any of our facilities. However, we cannot assure you that our collective bargaining agreements will be renewed in the future, or that we will not experience a prolonged labor dispute, which could have a material adverse effect on our business, financial condition, or results of operations.

Properties

We lease our primary corporate headquarters, which are located at 909 Lake Carolyn Parkway, Irving, Texas 75039 and occupy approximately 8,749 square feet.

Nexstar and Mission own and lease facilities in the following locations:

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease
WBRE—Wilkes Barre-Scranton, PA
Office-Studio	100% Owned	0.80 Acres	—
Office-Studio	100% Owned	49,556 Sq. Ft.	—
Office-Studio—Williamsport Bureau	Leased	811 Sq. Ft.	12/31/07
Tower/Transmitter Site—Williamsport	33% Owned	1.33 Acres	—
Tower/Transmitter Site—Sharp Mountain	33% Owned	0.23 Acres	—
Tower/Transmitter Site—Blue Mountain	100% Owned	0.998 Acres	—
Tower/Transmitter Site—Penobscot Mountain	100% Owned	20 Acres	—

KARK—Little Rock-Pine Bluff, AR
Office-Studio	Leased	34,835 Sq. Ft.	3/31/22
Tower/Transmitter Site	100% Owned	40 Acres	—

WYOU—Wilkes Barre-Scranton, PA
News Bureau/Office-Studio	Leased	6,977 Sq. Ft.	11/30/09
Tower/Transmitter Site—Penobscot Mountain	100% Owned	120.33 Acres	—
Tower/Transmitter Site—Bald Mountain	100% Owned	7.2 Acres	—
Tower/Transmitter Site—Williamsport	33% Owned	1.35 Acres	—
Tower/Transmitter Site—Sharp Mountain	33% Owned	0.23 Acres	—
Tower/Transmitter Site—Stroudsburg	Leased	10,000 Sq. Ft.	month to month

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease

KTAL—Shreveport, LA
Office-Studio	100% Owned	2 Acres	—
Office-Studio	100% Owned	16,000 Sq. Ft.	—
Equipment Building—Texarkana	100% Owned	0.0808 Acres	—
Office-Studio—Texarkana	Leased	2,147 Sq. Ft.	8/31/08
Tower/Transmitter Site	100% Owned	109 Acres	—
Tower/Transmitter Site	100% Owned	2,284 Sq. Ft.	—

WROC—Rochester, NY
Office-Studio	100% Owned	3.9 Acres	—
Office-Studio	100% Owned	48,864 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	0.24 Acres	—
Tower/Transmitter Site	100% Owned	2,400 Sq. Ft.	—
Tower/Transmitter Site	50% Owned	1.90 Acres	—

WCIA/WCFN—Champaign-Springfield-Decatur, IL
Office-Studio	100% Owned	20,000 Sq. Ft.	—
Office-Studio	100% Owned	1.5 Acres	—
Office-Studio—Sales Bureau	Leased	1,600 Sq. Ft.	1/31/12
Office-Studio—News Bureau	Leased	350 Sq. Ft.	2/28/08
Office-Studio—Decatur News Bureau	Leased	300 Sq. Ft.	5/31/07
Roof Top & Boiler Space—Danville Tower	Leased	20 Sq. Ft.	11/30/07
Tower/Transmitter Site—WCIA Tower	100% Owned	38.06 Acres	—
Tower/Transmitter Site—Springfield Tower	100% Owned	2.0 Acres	—
Tower/Transmitter Site—Dewitt Tower	100% Owned	1.0 Acres	—

WMBD—Peoria-Bloomington, IL
Office-Studio	100% Owned	0.556 Acres	—
Office-Studio	100% Owned	18,360 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	34.93 Acres	—
Tower/Transmitter Site	100% Owned	1.0 Acres	—

KBTV—Beaumont-Port Arthur, TX
Office-Studio	100% Owned	1.2 Acres	—
Office-Studio	100% Owned	26,160 Sq. Ft.	—
Office-Studio	Leased	8,000 Sq. Ft.	1/31/10
Tower/Transmitter Site	100% Owned	40 Acres	—

WTWO—Terre Haute, IN
Office-Studio	100% Owned	4.774 Acres	—
Office-Studio	100% Owned	17,375 Sq. Ft.	—

WFXW—Terre Haute, IN
Office-Studio(1)	—	—	—
Tower/Transmitter Site	100% Owned	1 Acre	—

WJET—Erie, PA
Tower/Transmitter Site	100% Owned	2 Sq. Ft.	—
Office-Studio	100% Owned	9.87 Acres	—
Office-Studio	100% Owned	15,533 Sq. Ft.	—

WFXP—Erie, PA
Tower/Transmitter Site	Leased	1 Sq. Ft.	6/30/09

KFDX—Wichita Falls, TX—Lawton, OK
Office-Studio-Tower/Transmitter Site	100% Owned	28.06 Acres	—
Office-Studio	100% Owned	13,568 Sq. Ft.	—

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease

KJTL—Wichita Falls, TX—Lawton, OK
Office-Studio (2)	—	—	—
Tower/Transmitter Site	Leased	40 Acres	1/30/15

KJBO-LP—Wichita Falls, TX-Lawton, OK
Office-Studio (2)	—	—	—
Tower/Transmitter Site	Leased	5 Acres	year to year

KSNF—Joplin, MO-Pittsburg, KS
Office-Studio	100% Owned	13.36 Acres	—
Office-Studio	100% Owned	13,169 Sq. Ft.	—
Tower/Transmitter Site	Leased	240 Sq. Ft.	10/1/05

KODE—Joplin, MO-Pittsburg, KS
Office-Studio	100% Owned	2.74 Acres	—
Tower/Transmitter Site	Leased	215 Sq. Ft.	5/1/27

KMID—Odessa-Midland, TX
Office-Studio	100% Owned	1.127 Acres	—
Office-Studio	100% Owned	14,000 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	69.87 Acres	—
Tower/Transmitter Site	100% Owned	0.322 Acres	—

KTAB—Abilene-Sweetwater, TX
Office-Studio	100% Owned	2.98 Acres	—
Office-Studio	100% Owned	14,532 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	25.55 Acres	—

KQTV—St Joseph, MO
Office-Studio	100% Owned	3 Acres	—
Office-Studio	100% Owned	15,100 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	9,360 Sq. Ft.	—

KRBC—Abilene-Sweetwater, TX
Office-Studio	100% Owned	5.42 Acres	—
Office-Studio	100% Owned	19,312 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	12.78 Acres	—

WDHN—Dothan, AL
Office-Studio—Tower/Transmitter Site	100% Owned	10 Acres	—
Office-Studio	100% Owned	7,812 Sq. Ft.	—

KSAN—San Angelo, TX
Office-Studio	Leased	3.485 Acres	4/30/06
Tower/Transmitter Site	Leased	10 Acres	5/15/09

KLST—San Angelo, TX
Office-Studio	100% Owned	7.31 Acres	—
Tower/Transmitter Site	100% Owned	8 Acres	—

WHAG—Washington, DC/Hagerstown, MD
Office-Studio	Leased	11,000 Sq. Ft.	4/1/06
Sales Office-Frederick	Leased	1,200 Sq. Ft.	5/31/05
Sales Office-Cumberland	Leased	1,200 Sq. Ft.	month to month
Tower/Transmitter Site	Leased	11.2 Acres	5/12/21

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease

KOLR—Springfield, MO
Office-Studio	100% Owned	30,000 Sq. Ft.	—
Office-Studio	100% Owned	7 Acres	—
Tower/Transmitter Site	Leased	0.5 Acres	5/12/21

WTVW—Evansville, IN
Office-Studio	100% Owned	1.834 Acres	—
Office-Studio	100% Owned	14,280 Sq. Ft.	—
Tower/Transmitter Site	Leased	16.36 Acres	5/12/21
Transmitter Site	Leased	1,600 Sq. Ft.	5/12/21

KSFX (3)—Springfield, MO
Office-Studio (4)	—	—	—
Tower/Transmitter Site	100% Owned	.25 Acres	—
Tower/Transmitter Site	Leased	0.5 Acres	5/12/21

WFFT—Fort Wayne, IN
Office-Studio	100% Owned	29.857 Acres	—
Tower/Transmitter Site	Leased	0.5 Acres	5/12/21

KAMR—Amarillo, TX
Office-Studio	100% Owned	26,000 Sq. Ft.	—
Tower/Transmitter Site	Leased	110.2 Acres	5/12/21
Translator Site	Leased	0.5 Acres	5/31/06

KCIT/KCPN-LP—Amarillo, TX
Office Studio (5)	—	—	—
Tower/Transmitter Site	Leased	100 Acres	5/12/21
Tower/Transmitter Site—Parmer County	Leased	80 Sq. Ft.	5/31/06
Tower/Transmitter Site—Panhandle, OK	Leased	80 Sq. Ft.	month to month

KARD—Monroe, LA
Office-Studio	100% Owned	14,450 Sq. Ft.	—
Tower/Transmitter Site	Leased	26 Acres	5/12/21
Tower/Transmitter Site	Leased	80 Sq. Ft.	3/1/05

KLBK—Lubbock, TX
Office-Studio	100% Owned	11.5 Acres	—
Tower/Transmitter Site	Leased	0.5 Acres	5/12/21

KAMC—Lubbock, TX
Office-Studio (6)	—	—	—
Tower/Transmitter Site	Leased	790 Sq. Ft.	5/12/21
Tower/Transmitter Site	Leased	4,316 Sq. Ft.	9/1/12

WFXV—Utica, NY
Building	100% Owned	.91 Acres	—
Office-Studio (7)	—	—	—
Tower/Transmitter Site—Burlington Flats	100% Owned	6.316 Acres	—
Tower/Transmitter Site	Leased	160 Sq. Ft.	9/1/14
Tower/Transmitter Site—Smith Hill	Leased	200 Sq. Ft.	10/1/07
Tower/Transmitter Site—Cassville	Leased	96 Sq. Ft.	1/12/06
Tower/Transmitter Site—Burlington	Leased	6.316 Acres	9/1/06

WPNY–LP—Utica, NY
Office-Studio (8)	—	—	—

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease

WUTR—Utica, NY
Office-Studio	100% Owned	12,100 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	21 Acres	—

KSVI—Billings, MT
Office-Studio	100% Owned	9,700 Sq. Ft.	—
Tower/Transmitter Site	Leased	10 Acres	5/12/21
Tower/Transmitter Site	Leased	75 Sq. Ft.	6/30/32
Tower/Transmitter Site	Leased	75 Sq. Ft.	1/17/11
Tower/Transmitter Site	Leased	75 Sq. Ft.	12/31/22
Tower/Transmitter Site—Rapeljie	Leased	1 Acre	2/1/11
Tower/Transmitter Site—Hardin	Leased	1 Acre	12/1/14
Tower/Transmitter Site—Columbus	Leased	75 Sq. Ft.	6/1/10
Tower/Transmitter Site—Sarpy	Leased	75 Sq. Ft.	9/30/05
Tower/Transmitter Site—Rosebud	Leased	1 Acre	month to month
Tower/Transmitter Site—Miles City	Leased	.25 Acre	3/23/30
Tower/Transmitter Site—Sheridan, WY	Leased	56 Sq. Ft.	month to month
Tower/Transmitter Site—McCullough Pks, WY	Leased	75 Sq. Ft.	month to month

KHMT – Billings, MT
Office-Studio (9)	—	—	—
Tower/Transmitter Site	Leased	4 Acres	5/12/21

WQRF—Rockford, IL
Office-Studio	Leased	12,500 Sq. Ft.	month to month
Tower/Transmitter Site	Leased	2,000 Sq. Ft.	5/12/21

WTVO—Rockford, IL
Office-Studio	100% Owned	20,000 Sq. Ft.	—

Corporate Branch Office—Terre Haute, IN	Leased	1,227 Sq. Ft.	7/31/06
Corporate Office—Irving, TX	Leased	8,749 Sq. Ft.	2/16/08
Corporate Office Offsite Storage—Dallas, TX	Leased	300 Sq. Ft.	month to month

(1)	The office space and studio used by WBAK are owned by WTWO.
(2)	The office space and studio used by KJTL and KJBO-LP are owned by KFDX.
(3)	Effective January 17, 2005, KDEB changed its call letters to KSFX.
(4)	The office space and studio used by KSFX are owned by KOLR.
(5)	The office space and studio used by KCIT/KCPN-LP are owned by KAMR.
(6)	The office space and studio used by KAMC are owned by KLBK.
(7)	The office space and studio used by WFXV are owned by WUTR.
(8)	The office space and studio used by WPNY-LP are owned by WFXV.
(9)	The office space and studio used by KHMT are owned by KSVI.

Legal	Proceedings

From time to time, Nexstar and Mission are involved in litigation that arises from the ordinary operations of business, such as contractual or employment disputes or other general actions. In the event of an adverse outcome of these proceedings, Nexstar and Mission believe the resulting liabilities would not have a material adverse effect on Nexstar’s and Mission’s financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following persons are the directors, executive officers, and other key employees of Nexstar Broadcasting Group, our ultimate parent:

Name	Age	Position With Company
Perry A. Sook	47	President, Chief Executive Officer and Director
G. Robert Thompson	42	Chief Financial Officer and Executive Vice President
Duane A. Lammers	43	Chief Operating Officer and Executive Vice President
Timothy C. Busch	41	Senior Vice President, Regional Manager
Brian Jones	44	Senior Vice President, Regional Manager
Shirley E. Green	45	Vice President, Finance
Susana G. Willingham	38	Vice President, Corporate News Director
Richard Stolpe	48	Vice President, Director of Engineering
Paul Greeley	53	Vice President, Marketing and Promotions
Blake R. Battaglia	32	Director
Erik Brooks	38	Director
Jay M. Grossman	45	Director
Brent Stone	28	Director
Royce Yudkoff	49	Director
Geoff Armstrong	47	Director
Michael Donovan	64	Director
I. Martin Pompadur	69	Director

The following persons are our directors, executive officers, and other key employees:

Name	Age	Position
Perry A. Sook	47	President, Chief Executive Officer and Director
G. Robert Thompson	42	Chief Financial Officer and Executive Vice President
Duane A. Lammers	43	Chief Operating Officer and Executive Vice President
Shirley E. Green	45	Vice President, Finance
Blake R. Battaglia	32	Director
Erik Brooks	38	Director
Jay M. Grossman	45	Director
Brent Stone	28	Director
Royce Yudkoff	49	Director

Perry A. Sook has served as our President and Chief Executive Officer and as a Director since 1996. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group, Inc. Mr. Sook currently serves as a director of Penton Media, Inc. and the Television Bureau of Advertising and serves as trustee for the Ohio University Foundation.

G. Robert Thompson has served as our Chief Financial Officer and Executive Vice President since May 2002. Prior to that time, Mr. Thompson was a Senior Vice President of Operations Staff and Vice President— Finance for Paging Network, Inc. Mr. Thompson joined Paging Network, Inc. in 1990. In August 2000, Paging Network, Inc. filed for Chapter 11 bankruptcy protection.

Duane A. Lammers has served as our Chief Operating Officer and Executive Vice President since October 2002. Prior to that time, Mr. Lammers served as our Executive Vice President from February 2001 until September 2002 and as our Vice President, Director of Sales and Marketing from 1998 until January 2001. He was employed as a Nexstar based station General Manager from 1997 to 1999. Prior to joining Nexstar, Mr. Lammers was the General Manager of WHTM, the ABC affiliate in Harrisburg, Pennsylvania from 1994 to 1997.

Timothy C. Busch has served as our Senior Vice President and Regional Manager since October 2002. Prior to that time, Mr. Busch served as our Vice President and General Manager at WROC, Rochester, New York from 2000 to October 2002. Prior to that time, he served as General Sales Manager and held various other sales management positions at WGRZ, Buffalo, New York from 1993 to 2000.

Brian Jones has served as our Senior Vice President and Regional Manager since May 2003. Prior to that time, Mr. Jones served as Vice President and General Manager at KTVT and KTXA, Dallas-Fort Worth, Texas from 1995 to 2003.

Shirley E. Green has served as our Vice President, Finance since February 2001. Prior to that time, Ms. Green served as our Controller since from 1997 to 2001. Prior to joining Nexstar, from 1994 to 1997, Ms. Green was Business Manager at KOCB, Oklahoma City, Oklahoma, which was owned by Superior Communications Group, Inc.

Susana G. Willingham has served as our Vice President, Corporate News Director since 1997. Prior to joining Nexstar, Ms. Willingham served as Assistant News Director for WHTM from 1994 to 1997. Prior to that time, Ms. Willingham was the News Director for KFDX from 1992 to 1993.

Richard Stolpe has served as our Vice President, Director of Engineering since January 2000. Prior to that time, Mr. Stolpe served as Chief Engineer of WBRE from 1998 to 2000. Prior to joining Nexstar, Mr. Stolpe was employed by WYOU from 1996 to 1998 as Chief Engineer.

Paul Greeley has served as our Vice President, Marketing and Promotions since January 2004. Prior to joining Nexstar, Mr. Greeley was a partner with Grim and Greeley Marketing from March 2002 to January 2004. From December 2000 to November 2001, he was the Director of Creative Services for WWL in New Orleans, Louisiana, and was the Director of Creative Services for WESH in Orlando, Florida from September 1997 to April 2000.

Blake R. Battaglia has served as a Director since April 2002. Mr. Battaglia is a Vice President at ABRY, which he joined in 1998. Prior to joining ABRY, he was an investment banker at Morgan Stanley & Co. Mr. Battaglia currently serves as a director of WideOpenWest Holdings, LLC and Atlantic Broadband, LLC.

Erik Brooks has served as a Director since March 2002. Mr. Brooks is a Partner at ABRY, which he joined in 1999. Prior to joining ABRY, from 1995 to 1999, Mr. Brooks was a Vice President at NCH Capital, a private equity investment fund. Mr. Brooks is a director of Country Road Communications, LLC, Billing Services LLC and Monitronics International, Inc.

Jay M. Grossman has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman has been a Partner of ABRY since 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Consolidated Theaters LLC, Country Road Communications LLC, Monitronics International, Inc., WideOpenWest Holdings, LLC and Atlantic Broadband, LLC.

Brent Stone has served as a Director since March 2005. Mr. Stone is a Senior Associate at ABRY and has been with the firm since January 2002. Prior to joining ABRY, he was a member of the Investment Banking Department of Credit Suisse First Boston, formerly Donaldson, Lufkin and Jenrette, from 2000 to 2002. From 1999 to 2000, Mr. Stone was an analyst in the Syndicated Finance Group of Chase Securities.

Royce Yudkoff has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Since 1989, Mr. Yudkoff has served as the President and Managing Partner of ABRY. Prior to joining ABRY, Mr. Yudkoff was affiliated with Bain & Company, serving as a Partner from 1985 to 1988. Mr. Yudkoff is presently a director (or the equivalent) of several companies, including U.S.A. Mobility, Inc., Penton Media, Inc., Muzak Holdings LLC, and Talent Partners.

Geoff Armstrong has served as a Director since November 2003. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director and the chairman of the audit committee of Radio One, Inc. since June 2001 and May 2002, respectively.

Michael Donovan has served as a Director since November 2003. He is the founder and majority stockholder of Donovan Data Systems Inc., a privately held supplier of computer services to the advertising and media industries. Mr. Donovan has served as Chairman and Chief Executive Officer of Donovan Data Systems Inc. since 1967. He is also a director of the Statue of Liberty/Ellis Island Foundation and on the board of advisors of the Yale Divinity School.

I. Martin Pompadur has served as a Director since November 2003. In June of 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. He currently sits on the Boards of Metromedia International, Linkshare, News Out of Home B.V., Balkan Bulgarian, RP Coffee Ventures, Sky Italia and Elong.

Executive Compensation

Compensation of Executive Officers

The following table contains a summary of the annual, long-term and other compensation paid or accrued during the fiscal years ended December 31, 2004, 2003 and 2002 to those persons who were the Chief Executive Officer and our five other most highly compensated executive officers of Nexstar in 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Fiscal Year		Annual Compensation				All Other Compensation(1)
			Salary	Bonus		Other
Perry A. Sook President, Chief Executive Officer and Director	2004 2003 2002		$629,827 637,962 437,308	$350,000 4,325,000 350,000	(2) (3)	— — —	$15,495 12,844 9,542

Duane A. Lammers Chief Operating Officer, Executive Vice President	2004 2003 2002		304,884 274,808 219,365	125,000 250,000 100,000		— — —	11,400 9,164 7,949

G. Robert Thompson Chief Financial Officer, Executive Vice President	2004 2003 2002	(4)	228,192 213,808 116,250	40,000 60,000 20,000		— — —	11,299 8,807 7,136

Brian Jones Senior Vice President, Regional Manager	2004 2003	(5)	256,538 165,314	85,000 50,000		— —	12,710 6,100

Timothy C. Busch Senior Vice President, Regional Manager	2004 2003 2002		254,884 229,269 156,143	85,000 75,000 30,604		— — —	11,377 7,494 5,892

Shirley E. Green Vice President, Finance	2004 2003 2002		176,596 164,788 123,077	20,000 75,000 20,000		— — —	9,714 8,821 9,079

(1)	Represents the following items: (1) officer medical insurance paid by the Company; (2) group term life insurance coverage; (3) automobile allowance paid by the Company; (4) value of the personal use of automobiles and (5) the amount of the Company’s match under the 401(k) savings plan in which the employees of the Company are eligible participants.
(2)	Includes $4,000,000 paid to Mr. Sook and used to repay a loan guaranteed by Nexstar.
(3)	In 2001, represents advance against future bonus payments, which was netted against the $350,000 earned in 2002.
(4)	Joined Nexstar in May 2002.
(5)	Joined Nexstar in May 2003.

Option/SAR Grants During the Year Ended December 31, 2004

The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2004:

	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
Perry A. Sook	300,000	30.5%	$8.63	12/15/2014	$1,628,196	$4,126,183
Duane A. Lammers	40,000	4.1%	$8.63	12/15/2014	$217,082	$550,144
G. Robert Thompson	40,000	4.1%	$8.63	12/15/2014	$217,082	$550,144
Timothy C. Busch	20,000	2.0%	$8.63	12/15/2014	$108,535	$275,064
Brian Jones	20,000	2.0%	$8.63	12/15/2014	$108,535	$275,064
Shirley E. Green	10,000	1.0%	$8.63	12/15/2014	$54,261	$137,524

(1)	Options are non-qualified options granted under the 2003 Long Term Incentive Plan and generally are not exercisable until six months after their grant, vest over the span of five years and expire 10 years from the date of grant.
(2)	Options are granted at an exercise price equal to the last reported sale price of our common stock, as reported on the NASDAQ on the date of grant.
(3)	The potential realizable value is calculated based on the term of the stock option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the stock option and that the stock option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Aggregated Option/SAR Exercises During the Year Ended December 31, 2004 and 2004 Year-End Option/SAR Values

There were no options exercised by any Named Executive Officer during the fiscal year ended December 31, 2004. The following table sets forth information as of December 31, 2004 concerning unexercised stock options held by the Named Executive Officers.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Securities Underlying Unexercised In-the-Money Options at Fiscal Year End($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Perry A. Sook	100,000	500,000	$—	$300,000
Duane A. Lammers	60,000	80,000	$—	$40,000
G. Robert Thompson	20,000	70,000	$—	$40,000
Timothy C. Busch	22,000	48,000	$—	$20,000
Brian Jones	10,000	60,000	$—	$20,000
Shirley E. Green	18,000	22,000	$—	$10,000

(1)	Based upon a fair market value of $9.22 per share of Nexstar’s Class A Common Stock, which was the closing price per share on December 31, 2004.

Executive Employment Agreements

Perry A. Sook

Mr. Sook is employed as President and Chief Executive Officer under an employment agreement with us. The term of the agreement expires on December 31, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, effective as of October 1, 2002, Mr. Sook’s base salary was $630,000 in 2004 and is $650,000 in 2005, $675,000 in 2006, $700,000 in 2007 and $750,000 in 2008. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $325,000 for 2005, $337,500 for 2006, $350,000 for 2007 and $375,000 for 2008, upon achievement of goals established by our board of directors. In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, Mr. Sook is eligible to receive his base salary for a period of one year.

Duane A. Lammers

Effective October 1, 2002, Mr. Lammers became Chief Operating Officer and Executive Vice President under an employment agreement with us. Prior to that time, Mr. Lammers served as Executive Vice President. The agreement terminates on June 30, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Lammers’ base salary is $310,000 from July 1, 2004 through June 30, 2005, $320,000 through June 30, 2006, $330,000 through June 30, 2007 and $340,000 through June 30, 2008 and thereafter. In addition to his base salary, Mr. Lammers is eligible to earn a targeted annual bonus of $160,000 for 2005, $165,000 for 2006 and $170,000 for 2007 and thereafter at the discretion of our chief executive officer, based on Mr. Lammers’ attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Mr. Lammers resigns for good reason, as defined in the agreement, Mr. Lammers is eligible to receive his base salary for a period of one year.

G. Robert Thompson

Mr. Thompson is employed as Chief Financial Officer and Executive Vice President under an employment agreement with us. The term of the agreement expires on May 12, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Thompson’s base salary is $235,000 from September 1, 2004 through August 31, 2005, $240,000 through August 31, 2006 and $250,000 through September 1, 2007 and thereafter. In addition to his base salary, Mr. Thompson is eligible to receive a targeted bonus of $45,000 for 2005, $50,000 for 2006 and thereafter at the discretion of our chief executive officer, based on Mr. Thompson’s attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Mr. Thompson resigns for good reason, as defined in the agreement, Mr. Thompson is eligible to receive his base salary for a period of one year.

Shirley E. Green

Ms. Green is employed as Vice President, Finance under an employment agreement with us. The term of the agreement ends on June 30, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Green’s base salary is $180,000 from September 1, 2004 through August 31, 2005, $185,000 through August 31, 2006 and $190,000 though August 31, 2007 and thereafter. In addition to her base salary, Ms. Green is eligible to earn a targeted annual bonus of $20,000 for each year through June 30, 2007 at the discretion of our chief executive officer, based on Ms. Green’s attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Ms. Green resigns for good reason, as defined in the agreement, Ms. Green is eligible to receive her base salary for a period of one year.

Timothy C. Busch

Mr. Busch is employed as Senior Vice President, Regional Manager under an employment agreement with us. The initial term of his agreement terminates on June 30, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Busch’s base salary is $260,000 from July 1, 2004 through June 30, 2005, $270,000 through June 30, 2006, $280,000 through June 30, 2007 and $290,000 through June 30, 2008 and thereafter. In addition to his base salary, Mr. Busch is eligible to earn a targeted annual bonus of $110,000 for 2005, $115,000 for 2006 and $120,000 for 2007 and thereafter at the discretion of our chief executive officer, based on Mr. Busch’s attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Mr. Busch resigns for good reason, as defined in the agreement, Mr. Busch is eligible to receive his base salary for a period of one year.

Brian Jones

Mr. Jones is employed as Senior Vice President, Regional Manager under an employment agreement with us. The initial term of his agreement terminates on May 1, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Jones’ base salary is $260,000 from May 1, 2004 through April 30, 2005, $270,000 through April 30, 2006, $280,000 through April 30, 2007 and $290,000 through April 30, 2008 and thereafter. In addition to his base salary, Mr. Jones is eligible to earn a targeted annual bonus of $110,000 for 2005, $115,000 for 2006 and $120,000 for 2007 and thereafter at the discretion of our chief executive officer, based on Mr. Jones’ attainment of goals set by our chief executive officer. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Jones resigns for good reason, as defined in the agreement, Mr. Jones is eligible to receive his base salary for a period of one year.

2003 Long-Term Equity Incentive Plan

Prior to our initial public offering in 2003, our board of directors and stockholders adopted the Nexstar Broadcasting Group, Inc. Long-Term Equity Incentive Plan (the “2003 Plan”). The 2003 Plan provides for the granting of stock-based awards to our directors, executive officers, other key employees of Nexstar and consultants. Awards granted under the 2003 Plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation rights (“SARs”), either alone or in tandem with options, restricted stock, performance awards, or any combination of the foregoing. Our board of directors has delegated the administration of our equity incentive plan to the board’s compensation committee, which has the authority to grant awards under such plan and to determine any terms, conditions, or restrictions relating to such awards. Our board of directors or the compensation committee may amend or terminate our equity incentive plan, but may not amend such plan without the approval of our stockholders if such amendment would violate any law or agreement or the rules of any exchange upon which our common stock is listed. Except as otherwise determined by the compensation committee or as described below with respect to the termination of a participant’s services in certain circumstances including a change of control, no grant under the plan may be exercised, and no restrictions relating to the grant may lapse, within six months of the date of the grant. Each employee to whom a grant is made under the plan will enter into a written agreement with us that will contain additional provisions relating to the vesting of the grant.

The number of shares of our common stock with respect to which benefits may be granted under the 2003 Plan may not exceed 3,000,000 shares of our Class A Common Stock. At December 31, 2004, a total of 2,123,000 shares of our authorized but unissued Class A Common Stock were subject to outstanding stock options under the 2003 Plan. No other form of award was outstanding at December 31, 2004 and any future award grants have not yet been determined. The options outstanding under our equity incentive plan are subject to vesting. As of December 31, 2004 options to purchase 526,000 shares of our Class A Common Stock have vested, and options to purchase 1,597,000 shares of our Class A Common Stock will vest ratably over five years from the date of grant.

If a participant’s services are terminated within one year following a change of control, then all of the participant’s options and SARs become immediately fully vested and exercisable and remain so for up to one year after the date of termination but in no event after the expiration date of the award. In addition, the compensation committee may grant options that become fully vested and immediately exercisable automatically upon a change of control, whether or not the participant is subsequently terminated. Further, upon a change of control all restrictions on shares of restricted stock granted to a participant immediately lapse, and a participant who has been granted a performance award will earn no less than the portion of the performance award that he would have earned if the applicable performance cycle had terminated on the date of the change of control.

Compensation of Directors

Messrs. Sook, Battaglia, Brooks, Grossman, Stone, and Yudkoff serve on the Board of Directors without additional compensation. Messrs. Donovan, Armstrong, and Pompadur each receives an annual retainer of $15,000 plus $1,500 for each in-person meeting of the Board committee of which they are a member and $750 for telephone attendance at a meeting. In addition, members of the Board of Directors are reimbursed for expenses they incur in attending meetings.

Directors hold office until the next meeting of the stockholders of Nexstar for the election of directors and until their successors are elected and qualified. There are no family relationships among directors or executive officers of Nexstar.

PRINCIPAL EQUITYHOLDERS

The equity interests of Nexstar are indirectly 100% owned by our ultimate parent company, Nexstar Broadcasting Group, Inc.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Nexstar’s Common Stock as of March 30, 2005 by (i) those persons known to Nexstar to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of Nexstar, (ii) each director of Nexstar, (iii) the Named Executive Officers and (iv) all directors and executive officers of Nexstar as a group. This information has been furnished by the persons named in the table below or in filings made with the Securities and Exchange Commission. Where the number of shares set forth below includes shares beneficially owned by spouses and minor children, the named persons disclaim any beneficial interest in the shares so included. Unless otherwise indicated, a person’s address is c/o Nexstar Broadcasting Group, Inc., 909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039.

			Shares Beneficially Owned(+)
	Class A Common Stock		Class B Common Stock		Class C Common Stock		Percent of Total
	Number	Percent	Number	Percent	Number	Percent	Economic Interest	Voting Power
ABRY(1)	3,490,883	24.4%	13,024,501	97.1%	—	—	58.2%	90.1%
Banc of America Capital Investors L.P.(2)	700,000	4.9%	—	—	662,529	100.0%	4.8%	0.5%
Neuberger Berman, LLC.(3)	3,185,140	22.3%	—	—	—	—	11.2%	2.1%
Wellington Management Company, LLP(4)	2,004,972	14.0%	—	—	—	—	7.1%	1.4%
Royce Yudkoff(5)(6)	3,490,883	24.4%	13,024,501	97.1%	—	—	58.2%	90.1%
Perry A. Sook(7)	12,913	0.1%	387,087	2.9%	—	—	1.4%	2.6%
G. Robert Thompson	—	—	—	—	—	—	—	—
Duane A. Lammers	1,318	*	—	—	—	—	*	*
Brian Jones	500	*	—	—	—	—	*	*
Shirley E. Green	497	*	—	—	—	—	*	*
Timothy C. Busch	214	*	—	—	—	—	*	*
Susana G. Willingham	85	*	—	—	—	—	*	*
Richard Stolpe	85	*	—	—	—	—	*	*
Paul Greeley	—	—	—	—	—	—	—	—
Blake R. Battaglia(6)	—	—	—	—	—	—	—	—
Erik Brooks(6)	1,000	*	—	—	—	—	*	*
Jay M. Grossman(6)	12,000	*	—	—	—	—	*	*
Brent Stone(6)	—	—	—	—	—	—	*	*
Geoff Armstrong	—	—	—	—	—	—	—	—
Michael Donovan	6,700	*	—	—	—	—	*	*
I. Martin Pompadur	—	—	—	—	—	—	—	—
All directors and executive officers as a group (17 persons)	3,526,195	24.7%	13,411,588	100.0%	—	—	59.7%	92.7%

*	Less than 1%

(+)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of closing of the offering are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(1)	Represents 7,147,964 shares of Class B Common Stock owned by ABRY Broadcast Partners II, L.P.; and 3,490,883 shares of Class A Common Stock and 5,876,537 shares of Class B Common Stock owned by ABRY Broadcast Partners III, L.P., which are affiliates of ABRY Broadcast Partners, LLC. The address of ABRY is 111 Huntington Avenue, 30th Floor, Boston, MA 02199.
(2)	The address of Banc of America Capital Investors L.P. is 100 North Tryon Street, 25th Floor, Charlotte, NC 28255-0001.
(3)	The address of Neuberger Berman, LLC is 605 Third Avenue, New York, NY 10158-3698.
(4)	Represents shares held by Wellington Management Company, LLP (“Wellington”) in its capacity as investment adviser on behalf of its clients. Wellington’s SEC filings state that no beneficial owner that holds Nexstar Group’s securities through Wellington owns or has the right or power with respect to more than five percent of the class of securities. Wellington is at 75 State Street, Boston, MA 02109.
(5)	Mr. Yudkoff is the sole trustee of ABRY Holdings III, Co., which is the sole member of ABRY Holdings III LLC, which is the sole general partner of ABRY Equity Investors, L.P., the sole general partner of ABRY Broadcast Partners III, L.P. Mr. Yudkoff is also the trustee of ABRY Holdings Co., which is the sole member of ABRY Holdings LLC, which is the sole general partner of ABRY Capital, L.P., which is the sole general partner of ABRY Broadcast Partners II, L.P.
(6)	The address of Mr. Yudkoff, Mr. Battaglia, Mr. Brooks, Mr. Grossman and Mr. Stone is the address of ABRY.
(7)	Represents shares owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Nexstar Transactions with ABRY

Equity Transactions

ABRY, our principal stockholder, made the following investments in our ultimate parent’s predecessor, Nexstar Broadcasting Group, L.L.C.:

•	In June 1996, ABRY purchased approximately $2.9 million of common membership interests, which were exchanged into shares of Class B common stock in connection with Nexstar Broadcasting Group’s corporate reorganization on November 28, 2003;

•	In April 1997, ABRY purchased approximately $17.3 million of common membership interests, which were exchanged into shares of Class B common stock in connection with Nexstar Broadcasting Group’s corporate reorganization on November 28, 2003;

•	In January 1998, ABRY purchased approximately $37.0 million of common membership interests, which were exchanged into shares of Class B common stock in connection with Nexstar Broadcasting Group’s corporate reorganization on November 28, 2003;

•	In November 1999, ABRY purchased approximately $2.9 million of common membership interests, which were exchanged into shares of Class B common stock in connection with Nexstar Broadcasting Group’s corporate reorganization on November 28, 2003;

•	In January 2001, ABRY purchased approximately $14.6 million of common membership interests, which were exchanged into shares of Class B common stock in connection with Nexstar Broadcasting Group’s corporate reorganization on November 28, 2003;

•	In August 2001, ABRY purchased approximately $24.4 million of common membership interests, which were exchanged into shares of Class B common stock in connection with Nexstar Broadcasting Group’s corporate reorganization on November 28, 2003; and

•	In November 2001, ABRY purchased $15.0 million of Series BB preferred membership interests, which were converted into common membership interests on May 14, 2003; in connection with the conversion, an accrued dividend of approximately $3.7 million was paid to ABRY.

On November 28, 2003, in connection with Nexstar Broadcasting Group, Inc.’s initial public offering, ABRY’s membership interests in Nexstar Broadcasting Group, L.L.C. was converted into 12,944,269 shares of Class B common stock of Nexstar Broadcasting Group, Inc.

On January 12, 2001, ABRY purchased preferred membership interests in Nexstar Finance Holdings II, L.L.C. (formerly Nexstar Finance Holdings, L.L.C.), a wholly-owned subsidiary of Nexstar Broadcasting Group, L.L.C., for total consideration of $50.0 million. The preferred membership interests were subsequently redeemed in aggregate for the original purchase price on May 17, 2001 and August 7, 2001. In connection with the redemption, an accrued dividend of approximately $2.4 million was paid to ABRY.

ABRY Management and Consulting Services Agreement

Pursuant to a second amended and restated management and consulting services agreement between Nexstar Broadcasting Group and ABRY Partners, L.L.C., dated as of January 5, 1998, ABRY Partners, L.L.C. was entitled to a management fee for certain financial and management consulting services provided to us, including in connection with any acquisitions or divestitures in which ABRY Partners, L.L.C. substantially assisted in the organization or structuring. Under the agreement, the management fee was based on the purchase price of any such acquisition or divestiture, as well as a certain amount per annum paid for each broadcast station owned or managed by us. Pursuant to this agreement, we paid ABRY Partners, L.L.C. $265,000 in 1999 and $276,000 in 2000. ABRY Partners, L.L.C. terminated the agreement effective December 31, 2000, however, ABRY Partners, L.L.C. continues to be reimbursed for any reasonable out-of-pocket expenses incurred.

Quorum (merged with Nexstar) Transactions with ABRY

Equity Transactions

ABRY made the following investments in Quorum:

•	In May 1998, ABRY purchased approximately $21.4 million of common membership interests;

•	In October 1998, ABRY purchased $38.0 million in common membership interests;

•	In December 1998, ABRY purchased approximately $2.6 million in common membership interests;

•	In January 1999, ABRY purchased $12.7 million in common membership interests;

•	In April 1999, ABRY purchased approximately $11.6 million in common membership interests;

•	In December 1999, ABRY loaned Quorum $1.5 million, which was repaid with accrued interest of $65,000 in June 2000;

•	In January 2000, ABRY loaned Quorum $3.5 million, which was repaid with accrued interest of $131,000 in June 2000;

•	In April 2001, ABRY loaned Quorum $3.0 million, which converted automatically into Series B preferred membership interests and common membership interests eighteen months later;

•	In May 2001, ABRY loaned Quorum $22.0 million, which converted automatically into Series B preferred membership interests and common membership interests eighteen months later;

•	In February 2002, ABRY purchased $5.0 million in Series B preferred membership interests and common membership interests.

In connection with Nexstar Broadcasting Group’s acquisition of Quorum, ABRY’s preferred and common membership interests in Quorum were exchanged for 3,490,882 shares of Class A Common Stock of Nexstar Broadcasting Group, Inc.

ABRY Management and Consulting Agreement

Pursuant to a management and consulting agreement between Quorum and ABRY Partners, L.L.C., an affiliate of ABRY, ABRY Partners, L.L.C. is entitled to a management fee for certain management and financial advisory services. Since 1998, management fees of approximately $1.1 million and reimbursable expenses of approximately $0.1 million have accrued under this agreement. The accrued management fees were settled by issuance of 80,229 shares of Nexstar Broadcasting Group’s Class B Common Stock, and the reimbursable expenses were paid in cash and the agreement was terminated upon the completion of the Quorum acquisition on December 30, 2003.

Transactions with Perry A. Sook

Equity Transactions

Perry A. Sook, our President and Chief Executive Officer, made the following investments in Nexstar Broadcasting Group, L.L.C.:

•	In June 1996, Mr. Sook purchased approximately $78,000 of common membership interests;

•	In April 1997, Mr. Sook purchased approximately $462,000 of common membership interests;

•	In January 1998, Mr. Sook purchased approximately $986,000 of common membership interests;

•	In November 1999, Mr. Sook purchased approximately $78,000 of common membership interests;

•	In January 2001, Mr. Sook purchased approximately $390,000 of common membership interests; and

•	In August 2001, Mr. Sook purchased approximately $651,000 of common membership interests.

In connection with Nexstar Broadcasting Group’s corporate reorganization, Mr. Sook owns 387,087 shares of our Class B Common Stock of Nexstar Broadcasting Group upon conversion of his common membership interests.

Perry A. Sook Guaranty

Pursuant to an individual loan agreement dated January 5, 1998, Bank of America, N.A., an affiliate of Banc of America Securities LLC, which was one of the underwriters of our initial public offering on November 28, 2003, established a loan facility under which Mr. Sook was allowed to borrow an aggregate amount of up to $3.0 million, of which approximately $3.0 million in principal amount of loans were outstanding under that facility immediately prior to Nexstar Broadcasting Group’s initial public offering. The proceeds of those loans have been used by Mr. Sook, in part, to invest in Nexstar Broadcasting Group. Nexstar Broadcasting Group guaranteed the payment of up to $3.0 million in principal amount of those loans. In addition, Mr. Sook’s employment agreement contained, and since 1998 has contained, provisions requiring Nexstar Broadcasting Group to provide a loan to Mr. Sook, in the event that Mr. Sook was unable to secure a third-party loan, to meet any obligations to pay interest and fees on the Bank of America loan. The original employment agreement, as amended, was scheduled to terminate in December 31, 2004 and contained automatic one-year extensions if not cancelled by either party with 90 days notice. On August 25, 2003, we amended Mr. Sook’s employment agreement to, among other things, extend the termination date of the employment agreement to December 31, 2008. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, Nexstar Broadcasting Group’s guarantee of Mr. Sook’s loan was not renewed after the expiration of Mr. Sook’s existing loan. Upon the completion of the initial public offering, Nexstar Broadcasting Group paid Mr. Sook a success fee of $4.0 million with which he repaid the loan in full. Concurrently with the repayment of the loan, the guaranty was terminated.

DESCRIPTION OF OTHER INDEBTEDNESS

The following descriptions do not purport to be complete and are qualified in their entirety by reference to the new senior secured credit facilities, which is available from us upon request.

Senior Credit Facilities

In connection with the offering of the Old Notes, we and Mission entered into new senior credit facilities with Bank of America, N.A., as administrative agent, Banc of America Securities LLC, as joint lead arranger and joint book manager, UBS Securities LLC, as co-syndication agent and joint lead arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agent and joint book manager, and a syndicate of other Lenders. Our new senior credit facility comprises of a $182.3 million term loan facility due in 2012 and a $50.0 million revolving loan facility due in 2012. Mission’s new senior credit facility comprises of a $172.7 million term loan facility due in 2012 and a $47.5 million revolving loan facility due in 2012.

We used the borrowings under our new senior credit facility together with the proceeds from the offering of the Old Notes to refinance our existing senior credit facility and redeem all of our outstanding 12% senior subordinated notes due 2008. Mission used its borrowings under its new senior credit facility to refinance its existing senior credit facility. Borrowings under the new senior credit facilities are also available to finance permitted acquisitions and for other general corporate purposes. After giving pro forma effect to the offering of the Old Notes, the redemption of our 12% senior subordinated notes due 2008 and the refinancing of our and Mission’s senior credit facilities, as of March 31, 2005, we and Mission had approximately $97.5 million of unused borrowing capacity.

Nexstar Broadcasting Group, Inc. and each of its direct and indirect subsidiaries and Mission guarantee all of our borrowings under our new senior credit facility. Nexstar Broadcasting Group, Inc. and each of its direct and indirect subsidiaries, including Nexstar, guarantee all of Mission’s borrowings under its new senior credit facility. In addition, these new senior credit facilities are secured by the following:

•	substantially all of the equity interests of Nexstar Broadcasting Group Inc.’s subsidiaries; and

•	all other assets (other than FCC licenses and, unless requested in writing by Bank of America, real estate assets) owned by us and Mission.

Borrowings under the new senior credit facilities bear interest at a floating rate, which can be either a base rate plus an applicable margin or, at our option, a Eurodollar rate plus an applicable margin. Base rate is defined in the new senior credit facilities as the higher of (x) the Bank of America prime rate and (y) the federal funds effective rate, plus 0.5% per annum. Eurodollar rate is generally defined in the new senior credit facility as the British Bankers Association LIBOR Rate.

The applicable margin for the term loan facilities is 1.75% for Eurodollar loans and for base rate loans is 1.25% less than the applicable margin for Eurodollar loans then in effect. The initial applicable margin for the revolving loan facilities is 0% for the base rate loans and 1.25% for the Eurodollar loans. Thereafter, subject to our consolidated senior leverage ratio, the applicable base rate margin for the revolving loan facilities will vary from 0% to 0.75% and the applicable Eurodollar rate margin will vary from 0.75% to 2.00%.

The interest rate payable under the new senior credit facilities will increase by 2.0% per annum during the continuance of an event of default.

Commitment fees on unused commitments under the revolving credit facilities are determined by a formula based on our total leverage ratio and may range from 0.375% to 0.50% per annum.

Prior to the maturity date, funds under the revolving credit facilities may be borrowed, repaid, and reborrowed, without premium or penalty. The revolving credit facilities are due in full at maturity in April 2012. The principal amount under each of our and Mission’s term loans, commencing on December 31, 2005 and ending in October 2012, reduce quarterly by the following amounts:

Quarter	Reduction Amount
Quarter ending December 31, 2005	0.25%
Quarters during Fiscal Year ending December 31, 2006	0.25%
Quarters during Fiscal Year ending December 31, 2007	0.25%
Quarters during Fiscal Year ending December 31, 2008	0.25%
Quarters during Fiscal Year ending December 31, 2009	0.25%
Quarters during Fiscal Year ending December 31, 2010	0.25%
Quarters during Fiscal Year ending December 31, 2011	0.25%
Quarters ending March 31 and June 30, 2012	0.25%
Maturity Date (October 2012)	93.25%

Voluntary prepayments of amounts outstanding under the new senior credit facilities will be permitted at any time, so long as we or Mission give notice as required by the facility. However, if a prepayment is made with respect to a Eurodollar loan, and the prepayment is made on a date other than an interest payment date, we or Mission must pay a fee to compensate the lender for losses and expenses incurred as a result of the prepayment.

We and Mission are required to prepay amounts outstanding under the new senior credit facilities in an amount equal to:

•	50% of the net proceeds of any equity issuances by Nexstar Broadcasting Group, Inc. and 100% of the net proceeds of any equity issuances by Mission, reduced, so long as no default or event of default exists on the date of such issuance, to the extent that any such net proceeds are to be used in connection with permitted acquisitions;

•	100% of the net proceeds of certain debt issuances, reduced, so long as no default or event of default exists on the date of such issuance, to the extent that any such net proceeds are to be used in connection with permitted acquisitions;

•	100% of the net cash proceeds of any disposition of assets (excluding dispositions made in the ordinary course of business and dispositions of certain assets no longer used or useful in the business), subject with respect to Nexstar to a $2.0 million basket, reduced to the extent that any such net cash proceeds are to be reinvested in assets used in the business, so long as no default or event of default exists;

•	100% of all insurance recoveries in excess of amounts used to replace or restore any properties, subject to a $1.0 million basket in the case of each of us and Mission, reduced to the extent that such insurance recoveries are reinvested within 365 days, so long as no default or event of default exists;

•	with respect to us, 75% of the excess cash flow of Nexstar and Mission when the consolidated total leverage ratio is greater than 5.50x, 50% of the excess cash flow of Nexstar and Mission when the consolidated total leverage ratio is less than 5.50x but greater than 4.50x on the last day of two consecutive fiscal quarters during the fiscal year and 0% of excess cash flow of Nexstar and when the consolidated total leverage ratio is less than or equal to 4.50x on the last day of two consecutive fiscal quarters during the fiscal year, commencing with the fiscal year ending December 31, 2005, in all cases subject to a $2.0 million per annum basket; and

•	the amount, if any, by which outstanding borrowings under the new senior credit facilities exceed the commitments.

All mandatory prepayments must be used to repay loans outstanding under Nexstar’s or Mission’s new senior credit facilities on a pro rata basis, but shall not necessarily reduce availability under the Nexstar or Mission revolving credit facility.

The new senior credit facilities require us to meet certain financial tests, including without limitation, a minimum interest coverage ratio, a minimum fixed charge coverage ratio, a maximum senior leverage ratio and a maximum total leverage ratio. In addition, the new senior credit facilities contain certain covenants that, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, film cash payments, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements.

The new senior credit facilities contain customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness agreements in excess of specified amounts, certain events of bankruptcy and insolvency, judgments in excess of specified amounts, ERISA defaults, termination of material licenses, failure of any guaranty or security document supporting the senior credit facilities to be in full force and effect and a change of control.

Senior Subordinated Notes Due 2014

On December 30, 2003, we issued $125.0 million of 7% senior subordinated notes due 2014 (the “7% Notes”) at par. The 7% Notes mature on January 15, 2014. Interest is payable on these notes semi-annually in arrears on January 15 and July 15. The 7% Notes are guaranteed by Nexstar Broadcasting Group, Inc. and Mission. The 7% Notes and the related guarantees are general unsecured senior subordinated obligations and subordinated to Nexstar’s and the guarantors’ senior debt. The 7% Notes are redeemable on or after January 15, 2009, at declining premiums, and Nexstar may redeem, at a premium, up to 35.0% of the aggregate principal amount of the Notes before January 15, 2007 with the net cash proceeds from qualified equity offerings.

The 7% Notes will be treated as a single class as the Notes offered hereby and are governed by the same indenture as the Notes offered hereby.

Senior Discount Notes Due 2013

On March 27, 2003, Nexstar Finance Holdings, Inc. issued $130.0 million principal at maturity of 11.375% senior discount notes due 2013 (the “11.375% Notes”) at a price of 57.442%. The 11.375% Notes mature on April 1, 2013. Each 11.375% Note will have an accreted value at maturity of $1,000. The 11.375% Notes will not begin to accrue cash interest until April 1, 2008 with payments to be made semi-annually in arrears on April 1 and October 1. The 11.375% Notes are general unsecured senior obligations of Nexstar Finance Holdings, Inc. and effectively subordinated to our senior new credit facilities and are structurally subordinated to the 7% Notes.

The senior discount notes due 2013 contain covenants similar to the Notes offered hereby.

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Nexstar” refers only to Nexstar Broadcasting, Inc.

On December 30, 2003, Nexstar issued $125 million aggregate principal amount of 7% senior subordinated notes due 2014, referred to in this section as the “Initial Notes,” under an indenture among the Guarantors and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company, N.A.), as trustee (the “Trustee”).

Nexstar will issue the New Notes, and collectively with the Old Notes (the “Notes”) under the indenture (the “Indenture”) among itself, Mission Broadcasting, Inc. and The Bank of New York, as Trustee (the “Trustee”) dated December 30, 2003, as amended by a supplemental indenture dated as of April 1, 2005 (the “Supplemental Indenture”) among itself, Nexstar Broadcasting Group, Inc., Mission Broadcasting, Inc. and the Trustee. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the Indenture and the Supplemental Indenture are filed with this registration statement as Exhibits 4.3 and 4.6, respectively.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes:

The Notes:

•	are general unsecured obligations of Nexstar;

•	are subordinated in right of payment to all existing and future Senior Debt;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of Nexstar; and

•	are unconditionally guaranteed, jointly and severally, by the Guarantors.

The Guarantees

The Notes are guaranteed by the ultimate parent of Nexstar, Nexstar Broadcasting Group, Inc., all of Nexstar’s future Domestic Subsidiaries and the Mission Entities. However, Nexstar Broadcasting Group, Inc. will not be considered a “Guarantor” for any purpose under this Indenture and, therefore, will not be subject to the Indenture.

Each guarantee of the Notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt; and

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

After giving pro forma effect to the offering of the Old Notes, the redemption of our 12% senior subordinated notes due 2008 and the refinancing of our and Mission’s senior credit facilities, as of March 31, 2005, Nexstar and the Guarantors had total consolidated indebtedness of approximately $645.6 million of which $355.0 million was Senior Debt. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the Notes and under these guarantees will be subordinated to the payment of Senior Debt. The Indenture will permit us and the Guarantors to incur additional Senior Debt.

As of the date the Notes offered hereby will be initially issued, neither Nexstar nor Mission have any subsidiaries. However, Nexstar and Mission may create subsidiaries in the future. Under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Nexstar and Mission will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Such Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

In addition to the Notes offered hereby, Nexstar may issue additional Notes under the Indenture from time to time after this offering. Any offering of additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes offered hereby, the Initial Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase except that the Notes offered hereby will, and any additional Notes may, initially be subject to transfer restrictions until we consummate an exchange offer or the Notes and any additional Notes are resold under a shelf registration statement. Nexstar will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on January 15, 2014.

Interest on the Notes will accrue at the rate of 7% per annum and will be payable semi-annually in arrears on January 15 and July 15. Interest on the Notes offered hereby will accrue from January 15, 2005 and the first interest payment date will be July 15, 2005. Nexstar will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1.

Interest on the Notes will accrue from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Nexstar, Nexstar will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Nexstar elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Nexstar may change the paying agent or registrar without prior notice to the Holders of the Notes, and Nexstar or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or Exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Nexstar is not required to transfer or exchange any Note selected for redemption. Also, Nexstar is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantees

The Notes will be guaranteed by Nexstar Broadcasting Group, Inc., each of Nexstar’s current and future Domestic Subsidiaries and each of the Mission Entities. These Note Guarantees will be joint and several obligations of the Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Fraudulent Conveyance Matters—Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the Notes and require Nexstar’s noteholders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Nexstar or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental Indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either immediately before or immediately after giving effect to such transaction) a Restricted Subsidiary of Nexstar if the sale or other disposition complies with the “Asset Sale” provisions of the Indenture; or

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either immediately before or immediately after giving effect to such transaction) a Restricted Subsidiary of Nexstar, if the sale complies with the “Asset Sale” provisions of the Indenture; or

(3) if Nexstar designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) in connection with any transaction whereby a Guarantor is no longer a Restricted Subsidiary immediately after giving effect to such transaction if the transaction complies with the “Asset Sale Provisions” of the Indenture; or

(5) upon the discharge or release of all guarantees of such Guarantor, and all pledges of property or assets of such Guarantor securing all other Indebtedness of Nexstar and the Restricted Subsidiaries, which resulted in the creation of such Note Guarantee pursuant to the covenant “—Certain Covenants— Limitations on Issuances of Guarantees of Indebtedness.”

Subordination

The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of Nexstar, including Senior Debt incurred after the date of the Indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt), whether or not a claim for such interest would be allowed in such proceeding before the Holders of Notes will be entitled to receive any payment with respect to the Notes or on account of any purchase or redemption or other acquisition of any Note (except that Holders of Notes may receive and retain Permitted

Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein), in the event of any distribution to creditors of Nexstar:

(1) in a liquidation or dissolution of Nexstar;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Nexstar or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of Nexstar’s assets and liabilities.

Neither Nexstar nor any Guarantor may make any payment in respect of the Notes or on account of any purchase or redemption or other acquisition of any Note (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) if:

(1) a default in the payment of the principal of, or premium, if any, or interest on, or any fees or other amounts relating to Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the holders of any Designated Senior Debt.

Payments on the Notes (including any missed payments) may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived, 179 days after the date on which the applicable Payment Blockage Notice is received, or the date on which the trustee receives notice from the holders or any representative of the holders of Designated Senior Debt to terminate the applicable Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) when the payment is prohibited by these subordination provisions, the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

Nexstar must promptly notify holders of Senior Debt of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Nexstar, Holders of Notes may recover less ratably than creditors of Nexstar who are holders of Senior Debt. See “Risk Factors—Subordination—Your right to receive payment on the Notes and the guarantees is junior to all of Nexstar’s and the guarantor’s senior debt.”

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreements; and

(2) any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Nexstar as “Designated Senior Debt.”

“Permitted Junior Securities” means:

(1) Equity Interests in Nexstar or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.

“Senior Debt” means:

(1) all Indebtedness of Nexstar or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of Nexstar or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Nexstar;

(2) any intercompany Indebtedness of Nexstar or any of its Restricted Subsidiaries to Nexstar or any of its Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the Indenture.

Optional Redemption

At any time prior to January 15, 2007, Nexstar may on anyone or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the indenture at a redemption price of 107.0% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Nexstar and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the Notes will not be redeemable at Nexstar’s option prior to January 15, 2009.

On or after January 15, 2009, Nexstar may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2009	103.500%
2010	102.333%
2011	101.167%
2012 and thereafter	100.000%

Mandatory Redemption

Nexstar is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require Nexstar to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Nexstar will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes repurchased, to the date of purchase. Within 60 days following any Change of Control, Nexstar will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed pursuant to the procedures required by the Indenture and described in such notice. Nexstar will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Nexstar will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, Nexstar will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Nexstar.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Nexstar will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. Nexstar will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Nexstar to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Nexstar repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Nexstar will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Nexstar and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Nexstar and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Nexstar to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Nexstar and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

(E) Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Nexstar or the Guarantor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by Nexstar’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by Nexstar, such Guarantor or such Restricted Subsidiary is in the form of cash or Cash Equivalents, except to the extent Nexstar is undertaking a Permitted Asset Swap. For purposes of this provision and the next paragraph, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Nexstar’s, such Guarantor’s or such Restricted Subsidiary’s most recent balance sheet, of Nexstar, any Guarantor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Nexstar, such Guarantor or such Restricted Subsidiary from further liability; and

(b) any securities, Notes or other obligations received by Nexstar, such Guarantor or any such Restricted Subsidiary from such transferee that are converted by Nexstar, such Guarantor or such Restricted Subsidiary within 90 days into cash or Cash Equivalents, to the extent of the cash received in that conversion.

The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Notwithstanding the foregoing, Nexstar, a Guarantor or any Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing if:

(x) Nexstar, such Guarantor or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of;

(y) the fair market value is determined by Nexstar’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(z) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, assets used or useful in a Permitted Business and/or cash;

provided that any cash (other than any amount deemed cash under clause (3)(a) of the preceding paragraph) received by Nexstar, such Guarantor or such Restricted Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next paragraph.

(F) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Nexstar, such Guarantor or such Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to permanently repay or repurchase Senior Debt of Nexstar or any Guarantor;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure; or

(4) to acquire other assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Nexstar may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Nexstar will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Nexstar may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(G) Nexstar will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Nexstar will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Nexstar will, and will cause the Restricted Subsidiaries to utilize the proceeds of sales of assets received by it in accordance with clause (11) of the covenant described under the caption “Restricted Payments” as if such proceeds were the Net Proceeds of an Asset Sale.

The agreements governing Nexstar’s and the Guarantors’ outstanding Senior Debt currently prohibit Nexstar and the Guarantors from purchasing any Notes, and also provides that certain change of control or asset sale events with respect to Nexstar and the Guarantors would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Nexstar and the Guarantors becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Nexstar and the Guarantors are prohibited from purchasing Notes, Nexstar and the Guarantors could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Nexstar and the Guarantors do not obtain such a consent or repay such borrowings, Nexstar and the Guarantors will remain prohibited from purchasing Notes. In such case, Nexstar’s failure to purchase tendered Notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Nexstar’s, the Guarantors’ or any of the Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Nexstar, the Guarantors or any of the Restricted Subsidiaries) or to the direct or indirect holders of Nexstar’s, the Guarantor’s or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Nexstar and other than dividends or distributions payable to Nexstar, the Guarantors or the Restricted Subsidiaries);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Nexstar) any Equity Interests of Nexstar or any direct or indirect parent of Nexstar (other than any such Equity Interests owned by Nexstar, the Guarantors or a Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Nexstar would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Nexstar, the Guarantors and the Restricted Subsidiaries after March 27, 2003 (excluding Restricted Payments permitted by clauses (1), (2), (3), (4), (5), (7), (8), (9), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) (i) 100% of the aggregate Consolidated Cash Flow of Nexstar (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning on April 1, 2003 and ending on the last day of Nexstar’s most recent calendar month for which financial information is available to Nexstar ending prior to the date of such proposed Restricted Payment, taken as one accounting period, less (ii) 1.4 times Consolidated Interest Expense for the same period plus

(b) 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by Nexstar or Mission as a contribution to the equity capital of Nexstar or from the issue or sale of Equity Interests of Nexstar (other than Disqualified Stock) since March 27, 2003, or of Disqualified Stock or debt securities of Nexstar issued since March 27, 2003 that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

(c) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after March 27, 2003, the fair market value of such Subsidiary as of the date of such redesignation, plus

(d) the aggregate amount returned in cash with respect to Investments (other than Permitted Investments) made after March 27, 2003 whether through interest payments, principal payments, dividends or other distributions, plus

(e) the net cash proceeds received by Nexstar or any of the Restricted subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments referred to in clause (4) above (other than to a Restricted Subsidiary).

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Nexstar or any Guarantor or of any Equity Interests of Nexstar in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Nexstar (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Nexstar or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Nexstar or the payment of a dividend to any Affiliates of Nexstar to effect the repurchase, redemption, acquisition or retirement of Nexstar or Affiliate’s equity interest, that are held by any member or former member of Nexstar’s (or any of the Restricted Subsidiaries’ or any of their Affiliates’) management, or by any of their respective directors, employees or consultants; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the sum of (a) $750,000 in any calendar year (with unused amounts in any calendar year being available to be so utilized in succeeding calendar years) and (b) the net cash proceeds to Nexstar from any issuance or reissuance of Equity Interests of Nexstar or its Affiliates (other than Disqualified Stock) to members of management (which are excluded from the calculation set forth in clause (3)(b) of the proceeding paragraph) and the net cash proceeds to Nexstar of any “keyman” life insurance proceeds; provided that the cancellation of Indebtedness owing to Nexstar from members of management shall not be deemed Restricted Payments;

(6) the payment of the dividends on Disqualified Stock the incurrence of which was permitted by the Indenture;

(7) repurchases of Equity Interests deemed to occur upon the exercise of stock options;

(8) payments to Affiliates of Nexstar and holders of Equity Interests in Nexstar in amounts equal to (i) the amounts required to pay any Federal, state or local income taxes to the extent that (A) such income taxes are attributable to the income of Nexstar and the Restricted Subsidiaries (but limited in the case of taxes based upon taxable income, to the extent that cumulative taxable net income subsequent to the date of the Indenture is positive) or (B) such taxes are related to Indebtedness between or among any of Nexstar and any of the Restricted Subsidiaries and (ii) the amounts required to pay any Federal, State or local taxes in connection with the sale of all or substantially all of the assets of a Restricted Subsidiary made in accordance with clause (11) below;

(9) so long as no Default or Event of Default exists both before and after giving effect thereto, Nexstar may authorize, declare and pay dividends to its shareholders, partners or members, as applicable, for the purpose of paying the corporate overhead expenses of Nexstar or its Subsidiaries in an aggregate amount for all such overhead expenses not to exceed $1,000,000 in any Fiscal Year;

(10) the retirement of any shares of Disqualified Stock of Nexstar by conversion into, or by exchange for, shares of Disqualified Stock of Nexstar, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Nexstar) of other shares of Disqualified Stock of Nexstar;

(11) the distribution of all or substantially all of the assets of a Restricted Subsidiary to a Subsidiary of Nexstar; provided that (x) such distribution is made within one business day of the consummation of the sale of the assets so distributed, (y) such asset sale is made in compliance with clause (A) of the covenant described above under “Asset Sales” as if the seller of such assets were a Restricted Subsidiary and (z) the Net Proceeds of such asset sale (determined as if such asset sale were an Asset Sale) are contributed to Nexstar within one business day following the consummation of such asset sale; and

(12) other Restricted Payments not to exceed $10.0 million in the aggregate.

In addition, the Indenture will provide that notwithstanding anything to the foregoing, no Mission Entity shall make a Restricted Payment (other than Restricted Investments) to any person other than Nexstar or a Guarantor.

The Board of Directors of Nexstar may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding

Investments by Nexstar and the Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and shall reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Nexstar or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Nexstar will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and that Nexstar will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Nexstar or any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock if Nexstar’s Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Nexstar for which internal financial statements are available, would have been no greater than 7.0 to 1.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Nexstar or the Restricted Subsidiaries of Indebtedness under the Credit Agreements (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Nexstar and the Restricted Subsidiaries thereunder) and related Guarantees under the Credit Agreements; provided that the aggregate principal amount of all Indebtedness of Nexstar and the Restricted Subsidiaries then classified as having been incurred pursuant to this clause (1) after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (1) does not exceed an amount equal to $275.0 million less the aggregate amount applied by Nexstar and the Restricted Subsidiaries to permanently reduce the availability of Indebtedness under the Credit Agreements pursuant to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by Nexstar and the Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by Nexstar of Indebtedness represented by the Notes in accordance with the terms of the Indenture;

(4) the incurrence by Nexstar or any of the Restricted Subsidiaries of Permitted Refinancing Indebtedness;

(5) the incurrence by Nexstar or any of the Restricted Subsidiaries of intercompany Indebtedness between or among Nexstar and any of the Restricted Subsidiaries; provided, however, that (i) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Nexstar or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Nexstar or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Nexstar or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by Nexstar or any of the Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding) in connection with the conduct of their respective businesses and not for speculative purposes;

(7) the guarantee by Nexstar of Indebtedness of any of the Restricted Subsidiaries so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted to be incurred by another provision of this covenant;

(8) the guarantee by any Restricted Subsidiary of Indebtedness of Nexstar or any Guarantor;

(9) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets;

(10) Indebtedness incurred by Nexstar or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(11) Indebtedness of Nexstar and the Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment whether through the direct purchase of assets or at least a majority of the Voting Stock of any person owning such assets, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

(12) Obligations in respect of performance and surety bonds and completion guarantees provided by Nexstar or any Restricted Subsidiary in the ordinary course of business;

(13) Acquisition Debt of Nexstar or a Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by Nexstar or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from Nexstar to the Trustee (an “Incurrence Notice”) within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by Nexstar or such Restricted Subsidiary, which notice shall be executed on Nexstar’s behalf by the chief financial officer of Nexstar in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, Nexstar or such Restricted Subsidiary could have incurred such Acquisition Debt under the Indenture as of the date upon which Nexstar delivers such Incurrence Notice to the Trustee and (z) such Acquisition Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses); and

(14) the incurrence by Nexstar or any of the Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (14), not to exceed $10.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Nexstar will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. In addition, Nexstar may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause or to the first paragraph of this covenant, provided that Nexstar or a Restricted Subsidiary would be permitted to incur the item of Indebtedness, or portion of the item of Indebtedness, under the other clause or the first paragraph of this covenant, as the case may be, at the time of reclassification. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Anti-Layering

Nexstar will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Nexstar and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Note Guarantee.

Liens

Nexstar will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the Notes, the guarantees, and the Indenture are secured on an equal and ratable basis with the obligation so secured until such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Nexstar or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Nexstar or any of the Restricted Subsidiaries;

(2) make loans or advances to Nexstar or any of the Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Nexstar or any of the Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2) the Indenture, the Notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Nexstar or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) contracts for the sale of assets, including without limitation any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition:

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12) agreements governing Indebtedness of Mission permitted to be incurred under the Indenture.

Merge, Consolidation or Sale of Assets

Nexstar may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Nexstar is the surviving corporation); or (2) sell, assign, transfer, conveyor otherwise dispose of all or substantially all of the properties or assets of Nexstar and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Nexstar is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Nexstar) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Nexstar) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Nexstar under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) Nexstar or the Person formed by or surviving any such consolidation or merger (if other than Nexstar), or to which such sale, assignment, transfer, conveyance or other disposition has been made (a) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of

Preferred Stock,” or (b) would have a lower Leverage Ratio immediately after the transaction, after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four quarter period, than Nexstar’s Leverage Ratio immediately prior to the transaction.

The preceding clause (4) will not prohibit: (a) a merger between Nexstar and one of Nexstar’s Wholly Owned Subsidiaries or (b) a merger between Nexstar and one of Nexstar’s Affiliates incorporated solely for the purpose of reincorporating in another state of the United States.

In addition, Nexstar may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Nexstar and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Nexstar or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Nexstar or such Restricted Subsidiary with an unrelated Person; and

(2) Nexstar delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Nexstar or any of the Restricted Subsidiaries in the ordinary course of business of Nexstar or such Restricted Subsidiary;

(2) transactions between or among Nexstar and/or the Restricted Subsidiaries;

(3) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to officers, directors, employees and consultants who are not otherwise Affiliates of Nexstar;

(4) sales of Equity Interests (other than Disqualified Stock) of Nexstar to Affiliates of Nexstar;

(5) transactions under any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any amendment, modification, or replacement is no less favorable to Nexstar and the Restricted Subsidiaries than the contract or agreement as in effect on the date of the Indenture; and

(6) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments.”

Limitations on Issuances of Guarantees of Indebtedness

Nexstar will not permit any Restricted Subsidiary, directly or indirectly, to incur Indebtedness or guarantee or pledge any assets to secure the payment of any other of Nexstar’s Indebtedness or that of any Restricted Subsidiary unless either the Restricted Subsidiary

(1) is a subsidiary guarantor or

(2) simultaneously executes and delivers a supplemental Indenture to the Indenture and becomes a subsidiary guarantor which guarantee shall

(a) with respect to any guarantee of Senior Debt, be subordinated in right of payment on the same terms as the notes are subordinated to the Senior Debt; and

(b) with respect to any guarantee of any other Indebtedness, be senior to or rank equal to the Restricted Subsidiary’s other Indebtedness or guarantee of or pledge to secure the other Indebtedness.

Notwithstanding the preceding paragraph, any guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange, or transfer, to any Person, of all of Nexstar’s stock in, or all or substantially all the assets of the Restricted Subsidiary, which sale, exchange, or transfer is made in compliance with the applicable provisions of the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Nexstar and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by Nexstar. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Sale and Leaseback Transactions

Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Nexstar or any Guarantor may enter into a sale and leaseback transaction if:

(1) Nexstar or that Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction and (b) incurred a Lien to secure such indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Nexstar or such Guarantor applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Business Activities

Nexstar and the Guarantors will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Nexstar and the Restricted Subsidiaries taken as a whole.

Payments for Consent

Nexstar and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, payor cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, Nexstar will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Nexstar were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Nexstar’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Nexstar were required to file such reports.

If Nexstar or any Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Nexstar and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Nexstar will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Nexstar and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by Nexstar to comply with the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control;”

(4) failure by Nexstar for 30 days after notice from the trustee or holders of at least 25% in principal amount of the Notes to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) failure by Nexstar or any of the Restricted Subsidiaries for 60 days after notice from the trustee or holders of at least 25% in principal amount of the Notes to comply with any of the other agreements in the Indenture;

(6) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Nexstar or any of the Restricted Subsidiaries (or the payment of which is guaranteed by Nexstar or any of the Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of such Indebtedness at the final stated maturity thereof or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness described under clauses (a) and (b) above, aggregates $5.0 million or more;

(7) failure by Nexstar or any of the Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million not covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(9) certain events of bankruptcy or insolvency described in the Indenture with respect to Nexstar or any of the Restricted Subsidiaries.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the preceding paragraph have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if:

(1) the annulment of the acceleration of Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Nexstar, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Nexstar with the intention of avoiding payment of the premium that Nexstar would have had to pay if Nexstar then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Nexstar with the intention of avoiding the prohibition on redemption of the Notes prior to January 15, 2009, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Nexstar is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Nexstar is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Nexstar or any Guarantor, as such, will have any liability for any obligations of Nexstar or the Guarantors under the Notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Nexstar may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) Nexstar’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Nexstar’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Nexstar may, at its option and at any time, elect to have the obligations of Nexstar and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Nexstar must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Nexstar must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Nexstar has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Nexstar has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Nexstar has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Nexstar or any of the Restricted Subsidiaries is a party or by which Nexstar or any of the Restricted Subsidiaries is bound;

(6) Nexstar must deliver to the trustee an officers’ certificate stating that the deposit was not made by Nexstar with the intent of preferring the Holders of notes over the other creditors of Nexstar with the intent of defeating, hindering, delaying or defrauding creditors of Nexstar or others; and

(7) Nexstar must deliver to the trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the scheduled redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of the provisions of the Indenture relating to (i) subordination that adversely affects the rights of the Holders of the Notes or (ii) release of any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of Notes, Nexstar, the Guarantors and the trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Nexstar’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Nexstar’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of its date; or

(7) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Nexstar, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Nexstar or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Nexstar or any Restricted Subsidiary is a party or by which Nexstar or any Restricted Subsidiary is bound;

(3) Nexstar or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Nexstar has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Nexstar must deliver an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Nexstar or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to Nexstar Broadcasting Group, Inc., 909 Lake Carolyn Parkway, Suite 1450, Irving, Texas 75039, Attention: chief financial officer.

Book-Entry, Delivery and Form

The Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). Notes also may be offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes” and, together with the Rule 144A Global Notes, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of this offering and the closing of this offering (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Global Notes may be held only through Euroclear Bank, S.A./U.N. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” Regulation S Notes will also bear the legend as described under “Notice to Investors.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Nexstar takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Nexstar that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Nexstar that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Nexstar and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Nexstar, the trustee nor any agent of Nexstar or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Nexstar that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Nexstar. Neither Nexstar nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and Nexstar and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Nexstar that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Nexstar nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies Nexstar that it is unwilling or unable to continue as depositary for the Global Notes and Nexstar fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) Nexstar, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

(2) the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the Notes are being transferred to a Person:

(a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

Nexstar will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Nexstar will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, info such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Nexstar expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Nexstar that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABRY” means ABRY Partners, LLC.

“ABRY III” means ABRY Broadcast Partners III, LP., a Delaware limited partnership.

“Acquisition Debt” means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing television broadcasting business franchise or station or (y) finance an LMA (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Nexstar and the Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any Restricted Subsidiary of Nexstar or any Guarantor or the sale of Equity Interests in any Restricted Subsidiary of Nexstar or any Guarantor.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of $1.0 million or less;

(2) a transfer of assets between or among Nexstar and Restricted Subsidiaries;

(3) an issuance of Equity Interests to Nexstar or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(6) foreclosures on assets;

(7) the disposition of equipment no longer used or useful in the business of such entity;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;” and

(10) the licensing of intellectual property.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors of such Person (or if such Person is a limited liability company, the board of managers of such Person) or similar governing body or any duly authorized committee thereof.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with (x) any lender party to the Credit Agreements, (y) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or (z) Brown Brothers Harriman;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Nexstar and the Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of Nexstar;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Nexstar, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Nexstar are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of the Restricted Subsidiaries in connection with (a) an Asset Sale or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) Consolidated Interest Expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles and amortization of programming costs but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any extraordinary or non-recurring expenses of such Person and the Restricted Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; plus

(6) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or transactions; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

(8) programming rights payments made during such period,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Nexstar will be added to Consolidated Net Income to compute Consolidated Cash Flow of Nexstar only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or otherwise paid to Nexstar by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders. This paragraph does not apply to the Mission Entities.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication of:

(1) the consolidated interest expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financing, and net payments (if any) pursuant to Hedging Obligations);

(2) the consolidated interest expense of such Person and the Restricted Subsidiaries that was capitalized during such period;

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of the Restricted Subsidiaries or secured by a Lien on assets of such Person or any of the Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

(4) the product of:

(a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of the Restricted Subsidiaries, times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary of Nexstar will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that this clause (2) does not apply to the Mission Entities;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4) the cumulative effect of a change in accounting principles will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Nexstar or Nexstar, as applicable, who:

(1) was a member of such Board of Directors on the date of the Indenture;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was nominated by Principals beneficially owning at least 20% of the Voting Stock of Nexstar.

“Control Investment Affiliate” means any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies or a Person controlled by such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Agreements” means (a) that certain Third Amended and Restated Credit Agreement, dated as of December 30, 2003, by and among Nexstar, the guarantors party thereto, Bank of America, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, and the other lenders party thereto, providing for up to $105.0 million aggregate principal amount of credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount whether or not with the same lenders or agents), and (b) that certain Amended and Restated Credit Agreement, dated as of December 30, 2003, by and among Mission, the guarantors party thereto, Bank of America, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, and the other lenders party thereto, providing for up to $170.0 million aggregate principal amount of credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Nexstar to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Nexstar may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering of Capital Stock (other than Disqualified Stock) of (x) Nexstar or (y) Nexstar or one of its Subsidiaries (other than a Subsidiary of Nexstar or one of the Mission Entities), the net proceeds of which are contributed to Nexstar, in each case to any Person that is not an Affiliate of Nexstar, which offering results in at least $35.0 million of net aggregate proceeds to Nexstar.

“Existing Indebtedness” means Indebtedness of Nexstar and the Restricted Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the date of the Indenture, until such amounts are repaid.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1) Nexstar’s Domestic Subsidiaries on the date of the Indenture;

(2) the Mission Entities on the date of the Indenture; and

(3) any other subsidiary of Nexstar or Mission that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of any Unrestricted Subsidiary to secure Non-Recourse Debt of that Unrestricted Subsidiary.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Nexstar or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Nexstar will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Leverage Ratio” means the ratio of (i) the aggregate outstanding amount of Indebtedness of each of Nexstar and the Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a combined consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Disqualified Stock of Nexstar and preferred stock of the Restricted Subsidiaries (except preferred stock issued to Nexstar or a Restricted Subsidiary) as of the last day of such fiscal quarter to (ii) the aggregate Consolidated Cash Flow of Nexstar for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Reference Period”).

For purposes of this definition, (i) the amount of Indebtedness which is issued at a discount shall be deemed to be the accreted value of such Indebtedness as of the last day of the Reference Period, whether or not such amount is the amount then reflected on a balance sheet prepared in accordance with GAAP, and (ii) the aggregate outstanding principal amount of Indebtedness of Nexstar and the Restricted Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of such Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and the Restricted Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or preferred stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (13) of the definition of Permitted Debt), as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and (ii) any acquisition at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (13) of the definition of Permitted Debt), as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Reference Period giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition Nexstar reasonably anticipates in good faith if Nexstar delivers to the Trustee an officer’s certificate executed by the chief financial or accounting officer of Nexstar certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions. Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“LMA” means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a television station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a television station or (iii) manages a portion of the operations of a television station.

“Mission” means Mission Broadcasting, Inc.

“Mission Entities” means Mission and any Person that is a direct or indirect Subsidiary of Mission.

“Net Income” means with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Nexstar or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Nexstar, the Guarantors, nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Nexstar, the Guarantors, or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Nexstar, the Guarantors, or any of the Restricted Subsidiaries (other than the Capital Stock of an Unrestricted Subsidiary).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

“Permitted Asset Swap” means, with respect to any Person, the substantially concurrent exchange of assets of such Person (including Equity Interests of a Restricted Subsidiary) for assets of another Person, which assets are useful to the business of such aforementioned Person.

“Permitted Business” means any business engaged in by Nexstar or the Restricted Subsidiaries as of the date of the Indenture or any business reasonably related, ancillary or complementary thereto.

“Permitted Investments” means:

(1) any Investment in Nexstar or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Nexstar or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Nexstar or a Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Nexstar;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations; or

(8) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, not to exceed $5.0 million.

“Permitted Liens” means:

(1) Liens securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of Nexstar or the Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Nexstar or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Nexstar or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by Nexstar or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) initially permitted by clause (11) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens incurred in the ordinary course of business of Nexstar or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at anyone time outstanding;

(10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(11) Liens securing Permitted Refinancing Indebtedness where the Liens securing indebtedness being refinanced were permitted under the Indenture;

(12) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed as applicable, in the ordinary course of business and consistent with industry practices;

(13) any interest or title of a lessor under any Capital Lease Obligation;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty, including rights of offset and set-off;

(16) Liens securing Hedging Obligations which Hedging Obligations relate to indebtedness that is otherwise permitted under the Indenture;

(17) leases or subleases granted to others;

(18) Liens under licensing agreements;

(19) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(20) judgment Liens not giving rise to an Event of Default;

(21) Liens encumbering property of Nexstar or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen and landlords and other Liens arising by operation of law and incurred in the ordinary course of business for sums which are not overdue or which are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of Nexstar or a Restricted Subsidiary in accordance with GAAP; and

(22) Liens encumbering property of Nexstar or a Restricted Subsidiary incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness) entered into in the ordinary course of business of Nexstar or a Restricted Subsidiary.

“Permitted Refinancing Indebtedness” means any Indebtedness of Nexstar or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend refinance, renew, replace, defease or refund other Indebtedness of Nexstar or any of the Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred by Nexstar, by a Guarantor, or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means (i) ABRY and its Control Investment Affiliates, including ABRY III and (ii) the members of management of Nexstar or any of the Restricted Subsidiaries of Nexstar, in each case, together with any spouse or immediate family member (including adoptive children), estate, heirs, executors, personal representatives and administrators of such Person.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of anyone or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means all current and future Domestic Subsidiaries of Nexstar, other than Unrestricted Subsidiaries, and all Mission Entities, other than Unrestricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of Nexstar or Mission that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Nexstar or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Nexstar or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Nexstar or Mission;

(3) is a Person with respect to which neither Nexstar nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Nexstar or any of the Restricted Subsidiaries.

Any designation of a Subsidiary of Nexstar or a Mission Entity as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Nexstar will be in default of such covenant. The Board of Directors of Nexstar or Mission may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders, whose tax consequences could be different from the following statements and conditions. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s Old Notes for New Notes, including the applicability and effect of any state, local or non-U.S. tax law.

The exchange of the Old Notes for New Notes pursuant to the exchange offer should not be treated as an “exchange” for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date. In addition, until                     , 2005, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the New Notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such New Notes. An “underwriter” within the meaning of the Securities Act of 1933 includes:

(1) any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer; or

(2) any broker or dealer that participates in a distribution of such New Notes.

Any profit on any resale of New Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives New Notes will be allowed to resell the New Notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an “affiliate” of Nexstar within the meaning of Rule 405 under the Securities Act of 1933) who receives New Notes in exchange for Old Notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the New Notes.

However, if any holder acquires New Notes in the exchange offer for the purpose of distributing or participating in a distribution of the New Notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

Further, each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any New Notes. We have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the Old Notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Old Notes against liabilities under the Securities Act of 1933, including any broker-dealers.

LEGAL MATTERS

Certain legal matters in connection with the exchange of the notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

Under the terms of the indenture, we agree that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, we will furnish to the trustee and the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operations and our consolidated subsidiaries, if any, and with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Information filed with the Commission may be read and copied by the public at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, we have agreed that, for so long as any Notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A (d) (4) under the Securities Act.

Under the indenture governing the Notes we are required to file with the trustee annual, quarterly and other reports after we file these reports with the Securities and Exchange Commission. Annual reports delivered to the trustee and the holders of New Notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public accountant. We will also furnish such other reports as may be required by law.

NEXSTAR BROADCASTING GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Financial Statements:

Condensed Consolidated Balance Sheets at December 31, 2004 and March 31, 2005	F-2

Condensed Consolidated Statements of Operations for the three months ended March 31, 2004 and 2005	F-3

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2004 and 2005	F-4

Notes to Condensed Consolidated Financial Statements	F-5

Audited Financial Statements:

Report of Independent Registered Public Accounting Firm	F-30

Consolidated Balance Sheets at December 31, 2004 and 2003	F-32

Consolidated Statements of Operations and Other Comprehensive Income for the years ended December 31, 2004, 2003 and 2002	F-33

Consolidated Statements of Changes in Redeemable Preferred and Common Units and Stockholders’ Equity (Deficit)/Members’ Interest (Deficit) for the years ended December 31, 2004, 2003 and 2002	F-34

Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-37

Notes to Consolidated Financial Statements	F-38

NEXSTAR BROADCASTING GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	December 31, 2004	March 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,505	$13,859
Accounts receivable, net of allowance for doubtful accounts of $1,119 and $1,059, respectively	48,391	42,027
Current portion of broadcast rights	17,292	12,080
Prepaid expenses and other current assets	2,580	1,945

Total current assets	86,768	69,911
Property and equipment, net	101,068	100,667
Broadcast rights	6,423	4,363
Goodwill, net	145,576	146,272
Intangible assets, net	374,050	367,722
Other noncurrent assets	21,080	11,266

Total assets	$734,965	$700,201

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of debt	$2,350	$2,350
Current portion of broadcast rights payable	17,561	12,738
Accounts payable	8,092	8,628
Accrued expenses	12,561	11,242
Taxes payable	89	406
Interest payable	8,866	11,492
Deferred revenue	2,000	2,629

Total current liabilities	51,519	49,485
Debt	627,548	629,505
Broadcast rights payable	7,153	5,178
Deferred tax liabilities	29,369	30,622
Deferred revenue	4,286	3,921
Deferred gain on sale of assets	6,676	6,567
Other liabilities	4,159	5,026

Total liabilities	730,710	730,304

Commitments and contingencies
Minority interest in consolidated entity	21,550	—

Stockholders’ deficit:
Preferred stock - $0.01 par value, authorized 200,000 shares; no shares issued and outstanding at both December 31, 2004 and March 31, 2005	—	—
Common stock:
Class A Common - $0.01 par value, authorized 100,000,000 shares; issued and outstanding 14,289,310 at both December 31, 2004 and March 31, 2005	143	143
Class B Common - $0.01 par value, authorized 20,000,000 shares; issued and outstanding 13,411,588 at both December 31, 2004 and March 31, 2005	134	134
Class C Common - $0.01 par value, authorized 5,000,000 shares; issued and outstanding 662,529 at both December 31, 2004 and March 31, 2005	7	7
Additional paid-in capital	392,393	392,393
Accumulated deficit	(409,972)	(422,780)

Total stockholders’ deficit	(17,295)	(30,103)

Total liabilities and stockholders’ deficit	$734,965	$700,201

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2005
	(Unaudited)
Revenue (excluding trade and barter)	$56,427	$54,509
Less: commissions	(7,459)	(6,996)

Net broadcast revenue (excluding trade and barter)	48,968	47,513
Trade and barter revenue	5,268	5,150

Total net revenue	54,236	52,663

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	15,472	16,306
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	16,719	17,194
Merger related expenses	456	—
Amortization of broadcast rights	6,887	6,158
Amortization of intangible assets	6,920	6,762
Depreciation	5,123	4,423

Total operating expenses	51,577	50,843

Income from operations	2,659	1,820
Interest expense, including amortization of debt financing costs	(12,843)	(13,075)
Loss on extinguishment of debt	(6,824)	—
Interest income	16	39
Other income (expenses), net	759	(48)

Loss before income taxes	(16,233)	(11,264)
Income tax expense	(968)	(1,544)

Loss before minority interest in consolidated entity	(17,201)	(12,808)
Minority interest in consolidated entity	487	—

Net loss	$(16,714)	$(12,808)

Net loss per common share:
Basic and diluted	$(0.59)	$(0.45)
Weighted average number of common shares outstanding:
Basic and diluted	28,363	28,363

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2004	2005
	(Unaudited)
Cash flows provided by operating activities	$5,070	$11,274

Cash flows from investing activities:
Additions to property and equipment, net	(2,417)	(2,874)
Proceeds from sale of assets	—	22
Acquisition of broadcast properties and related transaction costs	—	(12,481)

Net cash used for investing activities	(2,417)	(15,333)

Cash flows from financing activities:
Repayment of long-term debt	(488)	(1,587)
Proceeds from revolver draws	33,000	1,000
Repayment of senior discount notes	(28,862)	—
Payments for debt finance costs	(32)	—

Net cash provided by (used for) financing activities	3,618	(587)

Net increase (decrease) in cash and cash equivalents	6,271	(4,646)
Cash and cash equivalents at beginning of period	10,848	18,505

Cash and cash equivalents at end of period	$17,119	$13,859

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business Operations

Nexstar Broadcasting Group, Inc. (“Nexstar”) owns, operates, programs or provides sales and other services to 44 television stations affiliated with the NBC, ABC, CBS, Fox or UPN television networks and one independent television station, in markets located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas, Louisiana, Arkansas, Alabama, Montana and Maryland. Through various local service agreements, Nexstar provides sales, programming and other services to stations owned and/or operated by independent third parties.

Nexstar is highly leveraged, which makes it vulnerable to changes in general economic conditions. Nexstar’s ability to repay or refinance its debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond Nexstar’s control. Nexstar believes that, taken together, its current consolidated cash balances, internally generated cash flow and availability under its credit facilities should result in Nexstar having adequate cash resources to meet its future requirements for working capital, capital expenditures and debt service for at least the next twelve months. On April 1, 2005, Nexstar redeemed $160.0 million in aggregate principal amount of outstanding 12% senior subordinated notes. Also on April 1, 2005, Nexstar refinanced its senior secured credit facility and issued $75.0 million in the aggregate principal amount of 7% senior subordinated notes to fund the redemption of the 12% senior subordinated notes. Additionally, on April 1, 2005, Mission Broadcasting, Inc. refinanced its senior secured credit facility. See Note 6 for a further discussion of these debt transactions.

2.	Summary of Significant Accounting Policies

Interim Financial Statements

The condensed consolidated financial statements as of March 31, 2005 and for the three months ended March 31, 2004 and 2005 are unaudited. However, in the opinion of management, such financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary for the fair statement of the financial information included herein in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from those estimates. Results of operations for interim periods are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Nexstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Nexstar and its subsidiaries. Also included in the financial statements are the accounts of independently-owned Mission Broadcasting, Inc. (“Mission”) (Nexstar and Mission are collectively referred to as “the Company”) and certain other entities where it is determined that the Company is the primary beneficiary of a variable interest entity (“VIE”) in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation on Accounting Research Bulletin No. 51” (“FIN No. 46”) as revised in December 2003 (“FIN No. 46R”).

All intercompany account balances and transactions have been eliminated in consolidation.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mission

Mission is included in these consolidated financial statements because Nexstar is deemed to have a controlling financial interest in Mission for financial reporting purposes in accordance with FIN No. 46R as a result of (a) local service agreements Nexstar has with the Mission stations, (b) Nexstar’s guarantee of the obligations incurred under Mission’s senior credit facility and (c) purchase options granted by Mission’s shareholder which will permit Nexstar to acquire the assets and assume the liabilities of each Mission station, subject to Federal Communications Commission (“FCC”) consent. As of March 31, 2005, the assets of Mission consisted of current assets of $1.2 million (excluding broadcast rights), broadcast rights of $3.9 million, FCC licenses of $28.7 million, goodwill and other intangible assets of $68.8 million, property and equipment of $22.0 million and other noncurrent assets of $0.5 million. Substantially all of Mission’s assets, except for its FCC licenses, collateralize its secured debt obligation.

Nexstar has entered into local service agreements with Mission to provide sales and/or operating services to the Mission stations. The following table summarizes the various local service agreements Nexstar has with Mission as of March 31, 2005:

Service Agreements	Mission Stations
TBA(1)	WFXP and KHMT

SSA & JSA(2)	KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, KRBC, KSAN (formerly KACB), WUTR, WBAK, WYOU, KODE and WTVO

(1)	Nexstar has a time brokerage agreement (“TBA”) with each of these stations which allows Nexstar to program most of each station’s broadcast time, sell each station’s advertising time and retain the advertising revenue generated in exchange for monthly payments to Mission.

(2)	Nexstar has both a shared services agreement (“SSA”) and a joint sales agreement (“JSA”) with each of these stations. The SSA allows the sharing of services including news production, technical maintenance and security, in exchange for Nexstar’s right to receive certain payments from Mission as described in the SSAs. The JSAs permit Nexstar to sell and retain a percentage of the net revenue from the station’s advertising time in return for monthly payments to Mission of the remaining percentage of net revenue, as described in the JSAs.

Nexstar does not own Mission or Mission’s television stations; however, Nexstar is deemed to have a controlling financial interest in them under U.S. GAAP while complying with the FCC’s rules regarding ownership limits in television markets. In order for both Nexstar and Mission to comply with FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations.

Variable Interest Entities

The Company, generally in connection with pending acquisitions subject to FCC consent, will enter into TBAs with non-owned stations. As a result of the TBA, the Company may determine that the station is a VIE and that the Company is the primary beneficiary of the variable interest. Under the terms of these agreements, the Company makes specific periodic payments to the station’s owner-operator in exchange for the right to provide programming and sell advertising on a portion of the station’s broadcast time. Nevertheless, the owner-operator retains control and responsibility for the operation of the station, including responsibility over all programming broadcast on the station. The Company will continue to operate the station under a TBA until the termination of such agreement, which typically occurs on consummation of the acquisition of the station. The Company also may determine that a station is a VIE in connection with other types of local service agreements entered into with stations in markets in which the Company owns and operates a station.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VIEs included in the accompanying consolidated financial statements as a result of TBAs entered into in connection with station acquisitions are discussed below.

As a result of TBAs the Company entered into with the owners of KFTA/KNWA (formerly KPOM and KFAA), the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas and WTVO, the ABC affiliate in Rockford, Illinois, Nexstar and Mission determined that they were the primary beneficiary of the respective stations and, accordingly, had consolidated their financial statements in prior periods. As discussed further in Note 3, the Company completed its acquisitions of KFTA/KNWA and WTVO in January 2005 and operations under the TBAs were terminated. Therefore, the Company discontinued its consolidation of these stations as VIEs during the first quarter of 2005.

VIEs in connection with other types of local service agreements entered into with stations in markets in which the Company owns and operates a station are discussed below.

Nexstar has determined that it has a variable interest in KTVE, the NBC affiliate in El Dorado, Arkansas, owned by Piedmont Television of Monroe/El Dorado LLC (previously known as GOCOM Television of Quachita, LLC) (“Piedmont”) as a result of local service agreements Nexstar has with Piedmont. As successor to a JSA and SSA entered into effective March 21, 2001 by Quorum Broadcasting of Louisiana, Inc., Nexstar, (a) under the JSA, permits Piedmont to sell to advertisers all of the time available for commercial advertisements on KARD, the Nexstar television station in the related market in return for a monthly fee paid to Nexstar and (b) under the SSA, shares with Piedmont the costs of certain services and procurements, which they individually require in connection with the ownership and operation of their respective television stations. The terms of the JSA and SSA with Piedmont are 10 years and may be extended automatically for two additional 10-year terms unless the agreements are otherwise terminated. Nexstar has evaluated its arrangement with Piedmont and has determined that it is not the primary beneficiary of the variable interest, and therefore, has not consolidated KTVE under FIN No. 46R. Nexstar received payments under the JSA with Piedmont of approximately $0.3 million and $0.2 million for the three months ended March 31, 2004 and 2005, respectively.

Nexstar has determined that it has a variable interest in WYZZ, the Fox affiliate in Peoria, Illinois, owned by a subsidiary of Sinclair Broadcasting Group, Inc. (“Sinclair”) as a result of an outsourcing agreement it entered into effective December 1, 2001 with Sinclair to provide certain non-programming related engineering, production, sales and administrative services for WYZZ. The outsourcing agreement expires in December 2008, but at any time it may be canceled by either party upon 180 days written notice. Nexstar has evaluated its arrangement with Sinclair and has determined that it is not the primary beneficiary of the variable interest, and therefore, has not consolidated WYZZ under FIN No. 46R. Nexstar made payments to Sinclair of $0.4 million and $0.3 million under the outsourcing agreement for the three months ended March 31, 2004 and 2005, respectively.

Under the outsourcing agreement with Sinclair, Nexstar pays for certain operating expenses of WYZZ and therefore may have unlimited exposure to any potential operating losses. Nexstar believes that its minimum exposure to loss under the WYZZ service agreement consists of the fees paid to Sinclair. Additionally, Nexstar indemnifies the owners of KTVE and WYZZ from and against all liability and claims arising out of or resulting from its activities, acts or omissions in connection with the agreements. The maximum potential amount of future payments Nexstar could be required to make for such indemnification is undeterminable at this time.

Stock-Based Compensation

The Company accounts for Nexstar’s stock-based employee compensation plan under the alternative recognition and measurement principles of Accounting Principle Board Opinion No. 25, “Accounting for Stock

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Issued to Employees” (“APB No. 25”), and related interpretations rather than the fair value accounting method allowed by FASB Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Under the intrinsic value method of accounting of APB No. 25, no compensation expense is recognized for stock options granted when the exercise price of the options is greater than or equal to the fair market value of Nexstar’s common stock on the date of the grant. Nexstar did not incur stock-based employee compensation costs for the three months ended March 31, 2004 and 2005 as all options granted under its stock-based employee compensation plan had an exercise price greater than or equal to the market price of the underlying common stock on the date of grant.

The Company has adopted the disclosure only provisions of SFAS No. 123. The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Three Months Ended March 31,
	2004	2005
	(in thousands, except per share amounts)
Net loss, as reported	$(16,714)	$(12,808)
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effect	(238)	(366)

Pro forma net loss	$(16,952)	$(13,174)

Basic and diluted net loss per common share, as reported	$(0.59)	$(0.45)
Basic and diluted net loss per common share, pro forma	$(0.60)	$(0.46)

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period using the treasury stock method. Potential common shares consist of stock options granted to employees. There is no difference between basic and diluted net loss per share since the effect of stock options is not included in the computation of diluted net loss per share for the three months ended March 31, 2004 and 2005, as the effect would be anti-dilutive. Stock options for 2,123,000 and 1,323,626 weighted-average common shares were outstanding during the three months ended March 31, 2005 and 2004, respectively, but were not included in the diluted per share computation because the option exercise prices were greater than the average market price of the common stock.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”) which replaces SFAS No. 123 and supercedes APB No. 25. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123 as originally issued. However, SFAS No. 123(R) eliminates the use of the alternative APB No. 25 intrinsic value method of accounting that was provided in SFAS No. 123 and requires companies to expense the fair value of employee stock options and other forms of stock-based employee compensation in the financial statements over the period that an employee provides service in exchange for the award. The pro forma footnote disclosure previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. Under SFAS No. 123(R), compensation cost related to stock options is measured at the grant date based on the fair value of

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the award using an option-pricing model and will be recognized as expense ratably over the vesting period. SFAS No. 123(R) is effective as of the beginning of the first interim reporting period that begins after June 15, 2005, which is July 1, 2005. However, pursuant to SEC Release No. 33-8568, Nexstar has elected to adopt this new Standard as of the beginning of the 2006 fiscal year, which is January 1, 2006. Using the modified prospective method of adoption, beginning January 1, 2006 Nexstar will recognize compensation expense for all newly granted or modified stock options based on the requirements of SFAS No. 123(R) and will begin recognizing compensation expense over the remaining vesting period for the unvested portion of all stock options granted prior to adoption based on the fair values previously calculated for pro forma disclosure purposes. The Black-Scholes option-pricing model has been used to value Nexstar’s employee stock options for disclosure purposes and this option-pricing model will be used under SFAS No. 123(R).

As permitted by SFAS No. 123, Nexstar currently accounts for stock-based compensation to employees using the intrinsic value method of APB No. 25 and, as such, has not recognized compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123(R)’s expense recognition provision will have a significant impact on the Nexstar’s results of operations, although it will have no impact on the Company’s consolidated financial position. Nexstar is unable to quantify an estimate of the impact of adopting SFAS No. 123(R) at this time because it will depend on, among other factors, the market price of Nexstar’s common stock, and the terms, number and timing of future stock option award grants. However, had Nexstar adopted this new Standard in prior periods, the impact would not have been materially different from amounts determined for the pro forma footnote disclosure required by SFAS No. 123.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 requires that exchanges of nonmonetary assets be accounted for at fair value of the assets exchanged, unless the exchange lacks commercial substance. A nonmonetary exchange has commercial substance when the future cash flows of the entity are expected to change significantly as a result of the exchange. This new Standard eliminates a provision in APB Opinion No. 29 that exempted nonmonetary exchanges of similar productive assets from fair value accounting. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The Company will adopt SFAS No. 153 for its fiscal year beginning January 1, 2006. Management does not believe that the adoption of this new Standard will have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN No. 47”). FIN No. 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. A conditional asset retirement obligation is a term used in Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, that refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005, which is the Company’s current fiscal year ending December 31, 2005. Management is currently evaluating the impact the adoption of FIN No. 47 will have on the Company’s financial position or results of operations.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Acquisitions

During the three months ended March 31, 2005, the Company consummated the acquisitions listed below. These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to assets acquired based on their estimated fair value on the acquisition date. The excess of the purchase price over the fair values assigned to the assets acquired is recorded as goodwill. The consolidated financial statements include the operating results of each business from the TBA commencement date.

Station	Network Affiliation	Market	Date Acquired	Acquired By
WTVO(1)	ABC	Rockford, Illinois	January 4, 2005	Mission
KFTA/KNWA(2)	NBC	Fort Smith-Fayetteville-Springdale-Rogers, Arkansas	January 7, 2005	Nexstar

(1)	Mission commenced operations under a TBA on November 1, 2004 which terminated on the date of acquisition.
(2)	Nexstar commenced operations under a TBA on October 16, 2003 which terminated on the date of acquisition.

WTVO

On October 4, 2004, Mission entered into a purchase agreement and a TBA with Young and Winnebago, which owned WTVO, the ABC affiliate in Rockford, Illinois. Mission commenced operations under the TBA on November 1, 2004 which terminated upon the purchase of the station. On January 4, 2005, Mission completed the acquisition of WTVO for total consideration of $20.75 million, exclusive of transaction costs. Pursuant to terms of the purchase agreement, Mission made an initial payment of $15.0 million against the purchase price on November 1, 2004, to acquire substantially all of the assets of WTVO, except for its FCC license and certain transmission equipment. Mission paid the remaining $5.75 million on January 4, 2005, exclusive of transaction costs, for the purchase of WTVO’s FCC license and certain transmission equipment.

The following table summarizes the estimated fair values of the assets acquired. Mission obtained third-party valuations of certain acquired intangible assets (in thousands).

Property and equipment	$7,161
Intangible assets	10,279
Goodwill, including transaction costs	3,658

Assets acquired	$21,098

Of the $10.3 million of acquired intangible assets, $2.9 million was assigned to FCC licenses that are not subject to amortization and $6.7 million was assigned to network affiliation agreements (estimated useful life of 15 years). The remaining $0.7 million of acquired intangible assets have an estimated useful life of approximately 1 year. Goodwill of $3.7 million is expected to be deductible for tax purposes.

KFTA/KNWA

On October 13, 2003, Nexstar entered into a purchase agreement and a TBA with J.D.G. TV, which owned KFTA/KNWA (formerly KPOM and KFAA), the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas. Nexstar commenced operations under the TBA on October 16, 2003 which terminated upon the purchase of the station. On January 7, 2005, Nexstar purchased substantially all of the assets of KFTA/KNWA for $17.0 million, exclusive of transaction costs. Pursuant to terms of the purchase agreement, Nexstar made a down payment of $10.0 million against the purchase price on October 16, 2003 and paid $6.0 million upon consummation of the acquisition on January 7, 2005, exclusive of transaction costs. The remaining $1.0 million relates to the non-compete agreement being paid over a four year period.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition. Nexstar obtained third-party valuations of certain acquired intangible assets (in thousands).

Property and equipment	$5,204
Intangible assets	11,121
Goodwill, including transaction costs	1,013

Assets acquired	$17,338

Of the $11.1 million of acquired intangible assets, $3.6 million was assigned to FCC licenses that are not subject to amortization and $5.4 million was assigned to network affiliation agreements (estimated useful life of 15 years). The remaining $2.1 million of acquired intangible assets includes $1.1 million of other intangible assets that have an estimated useful life of approximately 1 year and a $1.0 million non-compete agreement. Goodwill of $1.0 million is expected to be deductible for tax purposes.

The following unaudited pro forma information has been presented as if the acquisitions of WTVO and KFTA/KNWA had occurred on January 1, 2004:

Three Months Ended March 31, 2004
(in thousands, except per share amount)
Net broadcast revenue (excluding trade and barter)	$50,323
Total net revenue	55,598
Income from operations	2,309
Net loss	(17,367)
Basic and diluted net loss per common share	$(0.61)

The above selected unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company owned the acquired stations during the specified period. There is no pro forma information presented for the three months ended March 31, 2005 as the pro forma results would not be materially different from the Company’s consolidated results of operations as reported because the WTVO acquisition was consummated on January 4, 2005 and the KFTA/KNWA acquisition was consummated on January 7, 2005.

4.	Intangible Assets and Goodwill

Intangible assets and goodwill consisted of the following:

	Estimated useful life (years)	December 31, 2004	March 31, 2005
		(in thousands)
Network affiliation agreements	15	$335,153	$335,588
FCC licenses	indefinite	160,856	160,856
Other intangible assets	1-15	24,581	24,366

		520,590	520,810
Less: accumulated amortization		(146,540)	(153,088)

Intangible assets, net of accumulated amortization		374,050	367,722
Goodwill, net	indefinite	145,576	146,272

Intangible assets and goodwill, net		$519,626	$513,994

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total amortization expense from definite-lived intangible assets for the three months ended March 31, 2004 and 2005 was $6.9 million and $6.8 million, respectively.

The carrying value of indefinite-lived intangible assets, excluding goodwill, at both December 31, 2004 and March 31, 2005 was $138.4 million (net of accumulated amortization of approximately $22 million).

The Company completed the annual tests of impairment for goodwill and FCC licenses as of December 31, 2004. This test resulted in no impairment being recognized. As of March 31, 2005, the Company did not identify any events that would trigger an impairment assessment.

The change in the carrying amount of goodwill for the three months ended March 31, 2005 was as follows (in thousands):

Balance as of January 1, 2005	$145,576
Acquisitions	696

Balance as of March 31, 2005	$146,272

The acquisitions of WTVO and KFTA/KNWA during the first quarter of 2005 increased goodwill by approximately $0.7 million.

5.	Accrued Expenses

Accrued expenses consisted of the following:

	December 31, 2004	March 31, 2005
	(in thousands)
Compensation and related taxes	$3,448	$3,688
Sales commissions	1,366	1,201
Employee benefits	600	615
Property taxes	585	722
Other accruals related to operating expenses	6,562	5,016

	$12,561	$11,242

6.	Debt

Long-term debt consisted of the following:

	December 31, 2004	March 31, 2005
	(in thousands)
Term loans	$233,825	$233,238
Revolving credit facilities	21,500	21,500
12% senior subordinated notes due 2008, net of discount of $3,649 and $3,421	156,351	156,579
7% senior subordinated notes due 2014	125,000	125,000
11.375% senior discount notes due 2013, net of discount of $39,299 and $36,786	90,701	93,214
SFAS No. 133 hedge accounting adjustment	2,521	2,324

	629,898	631,855
Less: current portion	(2,350)	(2,350)

	$627,548	$629,505

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2005, the Company refinanced its bank credit facilities and an obligation under senior subordinated notes. The accompanying balance sheet as of March 31, 2005 does not include any adjustment for changes in the terms of long-term debt obligations resulting from the Company’s new credit facility agreements and debt offering described below.

The Nexstar and Mission Senior Secured Credit Facilities

Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), an indirect subsidiary of Nexstar, had a senior secured credit facility with a group of commercial banks which consisted of an $83.0 million term loan and a $50.0 million revolving loan. As of December 31, 2004 and March 31, 2005, Nexstar Broadcasting had $82.6 million and $82.4 million, respectively, outstanding under its term loan and no borrowings were outstanding under its revolving loan.

Mission had a senior secured credit facility with a group of commercial banks which consisted of an $152.0 million term loan and a $30.0 million revolving loan. As of December 31, 2004 and March 31, 2005, Mission had $151.2 million and $150.9 million, respectively, outstanding under its term loan and $21.5 million, respectively, of borrowings were outstanding under its revolving loan.

As of March 31, 2005, there was approximately $58.5 million of total unused commitments under Nexstar’s and Mission’s senior secured credit facilities.

Redemption of 12% Notes

On March 2, 2005, Nexstar Broadcasting called for redemption of all the outstanding $160.0 million in aggregate principal amount of 12% senior subordinated notes (“12% Notes”).

On April 1, 2005, Nexstar Broadcasting redeemed all the outstanding 12% Notes at a price of $1,060 per $1,000 principal amount. Redemption of the 12% Notes was funded from proceeds obtained through a combination of an offering of senior subordinated notes and senior secured credit facility financing (as discussed below). The aggregate redemption payment of $169.6 million plus accrued interest was made on April 1, 2005. The redemption amount included a $9.6 million call premium related to the retirement of the notes. The redemption of the 12% Notes is expected to result in the recognition of a loss in the second quarter of 2005 consisting of $9.6 million in call premium and the write-off of approximately $3.6 million of previously capitalized debt financing costs and $3.4 million of unamortized discount on the notes. In conjunction with the redemption, Nexstar expects to record a gain during the second quarter of 2005 of approximately $2.3 million from the recognition of a SFAS No. 133 hedge accounting adjustment.

Refinancing of Nexstar and Mission Credit Facilities

On April 1, 2005, Nexstar Broadcasting entered into a new senior secured credit facility agreement which replaced Nexstar’s previous bank credit facility agreement. Nexstar’s new credit facility consists of a $182.3 million term loan and a $50.0 million revolving loan. All borrowings outstanding under this new credit facility are due to mature in 2012. The term loan, which matures in October 2012, is payable in consecutive quarterly installments amortized at 0.25% quarterly commencing on December 31, 2005, with the remaining 93.25% due at maturity. The term loan bears interest at either the higher of the prevailing prime rate or the Federal Funds Rate plus 0.50% (the “Base Rate”), plus an applicable margin ranging between 0.00% and 0.75%; or LIBOR plus 1.75%. The revolving loan bears interest at either the Base Rate plus an applicable margin ranging between 0.00% and 0.75%; or LIBOR plus an applicable margin ranging between 0.75% and 2.00%. Financial covenants under the new credit facility agreement include a maximum total combined leverage ratio of Nexstar Broadcasting and Mission of 7.50 times the last twelve months operating cash flow (as defined in the credit

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement) through June 30, 2006 and a maximum combined senior leverage ratio of Nexstar Broadcasting and Mission of 5.25 times the last twelve months operating cash flow through June 30, 2006. Covenants also include a minimum combined interest coverage ratio of 1.50 to 1.00 through December 30, 2008 and a fixed charge coverage ratio of 1.15 to 1.00.

Mission also entered into a new senior secured credit facility agreement on April 1, 2005 which replaced its previous bank credit facility agreement. Mission’s new credit facility consists of a $172.7 million term loan and a $47.5 million revolving loan. Terms of the new Mission credit facility, including debt covenants and maturity, are the same as the terms of the new Nexstar credit facility described above.

Issuance of 7% Senior Subordinated Notes

On April 1, 2005, Nexstar Broadcasting issued $75.0 million in the aggregate principal amount of 7% senior subordinated notes at a price of 98.01% (“7% Notes”) due 2014. The 7% Notes were issued as an add-on to the $125.0 million aggregate principal amount of Nexstar Broadcasting’s previously issued 7% Notes. Proceeds obtained under the offering were net of a $1.1 million payment to be provided to investors purchasing the notes and will be included as a component of the discount. The net proceeds from the offering, together with proceeds from Nexstar’s senior secured credit facility, were used to redeem the 12% Notes.

7.	Income Taxes

The Company’s provision for income taxes is primarily comprised of deferred income taxes created by an increase in the deferred tax liabilities position during the year resulting from the amortization of goodwill and other indefinite-lived intangible assets for income tax purposes which are not amortized for financial reporting purposes. These deferred tax liabilities do not reverse on a scheduled basis and are not used to support the realization of deferred tax assets. The Company’s deferred tax assets primarily result from net operating loss carryforwards (“NOLs”). The Company’s NOLs are available to reduce future taxable income if utilized before their expiration. The Company has provided a valuation allowance for certain deferred tax assets as it believes they may not be realized through future taxable earnings.

8.	FCC Regulatory Matters

Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations, except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke and modify broadcasting licenses, determine the location of television stations, regulate the equipment used by television stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

Some of the more significant FCC regulatory matters impacting the Company’s operations are discussed below.

Cable Retransmission Consent Rights

The Communications Act grants television broadcasters retransmission consent rights in connection with the carriage of their station’s signal by cable companies. If a broadcaster chooses to exercise retransmission consent rights, a cable television system which is subject to that election may not carry a station’s signal without the broadcaster’s consent. This generally requires the cable system operator and the television broadcaster to negotiate the terms under which the broadcaster will consent to the cable system’s carriage of its station’s signal.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nexstar elected to exercise retransmission consent rights for most of its stations and has negotiated agreements with cable companies for the carriage of these stations’ signals. Mission has elected to exercise retransmission consent rights for some of its stations and has negotiated agreements with cable companies for the carriage of those stations’ signals.

On December 31, 2004, retransmission consent agreements expired for Nexstar’s television stations KLST (San Angelo), KTAL (Texarkana-Shreveport) and KSNF (Joplin), and for Mission’s television stations KRBC (Abilene) and KODE (Joplin). Also, on February 1, 2005, a different retransmission consent agreement expired for Nexstar’s television station KTAL. As a result, two of the cable television system operators (the “Cable Operators”) in these markets are no longer permitted by law to carry these stations’ signals without the station owner’s consent.

Nexstar and Mission have requested that the Cable Operators pay a cash per subscriber fee in exchange for the Cable Operators’ rights to carry the stations’ signals under new agreements. The Cable Operators have informed Nexstar and Mission that they will not pay any cash fees for the carriage of the stations on their systems. On January 19, 2005, a Cable Operator submitted a Complaint for Enforcement to the FCC requesting that the FCC instruct Nexstar and Mission to negotiate in good faith for retransmission consent agreements for these stations. On February 8, 2005, Nexstar and Mission submitted their joint response to the complaint. On February 24, 2005, a Cable Operator filed its response to the filing made by Nexstar and Mission. This matter remains pending before the FCC. If Nexstar and Mission do not reach new agreements with the Cable Operators, the stations in the affected markets could lose audience share which may impact the stations’ revenue. The Company is currently unable to determine the ultimate outcome of these matters, but does not believe they will have a material effect on the Company’s financial condition or results of operations.

Digital Television Conversion

All commercial television stations in the United States were required to commence digital television (“DTV”) transmission operations by May 1, 2002, in addition to continuing their analog operations. Except for WFXV, WQRF and KNWA (formerly KFAA), all of the television stations the Company owns and operates are broadcasting at least a low power digital television signal. WQRF received its DTV construction permit in November 2004 and has until November 2005 to construct DTV facilities. WFXV received its DTV construction permit on January 14, 2005 and has until January 14, 2006 to construct its DTV facilities. On August 31, 2004, the FCC granted consent to modify KNWA’s proposed DTV facilities, establishing a construction deadline of March 3, 2005. On January 21, 2005, Nexstar filed a request with the FCC to extend KNWA’s modified construction permit deadline. When the FCC acts on the extension request, Nexstar will have at least six months to complete construction of KNWA’s DTV facilities. If KNWA is not broadcasting a digital signal by the end of this six-month period, Nexstar could be subject to sanctions, including, eventually, loss of the DTV construction permit. The conversion to digital transmission required an average initial capital expenditure of $0.2 million per station for low-power transmission of a digital signal. Digital conversion expenditures were $11 thousand and $0.8 million, respectively, for the three months ended March 31, 2004 and 2005.

Stations may broadcast both analog and digital signals until at least December 31, 2006. After December 31, 2006, on a date determined by Congress or the FCC, stations will operate with digital-only facilities. The digital transmissions may initially be low-power, but as discussed below, full-power transmission will be required.

The FCC’s ongoing rule making proceeding concerning implementation of the transition from analog to digital television broadcasts is likely to have a significant impact on the television industry and the operation of the Company’s stations.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Full-Power DTV Facilities Construction

On August 4, 2004, the FCC released rules setting the dates by which all television stations must be broadcasting a full-power DTV signal. Under these rules, stations affiliated with the four largest networks (ABC, CBS, NBC and Fox) in the top-100 markets are required to construct full-power DTV facilities by July 1, 2005. All other stations are required to construct full-power DTV facilities by July 1, 2006. Management estimates that it will require an average capital expenditure of approximately $1.5 million per station (for 40 stations) to modify Nexstar’s and Mission’s stations’ DTV transmitters for full-power digital signal transmission, including costs for the transmitter, transmission line, antenna and installation, and estimated costs for tower upgrades and/or modifications. The Company anticipates these expenditures will be funded through available cash on hand and cash generated from operations as incurred in future years. Stations that fail to meet these build-out deadlines will lose interference protection for their signals outside their low-power coverage areas. As of March 31, 2005, only Mission’s stations WUTR and WTVO are transmitting full-power digital signals.

The FCC will accept requests for extensions of the applicable deadlines for stations that cannot meet the full-power DTV deadlines due to severe financial constraints or circumstances beyond licensee control (such as zoning issues). Nexstar and Mission intend to request extensions of the applicable deadlines from the FCC.

Other New DTV Requirements

The FCC also adopted additional Program System and Information Protocol (“PSIP”) requirements. All DTV stations were required to comply with the FCC’s revised PSIP requirements by February 1, 2005. Nexstar and Mission requested extensions of time from the FCC to comply with the PSIP requirements due to vendor delivery and installation issues. The installation of the equipment necessary to meet the PSIP requirements cost approximately $1.3 million in total for all of the television stations the Company owns and operates. These expenditures are being funded in 2005 through available cash on hand and cash generated from operations.

9.	Commitments and Contingencies

Guarantee of Mission Debt

Nexstar and its subsidiaries guarantee full payment of any obligations incurred under Misson’s senior credit facility agreement. In the event that Mission is unable to repay amounts due under its credit facility, Nexstar will be obligated to repay such amounts. The maximum potential amount of future payments that Nexstar would be required to make under this guarantee would be generally limited to the amount of borrowings outstanding under the Mission credit facility. At March 31, 2005, Mission had $172.4 million outstanding under its senior credit facility.

Indemnification Obligations

In connection with certain agreements that the Company enters into in the normal course of its business, including local service agreements, business acquisitions and borrowing arrangements, the Company enters into contractual arrangements under which the Company agrees to indemnify the third party to such arrangement from losses, claims and damages incurred by the indemnified party for certain events as defined within the particular contract. Such indemnification obligations may not be subject to maximum loss clauses and the maximum potential amount of future payments the Company could be required to make under these indemnification arrangements may be unlimited. Historically, payments made related to these indemnifications have been immaterial and the Company has not incurred significant costs to defend lawsuits or settle claims related to these indemnification agreements.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Litigation

From time to time, the Company is involved with claims that arise out of the normal course of business. In the opinion of management, any resulting liability with respect to these claims would not have a material adverse effect on the Company’s financial position or results of operations.

10.	Condensed Consolidating Financial Information

Senior Discount Notes

On March 27, 2003, Nexstar Finance Holdings, Inc. (“Nexstar Finance Holdings”), a 100% owned subsidiary of Nexstar, issued 11.375% senior discount notes (“11.375% Notes”) due in 2013. The 11.375% Notes are fully and unconditionally guaranteed by Nexstar. The following summarized consolidating financial information is presented in lieu of separate financial statements and other related disclosures of Nexstar Finance Holdings pursuant to Regulation S-X Rule 3-10 of the Securities Exchange Act of 1934, as amended, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered”. The following represents summarized condensed consolidating financial information as of December 31, 2004 and March 31, 2005 with respect to the financial position and for the three months ended March 31, 2004 and 2005 for results of operations and for the three months ended March 31, 2004 and 2005 for cash flows of the Company and its 100%, directly or indirectly, owned subsidiaries.

The Nexstar column presents the parent company’s financial information. Nexstar is also the guarantor. The Nexstar Finance Holdings column presents the issuer’s financial information. The Non-Guarantor Subsidiary column presents the financial information of Nexstar Broadcasting, a 100% owned subsidiary of Nexstar Finance Holdings.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Balance Sheet

March 31, 2005

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$13,859	$—	$13,859
Other current assets	—	6	56,046	—	56,052

Total current assets	—	6	69,905	—	69,911
Investments in subsidiaries eliminated upon consolidation	55,962	148,568	—	(204,530)	—
Amounts due from parents eliminated upon consolidation	—	—	5,980	(5,980)	—
Property and equipment, net	—	—	100,667	—	100,667
Goodwill, net	—	—	146,272	—	146,272
Intangible assets, net	—	—	367,722	—	367,722
Other noncurrent assets	1	2,577	13,062	(11)	15,629

Total assets	$55,963	$151,151	$703,608	$(210,521)	$700,201

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$—	$2,350	$—	$2,350
Other current liabilities	39	—	47,096	—	47,135

Total current liabilities	39	—	49,446	—	49,485
Debt	—	93,214	536,291	—	629,505
Amounts due to subsidiary eliminated upon consolidation	4,007	1,973	—	(5,980)	—
Other noncurrent liabilities	—	2	51,323	(11)	51,314

Total liabilities	4,046	95,189	637,060	(5,991)	730,304

Stockholders’ equity (deficit):
Common stock	284	—	—	—	284
Other stockholders’ equity (deficit)	51,633	55,962	66,548	(204,530)	(30,387)

Total stockholders’ equity (deficit)	51,917	55,962	66,548	(204,530)	(30,103)

Total liabilities and stockholders’ equity (deficit)	$55,963	$151,151	$703,608	$(210,521)	$700,201

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Balance Sheet

December 31, 2004

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$18,505	$—	$18,505
Other current assets	—	6	68,257	—	68,263

Total current assets	—	6	86,762	—	86,768
Investments in subsidiaries eliminated upon consolidation	66,550	156,562	—	(223,112)	—
Amounts due from parents eliminated upon consolidation	—	—	5,980	(5,980)	—
Property and equipment, net	—	—	101,068	—	101,068
Goodwill, net	—	—	145,576	—	145,576
Intangible assets, net	—	—	374,050	—	374,050
Other noncurrent assets	1	2,658	24,856	(12)	27,503

Total assets	$66,551	$159,226	$738,292	$(229,104)	$734,965

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$—	$2,350	$—	$2,350
Other current liabilities	—	—	49,169	—	49,169

Total current liabilities	—	—	51,519	—	51,519
Debt	—	90,701	536,847	—	627,548
Amounts due to subsidiary eliminated upon consolidation	4,007	1,973	—	(5,980)	—
Other noncurrent liabilities	—	2	51,653	(12)	51,643

Total liabilities	4,007	92,676	640,019	(5,992)	730,710

Minority interest in consolidated entity	—	—	21,550	—	21,550

Stockholders’ equity (deficit):
Common stock	284	—	—	—	284
Other stockholders' equity (deficit)	62,260	66,550	76,723	(223,112)	(17,579)

Total stockholders’ equity (deficit)	62,544	66,550	76,723	(223,112)	(17,295)

Total liabilities and stockholders’ equity (deficit)	$66,551	$159,226	$738,292	$(229,104)	$734,965

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Operations

For the Three Months Ended March 31, 2005

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net broadcast revenue (excluding trade and barter)	$—	$—	$47,513	$—	$47,513
Trade and barter revenue	—	—	5,150	—	5,150

Total net revenue	—	—	52,663	—	52,663

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	16,306	—	16,306
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	—	—	17,194	—	17,194
Amortization of broadcast rights	—	—	6,158	—	6,158
Amortization of intangible assets	—	—	6,762	—	6,762
Depreciation	—	—	4,423	—	4,423

Total operating expenses	—	—	50,843	—	50,843

Income from operations	—	—	1,820	—	1,820
Interest expense, including amortization of debt financing costs	—	(2,594)	(10,481)	—	(13,075)
Equity in earnings of subsidiaries	(10,588)	(7,994)	—	18,582	—
Other expense, net	—	—	(9)	—	(9)

Loss before income taxes	(10,588)	(10,588)	(8,670)	18,582	(11,264)
Income tax expense	(39)	—	(1,505)	—	(1,544)

Net loss	$(10,627)	$(10,588)	$(10,175)	$18,582	$(12,808)

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Operations

For the Three Months Ended March 31, 2004

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net broadcast revenue (excluding trade and barter)	$—	$—	$48,968	$—	$48,968
Trade and barter revenue	—	—	5,268	—	5,268

Total net revenue	—	—	54,236	—	54,236

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	15,472	—	15,472
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	2	—	17,173	—	17,175
Amortization of broadcast rights	—	—	6,887	—	6,887
Amortization of intangible assets	—	—	6,920	—	6,920
Depreciation	—	—	5,123	—	5,123

Total operating expenses	2	—	51,575	—	51,577

Income (loss) from operations	(2)	—	2,661	—	2,659
Interest expense, including amortization of debt financing costs	—	(2,323)	(10,520)	—	(12,843)
Loss on extinguishment of debt	—	(6,824)	—	—	(6,824)
Equity in earnings of subsidiaries	(14,493)	(5,346)	—	19,839	—
Other income, net	—	—	775	—	775

Loss before income taxes	(14,495)	(14,493)	(7,084)	19,839	(16,233)
Income tax expense	(16)	—	(952)	—	(968)

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(14,511)	(14,493)	(8,036)	19,839	(17,201)
Minority interest in consolidated entity	—	—	487	—	487

Net loss	$(14,511)	$(14,493)	$(7,549)	$19,839	$(16,714)

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows

For the Three Months Ended March 31, 2005

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by operating activities	$—	$—	$11,274	$—	$11,274

Cash flows from investing activities:
Additions to property and equipment, net	—	—	(2,874)	—	(2,874)
Acquisition of broadcast properties and related transaction costs	—	—	(12,481)	—	(12,481)
Other investing activities	—	—	22	—	22

Net cash used for investing activities	—	—	(15,333)	—	(15,333)

Cash flows from financing activities:
Repayment of long-term debt	—	—	(1,587)	—	(1,587)
Proceeds from revolver draws	—	—	1,000	—	1,000

Net cash used for financing activities	—	—	(587)	—	(587)

Net decrease in cash and cash equivalents	—	—	(4,646)	—	(4,646)
Cash and cash equivalents beginning of period	—	—	18,505	—	18,505

Cash and cash equivalents at end of period	$—	$—	$13,859	$—	$13,859

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows

For the Three Months Ended March 31, 2004

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by (used for) operating activities	$(173)	$(5,935)	$11,178	$—	$5,070

Cash flows from investing activities:
Additions to property and equipment, net	—	—	(2,417)	—	(2,417)

Cash flows from financing activities:
Repayment of long-term debt	—	—	(488)	—	(488)
Proceeds from revolver draws	—	—	33,000	—	33,000
Repayment of senior discount notes	—	(28,862)	—	—	(28,862)
Payments for debt financing costs	—	—	(32)	—	(32)
Capital contributions/distributions	—	34,797	(34,797)	—	—

Net cash provided by (used for) financing activities	—	5,935	(2,317)	—	3,618

Net increase (decrease) in cash and cash equivalents	(173)	—	6,444	—	6,271
Cash and cash equivalents beginning of period	227	—	10,621	—	10,848

Cash and cash equivalents at end of period	$54	$—	$17,065	$—	$17,119

Senior Subordinated Notes

On March 16, 2001, Nexstar Broadcasting, a 100% owned subsidiary of Nexstar Finance Holdings, issued 12% senior subordinated notes (“12% Notes”) due in April 2008. On December 30, 2003, Nexstar Broadcasting also issued 7% senior subordinated notes (“7% Notes”) due in January 2014. The 12% Notes and 7% Notes are fully and unconditionally guaranteed by Nexstar. The following summarized consolidating financial information is presented in lieu of separate financial statements and other related disclosures of Nexstar Broadcasting pursuant to Regulation S-X Rule 3-10 of the Securities Exchange Act of 1934, as amended, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered”. The following represents summarized condensed consolidating financial information as of December 31, 2004 and March 31, 2005 with respect to the financial position and for the three months ended March 31, 2004 and 2005 for results of operations and for the three months ended March 31, 2004 and 2005 for cash flows of Nexstar and its 100%, directly or indirectly, owned subsidiaries and independently-owned Mission Broadcasting, Inc.

The Nexstar column presents the parent company’s financial information. Nexstar is also a guarantor. The Nexstar Broadcasting column presents the issuer’s financial information. The Mission column presents the financial information of Mission Broadcasting, Inc., an entity in which Nexstar Broadcasting is deemed to have a controlling financial interest and is required to be consolidated as a variable interest entity under FIN No. 46R (see Note 2). Mission is also a guarantor of the senior subordinated notes issued by Nexstar Broadcasting. The Non-Guarantor Subsidiary column presents the financial information of Nexstar Finance Holdings, the parent of Nexstar Broadcasting.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Balance Sheet

March 31, 2005

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$13,113	$746	$—	$—	$13,859
Due from Mission	—	20,711	—	—	(20,711)	—
Other current assets	—	52,740	3,306	6	—	56,052

Total current assets	—	86,564	4,052	6	(20,711)	69,911
Investments in subsidiaries eliminated upon consolidation	55,962	—	—	148,568	(204,530)	—
Amounts due from parents eliminated upon consolidation	—	5,980	—	—	(5,980)	—
Property and equipment, net	—	78,684	22,032	—	(49)	100,667
Goodwill, net	—	129,607	16,665	—	—	146,272
Intangible assets, net	—	286,923	80,799	—	—	367,722
Other noncurrent assets	1	11,508	1,554	2,577	(11)	15,629

Total assets	$55,963	$599,266	$125,102	$151,151	$(231,281)	$700,201

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$830	$1,520	$—	$—	$2,350
Due to Nexstar Broadcasting	—	—	20,711	—	(20,711)	—
Other current liabilities	39	42,695	4,401	—	—	47,135

Total current liabilities	39	43,525	26,632	—	(20,711)	49,485
Debt	—	365,451	170,840	93,214	—	629,505
Amounts due to subsidiary eliminated upon consolidation	4,007	—	—	1,973	(5,980)	—
Other noncurrent liabilities	—	41,722	9,601	2	(11)	51,314

Total liabilities	4,046	450,698	207,073	95,189	(26,702)	730,304

Stockholders’ equity (deficit):
Common stock	284	—	1	—	(1)	284
Other stockholders' equity (deficit)	51,633	148,568	(81,972)	55,962	(204,578)	(30,387)

Total stockholders’ equity (deficit)	51,917	148,568	(81,971)	55,962	(204,579)	(30,103)

Total liabilities and stockholders’ equity (deficit)	$55,963	$599,266	$125,102	$151,151	$(231,281)	$700,201

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Balance Sheet

December 31, 2004

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$11,524	$6,981	$—	$—	$18,505
Due from Mission	—	20,922	—	—	(20,922)	—
Other current assets	—	63,999	4,258	6	—	68,263

Total current assets	—	96,445	11,239	6	(20,922)	86,768
Investments in subsidiaries eliminated upon consolidation	66,550	—	—	156,562	(223,112)	—
Amounts due from parents eliminated upon consolidation	—	5,980	—	—	(5,980)	—
Property and equipment, net	—	78,546	22,574	—	(52)	101,068
Goodwill, net	—	129,269	16,307	—	—	145,576
Intangible assets, net	—	291,607	82,443	—	—	374,050
Other noncurrent assets	1	22,525	2,331	2,658	(12)	27,503

Total assets	$66,551	$624,372	$134,894	$159,226	$(250,078)	$734,965

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$830	$1,520	$—	$—	$2,350
Due to Nexstar Broadcasting	—	—	20,922	—	(20,922)	—
Other current liabilities	—	43,906	5,263	—	—	49,169

Total current liabilities	—	44,736	27,705	—	(20,922)	51,519
Debt	—	365,627	171,220	90,701	—	627,548
Amounts due to subsidiary eliminated upon consolidation	4,007	—	—	1,973	(5,980)	—
Other noncurrent liabilities	—	41,616	10,037	2	(12)	51,643

Total liabilities	4,007	451,979	208,962	92,676	(26,914)	730,710

Minority interest in consolidated entity	—	15,831	5,719	—	—	21,550

Stockholders’ equity (deficit):
Common stock	284	—	1	—	(1)	284
Other stockholders' equity (deficit)	62,260	156,562	(79,788)	66,550	(223,163)	(17,579)

Total stockholders’ equity (deficit)	62,544	156,562	(79,787)	66,550	(223,164)	(17,295)

Total liabilities and stockholders’ equity (deficit)	$66,551	$624,372	$134,894	$159,226	$(250,078)	$734,965

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Operations

For the Three Months Ended March 31, 2005

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net broadcast revenue (excluding trade and barter)	$—	$46,777	$736	$—	$—	$47,513
Trade and barter revenue	—	4,460	690	—	—	5,150
Revenue between consolidated entities	—	2,850	6,678	—	(9,528)	—

Total net revenue	—	54,087	8,104	—	(9,528)	52,663

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	15,250	1,056	—	—	16,306
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	—	16,712	482	—	—	17,194
Selling, general, and administrative expenses between consolidated entities	—	6,678	2,850	—	(9,528)	—
Amortization of broadcast rights	—	4,975	1,183	—	—	6,158
Amortization of intangible assets	—	5,119	1,643	—	—	6,762
Depreciation	—	3,724	702	—	(3)	4,423

Total operating expenses	—	52,458	7,916	—	(9,531)	50,843

Income from operations	—	1,629	188	—	3	1,820
Interest expense, including amortization of debt financing costs	—	(8,454)	(2,027)	(2,594)	—	(13,075)
Equity in earnings of subsidiaries	(10,588)	—	—	(7,994)	18,582	—
Other expense, net	—	(9)	—	—	—	(9)

Loss before income taxes	(10,588)	(6,834)	(1,839)	(10,588)	18,585	(11,264)
Income tax expense	(39)	(1,160)	(345)	—	—	(1,544)

Net loss	$(10,627)	$(7,994)	$(2,184)	$(10,588)	$18,585	$(12,808)

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Operations

For the Three Months Ended March 31, 2004

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net broadcast revenue (excluding trade and barter)	$—	$44,875	$4,093	$—	$—	$48,968
Trade and barter revenue	—	4,722	546	—	—	5,268
Revenue between consolidated entities	—	3,272	3,247	—	(6,519)	—

Total net revenue	—	52,869	7,886	—	(6,519)	54,236

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	14,472	1,000	—	—	15,472
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	2	15,962	1,211	—	—	17,175
Selling, general, and administrative expenses between consolidated entities	—	3,247	3,272	—	(6,519)	—
Amortization of broadcast rights	—	5,762	1,125	—	—	6,887
Amortization of intangible assets	—	5,634	1,286	—	—	6,920
Depreciation	—	4,355	768	—	—	5,123

Total operating expenses	2	49,432	8,662	—	(6,519)	51,577

Income (loss) from operations	(2)	3,437	(776)	—	—	2,659
Interest expense, including amortization of debt financing costs	—	(9,170)	(1,350)	(2,323)	—	(12,843)
Loss on extinguishment of debt	—	—	—	(6,824)	—	(6,824)
Equity in earnings of subsidiaries	(14,493)	—	—	(5,346)	19,839	—
Other income, net	—	738	37	—	—	775

Loss before income taxes	(14,495)	(4,995)	(2,089)	(14,493)	19,839	(16,233)
Income tax expense	(16)	(680)	(272)	—	—	(968)

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(14,511)	(5,675)	(2,361)	(14,493)	19,839	(17,201)
Minority interest in consolidated entity	—	329	158	—	—	487

Net loss	$(14,511)	$(5,346)	$(2,203)	$(14,493)	$19,839	$(16,714)

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows

For the Three Months Ended March 31, 2005

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by operating activities	$—	$10,807	$467	$—	$—	$11,274

Cash flows from investing activities:
Additions to property and equipment, net	—	(2,680)	(194)	—	—	(2,874)
Acquisition of broadcast properties and related transaction costs	—	(6,338)	(6,143)	—	—	(12,481)
Other investing activities	—	7	15	—	—	22

Net cash used for investing activities	—	(9,011)	(6,322)	—	—	(15,333)

Cash flows from financing activities:
Repayment of long-term debt	—	(1,207)	(380)	—	—	(1,587)
Proceeds from revolver draws	—	1,000	—	—	—	1,000

Net cash used for financing activities	—	(207)	(380)	—	—	(587)

Net increase (decrease) in cash and cash equivalents	—	1,589	(6,235)	—	—	(4,646)
Cash and cash equivalents beginning of period	—	11,524	6,981	—	—	18,505

Cash and cash equivalents at end of period	$—	$13,113	$746	$—	$—	$13,859

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows

For the Three Months Ended March 31, 2004

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by (used for) operating activities	$(173)	$11,557	$(379)	$(5,935)	$—	$5,070

Cash flows from investing activities:
Additions to property and equipment, net	—	(2,407)	(10)	—	—	(2,417)

Cash flows from financing activities:
Repayment of long-term debt	—	(138)	(350)	—	—	(488)
Proceeds from revolver draws	—	33,000	—	—	—	33,000
Repayment of senior discount notes	—	—	—	(28,862)	—	(28,862)
Payments for debt financing costs	—	(24)	(8)	—	—	(32)
Capital contributions/distributions	—	(34,797)	—	34,797	—	—

Net cash provided by (used for) financing activities	—	(1,959)	(358)	5,935	—	3,618

Net increase (decrease) in cash and cash equivalents	(173)	7,191	(747)	—	—	6,271
Cash and cash equivalents beginning of period	227	8,764	1,857	—	—	10,848

Cash and cash equivalents at end of period	$54	$15,955	$1,110	$—	$—	$17,119

11.	Related Party Transactions

Pursuant to a management services agreement, Mission paid compensation to its principal stockholder in the amount of $64 thousand and $58 thousand, respectively, for the three months ended March 31, 2004 and 2005, which is included in selling, general and administrative expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and shareholders of Nexstar Broadcasting Group, Inc.:

We have completed an integrated audit of Nexstar Broadcasting Group, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and other comprehensive income, changes in redeemable preferred and common units and stockholders’ equity (deficit)/members’ interest (deficit) and cash flows present fairly, in all material respects, the financial position of Nexstar Broadcasting Group, Inc. and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective July 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Controls over Financial Reporting appearing under Part II, Item 9A of the Company’s Annual Report on Form 10-K that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 15, 2005

NEXSTAR BROADCASTING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

(in thousands, except share information)

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$18,505	$10,848
Accounts receivable, net of allowance for doubtful accounts of $1,119 and $1,094, respectively	48,391	44,852
Current portion of broadcast rights	17,292	19,026
Prepaid expenses and other current assets	2,580	1,974
Deferred tax assets	—	59

Total current assets	86,768	76,759
Property and equipment, net	101,068	91,818
Restricted cash	—	800
Broadcast rights	6,423	7,446
Goodwill, net	145,576	135,899
Intangible assets, net	374,050	387,690
Other noncurrent assets	21,080	26,684

Total assets	$734,965	$727,096

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$2,350	$1,950
Current portion of broadcast rights payable	17,561	18,509
Accounts payable	8,092	9,937
Accrued expenses	12,561	18,627
Taxes payable	89	192
Interest payable	8,866	4,840
Deferred revenue	2,000	1,252
Deferred tax liabilities	—	1,047

Total current liabilities	51,519	56,354
Debt	627,548	596,988
Broadcast rights payable	7,153	9,002
Deferred tax liabilities	29,369	24,730
Deferred revenue	4,286	3,743
Deferred gain on sale of assets	6,763	7,198
Other liabilities	4,072	6,390

Total liabilities	730,710	704,405

Commitments and contingencies
Minority interest in consolidated entity	21,550	19,486

Stockholders’ equity (deficit):
Preferred stock–$0.01 par value, authorized 200,000 shares; no shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	—	—
Common stock:
Class A Common - $0.01 par value, authorized 100,000,000 shares; issued and outstanding 14,289,310 and 13,589,289 at December 31, 2004 and 2003, respectively	143	136
Class B Common - $0.01 par value, authorized 20,000,000 shares; issued and outstanding 13,411,588 at both December 31, 2004 and 2003	134	134
Class C Common - $0.01 par value, authorized 5,000,000 shares; issued 1,362,529 and outstanding 662,529 and 1,362,529 at December 31, 2004 and 2003, respectively	7	14
Additional paid-in capital	392,393	392,393
Accumulated deficit	(409,972)	(389,472)

Total stockholders’ equity (deficit)	(17,295)	3,205

Total liabilities and stockholders’ equity (deficit)	$734,965	$727,096

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

For the Years Ended December 31, 2004, 2003 and 2002

(in thousands, except per share/unit amounts)

	2004	2003	2002
Revenue (excluding trade and barter)	$259,664	$222,427	$218,401
Less: commissions	35,005	28,884	30,283

Net broadcast revenue (excluding trade and barter)	224,659	193,543	188,118
Trade and barter revenue	21,081	20,789	18,159

Total net revenue	245,740	214,332	206,277

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	66,044	60,808	53,371
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	72,319	74,439	62,110
Merger related expenses	456	11,754	—
Amortization of broadcast rights	24,805	25,894	24,689
Amortization of intangible assets	26,463	24,934	21,755
Depreciation	17,949	20,467	23,086

Total operating expenses	208,036	218,296	185,011

Income (loss) from operations	37,704	(3,964)	21,266
Interest expense, including amortization of debt financing costs	(52,265)	(68,342)	(67,419)
Loss on extinguishment of debt	(8,704)	(10,767)	(227)
Interest income	113	606	152
Other income (expenses), net	4,931	3,860	(1,216)

Loss from operations before income taxes	(18,221)	(78,607)	(47,444)
Income tax benefit (expense)	(4,385)	14,920	(8,179)

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(22,606)	(63,687)	(55,623)
Cumulative effect of change in accounting principle, net of tax	—	(8,898)	(43,470)
Minority interest in consolidated entity	2,106	786	—

Net loss	$(20,500)	$(71,799)	$(99,093)

Other comprehensive income:
Change in market value of derivative instrument	$—	$—	$3,731

Net loss and other comprehensive income	$(20,500)	$(71,799)	$(95,362)

Net loss	$(20,500)	$(71,799)	$(99,093)
Accretion of preferred interests	—	(15,319)	(17,481)

Net loss attributable to common shareholders and unit holders	$(20,500)	$(87,118)	$(116,574)

Basic and diluted net loss per share:
Net loss attributable to common shareholders	$(0.72)	$(5.59)
Cumulative effect of change in accounting principle	$—	$(0.57)
Weighted average number of shares outstanding:
Basic and diluted	28,363	15,576
Basic and diluted loss per unit:
Net loss attributable to common unit holders			$(18.75)
Cumulative effect of change in accounting principle			$(6.99)
Weighted average number of units outstanding:
Basic and diluted			6,216

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED AND

COMMON UNITS AND STOCKHOLDERS’ EQUITY (DEFICIT)/MEMBERS’ INTEREST (DEFICIT)

For the Years Ended December 31, 2004, 2003 and 2002

(in thousands, except share and unit information)

	Redeemable Preferred		Redeemable Class D-2 Common		Redeemable Class E Common		Total Redeemable Preferred & Common Units
	Units	Amount	Units	Amount	Units	Amount
Balance at January 1, 2002	95,000	$92,822	563,898	$8,299	16,438	$14,270	$115,391
Issuance of redeemable preferred and Class E units	5,000	2,746	—	—	4,111	2,254	5,000
Repurchase of common units	—	—	—	—	—	—	—
Issuance of preferred units, upon conversion of convertible subordinated promissory notes	31,057	31,057	—	—	—	—	31,057
Beneficial conversion feature expense upon conversion of convertible subordinated promissory notes	—	5,347	—	—	—	—	5,347
Adjustment to redemption value of Class E units	—	—	—	—	—	(8,619)	(8,619)
Accretion to redemption value of preferred units	—	17,481	—	—	—	—	17,481
Contributions	—	(45)	—	—	—	—	(45)
Distributions	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—
Change in market value of derivative instrument	—	—	—	—	—	—	—

Balance at December 31, 2002	131,057	149,408	563,898	8,299	20,549	7,905	165,612
Dividend declared	—	3,710	—	—	—	—	3,710
Conversions of redeemable preferred interest into common units	(15,000)	(18,710)					(18,710)
Distribution to member	—	—	—	—	—	—	—
Accretion of redeemable preferred	—	11,609	—	—	—	—	11,609
Reclassification to liabilities	(116,057)	(146,017)	—	—	(20,549)	(7,905)	(153,922)

Balance at November 28, 2003 before reorganization	—	—	563,898	8,299	—	—	8,299
Reorganization of Nexstar Broadcasting Group, Inc. and issuance of common shares in connection with the reorganization	—	—	(563,898)	(8,299)	—	—	(8,299)
Issuance of common shares in connection with the initial public offering, less issuance cost of $14,811	—	—	—	—	—	—	—

Balance at November 28, 2003 after reorganization	—	—	—	—	—	—	—
Reorganization of Quorum and issuance of common shares in connection with acquisition of Quorum	—	—	—	—	—	—	—
Reclassification of Quorum liabilities and conversion into common shares	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—

Balance at December 31, 2003	—	—	—	—	—	—	—
Issuance of common shares in connection with acquisition of Quorum	—	—	—	—	—	—	—
Exchange of Class C common shares for Class A common shares	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—

Balance at December 31, 2004	—	$—	—	$—	—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED AND

COMMON UNITS AND STOCKHOLDERS’ EQUITY (DEFICIT)/MEMBERS’ INTEREST (DEFICIT)

For the Years Ended December 31, 2004, 2003 and 2002

(in thousands, except share and unit information)

	Other Common Units		Common Stock
			Class A		Class B		Class C
	Units	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2002	5,811,592	$199,986	—	$—	—	$—	—	$—
Issuance of redeemable preferred and Class E units	—	—	—	—	—	—	—	—
Repurchase of common units	(5,444)	(1)	—	—	—	—	—	—
Issuance of preferred units, upon conversion of convertible subordinated promissory notes	—	—	—	—	—	—	—	—
Beneficial conversion feature expense upon conversion of convertible subordinated promissory notes	—	—	—	—	—	—	—	—
Adjustment to redemption value of Class E units	—	—	—	—	—	—	—	—
Accretion to redemption value of preferred units	—	—	—	—	—	—	—	—
Contributions	7,780	3	—	—	—	—	—	—
Distributions	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Change in market value of derivative instrument	—	—	—	—	—	—	—	—

Balance at December 31, 2002	5,813,928	199,988	—	—	—	—	—	—
Dividend declared	—	—	—	—	—	—	—	—
Conversion of redeemable preferred interest into common units	906,072	18,710	—	—	—	—	—	—
Distribution to member	—	—	—	—	—	—	—	—
Accretion of redeemable preferred	—	—	—	—	—	—	—	—
Reclassification to liabilities	—	—	—	—	—	—	—	—

Balance at November 28, 2003 before reorganization	6,720,000	218,698	—	—	—	—	—	—
Reorganization of Nexstar Broadcasting Group, Inc. and issuance of common shares in connection with the reorganization	(6,622,958)	(121,773)	98,406	1	13,331,358	133	1,362,529	14
Issuance of common shares in connection with the initial public offering, less issuance cost of $14,811	—	—	10,000,000	100	—	—	—	—

Balance at November 28, 2003 after reorganization	97,042	96,925	10,098,406	101	13,331,358	133	1,362,529	14
Reorganization of Quorum and issuance of common shares in connection with the acquisition of Quorum	(97,042)	(96,925)	457,753	5	—	—	—	—
Reclassification of Quorum liabilities and conversion into common shares	—	—	3,033,130	30	80,230	1	—	—
Net loss	—	—	—	—	—	—	—	—

Balance at December 31, 2003	—	—	13,589,289	136	13,411,588	134	1,362,529	14
Issuance of common shares in connection with acquisition of Quorum	—	—	21	—	—	—	—	—
Exchange of Class C common shares for Class A common shares	—	—	700,000	7	—	—	(700,000)	(7)
Net loss	—	—	—	—	—	—	—	—

Balance at December 31, 2004	—	$—	14,289,310	$143	13,411,588	$134	662,529	$7

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED AND

COMMON UNITS AND STOCKHOLDERS’ EQUITY (DEFICIT)/MEMBERS’ INTEREST (DEFICIT)

For the Years Ended December 31, 2004, 2003 and 2002

(in thousands, except share and unit information)

	Distributions	Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)/ Members’ Interest (Deficit)
Balance at January 1, 2002	$(150)	$—	$(194,399)	$(3,731)	$1,706
Issuance of redeemable preferred and Class E units	—	—	—	—	—
Repurchase of common units	—	—	—	—	(1)
Issuance of preferred units, upon conversion of convertible subordinated promissory notes	—	—	—	—	—
Beneficial conversion feature expense upon conversion of convertible subordinated promissory notes	—	—	—	—	—
Adjustment to redemption value of Class E units	—	—	8,619	—	8,619
Accretion to redemption value of preferred units	—	—	(17,481)	—	(17,481)
Contributions	—	—	—	—	3
Distributions	(1,416)	—	—	—	(1,416)
Net loss	—	—	(99,093)	—	(99,093)
Change in market value of derivative instrument	—	—	—	3,731	3,731

Balance at December 31, 2002	(1,566)	—	(302,354)	—	(103,932)
Dividend declared	—	—	(3,710)	—	(3,710)
Conversions of redeemable preferred interest into common units	—	—	—	—	18,710
Distribution to member	(1,522)	—	—	—	(1,522)
Accretion of redeemable preferred	—	—	(11,609)	—	(11,609)
Reclassification to liabilities	—	—	—	—	—

Balance at November 28, 2003 before reorganization	(3,088)	—	(317,673)	—	(102,063)
Reorganization of Nexstar Broadcasting Group, Inc. and issuance of common shares in connection with the reorganization	3,088	126,835	—	—	8,298
Issuance of common shares in connection with the initial public offering, less issuance cost of $14,811	—	125,089	—	—	125,189

Balance at November 28, 2003 after reorganization	—	251,924	(317,673)	—	31,424
Reorganization of Quorum and issuance of common shares in connection with acquisition of Quorum	—	96,920	—	—	—
Reclassification of Quorum liabilities and conversion into common shares	—	43,549	—	—	43,580
Net loss	—	—	(71,799)	—	(71,799)

Balance at December 31, 2003	—	392,393	(389,472)	—	3,205
Issuance of common shares in connection with acquisition of Quorum	—	—	—	—	—
Exchange of Class C common shares for Class A common shares	—	—	—	—	—
Net loss	—	—	(20,500)	—	(20,500)

Balance at December 31, 2004	$—	$392,393	$(409,972)	$—	$(17,295)

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004, 2003 and 2002

(in thousands)

	2004	2003	2002
Cash flows from operating activities:
Net loss	$(20,500)	$(71,799)	$(99,093)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	3,651	(17,157)	7,820
Depreciation of property and equipment	17,949	20,467	23,086
Amortization of intangible assets	26,463	24,934	21,755
Amortization and write-off of debt financing costs	5,133	13,280	3,759
Amortization of broadcast rights, excluding barter	11,458	11,816	12,056
Payments for broadcast rights	(10,520)	(12,395)	(11,932)
Loss on asset disposal, net	582	17	1,669
Cumulative effect of change in accounting principle, net of tax	—	8,898	43,470
Amortization of debt discount	10,283	11,690	4,367
Effect of accounting for derivative instruments	(4,055)	(4,488)	3,957
Non cash interest expense	—	—	12,269
Minority interest in consolidated entity	(2,106)	(786)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,492)	(1,868)	343
Prepaid expenses and other current assets	(605)	45	3
Prepaid income taxes	—	330	(329)
Taxes receivable	—	—	354
Other noncurrent assets	(763)	3,061	(1,059)
Due to related parties	—	—	452
Accounts payable and accrued expenses	(8,130)	13,877	1,393
Taxes payable	(103)	147	(368)
Interest payable	4,026	(510)	2,470
Deferred revenue	1,291	3,295	2,274
Other noncurrent liabilities and deferred gain on sale of assets	349	832	25

Net cash provided by operating activities	31,911	3,686	28,741

Cash flows from investing activities:
Additions to property and equipment, net	(10,552)	(10,311)	(11,649)
Proceeds from sale of assets	254	17	1,207
Acquisition of broadcast properties and related transaction costs	(35,107)	(101,817)	(8,320)
Down payment on acquisition of stations	—	(11,500)	(1,550)
Change in restricted cash	800	(800)	—

Net cash used for investing activities	(44,605)	(124,411)	(20,312)

Cash flows from financing activities:
Proceeds from stock offering	—	140,000	—
Proceeds from debt issuance	235,000	579,675	—
Repayment of long-term debt	(248,175)	(483,121)	(4,496)
Proceeds from revolver draws	63,500	48,150	11,500
Repayment of senior discount notes	(28,862)	(27,948)	—
Repayment of note payable to related party	—	(2,000)	—
Payment of preferred membership interests and common units	—	(123,520)	—
Proceeds from termination of derivative instrument	—	—	4,387
Payments for debt finance costs	(1,112)	(12,531)	(1,940)
Payments of stock issuance costs	—	(14,811)	(45)
Proceeds from issuance of redeemable preferred units	—	—	2,746
Proceeds from issuance of redeemable common units	—	—	2,254
Repurchase of common units	—	—	(1)
Capital contributions	—	—	8
Distributions	—	(1,522)	(1,418)

Net cash provided by financing activities	20,351	102,372	12,995

Net increase (decrease) in cash and cash equivalents	7,657	(18,353)	21,424
Cash and cash equivalents at beginning of year	10,848	29,201	7,777

Cash and cash equivalents at end of year	$18,505	$10,848	$29,201

Supplemental schedule of cash flow information:
Cash paid for interest, net	$36,422	$53,337	$42,858

Cash paid for income taxes, net	$818	$210	$814

Supplemental schedule of non-cash financing activities:
Conversion of preferred units to common units	$—	$18,710	$—

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business Operations

Nexstar Broadcasting Group, Inc. (“Nexstar”) owns, operates, programs or provides sales and other services to 45 television stations affiliated with the NBC, ABC, CBS, Fox or UPN television networks and one independent television station, in markets located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas, Louisiana, Arkansas, Alabama, Montana and Maryland. Through various local service agreements Nexstar provides sales, programming and other services to stations owned and/or operated by independent third parties.

Nexstar was organized as a corporation on May 17, 2001 in the State of Delaware.

Nexstar’s predecessor, Nexstar Broadcasting Group, L.L.C. (“Nexstar Group LLC”) was organized as a Limited Liability Corporation (“L.L.C.”) on December 12, 1996 in the State of Delaware and commenced operations on April 15, 1997.

On November 28, 2003, Nexstar completed an initial public offering of 10,000,000 shares of its Class A common stock. Concurrent with its initial public offering, Nexstar completed a corporate reorganization whereby Nexstar Group LLC and certain direct and indirect subsidiaries of Nexstar Group LLC merged with and into Nexstar.

On December 30, 2003, Nexstar completed the acquisition of all of the direct and indirect subsidiaries of Quorum Broadcast Holdings, LLC (“Quorum”). Quorum owned and operated 11 television stations and provided management, sales or other services to an additional 5 television stations. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar.

Additionally, on December 30, 2003, Mission completed a merger with VHR Broadcasting, Inc. and its subsidiaries (“VHR”) and with Mission Broadcasting of Amarillo, Inc. (“Mission of Amarillo”). Prior to December 30, 2003, Quorum provided management, sales or other services under local service agreements with VHR and Mission of Amarillo that were substantially similar to Nexstar’s local service agreements with Mission. Upon completion of the Quorum acquisition and the Mission mergers, Nexstar became a party to these local service agreements as successor to the Quorum subsidiaries and Mission became a party to such agreements as the successor to VHR and Mission of Amarillo.

Nexstar is highly leveraged, which makes it vulnerable to changes in general economic conditions. Nexstar’s ability to repay or refinance its debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond Nexstar’s control. Management believes that, taken together, its current consolidated cash balances, internally generated cash flow and availability under its credit facilities should result in Nexstar having adequate cash resources to meet its future requirements for working capital, capital expenditures and debt service for at least the next twelve months. As discussed further in Note 21, in March 2005, Nexstar called for redemption of $160.0 million in aggregate principal amount of outstanding senior subordinated notes. Also in March 2005, Nexstar entered into a binding commitment with a syndicate of commercial banks to fund the redemption and refinance its bank credit facility.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Nexstar and its subsidiaries. Also included in the financial statements are the accounts of independently-owned Mission Broadcasting, Inc. (“Mission”) (Nexstar and Mission are collectively referred to as “the Company”) and certain other entities where it is determined that the Company is the primary beneficiary of a variable interest entity (“VIE”) in accordance with

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation on Accounting Research Bulletin No. 51” (“FIN No. 46”) as revised in December 2003 (“FIN No. 46R”).

All intercompany account balances and transactions have been eliminated in consolidation.

Mission

Mission is included in these consolidated financial statements because Nexstar is deemed to have a controlling financial interest in Mission for financial reporting purposes in accordance with FIN No. 46R as a result of (a) local service agreements Nexstar has with the Mission stations, (b) Nexstar’s guarantee of the obligations incurred under Mission’s senior credit facility (see Note 8) and (c) purchase options granted by Mission’s shareholder which will permit Nexstar to acquire the assets and assume the liabilities of each Mission station, subject to Federal Communications Commission (“FCC”) consent. As of December 31, 2004, the assets of Mission consisted of current assets of $7.5 million (excluding broadcast rights), broadcast rights of $5.4 million, FCC licenses of $28.7 million, goodwill and other intangible assets of $70.1 million, property and equipment of $22.6 million and other noncurrent assets of $0.6 million. Substantially all of Mission’s assets, except for FCC licenses, collateralize its secured debt obligation. Nexstar has entered into local service agreements with Mission to provide sales and/or operating services to the Mission stations. The following table summarizes the various local service agreements Nexstar has with Mission as of December 31, 2004:

Service Agreements	Mission Stations
TBA Only(1)	WFXP and KHMT

SSA & JSA(2)	KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, KRBC, KSAN (formerly KACB), WUTR, WBAK, WYOU, KODE and WTVO(3)

(1)	Nexstar has a time brokerage agreement (“TBA”) with these stations which allows Nexstar to program most of each station’s broadcast time, sell each station’s advertising time and retain the advertising revenue generated in exchange for monthly payments to Mission.
(2)	Nexstar has both a shared services agreement (“SSA”) and a joint sales agreement (‘JSA”) with these stations. The SSA allows the sharing of services including news production, technical maintenance and security, in exchange for Nexstar’s right to receive certain payments from Mission as described in the SSAs. The JSAs permit Nexstar to sell and receive the net revenue from the station’s advertising time in return for monthly payments to Mission.
(3)	WTVO was not owned by Mission as of December 31, 2004, although it was operated by Mission under a TBA with Young Broadcasting, Inc. and Winnebago Television Corporation. On January 4, 2005, Mission consummated the acquisition of WTVO and operations under the TBA terminated.

The arrangements under the SSAs and JSAs have had the effect of Nexstar receiving substantially all of the available cash, after debt service costs, generated by the above listed stations. The arrangements under the TBAs have the effect of Nexstar receiving substantially all of the available cash generated by the remaining stations listed above. Nexstar anticipates that it will continue to receive substantially all of the available cash, after payments for debt service costs, generated by the above listed stations.

In addition to providing certain services to Mission’s television stations, Nexstar also guarantees the obligations incurred under Mission’s senior credit facility (see Note 8). Mission is a guarantor of Nexstar’s senior secured credit facility and the senior subordinated notes issued by Nexstar (see Note 8). The sole shareholder of Mission has granted Nexstar a purchase option to acquire the assets and liabilities of each Mission station, subject to FCC consent, for consideration equal to the greater of (1) seven times the station’s broadcast cash flow as defined in the option agreement less the amount of its indebtedness as defined in the option agreement or (2) the amount of its indebtedness. These option agreements are freely exercisable or assignable by Nexstar without consent or approval by the sole shareholder of Mission.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nexstar does not own Mission or Mission’s television stations; however, Nexstar is deemed to have a controlling financial interest in them under accounting principles generally accepted in the United States of America (“U.S. GAAP”) while complying with the FCC’s rules regarding ownership limits in television markets. In order for both Nexstar and Mission to continue to comply with FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations.

Variable Interest Entities

The Company, generally in connection with pending acquisitions subject to FCC consent, will enter into TBAs with non-owned stations. As a result of entering into the TBAs, the Company may determine that the station is a VIE and that the Company is the primary beneficiary of the variable interest. Under the terms of these agreements, the Company makes specific periodic payments to the station’s owner-operator in exchange for the right to provide programming and sell advertising on a portion of the station’s broadcast time. Nevertheless, the owner-operator retains control and responsibility for the operation of its station, including responsibility over all programming broadcast on the station. The Company will continue to operate the station under a TBA until the termination of such agreement. Termination of a TBA typically occurs on consummation of the acquisition of the station. Additionally, in connection with other types of local service agreements entered into with stations in markets in which the Company owns and operates a station, the Company may determine that a station is a VIE.

On May 9, 2003, Mission entered into a purchase agreement to acquire substantially all the assets of WBAK, the Fox affiliate in Terre Haute, Indiana, and simultaneously entered into a TBA with Bahakel Communications and certain of its subsidiaries relating to WBAK. As a result of the TBA, Mission determined that it was the primary beneficiary of WBAK. Mission consummated the acquisition of WBAK on April 6, 2004. Mission consolidated the financial statements of WBAK from May 9, 2003 to April 6, 2004 when operations under the TBA were terminated upon Mission’s purchase of the station. The net revenue of WBAK derived from operations during the TBA period and included in the consolidated statements of operations was $0.3 million and $0.9 million for the years ended December 31, 2004 and 2003, respectively.

On October 13, 2003, Nexstar entered into a purchase agreement to acquire substantially all of the assets of KFTA/KNWA (formerly KPOM and KFAA), the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, from JDG Television, Inc. (“JDG TV”). Operations under a TBA between Nexstar and JDG TV commenced on October 16, 2003. As a result of the TBA, Nexstar determined that it is the primary beneficiary of KFTA/KNWA. Nexstar has consolidated the financial statements of KFTA/KNWA since October 16, 2003, and pursuant to FIN No. 46R, JDG TV’s ownership is reflected as minority interest in these consolidated financial statements. As of December 31, 2004, total assets of $15.8 million related to KFTA/KNWA were included in the consolidated balance sheet. The net revenue of KFTA/KNWA derived from operations during the TBA period and included in the consolidated statements of operations was $5.8 million and $1.2 million for the years ended December 31, 2004 and 2003, respectively. On January 7, 2005, Nexstar consummated the acquisition of KFTA/KNWA and operations under the TBA terminated.

On May 21, 2004, Nexstar entered into a purchase agreement to acquire substantially all of the assets of KLST, the CBS affiliate in San Angelo, Texas, from Jewell Television Corporation (“Jewell”). Operations under a TBA between Nexstar and Jewell commenced on June 1, 2004. As a result of the TBA, Nexstar determined that it was the primary beneficiary of KLST. Nexstar consummated the acquisition of KLST on November 30, 2004. Nexstar consolidated the financial statements of KLST from June 1, 2004 to November 30, 2004, when operations under the TBA were terminated upon Nexstar’s purchase of the station. The net revenue of KLST derived from operations during the TBA period and included in the consolidated statements of operations was $2.7 million for the year ended December 31, 2004.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On October 4, 2004, Mission entered into a purchase agreement to acquire substantially all of the assets of WTVO, the ABC affiliate in Rockford, Illinois, from Young Broadcasting, Inc. (“Young”) and Winnebago Television Corporation (“Winnebego”). Operations under a TBA between Mission and Young and Winnebago commenced on November 1, 2004. As a result of the TBA, Mission determined that it is the primary beneficiary of WTVO. Mission has consolidated the financial statements of WTVO since November 1, 2004, and pursuant to FIN No. 46R, Young’s and Winnebago’s ownership is reflected as minority interest in these consolidated financial statements. As of December 31, 2004, total assets of $5.7 million related to WTVO are included in the consolidated balance sheet. The net revenue of WTVO derived from operations during the TBA period and included in the consolidated statement of operations was $1.1 million for the year ended December 31, 2004. On January 4, 2005, Mission consummated the acquisition of WTVO and operations under the TBA terminated.

Nexstar has determined that it has a variable interest in KTVE, the NBC affiliate in El Dorado, Arkansas, owned by Piedmont Television of Monroe/El Dorado LLC (previously known as GOCOM Television of Quachita, LLC) (“Piedmont”) as a result of local service agreements Nexstar has with Piedmont. As successor to a JSA and SSA entered into effective March 21, 2001 by Quorum Broadcasting of Louisiana, Inc., Nexstar, (a) under the JSA, permits Piedmont to sell to advertisers all of the time available for commercial advertisements of KARD, the Nexstar television station in the related market in return for a monthly fee paid to Nexstar and (b) under the SSA, shares with Piedmont the costs of certain services and procurements, which they individually require in connection with the ownership and operation of their respective television stations. The term of the JSA and SSA with Piedmont is 10 years and may be extended automatically for two additional 10-year terms unless the agreement is otherwise terminated. Nexstar has evaluated its arrangement with Piedmont and has determined that it is not the primary beneficiary of the variable interest, and therefore, has not consolidated KTVE under FIN No. 46R. Nexstar received payments under the JSA with Piedmont of $1.4 million, $1.5 million and $1.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. The Company does not have a material exposure to loss as a result of its variable interest in KTVE.

Nexstar has determined that it has a variable interest in WYZZ, the Fox affiliate in Peoria, Illinois, owned by a subsidiary of Sinclair Broadcasting Group, Inc. (“Sinclair”) as a result of an outsourcing agreement it entered into effective December 1, 2001 with Sinclair to provide certain non-programming related engineering, production, sales and administrative services for WYZZ. The outsourcing agreement expires in December 2008, but at any time it may be canceled by either party upon 180 days written notice. Nexstar has evaluated its arrangement with Sinclair and has determined that it is not the primary beneficiary of the variable interest, and therefore, has not consolidated WYZZ under FIN No. 46R. Nexstar made payments under the outsourcing agreement with Sinclair of $1.6 million, $1.0 million and $1.3 million for the years ended December 31, 2004, 2003 and 2002, respectively. The Company does not have a material exposure to loss as a result of its variable interest in WYZZ.

Under these local service agreements, the Company pays for certain operating expenses of the respective stations, except for KTVE, and therefore may have unlimited exposure to any potential operating losses. Mission is responsible for reimbursing all of the operating expenses at WTVO and may ultimately have unlimited exposure to potential operating losses. Nexstar is responsible for reimbursing all of the operating expenses at KFTA/KNWA and may ultimately have unlimited exposure to potential operating losses. The Company believes that its minimum exposure to loss under the service agreements consists of the fees paid to the current owners of the stations. Additionally, Nexstar or Mission, as applicable, indemnifies the owners of the stations from and against all liability and claims arising out of or resulting from its activities, acts or omissions in connection with the agreements. The maximum potential amount of future payments Nexstar or Mission could be required to make for such indemnification is undeterminable at this time.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Basis of Presentation

The consolidated financial statements for the years ended December 31, 2003 and 2002 have been restated to include the financial results of the acquired entities discussed below.

On December 30, 2003, Nexstar completed the acquisition of all the direct and indirect subsidiaries of Quorum. Due to Nexstar’s principal stockholder, ABRY Partners, LLC (“ABRY”), having held more than 50% of the voting ownership of both Nexstar and Quorum through its various funds both before and after the merger, the acquisition was accounted for as a merger of entities under common control in a manner similar to the pooling of interests.

Additionally, on December 30, 2003, Mission completed a merger with VHR and with Mission of Amarillo. Mission also entered into option agreements with Nexstar for the purchase of the VHR and Mission of Amarillo stations. Nexstar and Quorum were deemed to have controlling financial interests under U.S. GAAP in VHR, Mission and Mission of Amarillo due to (a) service agreements with VHR, Mission and Mission of Amarillo, (b) their guarantees of VHR’s, Mission’s and Mission of Amarillo’s debt, and (c) the purchase option agreements Nexstar entered into with Mission. Due to these relationships, Mission’s acquisition of VHR and Mission of Amarillo was accounted for as a merger of entities under common control in a manner similar to the pooling of interests.

The conclusion to account for these acquisitions as a merger of entities under common control in a manner similar to the pooling of interests was based on the guidance in Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS No. 141”) and FASB Emerging Issues Task Force Issue 02-05 “Definition of ‘Common Control’ in relation to SFAS No. 141”.

Certain 2003 financial statement amounts have been reclassified to conform to the current year presentation.

Local Service Agreements

The Company enters into local service agreements with stations generally in connection with pending acquisitions subject to FCC approval and in markets in which the Company owns and operates a station. Local service agreement is a general term used to refer to a contract between two separately-owned television stations serving the same market, whereby the owner-operator of one station contracts with the owner-operator of the other station to provide it with administrative, sales and other services required for the operation of its station. Nevertheless, the owner-operator of each station retains control and responsibility for the operation of its station, including ultimate responsibility over all programming broadcast on the station. Local service agreements include time brokerage agreements (“TBA”), shared service agreements (“SSA”), joint sales agreements (“JSA”) and outsourcing agreements.

Under the terms of a TBA, the Company makes specific periodic payments to the other station’s owner-operator in exchange for the right to provide programming and sell advertising on a portion of the other station’s broadcast time. Under the terms of an SSA, the Company’s station in the market bears the costs of certain services and procurements performed on behalf of another station, in exchange for the Company’s right to receive specific periodic payments. Under the terms of a JSA, the Company makes specific periodic payments to the station’s owner-operator in exchange for the right to sell advertising during a portion of the station’s broadcast time. Under TBAs, the Company retains all of the advertising revenue it generates, and under JSAs it retains a percentage of the advertising revenue it generates.

Under an outsourcing agreement, the Company’s station provides or is provided various non-programming related services to or by another station.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, trade and barter transactions, the recoverability of broadcast rights and the carrying amounts and useful lives of intangible assets. Actual results may vary from estimates used.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of ninety days or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable consist primarily of billings to its customers for advertising spots aired and also includes amounts billed for production and other similar activities. Trade receivables normally have terms of 30 days and the Company has no interest provision for customer accounts that are past due. The Company maintains an allowance for estimated losses resulting from the inability of customers to make required payments. Management evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where management is aware of a specific customer’s inability to meet its financial obligations, an allowance is recorded to reduce their receivable amount to an amount estimated to be collected. The Company recorded bad debt expense of $1.8 million, $1.3 million and $1.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Concentration of Credit Risk

Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash deposits are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits; however, the Company believes these deposits are maintained with financial institutions of reputable credit and are not subject to any unusual credit risk. A significant portion of the Company’s accounts receivable are due from local and national advertising agencies. The Company does not require collateral from its customers, but maintains reserves for potential credit losses. Management believes that the allowance for doubtful accounts is adequate, but if the financial condition of the Company’s customers were to deteriorate, additional allowances may be required. The Company has not experienced significant losses related to receivables from individual customers or by geographical area.

Revenue Recognition

Advertising revenue, which includes network compensation, is recognized in the period during which the time spots are aired. Revenue from other sources, which may include income from production and other similar activities from time to time, are recognized in the period during which the goods or services are provided.

The Company barters advertising time for certain program material. These transactions, except those involving exchange of advertising time for network programming, are recorded at management’s estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

periods. Revenue from barter transactions is recognized as the related advertisement spots are broadcost. The Company recorded $13.4 million, $14.1 million and $12.6 million of barter revenue for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when the related advertisement spots are broadcast. The Company recorded $7.7 million, $6.7 million and $5.5 million of trade revenue for the years ended December 31, 2004, 2003 and 2002, respectively.

Barter expense is recognized at the time program broadcast rights assets are used. Trade expense is recognized when services or merchandise received are used. Trade and barter expense was $21.0 million, $20.6 million and $18.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Broadcast Rights and Broadcast Rights Payable

Broadcast rights, primarily in the form of syndicated programs and feature movie packages, are initially recorded at the amount paid or payable to program suppliers for the limited right to broadcast the suppliers’ programming and are recorded when the following criteria are met: 1) the cost of each program is known or reasonably determinable, 2) the license period must have begun, 3) the program material has been accepted in accordance with the license agreement, and 4) when the programming is available for use. The Company records the estimated fair value of the broadcast rights, including any advertising inventory given to program suppliers, as a broadcast rights asset and liability. Barter broadcast rights are recorded at management’s estimate of the value of the advertising time exchanged using historical advertising rates, which approximates the fair value of the program material received. Broadcast rights assets are stated at the lower of unamortized cost or net realizable value. If the projected future net revenue associated with a program are less than the current carrying amount of the program broadcast rights due to poor ratings, the Company would be required to write-down the broadcast rights asset to equal the amount of projected future net revenue. Amortization of broadcast rights assets is computed using the straight-line method based on the license period or usage, whichever yields the greater expense. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year. Broadcast rights liabilities are reduced by monthly payments to program suppliers; or, in the case of barter transactions, are amortized over the life of the associated programming license contract as a component of trade and barter revenue.

Property and Equipment

Property and equipment is stated at cost or estimated fair value at the date of acquisition for trade transactions. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets ranging from 3 to 39 years.

Network Affiliation Agreements

Network affiliation agreements are stated at estimated fair value at the date of acquisition using a discounted cash flow method. Amortization is computed on a straight-line basis over the estimated useful life of 15 years.

Each of the Company’s stations, except for KCPN-LP, has a network affiliation agreement pursuant to which the broadcasting network provides programming to the station during specified time periods, including prime time. Each of NBC, ABC and CBS compensates the affiliated stations for distributing the network’s programming over the air and for allowing the network to keep a portion of advertising inventory during those time periods. The affiliation agreements with Fox and UPN do not provide for compensation.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets

Intangible assets include broadcast licenses (“FCC licenses”), network affiliation agreements and goodwill. On January 1, 2002, the Company adopted FASB Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) which resulted in the discontinuance of the amortization of goodwill and indefinite life intangible assets and instead requires testing goodwill and FCC licenses for impairment.

The Company tests the impairment of its goodwill annually or whenever events or changes in circumstances indicate that goodwill might be impaired using a two-step fair value approach. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. The fair value of a reporting unit is determined through the use of a discounted cash flow analysis and a multiple of earnings method. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit fair value (as determined in Step 1) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

In 2003, the Company’s basis of reporting units was changed to be the combined stations in a market as opposed to the individual station, which was used in prior years. The decision to change the reporting unit basis was a result of the Company’s change in internal financial reporting, focus on the market instead of the station and the proportion of markets in which the Company owns or provides services to more than one station. For the markets in which the Company owns or provides services to more than one station, the effect of local service agreements is to consolidate two or more station’s operations incorporating the sharing of assets within the market. The Company believes the change in reporting units is consistent with the Company’s current perspective on how it manages its operations.

The Company tests the impairment of its FCC licenses annually or whenever events or changes in circumstances indicate that such assets might be impaired. The impairment test consists of a comparison of the fair value of FCC licenses with their carrying amount on a market-by-market basis using a discounted cash flow valuation method that excludes network compensation payments.

An impairment assessment of goodwill and FCC licenses could be triggered by a significant reduction in operating results or cash flows at one or more of the Company’s television stations, or a forecast of such reductions, a significant adverse change in the advertising marketplaces in which the Company’s television stations operate, the loss of corresponding network affiliations, or by adverse changes to FCC ownership rules, among others.

The Company completed the annual tests of impairment for goodwill and FCC licenses as of December 31, 2004, 2003 and 2002, respectively. These tests resulted in no impairment being recognized for the Company in 2004 and 2003. As of January 1, 2002, a transitional test was performed as required by SFAS No. 142. The Company recognized an impairment loss of $43.5 million, net of taxes, which was accounted for as a cumulative effect of change in accounting principle in the first quarter of 2002.

Long Lived-Assets

The Company periodically evaluates the net realizable value of long-lived assets, including tangible and intangible assets, relying on a number of factors including operating results, business plans, economic projections

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the expected future operating cash flow derived from the asset is less than its carrying value.

Debt Financing Costs

Debt financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the related debt. Previously capitalized debt financing costs are expensed and included in loss on extinguishment of debt if the Company determines that there has been a substantial modification of the related debt in accordance with FASB Emerging Issues Task Force Issue 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt instruments.” As of December 31, 2004 and 2003, debt financing costs of $10.5 million and $14.5 million, respectively, were included in other noncurrent assets.

Derivatives and Hedging Activities

As of December 31, 2004, the Company held no derivative financial instruments. In 2004, 2003 and 2002, the Company used interest rate swap and collar agreements to reduce its cash flow exposure to fluctuations in interest rates on its variable rate debt or to hedge fair value changes attributable to changes in the benchmark interest rate on its fixed rate debt. All derivatives were recognized on the consolidated balance sheets at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction, based upon criteria established by FASB Statement of Financial Accounting Standards No. 133, “Accounting for Derivative and Hedging Activities” (“SFAS No. 133”), as amended. The gains and losses on derivative instruments classified as cash flow hedges that are reported in other comprehensive income are reclassified into earnings in the periods in which earnings are affected by movements in the variable rates on the debt agreements.

Comprehensive Income (Loss)

The Company reports comprehensive income or loss and its components in accordance with FASB Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” (“SFAS No. 130”). Comprehensive loss includes, in addition to net loss, items of other comprehensive income (loss) representing certain changes in equity that are excluded from net loss and instead are recorded as a separate component of stockholders’ equity (deficit). Other comprehensive income for the year ended December 31, 2002 represents the change in fair value of the Company’s interest rate swap agreements that were designated as cash flow hedging instruments. The agreements which gave rise to this component of other comprehensive loss expired in 2002. During the years ended December 31, 2004 and 2003, the Company had no items of other comprehensive income (loss).

Advertising Expense

The cost of advertising is expensed as incurred. The Company incurred advertising costs in the amount of $2.4 million, $2.1 million and $2.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, broadcast rights payable, accounts payable and accrued expenses approximates fair value due to their short-term nature. The fair value of derivative financial instruments is obtained from financial institution quotes. The interest rates on the Company’s term loan

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and revolving credit facilities are adjusted regularly to reflect current market rates. Accordingly, the carrying amount of the Company’s term loan and revolving credit facilities approximates fair value. See Note 8 for the fair value of the Company’s debt.

Stock-Based Compensation

Nexstar has a stock-based employee compensation plan, which is described more fully in Note 12. The Company accounts for Nexstar’s stock-based employee compensation plan under the alternative recognition and measurement principles of Accounting Principle Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations rather than the fair value accounting method allowed by FASB Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Under the intrinsic value method of accounting of APB No. 25, no compensation expense is recognized for stock options granted when the exercise price of the options is greater than or equal to the fair market value of Nexstar’s common stock on the date of the grant. Nexstar did not incur stock-based employee compensation costs for the years ended December 31, 2004 and 2003 as all options granted under its stock-based employee compensation plan had an exercise price greater than or equal to the market price of the underlying common stock on the date of grant. No stock options were outstanding at December 31, 2002.

The Company has adopted the disclosure only provisions of SFAS No. 123. The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Years ended December 31,
	2004	2003	2002
	(in thousands, except per share/unit amounts)
Net loss attributable to common units and shareholders —as reported	$(20,500)	$(87,118)	$(116,574)
Deduct:
Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effect	(1,049)	(1,803)	—

Pro forma net loss	$(21,549)	$(88,921)	$(116,574)

Basic and diluted loss per common share, as reported	$(0.72)	$(5.59)	$—
Basic and diluted loss per common share, pro forma	$(0.76)	$(5.71)	$—
Basic and diluted loss per common unit, as reported and pro forma	$—	$—	$(18.75)

The fair value of each option is estimated at the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for option grants during the years ended December 31, 2004 and 2003:

	2004	2003
Volatility factors	38.4%	35.0%
Risk-free interest rates	3.41%	3.25%
Expected life	5 years	5 years
Dividend yields	0%	0%

Refer to Note 12 for disclosure of the weighted-average fair value of options granted during the years ended December 31, 2004 and 2003.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. A valuation allowance is applied against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Prior to the corporate reorganization in 2003, Nexstar’s predecessor and most of its subsidiaries were taxed as separate taxable entities or as a partnership. However, subsidiaries purchased in stock transactions remained separate taxable entities. As a result of the reorganization on November 28, 2003, all of Nexstar’s stations reside in one taxable entity, which allowed the assets and liabilities giving rise to deferred taxes the right to offset and thereby reduce the valuation allowance. Nexstar and its subsidiaries file a consolidated federal income tax return. Mission files its own separate federal income tax return.

Units Subject to Mandatory Redemption

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). The statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and was effective at the beginning of the first interim period beginning after June 15, 2003. As of July 1, 2003, Nexstar adopted SFAS No. 150 and reclassified its mandatorily redeemable preferred and common units as a liability and recorded $8.9 million as a cumulative effect of change in accounting principle. Additionally, during the last six months of 2003, the Company recorded $3.9 million to interest expense to reflect the change in fair value of the liability. Nexstar redeemed all of its redeemable preferred and common units on December 30, 2003.

Earnings (Loss) Per Share and Unit

For 2004 and 2003, the Company computes earnings (loss) per share in accordance with FASB Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS No. 128”). Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period using the treasury stock method. Potential common shares consist of stock options granted to employees. There is no difference between basic and diluted net loss per share since potential common shares are anti-dilutive due to the net loss in 2004 and 2003 and are excluded from the calculation.

The attributable net loss used in the calculation of both basic and diluted earnings per share for 2003 includes accretion of preferred interest and dividend declared of $15.3 million. The attributable net loss used in the calculation of both basic and diluted earnings per unit for 2002 includes accretion of preferred interest of $17.5 million.

On November 28, 2003, Nexstar undertook a corporate reorganization whereby, Nexstar Group LLC, Nexstar’s predecessor, merged with and into Nexstar and all of the remaining existing membership interests in Nexstar Group LLC were converted into common shares of Nexstar. See further discussion in Note 11.

For periods prior to Nexstar’s initial public offering and reorganization, the Company computed earnings (loss) per unit in accordance with SFAS No. 128. Basic net loss per unit is the net loss applicable to common units after the accretion of preferred interests divided by the weighted average number of common units outstanding during the period. Diluted earnings (loss) per unit reflects the assumed conversion of preferred interests only in the periods in which such effect would have been dilutive.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(revised), “Share-Based Payment” (“SFAS No. 123(R)”) which replaces SFAS No. 123 and supercedes APB No. 25. SFAS No. 123(R) eliminates the use of the alternative intrinsic value method of accounting that was provided in SFAS No. 123 as originally issued and requires companies to expense the fair value of employee stock options and other forms of stock-based employee compensation in the financial statements. Under SFAS No. 123(R), compensation cost related to stock options is measured at the grant date based on the fair value of the award using an option-pricing model and is recognized as expense ratably over the vesting period. SFAS No. 123(R), which Nexstar must adopt effective July 1, 2005, provides for three alternative transition methods. Nexstar intends to adopt
SFAS No. 123(R) using the modified prospective method provided in SFAS No. 123(R). The Black-Scholes option-pricing model is currently used to value Nexstar’s employee stock options for disclosure purposes and it is anticipated that this option-pricing model will be used under SFAS No. 123(R). Assuming that the market price of Nexstar’s common stock, option terms and amounts of 2005 stock option grants are comparable with 2004, its expected the amount of recorded compensation expense will not be materially different from amounts currently determined for the pro forma footnote disclosure required by SFAS No. 123. Nexstar is continuing to evaluate the impact that the adoption of SFAS No. 123(R) will have on the Company’s consolidated financial position and results of operations.

3.	Acquisitions

Quorum Merger

On September 12, 2003, Nexstar Group LLC signed a definitive agreement to acquire all of the direct and indirect subsidiaries of Quorum. Quorum owned and operated 11 television stations and provided management, sales or other services to an additional 5 stations. On the same date, Nexstar Group LLC also entered into a management and consulting services agreement with Quorum pursuant to which Nexstar Group LLC performed certain management functions pending completion of the purchase. Nexstar Group LLC received no compensation under the management agreement. Nexstar Group LLC was, however, reimbursed for any expenses incurred. On December 30, 2003, Nexstar (Nexstar Group LLC merged into Nexstar on November 28, 2003) completed the acquisition of the Quorum subsidiaries. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar. The consideration for the merger consisted of a combination of cash, shares of common stock of Nexstar and the assumption of debt. On December 30, 2003, Nexstar repaid $40.6 million of outstanding borrowings and accrued interest under Quorum’s revolving credit facility, $71.6 million of outstanding borrowings and accrued interest under Quorum’s term loan and an aggregate amount of $39.5 million of outstanding principal, accrued interest and call premium on Quorum’s 15% discount notes (see Note 8). The merger constituted a tax-free reorganization and has been accounted for as a merger of entities under common control in a manner similar to pooling of interests. Accordingly, the consolidated financial statements for 2003 and 2002 have been restated to include the financial results of all the Quorum subsidiaries.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Purchase Acquisitions

During 2002, 2003 and 2004, the Company consummated the acquisitions listed below. These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. The excess of the purchase price over the fair values assigned to the net assets acquired is recorded as goodwill. The consolidated financial statements include the operating results of each business from the earlier of commencement of a time brokerage agreement or the date of acquisition.

Station	Network Affiliation	Market	Date Acquired	Acquired By
KODE(1)	ABC	Joplin, Missouri-Pittsburg, Kansas	September 30, 2002	Mission

KRBC(2)	NBC	Abilene-Sweetwater, Texas	June 13, 2003	Mission

KSAN(2)	NBC	San Angelo, Texas	June 13, 2003	Mission

KARK(3)	NBC	Little Rock-Pine Bluff, Arkansas	August 1, 2003	Nexstar

WDHN(3)	ABC	Dothan, Alabama	August 1, 2003	Nexstar

WUTR	ABC	Utica, New York	April 1, 2004	Mission

WBAK(4)	Fox	Terre Haute, Indiana	April 6, 2004	Mission

KLST(5)	CBS	San Angelo, Texas	November 30, 2004	Nexstar

(1)	Operations under a time brokerage agreement commenced on December 31, 2001 and terminated on the date of acquisition.
(2)	Operations under a time brokerage agreement commenced on January 1, 2003 and terminated on the date of acquisition.
(3)	Operations under a time brokerage agreement commenced on February 1, 2003 and terminated on the date of acquisition.
(4)	Operations under a time brokerage agreement commenced on May 9, 2003 and terminated on the date of acquisition.
(5)	Operations under a time brokerage agreement commenced on June 1, 2004 and terminated on the date of acquisition.

KODE

On December 31, 2001, Mission entered into a purchase agreement and a TBA with GOCOM Broadcasting of Joplin, L.L.C. (“GOCOM”), a subsidiary of a company now known as Piedmont Television Holdings, LLC, which owned KODE, the ABC affiliate in Joplin, Missouri, to acquire substantially all of the assets of KODE. Operations under the TBA commenced on December 31, 2001 and terminated upon closing of the acquisition. On September 30, 2002, Mission purchased substantially all of the assets of KODE for $14.0 million. Pursuant to the terms of the purchase agreement, Mission made a down payment of $6.0 million against the purchase price on December 31, 2001 and paid the remaining $8.0 million upon the consummation of the acquisition on September 30, 2002, exclusive of transaction costs.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Mission obtained third-party valuations of certain acquired intangible assets.

At September 30, 2002
(in millions)
Broadcast rights	$0.9
Property and equipment	2.7
Intangible assets	10.9
Goodwill, including transaction costs	0.7

Total assets acquired	15.2
Less: broadcast rights payable	0.9

Net assets acquired	$14.3

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Of the $10.9 million of acquired intangible assets, $4.3 million was assigned to FCC licenses that are not subject to amortization and $5.5 million was assigned to network affiliation agreements (estimated useful life of 15 years). The remaining $1.1 million of acquired intangible assets have an estimated useful life of approximately 1 year. Goodwill of $0.7 million is expected to be deductible for tax purposes.

KRBC and KSAN

On December 13, 2002, Mission entered into a purchase agreement and a local marketing agreement with LIN Television Corporation and two of its subsidiaries, with regard to KRBC, the NBC affiliate in Abilene-Sweetwater, Texas, and KSAN (formerly KACB), the NBC affiliate in San Angelo, Texas. Operations under the local marketing agreement commenced on January 1, 2003 and terminated upon the purchase of the stations. On June 13, 2003, Mission purchased substantially all of the assets of the stations for $10.0 million, exclusive of transaction costs. Pursuant to the terms of the purchase agreement, Mission made a down payment of $1.5 million against the purchase price in December 2002 and paid the remaining $8.5 million upon the consummation of the acquisition on June 13, 2003, exclusive of transaction costs.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Mission obtained third-party valuations of certain acquired intangible assets.

At June 13, 2003
(in millions)
Accounts receivable	$0.8
Broadcast rights	0.3
Property and equipment	5.4
Intangible assets	4.0
Goodwill, including transaction costs	0.3

Total assets acquired	10.8
Less: accounts payable	0.1
Less: broadcast rights payable	0.3

Net assets acquired	$10.4

Of the $4.0 million of acquired intangible assets, $2.1 million was assigned to FCC licenses that are not subject to amortization and $1.7 million was assigned to network affiliation agreements (estimated useful life of 15 years). The remaining $0.2 million of acquired intangible assets have an estimated useful life of approximately 1 year. Goodwill of $0.3 million is expected to be deductible for tax purposes.

KARK and WDHN

On December 30, 2002, Nexstar entered into a purchase agreement and TBAs with two subsidiaries of Morris Multimedia, Inc., which owned KARK, the NBC affiliate in Little Rock-Pine Bluff, Arkansas, and WDHN, the ABC affiliate in Dothan, Alabama. Operations under the TBAs commenced on February 1, 2003 and terminated upon the purchase of the stations. On August 1, 2003, Nexstar completed the acquisition of the stations for total consideration of $91.5 million, exclusive of transaction costs of $0.8 million. Pursuant to terms of the purchase agreement, Nexstar made a down payment of $40.0 million against the purchase price on January 31, 2003 and paid the remaining $51.5 million upon the consummation of the acquisition, exclusive of transaction costs.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Nexstar obtained third-party valuations of certain acquired intangible assets.

At August 1, 2003
(in millions)
Accounts receivable	$3.1
Property and equipment	10.0
Intangible assets	68.5
Goodwill, including transaction costs	42.2

Total assets acquired	123.8
Less: accounts payable	(0.8)
Less: deferred tax liability	(30.2)
Less: deferred revenue	(0.5)

Net assets acquired	$92.3

Of the $68.5 million of acquired intangible assets, $27.3 million was assigned to FCC licenses that are not subject to amortization and $36.3 million was assigned to network affiliation agreements (estimated useful life of 15 years). The remaining $4.9 million of acquired intangible assets have an estimated useful life of approximately 1 year.

WUTR

On December 17, 2003, Mission entered into a purchase agreement with a subsidiary of Clear Channel Communications, which owned WUTR, the ABC affiliate in Utica, New York. On April 1, 2004, Mission purchased substantially all of the assets of WUTR for $3.7 million, exclusive of transaction costs.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition. Mission obtained third-party valuations of certain acquired intangible assets.

At April 1, 2004
(in millions)
Property and equipment	$2.0
Intangible assets	1.7
Goodwill, including transaction costs	0.4

Assets acquired	$4.1

Of the $1.7 million of acquired intangible assets, $0.5 million was assigned to FCC licenses that are not subject to amortization and $1.0 million was assigned to network affiliation agreements (estimated useful life of 15 years). The remaining $0.2 million of acquired intangible assets have an estimated useful life of approximately 1 year. Goodwill of $0.4 million is expected to be deductible for tax purposes.

WBAK

On May 9, 2003, Mission entered into a purchase agreement and a TBA with Bahakel Communications and certain of its subsidiaries, which owned WBAK, the Fox affiliate in Terre Haute, Indiana. Operations under the TBA commenced on May 9, 2003 and terminated upon the purchase of the station. On April 6, 2004, Mission

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purchased substantially all of the assets of WBAK for $3.0 million, exclusive of transaction costs. Pursuant to terms of the purchase agreement, Mission made a down payment of $1.5 million against the purchase price on May 9, 2003 and paid the remaining $1.5 million upon consummation of the acquisition, exclusive of transaction costs.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition. Mission obtained third-party valuations of certain acquired intangible assets.

At April 6, 2004
(in millions)
Property and equipment	$1.7
Intangible assets	1.3
Goodwill, including transaction costs	1.2

Assets acquired	$4.2

Of the $1.3 million of acquired intangible assets, $0.5 million was assigned to FCC licenses that are not subject to amortization and $0.5 million was assigned to network affiliation agreements (estimated useful life of 15 years). The remaining $0.3 million of acquired intangible assets have an estimated useful life of approximately 1 year. Goodwill of $1.2 million is expected to be deductible for tax purposes.

KLST

On May 21, 2004, Nexstar entered into a purchase agreement and a TBA with Jewell Television Corporation, which owned KLST, the CBS affiliate in San Angelo, Texas. Operations under the TBA commenced on June 1, 2004 and terminated upon the purchase of the station. On November 30, 2004, Nexstar purchased substantially all of the assets of KLST for $12.0 million, exclusive of transaction costs. Pursuant to terms of the purchase agreement, Nexstar made a down payment of $1.7 million against the purchase price on May 21, 2004 and paid the remaining $10.3 million upon consummation of the acquisition, exclusive of transaction costs.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition. Nexstar obtained third-party valuations of certain acquired intangible assets.

At November 30, 2004
(in millions)
Property and equipment	$5.6
Intangible assets	2.0
Goodwill, including transaction costs	5.1

Assets acquired	$12.7

Of the $2.0 million of acquired intangible assets, $0.3 million was assigned to FCC licenses that are not subject to amortization and $1.0 million was assigned to network affiliation agreements (estimated useful life of 15 years). The remaining $0.7 million of acquired intangible assets have an estimated useful life of approximately 1 year. Goodwill of $5.1 million is expected to be deductible for tax purposes.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited Pro Forma Information

The following unaudited pro forma information has been presented as if the acquisition of KODE had occurred on January 1, 2001; the acquisitions of KRBC, KSAN, KARK and WDHN had occurred on January 1, 2002; and the acquisitions of WUTR, WBAK and KLST had occurred on January 1, 2003:

	Year Ended December 31,
	2004	2003	2002
	(in thousands, except per share/unit amounts)
Net broadcast revenue (excluding trade and barter)	$226,419	$200,173	$211,461
Total net revenue	247,500	221,001	229,868
Income (loss) from operations	37,066	(11,233)	18,310
Net loss before cumulative effect of change in accounting principle	(21,262)	(70,997)	(62,025)
Cumulative effect of change in accounting principle, net of tax	—	(8,898)	(43,470)
Net loss	(21,262)	(79,895)	(105,495)
Net loss attributable to common unit and shareholders	$(21,262)	$(95,214)	$(122,976)

Basic and diluted share information:
Net loss before cumulative effect of change in accounting principle	$(0.75)	$(4.56)
Cumulative effect of change in accounting principle, net of tax	$—	$(0.57)
Net loss	$(0.75)	$(5.13)
Net loss attributable to common shareholders	$(0.75)	$(6.11)

Basic and diluted unit information:
Net loss before cumulative effect of change in accounting principle			$(9.98)
Cumulative effect of change in accounting principle, net of tax			$(6.99)
Net loss			$(16.97)
Net loss attributable to common unit holders			$(19.78)

The selected unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company and the acquired stations been combined during the specified periods.

Subsequent Acquisitions

On January 4, 2005, Mission consummated the acquisition of WTVO, the ABC affiliate in Rockford, Illinois, from Young and Winnebago for $20.75 million, exclusive of transaction costs. Pursuant to terms of the purchase agreement, Mission made an initial payment of $15.0 million against the purchase price on November 1, 2004, to acquire substantially all of the assets of WTVO, except for its FCC license and certain transmission equipment, which was funded with borrowings under its senior credit facility. Operations under a TBA commenced on November 1, 2004 and terminated when Mission consummated the acquisition. Mission paid the remaining $5.75 million on January 4, 2005, exclusive of transaction costs, for the purchase of WTVO’s FCC license and certain transmission equipment, which was funded with borrowings under its senior credit facility.

On January 7, 2005, Nexstar purchased substantially all the assets of KFTA/KNWA (formerly KPOM and KFAA), the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, from JDG TV for $17.0 million, exclusive of transaction costs. Pursuant to terms of the purchase agreement, Nexstar made a down payment of $10.0 million against the purchase price on October 16, 2003, which was funded from available cash. Operations under a TBA commenced on October 16, 2003 and terminated when Nexstar consummated the acquisition. Nexstar paid the remaining $7.0 million of the purchase price upon consummation of the acquisition, exclusive of transaction costs, which was funded from available cash.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Local Service Agreements

The Company enters into local service agreements with stations generally in connection with pending acquisitions subject to FCC approval and in markets in which the Company owns and operates a station. Local service agreement is a general term used to refer to a contract between two separately owned television stations serving the same market, whereby the owner-operator of one station contracts with the owner-operator of the other station to provide it with administrative, sales and other services required for the operation of its station. Nevertheless, the owner-operator of each station retains control and responsibility for the operation of its station, including ultimate responsibility over all programming broadcast on its station.

The various local service agreements entered into by the Company are discussed below.

Local Service Agreements with Mission

Nexstar has entered into various local service agreements with all of Mission’s stations.

Nexstar has TBAs with two Mission stations. Under these agreements, Nexstar programs most of each station’s broadcast time, sells each station’s advertising time and retains the advertising revenue it generates in exchange for monthly payments, as defined in the agreement, to Mission. The arrangements under the TBAs have had the effect of Nexstar receiving substantially all of the available cash generated by the Mission stations.

Nexstar has SSAs and JSAs with the remaining Mission stations. Under the SSA agreements, the Nexstar station in the market bears the costs of certain services and procurements, in exchange for monthly payments, as defined in the agreement, from Mission. Under the JSA agreements, Nexstar sells each Mission station’s advertising time and retains a percentage of the advertising revenue it generates in exchange for monthly payments of the remaining percentage of revenue, as defined in the agreement, to Mission. The arrangements under these agreements have had the effect of Nexstar receiving substantially all of the available cash, after payment of debt service costs, generated by the Mission stations.

Local Service Agreements in Connection with Acquisitions

In connection with the acquisitions discussed in Note 3, except for WUTR, the Company entered into agreements to operate the stations under a TBA until the acquisition could be consummated. Under these agreements, Nexstar or Mission made specific periodic payments in exchange for the right to provide programming and sell advertising during a portion of the stations’ broadcast time. The agreements also entitled Nexstar and Mission to all revenue attributable to commercial advertising they sold on these stations. The Company operated the stations under the local service agreements until the acquisition of the stations was consummated, at which time the agreements were terminated.

Local service agreements that were entered into in connection with station acquisitions during 2002, 2003 and 2004 are discussed below.

Effective December 31, 2001, Mission entered into a TBA and commenced operations of KODE, the ABC affiliate in Joplin, Missouri. The TBA was terminated on September 30, 2002 when Mission consummated the acquisition of KODE. Fees under the TBA in the amount of $0.3 million are included in the consolidated statement of operations for the year ended December 31, 2002.

On December 13, 2002, Mission entered into a local marketing agreement (“LMA”) and effective January 1, 2003 commenced operations of KRBC, the NBC affiliate in Abilene-Sweetwater, Texas, and KSAN (formerly KACB), the NBC affiliate in San Angelo, Texas. The LMA was terminated on June 13, 2003 when Mission consummated the acquisition of KRBC and KSAN. There were no fees associated with this LMA.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 30, 2002, Nexstar entered into TBAs and effective February 1, 2003 commenced operation of KARK, the NBC affiliate in Little Rock-Pine Bluff, Arkansas, and WDHN, the ABC affiliate in Dothan, Alabama. The TBAs were terminated on August 1, 2003 when Nexstar consummated the acquisition of KARK and WDHN. Fees under these TBAs in the amount of $0.2 million were included in the consolidated statement of operations for the year ended December 31, 2003.

Effective May 9, 2003, Mission entered into a TBA and commenced operations of WBAK, the Fox affiliate in Terre Haute, Indiana. The TBA was terminated on April 6, 2004 when Mission consummated the acquisition of WBAK. Fees under the TBA were immaterial in amount.

Effective June 1, 2004, Nexstar entered into a TBA and commenced operations of KLST, the CBS affiliate in San Angelo, Texas. The TBA was terminated on November 30, 2004 when Nexstar consummated the acquisition of KLST. Fees under this TBA in the amount of $0.1 million was included in the consolidated statement of operations for the year ended December 31, 2004.

On October 13, 2003, Nexstar entered into a TBA and effective October 16, 2003 commenced operations of KFTA/KNWA (formerly KPOM/KFAA), the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas. Fees under this TBA in the amount of $0.6 million and $0.2 million were included in the consolidated statement of operations for the years ended December 31, 2004 and 2003, respectively. The TBA did not terminate until January 7, 2005, when Nexstar consummated the acquisition of KFTA/KNWA.

On October 4, 2004, Mission entered into a TBA and effective November 1, 2004 commenced operations of WTVO, the ABC affiliate in Rockford, Illinois. There were no fees associated with this TBA. The TBA did not terminate until January 4, 2005, when Mission consummated the acquisition of WTVO.

Other Local Service Agreements

Local service agreements entered into with independent third parties which impact the Company’s 2002, 2003 and 2004 consolidated financial statements are discussed below.

As successor to agreements entered into effective March 21, 2001 by Quorum, Nexstar has a JSA and SSA with Piedmont Television of Monroe/El Dorado LLC (previously known as GOCOM Television of Quachita, LLC) (“Piedmont”), the owner-operator of KTVE, the NBC affiliate television station in El Dorado, Arkansas. Under the JSA, Nexstar permits Piedmont to sell to advertisers all of the time available for commercial advertisements of KARD, the Nexstar television station in the related market. The JSA also entitles Piedmont to all revenue attributable to commercial advertisements it sells on KARD. During the term of the JSA, Piedmont is obligated to pay Nexstar a monthly fee based on the combined operating cash flow of KTVE and KARD, as defined in the agreement. Under the SSA, Nexstar and Piedmont share the costs of certain services and procurements, which they individually require in connection with the ownership and operation of their respective station. The term of the JSA and SSA with Piedmont is 10 years and may be extended automatically for two additional 10-year terms unless the agreements are otherwise terminated. Fees under the JSA with Piedmont in the amount of $1.4 million, $1.5 million and $1.5 million are included in the consolidated statement of operations for the years ended December 31, 2004, 2003 and 2002, respectively.

Also in connection with the Piedmont agreements, Nexstar has a right of first refusal agreement with Piedmont. In the event that either Nexstar or Piedmont receives a solicited or unsolicited bona fide offer for the acquisition of its station by a third party, the station owner shall abide by the mutually agreed upon terms and conditions as stated in the agreement. The exercise of this agreement will be permitted solely in accordance with the Communications Act and all applicable rules, regulations and policies of the FCC and is subject to prior FCC consent. The terms of this agreement shall continue and be in effect for as long as the JSA shall be in effect.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective December 1, 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. (“Sinclair”), the owner-operator of WYZZ, the Fox affiliate in Peoria, Illinois. Under the outsourcing agreement, Nexstar provides certain non-programming related engineering, production, sales and administrative services for WYZZ through WMBD, the Nexstar television station in the market. During the term of the outsourcing agreement, Nexstar is obligated to pay Sinclair a monthly fee based on the combined operating cash flow of WMBD and WYZZ, as defined in the agreement. The outsourcing agreement expires in December 2008, but at any time it may be cancelled by either party upon 180 days written notice. Fees under the outsourcing agreement with Sinclair in the amount of $1.6 million, $1.0 million and $1.3 million were included in the consolidated statement of operations for the years ended December 31, 2004, 2003 and 2002, respectively.

5.	Property and Equipment

Property and equipment consisted of the following:

	Estimated useful life (years)	December 31,
		2004	2003
		(in thousands)
Buildings and building improvements	39	$32,200	$29,647
Land and land improvements	N/A-39	6,272	6,185
Leasehold improvements	term of lease	2,923	2,857
Studio and transmission equipment	5-15	126,394	116,966
Office equipment and furniture	3-7	14,590	14,582
Vehicles	5	8,108	7,487
Construction in progress	N/A	2,716	1,076

		193,203	178,800
Less: accumulated depreciation		(92,135)	(86,982)

Property and equipment, net of accumulated depreciation		$101,068	$91,818

The Company recorded depreciation expense in the amounts of $17.9 million, $20.5 million and $23.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Sale of Towers

On May 11, 2001, Quorum sold certain of its telecommunications tower facilities for cash and entered into a noncancelable operating lease for tower space. In 2001, Quorum recorded a $9.1 million gain on the sale which has been deferred and is being recognized over the lease term which expires in May 2021. The proceeds from the sale of the towers were applied to the outstanding amount owed under the Quorum credit facilities. The deferred gain at December 31, 2004 and 2003 was approximately $7.2 million and $7.6 million, respectively ($0.4 million was included in current liabilities at December 31, 2004 and 2003).

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Intangible Assets and Goodwill

Intangible assets and goodwill consisted of the following:

	Estimated useful life (years)	December 31,
		2004	2003
		(in thousands)
Network affiliation agreements	15	$335,153	$327,170
FCC licenses	indefinite	160,856	158,098
Other intangible assets	1-15	24,581	44,394

		520,590	529,662
Less: accumulated amortization		(146,540)	(141,972)

Intangible assets, net of accumulated amortization		374,050	387,690
Goodwill, net	indefinite	145,576	135,899

Intangible assets and goodwill, net		$519,626	$523,589

Total amortization expense from definite-lived intangibles for the years ended December 31, 2004 and 2003 was $26.5 million and $24.9 million, respectively.

The estimated useful life of network affiliation agreements contemplates renewals of the underlying agreements based on Nexstar’s and Mission’s historical ability to renew such agreements without significant cost or modifications to the conditions from which the value of the affiliation was derived. These renewals can result in estimated useful lives of individual affiliations ranging from 12 to 20 years. Management has determined that 15 years is a reasonable estimate within the range of such estimated useful lives.

The carrying value of indefinite-lived intangibles, excluding goodwill, at December 31, 2004 was $138.4 million (net of accumulated amortization of approximately $22 million) and at December 31, 2003 was $135.9 million (net of accumulated amortization of approximately $22 million). The use of an indefinite life for FCC licenses contemplates the Company’s historical ability to renew their licenses, that such renewals generally may be obtained indefinitely and at little cost, and that the technology used in broadcasting is not expected to be replaced in the foreseeable future. Therefore, cash flows derived from the FCC licenses are expected to continue indefinitely. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangibles recorded on its books as of December 31, 2004:

Year ending December 31,	(in thousands)
2005	$26,640
2006	$24,393
2007	$24,149
2008	$23,757
2009	$23,757

The change in the carrying amount of goodwill for the years ended December 31, 2004 and 2003 was as follows:

	December 31,
	2004	2003
	(in thousands)
Beginning balance	$135,899	$92,596
Acquisitions	6,598	42,421
Initial consolidation of VIEs and other adjustments	3,079	882

Ending balance	$145,576	$135,899

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The acquisitions of WUTR, WBAK and KLST during 2004 increased goodwill by approximately $6.6 million. The application of FIN No. 46R for the consolidation of WTVO which occurred in the fourth quarter of 2004 increased goodwill by approximately $3.3 million. The acquisitions of KRBC and KSAN, and KARK and WDHN during 2003 increased goodwill by approximately $42.4 million.

7.	Accrued Expenses

Accrued expenses consisted of the following:

	December 31,
	2004	2003
	(in thousands)
Severance costs in connection with Quorum acquisition	$—	$7,849
Compensation and related taxes	3,448	3,560
Sales commissions	1,366	1,208
Employee benefits	600	378
Property taxes	585	488
Other accruals related to operating expenses	6,562	5,144

	$12,561	$18,627

8.	Debt

Long-term debt consisted of the following:

	December 31,
	2004	2003
	(in thousands)
Term loans	$233,825	$195,000
Revolving credit facilities	21,500	10,000
12% senior subordinated notes due 2008, net of discount of $3,649 and $4,486	156,351	155,514
7% senior subordinated notes due 2014	125,000	125,000
16% senior discount notes due 2009, net of discount of $8,126	—	28,862
11.375% senior discount notes due 2013, net of discount of $39,299 and $48,745	90,701	81,255
SFAS No. 133 hedge accounting adjustment	2,521	3,307

	629,898	598,938
Less: current portion	(2,350)	(1,950)

	$627,548	$596,988

The Nexstar Senior Secured Credit Facility

On February 13, 2003, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), an indirect subsidiary of Nexstar, entered into a new senior secured credit facility (the “Nexstar Facility”) with a group of commercial banks. The Nexstar Facility, which replaced Nexstar’s previous bank credit facility agreement, then consisted of a $130.0 million Term Loan B and a $50.0 million revolving loan. On December 30, 2003, in conjunction with Nexstar’s acquisition of Quorum and the private placement of senior subordinated notes by Nexstar Broadcasting, the Nexstar Facility was amended and restated to provide for a $55.0 million Term Loan C and a

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$50.0 million revolving loan. On August 13, 2004, the Nexstar Facility was further amended to provide for an $83.0 million Term Loan D and a $50.0 million revolving loan. Also under the amendment, the applicable margin component of the term loan interest rate was decreased by 50 basis points, representing one-half of one percent. Proceeds obtained under the Term Loan D were used to repay Nexstar Broadcasting’s existing Term Loan C in the amount of $54.7 million plus accrued interest and repay outstanding borrowings under the revolving loan in the amount of $28.0 million plus accrued interest. As of December 31, 2004 and 2003, Nexstar Broadcasting had $82.6 million and $55.0 million outstanding on its Term Loan D and Term Loan C, respectively, and no borrowings and $7.0 million, respectively, were outstanding under its revolving loan.

The Term Loan D, which is due December 31, 2010, is payable in consecutive quarterly installments amortized at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The revolving loan, which is not subject to incremental reduction, matures on December 31, 2009. Nexstar Broadcasting is required to prepay borrowings outstanding under the Nexstar Facility with certain net proceeds, recoveries and excess cash flows as defined in the credit facility agreement.

The Term Loan D bears interest at either the higher of the prevailing prime rate or the Federal Funds Rate plus 0.50% (the “Base Rate”), plus an applicable margin ranging between 0.50% and 1.75%; or LIBOR plus 1.75%. The revolving loan bears interest at either the Base Rate plus an applicable margin ranging between 0.50% and 1.75%; or LIBOR plus an applicable margin ranging between 1.75% and 3.00%. Interest rates are selected at Nexstar Broadcasting’s option and the applicable margin is adjusted quarterly as defined in the credit facility agreement. The total interest rate of the Nexstar Facility was 4.31% at December 31, 2004. Interest is payable periodically based on the type of interest rate selected. Additionally, Nexstar Broadcasting is required to pay quarterly commitment fees on the unused portion of its revolving loan commitment ranging from 0.375% to 0.50% per annum, based on the consolidated leverage ratio of Nexstar and Mission for that particular quarter.

The Mission Senior Secured Credit Facility

On February 13, 2003, Mission entered into a new senior secured credit facility (the “Mission Facility”) with a group of commercial banks. The Mission Facility, which replaced Mission’s previous bank credit facility agreement, then consisted of a $55.0 million Term Loan B and a $30.0 million revolving loan. On December 30, 2003, the Mission Facility was amended and restated to provide for a $140.0 million Term Loan C and a $30.0 million revolving loan. On August 13, 2004, the Mission Facility was further amended to provide for a $152.0 million Term Loan D and a $30.0 million revolving loan. Also under the amendment, the applicable margin component of the term loan interest rate was decreased by 50 basis points, representing one-half of one percent. Proceeds obtained under the Term Loan D were used to repay Mission’s existing Term Loan C in the amount of $139.3 million plus accrued interest and repay outstanding borrowings under the revolving loan in the amount of $12.0 million plus accrued interest. As of December 31, 2004 and 2003, Mission had $151.2 million and $140.0 million, respectively, outstanding on its Term Loan D and Term Loan C, respectively, and $21.5 million and $3.0 million, respectively, of borrowings were outstanding under its revolving loan.

Mission’s Term Loan D, which is due December 31, 2010, is payable in consecutive quarterly installments amortized at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The revolving loan, which is not subject to incremental reduction, matures on December 31, 2009. Mission is required to prepay borrowings outstanding under the Mission Facility with certain net proceeds and recoveries as defined in the credit facility agreement.

Mission’s Term Loan D bears interest at either the higher of the prevailing prime rate or the Federal Funds Rate plus 0.50% (the “Base Rate”), plus an applicable margin ranging between 0.50% and 1.75%; or LIBOR plus 1.75%. Mission’s revolving loan bears interest at either the Base Rate plus an applicable margin ranging between

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

0.50% and 1.75%; or LIBOR plus an applicable margin ranging between 1.75% and 3.00%. Interest rates are selected at Mission’s option and the applicable margin is adjusted quarterly as defined in its credit facility agreement. The total weighted-average interest rate of the Mission Facility was 4.43% at December 31, 2004. Interest is payable periodically based on the type of interest rate selected. Additionally, Mission is required to pay quarterly commitment fees on the unused portion of its revolving loan commitment ranging from 0.375% to 0.50% per annum, based on the consolidated leverage ratio of Nexstar and Mission for that particular quarter.

Collateralization and Cross Guarantees of Debt

The bank credit facilities discussed above are collateralized by a security interest in substantially all the combined assets, excluding FCC licenses, of Nexstar and Mission. Nexstar and its subsidiaries guarantee full payment of any obligations under the Mission Facility in the event of Mission’s default. Similarly, Mission is a guarantor of the Nexstar Facility and the senior subordinated notes issued by Nexstar Broadcasting.

Debt Covenants

The bank credit facility agreements described above contain covenants which require the Company to comply with certain financial covenant ratios, including: (a) maximum total combined leverage ratio of Nexstar Broadcasting and Mission of 6.50 times the last twelve months operating cash flow (as defined in the credit agreement) as of December 31, 2004; (b) maximum combined senior leverage ratio of Nexstar Broadcasting and Mission of 3.50 times the last twelve months operating cash flow as of December 31, 2004; (c) minimum combined interest coverage ratio of 1.75 to 1.00 through December 30, 2006; and (d) minimum fixed charge coverage ratio of 1.15 to 1.00. In addition, the credit facility agreements limit the amount of capital expenditures, cash payments for broadcast rights and impose other restrictions. Although retained earnings is not restricted, the declaration or payment of dividends is prohibited under the credit facility agreements. The covenants, which are formally calculated on a quarterly basis, are based on the combined results of Nexstar Broadcasting and Mission. As of December 31, 2004, the Company believes that it was in compliance with all of the covenants included in the credit facility agreement. See Note 21 for a discussion on the subsequent refinancing of the Company’s credit facility agreements and modification to the debt covenant ratios.

The senior subordinated notes and senior discount notes described below contain restrictive covenants customary for borrowing arrangements of this type.

The Quorum Credit Facility

Quorum had a credit facility which it amended at various times since its April 16, 1999 commencement date. On December 30, 2003, all outstanding borrowings and accrued interest under the Quorum credit facility totaling $112.2 million were repaid in full.

Senior Subordinated Notes

On March 16, 2001, Nexstar Broadcasting issued $160.0 million of 12% senior subordinated notes (the “12% Notes”) at a price of 96.012%. The 12% Notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The 12% Notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar Broadcasting and by Mission. The 12% Notes are general unsecured senior subordinated obligations subordinated to all of the Company’s senior secured credit facilities. The 12% Notes are redeemable on or after April 1, 2005, at declining premiums. The 12% Notes are not redeemable by either the issuer or the note holder between April 1, 2004 and March 31, 2005. The proceeds of the offering were used to partially refinance existing indebtedness of Nexstar and fund working capital needs. See Note 21 for a discussion on the subsequent call for redemption of the 12% Notes on March 2, 2005.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 30, 2003, Nexstar Broadcasting issued $125.0 million of 7% senior subordinated notes (the “7% Notes”) at par. The 7% Notes mature on January 15, 2014. Interest is payable every six months in arrears on January 15 and July 15. The 7% Notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar Broadcasting and by Mission. The 7% Notes are general unsecured senior subordinated obligations subordinated to all of the Company’s senior secured credit facilities. The 7% Notes are redeemable on or after January 15, 2009, at declining premiums, and Nexstar Broadcasting may redeem, at a premium, up to 35.0% of the aggregate principal amount of the notes before January 15, 2007 with the net cash proceeds from qualified equity offerings. The proceeds of the offering were used to finance the Quorum acquisition.

The 12% Notes and 7% Notes discussed above have been registered under the Securities Act of 1933 in accordance with the terms of a registration rights agreement.

Senior Discount Notes

On March 27, 2003, Nexstar Finance Holdings, Inc. (“Nexstar Finance Holdings”), a wholly-owned subsidiary of Nexstar, issued $130.0 million principal amount at maturity of 11.375% senior discount notes (the “11.375% Notes”) at a price of 57.442%. The 11.375% Notes mature on April 1, 2013. Each 11.375% Note will have an accreted value at maturity of $1,000. The 11.375% Notes will not begin to accrue cash interest until April 1, 2008 with payments to be made every six months in arrears on April 1 and October 1. The 11.375% Notes are general unsecured senior obligations effectively subordinated to the Nexstar Facility and are structurally subordinated to the 12% Notes and 7% Notes.

On December 30, 2003, the outstanding principal and accrued interest along with a call premium on the 15% senior discount notes (the “15% Notes”) issued by Quorum were paid in full in the aggregate amount of $39.5 million. The 15% Notes, which Quorum had issued on May 15, 2001, called for a mandatory redemption of $30.8 million on November 15, 2006 and would have accreted to $51.5 million on May 15, 2006. The remaining balance on the 15% Notes would have been due on May 15, 2009.

On January 5, 2004, Nexstar Finance Holdings redeemed approximately $37.0 million principal amount at maturity of 16% senior discount notes (the “16% Notes”) for a total cash payment of $34.8 million, consisting of $28.9 million of principal and $5.9 million in call premium and accelerated amortization. Nexstar Finance Holdings had issued the 16% Notes on May 17, 2001 at a price of 54.0373%. The 16% Notes were due to mature on May 15, 2009.

The 11.375% Notes discussed above have been registered under the Securities Act of 1933 in accordance with the terms of a registration rights agreement.

Guarantee of Subordinated and Discount Notes

On September 29, 2004, Nexstar executed full and unconditional guarantees with respect to the 12% Notes and the 7% Notes, each issued by Nexstar Broadcasting, an indirect subsidiary of Nexstar, and the 11.375% Notes issued by Nexstar Finance Holdings. Mission is a guarantor of the senior subordinated notes issued by Nexstar Broadcasting.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Debt

The aggregate carrying amounts and estimated fair value of Nexstar’s and Mission’s debt were as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Term loans(1)	$233,825	$233,825	$195,000	$195,000
Revolving credit facilities(1)	$21,500	$21,500	$10,000	$10,000
Senior subordinated notes(2)	$281,351	$295,438	$280,514	$306,025
Senior discount notes(2)	$90,701	$102,375	$110,117	$126,794

(1)	The fair value of bank credit facilities approximates their carrying amount based on borrowing rates currently available to Nexstar and Mission for bank loans with similar terms and average maturities.
(2)	The fair value of Nexstar’s fixed rate debt is estimated based on quoted December 31 bid prices obtained from an investment banking firm that regularly makes a market for these financial instruments.

Debt Maturities

At December 31, 2004, scheduled maturities of Nexstar’s and Mission’s debt (undiscounted) are summarized as follows:

Year ended December 31,	(in thousands)
2005	$2,350
2006	2,350
2007	2,350
2008	162,350
2009	23,850
Thereafter	477,075

$670,325

Debt Financing Costs

The redemption, repayment, refinancing or amendment of the Company’s debt obligations may result in the write off of debt financing costs previously capitalized and certain other costs incurred in the transaction. The refinancing of the Nexstar Broadcasting and Mission senior secured credit facilities in February 2003 resulted in the write off of $5.8 million of previously capitalized debt financing costs during the first quarter of 2003. The amendment of the Nexstar Broadcasting and Mission senior secured credit facilities in December 2003 resulted in the write off of $3.1 million of previously capitalized debt financing costs during the fourth quarter of 2003. The repayment of the Quorum credit facility in December 2003 resulted in the write off of $1.8 million of previously capitalized debt financing costs during the fourth quarter of 2003. The redemption of the 16% Notes in January 2004 resulted in the write off of $0.9 million of previously capitalized debt financing costs and $5.9 million in call premium and accelerated amortization during the first quarter of 2004. The amendment of the senior secured credit facilities for Nexstar Broadcasting and Mission in August 2004 resulted in the write off of $1.4 million of previously capitalized debt financing costs and $0.5 million of other costs during the third quarter of 2004. These amounts are included in loss on extinguishment of debt.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the amounts included in loss on extinguishment of debt resulting from the transactions described above:

	Years ended December 31,
	2004	2003	2002
	(in thousands)
Redemption of 16% senior discount notes	$6,824	$—	$—
Refinancing Nexstar and Mission senior secured credit facilities	—	5,814	—
Amendment of Nexstar and Mission senior secured credit facilities	1,880	3,117	—
Repayment of Quorum credit facilities	—	1,836	227

Total loss on extinguishment of debt	$8,704	$10,767	$227

Interest Rate Swap and Collar Agreements

Nexstar had a $60.0 million notional interest rate swap contract to receive a fixed interest rate of 12.0% and pay a LIBOR-based variable rate. The interest rate swap contract, which Nexstar terminated in August 2002, had been designed as a fair value hedge of the benchmark interest rate of the 12% Notes and qualified for SFAS No. 133 hedge accounting resulting in an adjustment on the balance sheet of $4.3 million. The SFAS No. 133 adjustment is being amortized as an adjustment to interest expense over the period originally covered by the swap contract.

Until December 31, 2004, the Company had in effect an interest rate swap agreement to pay a fixed interest rate and receive a variable interest rate as required by its credit facility agreement, with a notional amount of $93.3 million. The $93.3 million notional swap, while economically being used to hedge the variability of cash flows on a portion of the Company’s variable rate debt, does not qualify for SFAS No. 133 hedge accounting and, thus, was being recorded on the balance sheet at fair value with changes in fair value each period reported in other income and expense. The marking-to-market of this derivative instrument resulted in the recognition of a gain of $2.6 million and $2.4 million in other income for the years ended December 31, 2004 and 2003, respectively, and the recognition of a loss of $2.4 million in other expense for the year ended December 31, 2002. The differential paid or received on the swap was accrued as an adjustment to interest expense. The interest rate swap agreement terminated on December 31, 2004 and resulted in the recognition of $0.7 million in other income for the year ended December 31, 2004.

On June 13, 2003, Quorum terminated its notional interest rate swap contract in the amount of $80.0 million. The notional interest rate swap agreement, while being used to mitigate the impact of the variability of interest rates on the credit facilities, did not qualify for SFAS No. 133 hedge accounting and, thus, was recorded on the balance sheet at fair value with changes in fair value each period reported in other income and expense. For the year ended December 31, 2003, other income and expense includes a gain of $1.3 million from marking-to-market this derivative instrument.

On June 13, 2003, Quorum entered into an interest rate collar agreement for a notional amount of $60.0 million through September 13, 2003 and $40.0 million from September 13, 2003 through December 13, 2004. Under the agreement the ceiling and floor interest rates were 2.5% and 0.88%, respectively. This agreement was terminated on April 5, 2004 with no gain or loss recognized.

9.	Convertible Subordinated Promissory Notes Due to Related Parties

On April 30 and May 4, 2001, Quorum issued convertible subordinated notes (the “ABRY Note IV”) for $3 million and $22 million, respectively, to ABRY Broadcast Partners III, L.P. (“ABRY”). Quorum, in conjunction

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with the subordinated debt, issued 816.21646 and 5,985.59738 shares of Class E units valued at $0.8 million and $6.0 million, respectively. The notes were convertible only if Quorum did not repay the notes. The discount on the ABRY Note IV arising from the allocation of proceeds to the Class E units was amortized to interest expense over the term of the notes. The indebtedness of the ABRY Note IV was subordinated to the prior payment of the Quorum credit facilities and the 15% Notes. The ABRY Note IV accrued interest at 15% per annum and was due on November 4, 2002. On November 4, 2002 the principal and unpaid interest accrued converted into equity, and a contingent beneficial conversion feature of $5.3 million was recorded as interest expense.

10.	Mandatorily Redeemable Preferred and Common Units

On August 7, 2001, Nexstar Group LLC issued 40,000 Series AA Redeemable Preferred Units (Series AA”) and 563,898 Series D-2 Units for a total of $40.0 million.

On November 14, 2001, Nexstar Group LLC issued 15,000 Series BB Redeemable Preferred Units (“Series BB”) for $15.0 million. On May 14, 2003, the Series BB and its accreted yield converted to 906,072 A-2 common units.

On June 23, 2000, Quorum issued 40,000 Series A Redeemable Preferred Units (“Series A Preferred Units”) in the amount of $34.0 million.

On February 28, 2002, Quorum issued 5,000 Series B Preferred Units (“Series B Preferred Units”). In connection with the issuance, Quorum issued 4,111 Redeemable Class E Units (“Class E Units”). The total proceeds on the issuance were $5.0 million. The Series B Preferred Units and Class E Units were valued at $2.7 million and $2.3 million, respectively.

On November 4, 2002, Quorum issued 31,057 Series B Preferred Units valued at $31.1 million upon conversion of the subordinated convertible promissory notes (see Note 9).

The holders of Class E Units were entitled to require Quorum to redeem all of the outstanding Class E Units at fair market value on or before June 23, 2010. The carrying value of the Class E Units was recorded at redemption value at December 31, 2002.

On May 14, 2003, the holders of the Series BB Preferred Units converted their units into Class A-2 Units.

Upon the adoption of SFAS No. 150 as of July 1, 2003, Nexstar Group LLC reclassified all outstanding redeemable preferred and common units as a liability with the exception of Class D-2 common units since the Class D-2 common units were only redeemable at the option of the holder upon a change in control of Nexstar Group LLC at a redemption price equal to the fair market value of the units. Authorized and outstanding as of July 1, 2003 were the following redeemable preferred and common units: Nexstar Group LLC’s Series AA Preferred Units and Class D-2 Common Units and Quorum’s Series A Preferred Units, Series B Preferred Units and Class E units.

On November 28, 2003 in connection with the IPO and on December 30, 2003, upon the consummation of the merger with Quorum, Nexstar redeemed all outstanding preferred units and Class E Units in full in the amount of $155.8 million and $7.9 million, respectively.

11.	Preferred and Common Stock and Member’s Interest

The holders of Class A Common are entitled to one vote per share and the holders of Class B common stock are entitled to 10 votes per share. Holders of Class A Common and Class B Common generally vote together as a single class on all matters submitted to a vote of the stockholders. Holders of Class C Common have no voting rights.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The shares of Class B Common and Class C Common are convertible as follows: (i) holders of shares of Class B Common or Class C Common may elect at any time to convert their shares into an equal number of shares of Class A common stock; or (ii) the Class B Common will automatically convert into Class A Common on a one-for-one basis if the holder transfers to anyone other than a certain group of shareholders; or (iii) if Class B Common represents less than 10.0% of the total common stock outstanding, all of the Class B Common will automatically convert into Class A Common on a one-for-one basis.

All Common stockholders are entitled to receive cash dividends, subject to the rights of holders of any series of Preferred Stock, on an equal per share basis.

Prior to the reorganization of Nexstar, Nexstar Group LLC had authorized the following classes of other common units (“Other Common Units”): Class A units, Class B units, Class C units and Class D units. Each class of Other Common Units represented a fractional part of the membership interests of Nexstar and had rights and obligations specified in the Nexstar Group LLC’s limited liability corporation agreement. All units were converted in the reorganization into Common Stock of Nexstar.

On November 28, 2003, in connection with its initial public offering of common stock, Nexstar received net proceeds of $125.2 million from the issuance of 10,000,000 shares of Class A Common.

On December 30, 2003, upon the consummation of the Quorum acquisition, all outstanding common units of Quorum were converted into Common Stock of Nexstar.

On June 24, 2004, Banc of America Capital Investors L.P. converted 700,000 non-voting shares of Class C common stock to 700,000 voting shares of Class A common stock.

In March, 2002, Nexstar Group made a $1.4 million tax distribution to holders of preferred equity interests. In March 2003, Nexstar Group made a $1.5 million tax distribution to holders of preferred equity interests.

12.	Stock Options

During 2003, Nexstar established the 2003 Long-Term Equity Incentive Plan (the “2003 Plan”) which provides for the granting of stock-based awards to directors, officers and other key employees of Nexstar and consultants to purchase a maximum of 3,000,000 shares of Nexstar’s Class A common stock. The 2003 Plan provides for awards to be granted in the form of incentive stock options, non-qualified stock options, stock appreciation rights, either alone or in tandem, restricted stock, performance awards, or any combination of the above. The 2003 Plan is administered by the compensation committee of Nexstar’s Board of Directors.

As of December 31, 2004, options to purchase 2,123,000 shares of Nexstar’s Class A common stock are outstanding under the 2003 Plan. No other form of award is outstanding as of December 31, 2004. Under the 2003 Plan, options are granted with an exercise price at least equal to the fair market value of the underlying shares of common stock on the date of the grant, vest over five years and expire ten years from the date of grant. Except as otherwise determined by the compensation committee or with respect to the termination of a participant’s services in certain circumstances, including a change of control, no grant under the 2003 Plan may be exercised within six months of the date of the grant.

As of December 31, 2004, a total of 877,000 shares are available for future grant under the 2003 Plan and a total of 2,123,000 options are vested and exercisable.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information concerning option activity for the years ended December 31, 2004 and 2003:

	2004			2003
	Shares	Weighted-Average Exercise Price		Shares	Weighted-Average Exercise Price
Outstanding at January 1	1,270,000	$14.00		—	—
Granted	985,000	$9.47	(1)	1,270,000	$14.00	(2)
Exercised	—	—		—	—
Forfeited	(132,000)	$13.83		—	—

Outstanding at December 31	2,123,000	$11.91		1,270,000	$14.00

Options exercisable at year-end	526,000	$13.80		350,000	$14.00

(1)	All options granted during 2004 have an exercise price equal to the grant-date market price.
(2)	All options granted during 2003 have an exercise price greater than the grant-date market price.

The weighted-average fair value per option granted during the year ended December 31, 2004 and 2003, calculated using the Black-Scholes option-pricing model, is as follows:

	2004	2003
Options with an exercise price equal to the grant-date market price	$3.66	—
Options with an exercise price greater than the grant-date market price	—	$4.79

The following table summarizes information about options outstanding as of December 31, 2004:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/04	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable at 12/31/04	Weighted-Average Exercise Price
$ 8.32 - $ 9.99	785,000	9.68	$8.62	20,000	$8.70
$10.00 - $11.99	30,000	9.53	$10.81	—	—
$12.00 - $13.99	100,000	9.24	$12.71	—	—
$14.00 - $14.17	1,208,000	8.91	$14.01	506,000	$14.00

	2,123,000			526,000

13.	Income Taxes

The provision (benefit) for income taxes consisted of the following components:

	Years Ended December 31,
	2004	2003	2002
	(in thousands)
Current tax expense (benefit):
Federal	$(215)	$1,719	$139
State	967	562	219

	752	2,281	358

Deferred tax expense (benefit):
Federal	3,229	(14,729)	6,702
State	404	(2,472)	1,119

	3,633	(17,201)	7,821

Income tax expense (benefit)	$4,385	$(14,920)	$8,179

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s provision for deferred tax expense is primarily created by an increase in the deferred tax liabilities position during the year resulting from the amortization of goodwill and other indefinite-lived intangible assets for income tax purposes which are not amortized for financial reporting purposes. These deferred tax liabilities do not reverse on a scheduled basis and are not used to support the realization of deferred tax assets.

The provision (benefit) for income taxes differs from the amount computed by applying the statutory federal income tax rate of 35% to loss from operations before income taxes. The sources and tax effects of the differences were as follows:

	Years Ended December 31,
	2004	2003	2002
	(in thousands)
Tax benefit at statutory rate	$(6,377)	$(27,512)	$(16,605)
Change in valuation allowance	11,445	6,583	25,982
Income earned by a partnership not subject to corporate income tax	—	5,020	61
Reserve for uncertain tax positions	—	1,500	—
Interest expense	—	—	894
State and local taxes, net of federal benefit	(692)	(954)	(3,026)
Other, net	9	443	873

Income tax expense (benefit)	$4,385	$(14,920)	$8,179

The components of the net deferred tax liability were as follows:

	December 31,
	2004	2003
	(in thousands)
Net operating loss carryforwards	$120,755	$110,302
Deferred revenue	1,699	1,459
Deferred gain on sale of assets	2,871	2,977
Other	3,023	3,424
Property and equipment	(5,249)	(3,154)
Intangible assets	(23,747)	(24,671)

	99,352	90,337
Valuation allowance	(128,721)	(116,055)

Net deferred tax liability	$(29,369)	$(25,718)

The Company has provided a valuation allowance for certain deferred tax assets as it believes they may not be realized through future taxable earnings. The valuation allowance increased for the year ended December 31, 2004 by $12.7 million related to the generation of net operating losses and other deferred tax assets, the benefit which may not be realized. As a result of Nexstar’s corporate reorganization in 2003, all of its subsidiaries became a single taxable entity, allowing the assets and liabilities giving rise to deferred taxes the right to offset. The valuation allowance increased for the year ended December 31, 2003 by $6.6 million, consisting of a $23.5 million decrease attributable to Nexstar’s corporate reorganization and a $30.1 million increase related to the generation of net operating losses and other deferred tax assets, the benefit of which may not be realized.

At December 31, 2004, the Company has federal and state net operating loss carryforwards (“NOLs”) available of approximately $306.7 million, which may be used to reduce future taxable income if utilized before their expiration. These NOLs begin to expire in 2005 through 2024 if not utilized. Utilization of NOLs in the future may be limited if changes in the Company’s ownership occurs.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.	FCC Regulatory Matters

Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations, except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of television stations, regulate the equipment used by television stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

Some of the more significant FCC regulatory matters impacting the Company’s operations are discussed below.

Cable Retransmission Consent Rights

The Communications Act provides television broadcasters retransmission consent rights in connection with the carriage of their station’s signal by cable companies. If a broadcaster chooses to exercise its retransmission consent rights, a cable television system which is subject to that election may not carry a station’s signal without the broadcaster’s consent. This generally requires the cable system operator and the television broadcaster to negotiate the terms under which the broadcaster will consent to the cable system’s carriage of its station’s signal. Nexstar had elected to exercise its retransmission consent rights for most of its stations and has negotiated agreements with cable companies for the carriage of these stations’ signals. Mission has elected to exercise its retransmission consent rights for some of its stations and has negotiated agreements with cable companies for the carriage of those stations’ signals.

Digital Television Conversion

FCC regulations required all commercial television stations in the United States to commence digital television (“DTV”) transmission operations by May 1, 2002, in addition to continuing their analog operations, unless an extension of time was granted. Except for WFXV, WQRF and KNWA (formerly KFAA), all of the television stations the Company owns and operates or provides services to are broadcasting at least a low power digital television signal. WQRF received its DTV construction permit in November 2004 and has until November 2005 to construct DTV facilities. WFXV received its DTV construction permit on January 14, 2005 and has until January 14, 2006 to construct its DTV facilities. JDG TV, the former owner-operator of KNWA, had until March 4, 2004 to construct DTV facilities for the station. On February 20, 2004, JDG TV filed a request for extension of time to construct the DTV facilities. The FCC has not yet acted on the JDG TV request. On August 3, 2004, JDG TV requested the FCC consent to modify KNWA’s proposed DTV facilities. The FCC granted KNWA a modified DTV construction permit, establishing a construction deadline of March 3, 2005. On January 21, 2005, Nexstar filed a request with the FCC to extend KNWA’s modified construction permit deadline. When the FCC acts on either the Nexstar deadline extension request, Nexstar will have six months to complete construction of KNWA’s DTV facilities. If KNWA is not broadcasting a digital signal by the end of this six-month period, Nexstar could be subject to further sanctions, including, eventually, loss of the DTV construction permit. The conversion to digital transmission required an average initial capital expenditure of $0.2 million per station for low-power transmission of a digital signal. Digital conversion expenditures were $0.3 million and $3.4 million, respectively, for the years ended December 31, 2004 and 2003.

Stations may broadcast both analog and digital signals until at least December 31, 2006. After December 31, 2006, on a date determined by the FCC, stations will operate with digital only facilities. The digital transmissions may initially be low-power, but as discussed below, full-power transmission will be required.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The FCC’s ongoing rule making proceeding concerning implementation of the transition from analog to digital television broadcasts is likely to have a significant impact on the television industry and the operation of the Company’s stations.

Full-Power DTV Facilities Construction

On August 4, 2004, the FCC adopted rules setting the dates by which all television stations must be broadcasting a full-power DTV signal. Under these new rules, stations affiliated with the four largest networks (ABC, CBS, NBC and Fox) in the top-100 markets are required to construct full-power DTV facilities by July 1, 2005. All other stations are required to construct full-power DTV facilities by July 1, 2006. Stations that fail to meet the FCC’s build-out deadlines will lose interference protection for their signals outside the low-power coverage area. Management estimates that it will require an average capital expenditure of approximately $1.5 million per station (for 40 stations) to modify Nexstar’s and Mission’s stations’ DTV transmitters for full-power digital signal transmission, including costs for the transmitter, transmission line, antenna and installation, and estimated costs for tower upgrades and/or modifications. The Company anticipates these expenditures will be funded through available cash on hand and cash generated from operations as incurred in future years. Stations that fail to meet these build-out deadlines will lose interference protection for their signals outside the low-power coverage area. As of December 31, 2004, only Mission’s stations WUTR and WTVO were transmitting a full-power digital signal.

The FCC stated it plans to establish a limited waiver process for stations that cannot meet the full-power DTV deadlines due to severe financial constraints or circumstances beyond licensee control (such as zoning issues).

Other New DTV Requirements

The FCC also adopted new Program System and Information Protocol (“PSIP”) requirements. All DTV stations were required to comply with the new PSIP requirements by February 1, 2005. Nexstar and Mission requested a short extension of time from the FCC to comply with the new PSIP requirements due to vendor delivery issues. The installation of the equipment necessary to meet the new PSIP requirements cost approximately $1.3 million in total for all of the television stations the Company owns and operates or provides services. These expenditures were funded in 2005 through available cash on hand and cash generated from operations.

15.	Commitments and Contingencies

Broadcast Rights Commitments

Broadcast rights acquired for cash and barter under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable current and future broadcast license commitments outstanding are as follows at December 31, 2004:

Year ended December 31,
(in thousands)
2005	$1,640
2006	4,351
2007	3,673
2008	2,442
2009	655
Thereafter	1,057

Future minimum payments for unavailable cash broadcast rights	$13,818

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unavailable broadcast rights commitments represent obligations to acquire cash and barter program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

Operating Leases

The Company leases office space, vehicles, towers, antennae sites, studio and other operating equipment under noncancelable operating lease arrangements expiring through May 2027. Charges to operations for such leases aggregated approximately $5.0 million, $3.7 million and $2.8 million for the years ended December 31, 2004, 2003 and 2002, respectively. Future minimum lease payments under these operating leases are as follows at December 31, 2004:

Year ended December 31,
(in thousands)
2005	$3,706
2006	3,477
2007	3,444
2008	3,361
2009	3,512
Thereafter	47,683

$65,183

Indemnification Obligations

In connection with certain agreements that the Company enters into in the normal course of its business, including local service agreements, business acquisitions and borrowing arrangements, the Company enters into contractual arrangements under which the Company agrees to indemnify the third party to such arrangement from losses, claims and damages incurred by the indemnified party for certain events as defined within the particular contract. Such indemnification obligations may not be subject to maximum loss clauses and the maximum potential amount of future payments the Company could be required to make under these indemnification arrangements may be unlimited. Historically, payments made related to these indemnifications have been immaterial and the Company has not incurred significant costs to defend lawsuits or settle claims related to these indemnification agreements.

Collective Bargaining Agreements

As of December 31, 2004, certain technical, production and news employees at five of the Company’s stations are covered by collective bargaining agreements. The Company believes that employee relations are satisfactory and has not experienced any work stoppages at any of its stations. However, there can be no assurance that the collective bargaining agreements will be renewed in the future or that the Company will not experience a prolonged labor dispute, which could have a material adverse effect on its business, financial condition, or results of operations.

Litigation

From time to time, the Company is involved with claims that arise out of the normal course of its business. In the opinion of management, any resulting liability with respect to these claims would not have a material adverse effect on the Company’s financial position or results of operations.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Midwest Holding Partnership (“MHP”) Subordinated Promissory Note

In connection with a previous acquisition by Quorum, Quorum issued a subordinated promissory note to MHP (“the MHP Note”). Under the terms of the note, upon a sale of the underlying assets acquired in the Midwest Holding acquisition, Quorum was obligated to pay MHP a range of payments not to exceed $7.3 million based upon the internal rate of return on the aggregate amount of equity contributions attributable to such assets.

Nexstar, as successor to Quorum’s obligation, amended the triggering conditions to the MHP Note agreement as part of the Quorum acquisition. Under the amendment, payment to MHP is connected to the share price of Nexstar’s Class A common stock. If the share price of Nexstar’s Class A common stock exceeds on any date an amount of (i) $305.22 plus a return on such amount accruing at a rate of 35% annually; or (ii) $436.30 plus a return on such amount accruing at a rate of 45% annually, Nexstar is obligated to pay to MHP the amount of $4.8 million or $2.5 million, respectively. A liability for this obligation has not been recorded as of December 31, 2004 and 2003 because management estimated that the probability for making any payment under the agreement is remote.

16.	Condensed Consolidating Financial Information

Senior Discount Notes

On March 27, 2003, Nexstar Finance Holdings, a 100% owned subsidiary of Nexstar, issued 11.375% senior discount notes (“11.375% Notes”) due in 2013. The 11.375% Notes are fully and unconditionally guaranteed by Nexstar. The following summarized consolidating financial information is presented in lieu of separate financial statements and other related disclosures of Nexstar Finance Holdings pursuant to Regulation S-X Rule 3-10 of the Securities Exchange Act of 1934, as amended, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered”. The following represents summarized condensed consolidating financial information as of December 31, 2003 and December 31, 2004 with respect to the financial position and for the years ended December 31, 2002, 2003 and 2004 for results of operations and for cash flows of the Company and its 100%, directly or indirectly, owned subsidiaries.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Nexstar column presents the parent company’s financial information. Nexstar is also the guarantor. The Nexstar Finance Holdings column presents the issuer’s financial information. The Non-Guarantor Subsidiary column presents the financial information of Nexstar Broadcasting, a 100% owned subsidiary of Nexstar Finance Holdings.

BALANCE SHEET

December 31, 2004

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$18,505	$—	$18,505
Accounts receivable, net	—	—	48,391	—	48,391
Current portion of broadcast rights	—	—	17,292	—	17,292
Prepaid expenses and other current assets	—	6	2,574	—	2,580

Total current assets	—	6	86,762	—	86,768
Investments in subsidiaries eliminated upon consolidation	66,550	156,562	—	(223,112)	—
Amounts due from subsidiaries eliminated upon consolidation	—	—	5,980	(5,980)	—
Property and equipment, net	—	—	101,068	—	101,068
Broadcast rights	—	—	6,423	—	6,423
Goodwill, net	—	—	145,576	—	145,576
Intangible assets, net	—	—	374,050	—	374,050
Other noncurrent assets	1	2,658	18,433	(12)	21,080

Total assets	$66,551	$159,226	$738,292	$(229,104)	$734,965

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$—	$2,350	$—	$2,350
Current portion of broadcast rights payable	—	—	17,561	—	17,561
Accounts payable	—	—	8,092	—	8,092
Accrued expenses	—	—	12,561	—	12,561
Taxes payable	—	—	89	—	89
Interest payable	—	—	8,866	—	8,866
Deferred revenue	—	—	2,000	—	2,000

Total current liabilities	—	—	51,519	—	51,519
Debt	—	90,701	536,847	—	627,548
Broadcast rights payable	—	—	7,153	—	7,153
Deferred tax liabilities	—	—	29,369	—	29,369
Deferred revenue	—	—	4,286	—	4,286
Deferred gain on sale of assets	—	—	6,763	—	6,763
Amounts due to subsidiaries eliminated upon consolidation	4,007	1,973	—	(5,980)	—
Other liabilities	—	2	4,082	(12)	4,072

Total liabilities	4,007	92,676	640,019	(5,992)	730,710

Commitments and contingencies

Minority interest in consolidated entity	—	—	21,550	—	21,550

Stockholders’ equity (deficit):
Common stock	284	—	—	—	284
Additional paid-in capital	392,393	365,204	418,521	(783,725)	392,393
Accumulated deficit	(330,133)	(298,654)	(341,798)	560,613	(409,972)

Total stockholders’ equity (deficit)	62,544	66,550	76,723	(223,112)	(17,295)

Total liabilities and stockholders’ equity (deficit)	$66,551	$159,226	$738,292	$(229,104)	$734,965

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BALANCE SHEET

December 31, 2003

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$227	$—	$10,621	$—	$10,848
Accounts receivable, net	—	—	44,852	—	44,852
Current portion of broadcast rights	—	—	19,026	—	19,026
Prepaid expenses and other current assets	166	12	1,917	(121)	1,974
Deferred tax assets	16	—	43	—	59

Total current assets	409	12	76,459	(121)	76,759
Investments in subsidiaries eliminated upon consolidation	81,247	189,457	—	(270,704)	—
Amounts due from subsidiaries eliminated upon consolidation	—	—	6,014	(6,014)	—
Property and equipment, net	—	—	91,818	—	91,818
Restricted cash	—	—	800	—	800
Broadcast rights	—	—	7,446	—	7,446
Goodwill, net	—	—	135,899	—	135,899
Intangible assets, net	—	—	387,690	—	387,690
Other noncurrent assets	—	3,862	22,822	—	26,684

Total assets	$81,656	$193,331	$728,948	$(276,839)	$727,096

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$—	$1,950	$—	$1,950
Current portion of broadcast rights payable	—	—	18,509	—	18,509
Accounts payable	—	—	9,942	(5)	9,937
Accrued expenses	—	—	18,627	—	18,627
Taxes payable	—	—	308	(116)	192
Interest payable	—	—	4,840	—	4,840
Deferred revenue	—	—	1,252	—	1,252
Deferred tax liabilities	—	—	1,047	—	1,047

Total current liabilities	—	—	56,475	(121)	56,354
Debt	—	110,117	486,871	—	596,988
Broadcast rights payable	—	—	9,002	—	9,002
Deferred tax liabilities	57	—	24,671	2	24,730
Deferred revenue	—	—	3,743	—	3,743
Deferred gain on sale of assets	—	—	7,198	—	7,198
Amounts due to subsidiaries eliminated upon consolidation	4,050	1,964	—	(6,014)	—
Other liabilities	—	3	6,389	(2)	6,390

Total liabilities	4,107	112,084	594,349	(6,135)	704,405

Commitments and contingencies

Minority interest in consolidated entity	—	—	19,486	—	19,486

Stockholders’ equity (deficit):
Common stock	284	—	—	—	284
Additional paid-in capital	392,393	365,152	453,266	(818,418)	392,393
Accumulated deficit	(315,128)	(283,905)	(338,153)	547,714	(389,472)

Total stockholders’ equity (deficit)	77,549	81,247	115,113	(270,704)	3,205

Total liabilities and stockholders’ equity (deficit)	$81,656	$193,331	$728,948	$(276,839)	$727,096

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2004

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Revenue (excluding trade and barter)	$—	$—	$259,664	$—	$259,664
Less: commissions	—	—	35,005	—	35,005

Net broadcast revenue (excluding trade and barter)	—	—	224,659	—	224,659
Trade and barter revenue	—	—	21,081	—	21,081

Total net revenue	—	—	245,740	—	245,740

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	66,044	—	66,044
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	5	—	72,314	—	72,319
Merger related expenses	—	—	456	—	456
Amortization of broadcast rights	—	—	24,805	—	24,805
Amortization of intangible assets	—	—	26,463	—	26,463
Depreciation	—	—	17,949	—	17,949

Total operating expenses	5	—	208,031	—	208,036

Income (loss) from operations	(5)	—	37,709	—	37,704
Interest expense, including amortization of debt financing costs	—	(9,769)	(42,496)	—	(52,265)
Loss on extinguishment of debt	—	(6,824)	(1,880)	—	(8,704)
Interest income	—	—	113	—	113
Equity in earnings (loss) of subsidiaries	(14,749)	1,850	—	12,899	—
Other income, net	—	—	4,931	—	4,931

Loss before income taxes	(14,754)	(14,743)	(1,623)	12,899	(18,221)
Income tax expense	(251)	(6)	(4,128)	—	(4,385)

Loss before minority interest in consolidated entity	(15,005)	(14,749)	(5,751)	12,899	(22,606)
Minority interest in consolidated entity	—	—	2,106	—	2,106

Net loss attributable to common shareholders	$(15,005)	$(14,749)	$(3,645)	$12,899	$(20,500)

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company

Revenue (excluding trade and barter)	$—	$—	$222,427	$—	$222,427
Less: commissions	—	—	28,884	—	28,884

Net broadcast revenue (excluding trade and barter)	—	—	193,543	—	193,543
Trade and barter revenue	—	—	20,789	—	20,789

Total net revenue	—	—	214,332	—	214,332

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	60,808	—	60,808
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	2	4	74,433	—	74,439
Merger related expenses	—	—	11,754	—	11,754
Amortization of broadcast rights	—	—	25,894	—	25,894
Amortization of intangible assets	—	—	24,934	—	24,934
Depreciation	—	—	20,467	—	20,467

Total operating expenses	2	4	218,290	—	218,296

Loss from operations	(2)	(4)	(3,958)	—	(3,964)
Interest expense, including amortization of debt financing costs	(3,473)	(11,345)	(53,524)	—	(68,342)
Loss on extinguishment of debt	—	—	(10,767)	—	(10,767)
Interest income	56	—	550	—	606
Equity in loss of subsidiaries	(51,431)	(40,069)	0	91,500	—
Other income, net	—	—	3,860	—	3,860

Loss before income taxes	(54,850)	(51,418)	(63,839)	91,500	(78,607)
Income tax benefit (expense)	2,559	(13)	12,374	—	14,920

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(52,291)	(51,431)	(51,465)	91,500	(63,687)
Cumulative effect of change in accounting principle, net of tax	(6,321)	—	(2,577)	—	(8,898)
Minority interest in consolidated entity	—	—	786	—	786

Net loss	(58,612)	(51,431)	(53,256)	91,500	(71,799)
Accretion to preferred interests	(7,939)	—	(7,380)	—	(15,319)

Net loss attributable to common shareholders	$(66,551)	$(51,431)	$(60,636)	$91,500	$(87,118)

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Revenue (excluding trade and barter)	$—	$—	$218,401	$—	$218,401
Less: commissions	—	—	30,283	—	30,283

Net broadcast revenue (excluding trade and barter)	—	—	188,118	—	188,118
Trade and barter revenue	—	—	18,159	—	18,159

Total net revenue	—	—	206,277	—	206,277

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	53,371	—	53,371
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	(2)	—	62,112	—	62,110
Amortization of broadcast rights	—	—	24,689	—	24,689
Amortization of intangible assets	—	—	21,755	—	21,755
Depreciation	—	—	23,086	—	23,086

Total operating expenses	(2)	—	185,013	—	185,011

Income from operations	2	—	21,264	—	21,266
Interest expense, including amortization of debt financing costs	—	(3,866)	(63,553)	—	(67,419)
Loss on extinguishment of debt	—	—	(227)	—	(227)
Interest income	2	—	150	—	152
Equity in loss of subsidiaries	(83,248)	(79,353)	—	162,601	—
Other income, net	—	—	(1,216)	—	(1,216)

Loss before income taxes	(83,244)	(83,219)	(43,582)	162,601	(47,444)
Income tax expense	(5,512)	(29)	(2,638)	—	(8,179)

Loss before cumulative effect of change in accounting principle	(88,756)	(83,248)	(46,220)	162,601	(55,623)
Cumulative effect of change in accounting principle, net of tax	—	—	(43,470)	—	(43,470)

Net loss	(88,756)	(83,248)	(89,690)	162,601	(99,093)
Accretion to preferred interests	(7,713)	—	(9,768)	—	(17,481)

Net loss attributable to common shareholders	$(96,469)	$(83,248)	$(99,458)	$162,601	$(116,574)

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2004

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by (used for) operating activities	$(175)	$(5,929)	$38,015	$—	$31,911

Cash flows from investing activities:
Additions to property and equipment, net	—	—	(10,552)	—	(10,552)
Proceeds from sale of assets	—	—	254	—	254
Acquisition of broadcast properties and related transaction costs	—	—	(35,107)	—	(35,107)
Change in restricted cash	—	—	800	—	800

Net cash used for investing activities	—	—	(44,605)	—	(44,605)

Cash flows from financing activities:
Proceeds from debt issuance	—	—	235,000	—	235,000
Repayment of long-term debt	—	—	(248,175)	—	(248,175)
Proceeds from revolver draws	—	—	63,500	—	63,500
Repayment of senior discount notes	—	(28,862)	—	—	(28,862)
Payments for debt financing costs	—	(6)	(1,106)	—	(1,112)
Capital contributions/distributions	(52)	34,797	(34,745)	—	—

Net cash provided by (used for) financing activities	(52)	5,929	14,474	—	20,351

Net increase (decrease) in cash and cash equivalents	(227)	—	7,884	—	7,657

Cash and cash equivalents beginning of period	227	—	10,621		10,848

Cash and cash equivalents at end of period	$—	$—	$18,505	$—	$18,505

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by (used for) operating activities	$2,777	$(109)	$1,018	$—	$3,686

Cash flows from investing activities:
Additions to property and equipment, net	—	—	(10,311)	—	(10,311)
Proceeds from sale of assets	—	—	17	—	17
Acquisition of broadcast properties and related transaction costs	—	—	(101,817)	—	(101,817)
Down payment on acquisition of stations	—	—	(11,500)	—	(11,500)
Change in restricted cash	—	—	(800)	—	(800)

Net cash used for investing activities	—	—	(124,411)	—	(124,411)

Cash flows from financing activities:
Proceeds from stock offering	140,000	—	—	—	140,000
Proceeds from debt issuance	—	74,675	505,000	—	579,675
Repayment of long-term debt	—	—	(483,121)	—	(483,121)
Proceeds from revolver draws	—	—	48,150	—	48,150
Repayment of senior discount notes	—	—	(27,948)	—	(27,948)
Repayment of note payable to related party	—	—	(2,000)	—	(2,000)
Repayment of preferred membership interests and common units	(54,960)	—	(68,560)	—	(123,520)
Payments for debt financing costs	—	(3,195)	(9,336)	—	(12,531)
Payments of stock issuance costs	(14,811)	—	—	—	(14,811)
Capital contributions/distributions	(72,847)	(71,371)	142,696	—	(1,522)

Net cash provided by (used for) financing activities	(2,618)	109	104,881	—	102,372

Net increase (decrease) in cash and cash equivalents	159	—	(18,512)	—	(18,353)
Cash and cash equivalents beginning of period	68	—	29,133	—	29,201

Cash and cash equivalents at end of period	$227	$—	$10,621	$—	$10,848

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by operating activities	$45	$183	$28,513	$—	$28,741

Cash flows from investing activities:
Additions to property and equipment, net	—	—	(11,649)	—	(11,649)
Proceeds from sale of assets.	—	—	1,207	—	1,207
Acquisition of broadcast properties and related transaction costs	—	—	(8,320)	—	(8,320)
Down payment on acquisition of stations	—	—	(1,550)	—	(1,550)

Net cash used for investing activities	—	—	(20,312)	—	(20,312)

Cash flows from financing activities:
Repayment of long-term debt	—	—	(4,496)	—	(4,496)
Proceeds from revolver draws	—	—	11,500	—	11,500
Proceeds from termination of derivative instrument	—	—	4,387	—	4,387
Payments for debt financing costs	—	(183)	(1,757)	—	(1,940)
Payments of stock issuance costs	(45)	—	—	—	(45)
Proceeds from issuance of redeemable preferred units	—	—	2,746	—	2,746
Proceeds from issuance of redeemable common units	—	—	2,254	—	2,254
Repurchase of common units	—	—	(1)	—	(1)
Capital contributions/distributions	—	—	(1,410)	—	(1,410)

Net cash provided by (used for) financing activities	(45)	(183)	13,223	—	12,995

Net increase in cash and cash equivalents	—	—	21,424	—	21,424
Cash and cash equivalents beginning of period	68	—	7,709	—	7,777

Cash and cash equivalents at end of period	$68	$—	$29,133	$—	$29,201

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Subordinated Notes

On March 16, 2001, Nexstar Broadcasting, a 100% owned subsidiary of Nexstar Finance Holdings, issued 12% senior subordinated notes (“12% Notes”) due in April 2008. Also, on December 30, 2003, Nexstar Broadcasting issued 7% senior subordinated notes (“7% Notes”) due in January 2014. The 12% Notes and 7% Notes are fully and unconditionally guaranteed by Nexstar. The following summarized consolidating financial information is presented in lieu of separate financial statements and other related disclosures of Nexstar Broadcasting pursuant to Regulation S-X Rule 3-10 of the Securities Exchange Act of 1934, as amended, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered”. The following represents summarized condensed consolidating financial information as of December 31, 2003 and December 31, 2004 with respect to the financial position and for the years ended December 31, 2002, 2003 and 2004 for results of operations and for cash flows of Nexstar and its 100%, directly or indirectly, owned subsidiaries and independently-owned Mission.

The Nexstar column presents the parent company’s financial information. Nexstar is also the guarantor. The Nexstar Broadcasting column presents the issuer’s financial information. The Mission column presents the financial information of Mission Broadcasting, Inc., an entity in which Nexstar Broadcasting is deemed to have a controlling financial interest and is required to be consolidated as a variable interest entity under FIN No. 46R. Mission is also a guarantor of the senior subordinated notes issued by Nexstar Broadcasting. The Non-Guarantor Subsidiary column presents the financial information of Nexstar Finance Holdings, the parent of Nexstar Broadcasting.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BALANCE SHEET

December 31, 2004

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$11,524	$6,981	$—	$—	$18,505
Accounts receivable, net	—	47,976	415	—	—	48,391
Due from consolidated entities	—	20,922	—	—	(20,922)	—
Current portion of broadcast rights	—	13,591	3,701	—	—	17,292
Prepaid expenses and other current assets	—	2,432	142	6	—	2,580

Total current assets	—	96,445	11,239	6	(20,922)	86,768
Investments in subsidiaries eliminated upon consolidation	66,550	—	—	156,562	(223,112)	—
Amounts due from subsidiaries eliminated upon consolidation	—	5,980	—	—	(5,980)	—
Property and equipment, net	—	78,546	22,574	—	(52)	101,068
Broadcast rights	—	4,723	1,700	—	—	6,423
Goodwill, net	—	129,269	16,307	—	—	145,576
Intangible assets, net	—	291,607	82,443	—	—	374,050
Other noncurrent assets	1	17,802	631	2,658	(12)	21,080

Total assets	$66,551	$624,372	$134,894	$159,226	$(250,078)	$734,965

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$830	$1,520	$—	$—	$2,350
Current portion of broadcast rights payable	—	13,517	4,044	—	—	17,561
Accounts payable	—	7,984	108	—	—	8,092
Accrued expenses	—	11,677	884	—	—	12,561
Taxes payable	—	75	14	—	—	89
Interest payable	—	8,845	21	—	—	8,866
Deferred revenue	—	1,808	192	—	—	2,000
Due to consolidated entities	—	—	20,922	—	(20,922)	—

Total current liabilities	—	44,736	27,705	—	(20,922)	51,519
Debt	—	365,627	171,220	90,701	—	627,548
Broadcast rights payable	—	5,156	1,997	—	—	7,153
Deferred tax liabilities	—	26,206	3,163	—	—	29,369
Deferred revenue	—	4,286	—	—	—	4,286
Deferred gain on sale of assets	—	4,072	2,691	—	—	6,763
Amounts due to subsidiaries eliminated upon consolidation	4,007	—	—	1,973	(5,980)	—
Other liabilities	—	1,896	2,186	2	(12)	4,072

Total liabilities	4,007	451,979	208,962	92,676	(26,914)	730,710

Commitments and contingencies
Minority interest in consolidated entity	—	15,831	5,719	—	—	21,550

Stockholders’ equity (deficit):
Common stock	284	—	1	—	(1)	284
Subscriptions receivable	—	—	(1)	—	1	—
Additional paid-in capital	392,393	418,521	—	365,204	(783,725)	392,393
Accumulated deficit	(330,133)	(261,959)	(79,787)	(298,654)	560,561	(409,972)

Total stockholders’ equity (deficit)	62,544	156,562	(79,787)	66,550	(223,164)	(17,295)

Total liabilities and stockholders’ equity (deficit)	$66,551	$624,372	$134,894	$159,226	$(250,078)	$734,965

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BALANCE SHEET

December 31, 2003

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$227	$8,764	$1,857	$—	$—	$10,848
Accounts receivable, net	—	41,221	3,631	—	—	44,852
Due from consolidated entities	—	31,974	—	—	(31,974)	—
Current portion of broadcast rights	—	16,109	2,917	—	—	19,026
Prepaid expenses and other current assets	166	1,856	61	12	(121)	1,974
Deferred tax assets	16	43	—	—	—	59

Total current assets	409	99,967	8,466	12	(32,095)	76,759
Investments in subsidiaries eliminated upon consolidation	81,247	—	—	189,457	(270,704)	—
Amounts due from subsidiaries eliminated upon consolidation	—	6,014	—	—	(6,014)	—
Property and equipment, net	—	77,735	14,158	—	(75)	91,818
Restricted cash	—	—	800	—	—	800
Broadcast rights	—	4,672	2,774	—	—	7,446
Goodwill, net	—	124,316	11,583	—	—	135,899
Intangible assets, net	—	310,427	77,263	—	—	387,690
Other noncurrent assets	—	19,822	3,000	3,862	—	26,684

Total assets	$81,656	$642,953	$118,044	$193,331	$(308,888)	$727,096

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$550	$1,400	$—	$—	$1,950
Current portion of broadcast rights payable	—	15,518	2,991	—	—	18,509
Accounts payable	—	9,584	358	—	(5)	9,937
Accrued expenses	—	17,705	922	—	—	18,627
Taxes payable	—	292	16	—	(116)	192
Interest payable	—	4,820	20	—	—	4,840
Deferred revenue	—	1,054	198	—	—	1,252
Deferred tax liabilities	—	1,047	0	—	—	1,047
Due to consolidated entities	—	—	31,974	—	(31,974)	—

Total current liabilities	—	50,570	37,879	—	(32,095)	56,354
Debt	—	345,271	141,600	110,117	—	596,988
Broadcast rights payable	—	5,787	3,215	—	—	9,002
Deferred tax liabilities	57	22,604	2,067	—	2	24,730
Deferred revenue	—	3,743	—	—	—	3,743
Deferred gain on sale of assets	—	4,333	2,865	—	—	7,198
Amounts due to subsidiaries eliminated upon consolidation	4,050	—	—	1,964	(6,014)	—
Other liabilities	—	4,514	1,875	3	(2)	6,390

Total liabilities	4,107	436,822	189,501	112,084	(38,109)	704,405

Commitments and contingencies
Minority interest in consolidated entity	—	16,674	2,812	—	—	19,486

Stockholders’ equity (deficit):
Common stock	284	—	1	—	(1)	284
Subscriptions receivable	—	—	(1)	—	1	—
Additional paid-in capital	392,393	453,266	—	365,152	(818,418)	392,393
Accumulated deficit	(315,128)	(263,809)	(74,269)	(283,905)	547,639	(389,472)

Total stockholders’ equity (deficit)	77,549	189,457	(74,269)	81,247	(270,779)	3,205

Total liabilities and stockholders’ equity (deficit)	$81,656	$642,953	$118,044	$193,331	$(308,888)	$727,096

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2004

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Revenue (excluding trade and barter)	$—	$244,849	$14,815	$—	$—	$259,664
Less: commissions	—	33,095	1,910	—	—	35,005

Net broadcast revenue (excluding trade and barter)	—	211,754	12,905	—	—	224,659
Trade and barter revenue	—	18,663	2,418	—	—	21,081
Revenue between consolidated entities	—	13,167	21,186	—	(34,353)	—

Total net revenue	—	243,584	36,509	—	(34,353)	245,740

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	61,936	4,108	—	—	66,044
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	5	67,908	4,406	—	—	72,319
Selling, general, and administrative expenses between consolidated entities	—	21,186	13,167	—	(34,353)	—
Merger related expenses	—	456	—	—	—	456
Amortization of broadcast rights	—	20,226	4,579	—	—	24,805
Amortization of intangible assets	—	20,971	5,492	—	—	26,463
Depreciation	—	15,400	2,572	—	(23)	17,949

Total operating expenses	5	208,083	34,324	—	(34,376)	208,036

Income (loss) from operations	(5)	35,501	2,185	—	23	37,704
Interest expense, including amortization of debt financing costs	—	(36,625)	(5,871)	(9,769)	—	(52,265)
Loss on extinguishment of debt	—	(786)	(1,094)	(6,824)	—	(8,704)
Interest income	—	95	18	—	—	113
Equity in earnings (loss) of subsidiaries	(14,749)	—	—	1,850	12,899	—
Other income, net	—	4,756	175	—	—	4,931

Income (loss) before income taxes	(14,754)	2,941	(4,587)	(14,743)	12,922	(18,221)
Income tax expense	(251)	(3,009)	(1,119)	(6)	—	(4,385)

Loss before minority interest in consolidated entity	(15,005)	(68)	(5,706)	(14,749)	12,922	(22,606)
Minority interest in consolidated entity	—	1,918	188	—	—	2,106

Income (loss) attributable to common shareholders	$(15,005)	$1,850	$(5,518)	$(14,749)	$12,922	$(20,500)

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Revenue (excluding trade and barter)	$—	$204,051	$18,376	$—	$—	$222,427
Less: commissions	—	26,176	2,708	—	—	28,884

Net broadcast revenue (excluding trade and barter)	—	177,875	15,668	—	—	193,543
Trade and barter revenue	—	18,215	2,574	—	—	20,789
Revenue between consolidated entities	—	5,909	10,204	—	(16,113)	—

Total net revenue	—	201,999	28,446	—	(16,113)	214,332

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	56,197	4,611	—	—	60,808
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	2	68,393	6,040	4	—	74,439
Selling, general, and administrative expenses between consolidated entities	—	10,204	5,909	—	(16,113)	—
Merger related expenses	—	11,754	—	—	—	11,754
Amortization of broadcast rights	—	21,768	4,126	—	—	25,894
Amortization of intangible assets	—	19,005	5,929	—	—	24,934
Depreciation	—	16,897	3,570	—	—	20,467

Total operating expenses	2	204,218	30,185	4	(16,113)	218,296

Loss from operations	(2)	(2,219)	(1,739)	(4)	—	(3,964)
Interest expense, including amortization of debt financing costs	(3,473)	(45,950)	(7,574)	(11,345)	—	(68,342)
Loss on extinguishment of debt	—	(8,185)	(2,582)	—	—	(10,767)
Interest income	56	543	7	—	—	606
Equity in loss of subsidiaries	(51,431)	—	—	(40,069)	91,500	—
Other income, net	—	2,841	1,019	—	—	3,860

Loss before income taxes	(54,850)	(52,970)	(10,869)	(51,418)	91,500	(78,607)
Income tax benefit (expense)	2,559	15,112	(2,738)	(13)	—	14,920

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(52,291)	(37,858)	(13,607)	(51,431)	91,500	(63,687)
Cumulative effect of change in accounting principle, net of tax	(6,321)	(2,577)	—	—	—	(8,898)
Minority interest in consolidated entity	—	366	420	—	—	786

Net loss	(58,612)	(40,069)	(13,187)	(51,431)	91,500	(71,799)
Accretion to preferred interests	(7,939)	(7,380)	—	—	—	(15,319)

Net loss attributable to common shareholders	$(66,551)	$(47,449)	$(13,187)	$(51,431)	$91,500	$(87,118)

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Revenue (excluding trade and barter)	$—	$202,702	$15,699	$—	$—	$218,401
Less: commissions	—	27,775	2,508	—	—	30,283

Net broadcast revenue (excluding trade and barter)	—	174,927	13,191	—	—	188,118
Trade and barter revenue	—	15,935	2,224	—	—	18,159
Revenue between consolidated entities	—	4,447	12,337	—	(16,784)	—

Total net revenue	—	195,309	27,752	—	(16,784)	206,277

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	49,655	3,716	—	—	53,371
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	(2)	57,364	4,748	—	—	62,110
Selling, general, and administrative expenses between consolidated entities	—	12,337	4,447	—	(16,784)	—
Amortization of broadcast rights	—	20,735	3,954	—	—	24,689
Amortization of intangible assets	—	16,461	5,294	—	—	21,755
Depreciation	—	19,424	3,662	—	—	23,086

Total operating expenses	(2)	175,976	25,821	—	(16,784)	185,011

Income from operations	2	19,333	1,931	—	—	21,266
Interest expense, including amortization of debt financing costs	—	(54,693)	(8,860)	(3,866)	—	(67,419)
Loss on extinguishment of debt	—	49	(276)	—	—	(227)
Interest income	2	136	14	—	—	152
Equity in loss of subsidiaries	(83,248)	—	—	(79,353)	162,601	—
Other income, net	—	(967)	(249)	—	—	(1,216)

Loss before income taxes	(83,244)	(36,142)	(7,440)	(83,219)	162,601	(47,444)
Income tax expense	(5,512)	(1,738)	(900)	(29)	—	(8,179)

Loss before cumulative effect of change in accounting principle	(88,756)	(37,880)	(8,340)	(83,248)	162,601	(55,623)
Cumulative effect of change in accounting principle, net of tax	—	(41,473)	(1,997)	—	—	(43,470)

Net loss	(88,756)	(79,353)	(10,337)	(83,248)	162,601	(99,093)
Accretion to preferred interests	(7,713)	(9,768)	—	—	—	(17,481)

Net loss attributable to common shareholders	$(96,469)	$(89,121)	$(10,337)	$(83,248)	$162,601	$(116,574)

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2004

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by (used for) operating activities	$(175)	$40,123	$(2,108)	$(5,929)	$—	$31,911

Cash flows from investing activities:
Additions to property and equipment, net	—	(10,300)	(252)	—	—	(10,552)
Proceeds from sale of assets	—	253	1	—	—	254
Acquisition of broadcast properties and related transaction costs	—	(12,414)	(22,693)	—	—	(35,107)
Change in restricted cash	—	—	800	—	—	800

Net cash used for investing activities	—	(22,461)	(22,144)	—	—	(44,605)

Cash flows from financing activities:
Proceeds from debt issuance	—	83,000	152,000	—	—	235,000
Repayment of long-term debt	—	(95,415)	(152,760)	—	—	(248,175)
Proceeds from revolver draws	—	33,000	30,500	—	—	63,500
Repayment of senior discount notes	—	—	—	(28,862)	—	(28,862)
Payments for debt financing costs	—	(742)	(364)	(6)	—	(1,112)
Capital contributions/distributions	(52)	(34,745)	—	34,797	—	—

Net cash provided by (used for) financing activities	(52)	(14,902)	29,376	5,929	—	20,351

Net increase (decrease) in cash and cash equivalents	(227)	2,760	5,124	—	—	7,657
Cash and cash equivalents beginning of period	227	8,764	1,857	—	—	10,848

Cash and cash equivalents at end of period	$—	$11,524	$6,981	$—	$—	$18,505

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by (used for) operating activities	$2,777	$(8,698)	$9,716	$(109)	$—	$3,686

Cash flows from investing activities:
Additions to property and equipment, net	—	(9,107)	(1,204)	—	—	(10,311)
Proceeds from sale of assets	—	17	—	—	—	17
Acquisition of broadcast properties and related transaction costs	—	(92,125)	(9,692)	—	—	(101,817)
Down payment on acquisition of stations	—	(10,000)	(1,500)	—	—	(11,500)
Change in restricted cash	—	—	(800)	—	—	(800)

Net cash used for investing activities	—	(111,215)	(13,196)	—	—	(124,411)

Cash flows from financing activities:
Proceeds from stock offering	140,000	—	—	—	—	140,000
Proceeds from debt issuance	—	310,000	195,000	74,675	—	579,675
Repayment of long-term debt	—	(281,116)	(202,005)	—	—	(483,121)
Proceeds from revolver draws	—	32,000	16,150	—	—	48,150
Repayment of senior discount notes	—	(27,948)	—	—	—	(27,948)
Repayment of note payable to related party	—	—	(2,000)	—	—	(2,000)
Repayment of preferred membership interests and common units	(54,960)	(68,560)	—	—	—	(123,520)
Payments for debt financing costs	—	(7,002)	(2,334)	(3,195)	—	(12,531)
Payments of stock issuance costs	(14,811)	—	—	—	—	(14,811)
Capital contributions/distributions	(72,847)	142,696	—	(71,371)	—	(1,522)

Net cash provided by (used for) financing activities	(2,618)	100,070	4,811	109	—	102,372

Net increase (decrease) in cash and cash equivalents	159	(19,843)	1,331	—	—	(18,353)
Cash and cash equivalents beginning of period	68	28,607	526	—	—	29,201

Cash and cash equivalents at end of period	$227	$8,764	$1,857	$—	$—	$10,848

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by operating activities	$45	$25,489	$3,024	$183	$—	$28,741

Cash flows from investing activities:
Additions to property and equipment, net	—	(11,143)	(506)	—	—	(11,649)
Proceeds from sale of assets	—	935	272	—	—	1,207
Acquisition of broadcast properties and related transaction costs	—	(69)	(8,251)	—	—	(8,320)
Down payment on acquisition of stations	—	(50)	(1,500)	—	—	(1,550)

Net cash used for investing activities	—	(10,327)	(9,985)	—	—	(20,312)

Cash flows from financing activities:
Repayment of long-term debt	—	(3,093)	(1,403)	—	—	(4,496)
Proceeds from revolver draws	—	2,500	9,000	—	—	11,500
Proceeds from termination of derivative instrument	—	4,387	—	—	—	4,387
Payments for debt financing costs	—	(991)	(766)	(183)	—	(1,940)
Payments of stock issuance costs	(45)	—	—	—	—	(45)
Proceeds from issuance of redeemable preferred units	—	2,746	—	—	—	2,746
Proceeds from issuance of redeemable common units	—	2,254	—	—	—	2,254
Repurchase of common units	—	(1)	—	—	—	(1)
Capital contributions/distributions	—	(1,410)	—	—	—	(1,410)

Net cash provided by (used for) financing activities	(45)	6,392	6,831	(183)	—	12,995

Net increase (decrease) in cash and cash equivalents	—	21,554	(130)	—	—	21,424
Cash and cash equivalents beginning of period	68	7,053	656	—	—	7,777

Cash and cash equivalents at end of period	$68	$28,607	$526	$—	$—	$29,201

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	Employee Benefits

Nexstar, Mission, Quorum and VHR have established retirement savings plans under Section 401(k) of the Internal Revenue Code (the “Plans”). The Plans cover substantially all employees of Nexstar and Mission and former employees of Quorum and VHR who meet minimum age and service requirements, and allow participants to defer a portion of their annual compensation on a pre-tax basis. Contributions to the Plans may be made at the discretion of Nexstar and Mission. Quorum and VHR recorded contributions of $0.1 million for each of the years ended December 31, 2003 and 2002, respectively. The Quorum 401(k) plan was merged into the Nexstar 401(k) plan on March 15, 2004. The VHR plan merged into the Mission 401(k) plan on March 29, 2004. Nexstar recorded contributions of $0.5 million for the year ended December 31, 2004. Nexstar did not provide for any contributions during the years ended December 31, 2003 and 2002. Mission recorded contributions of $16 thousand for the year ended December 31, 2004. Mission did not provide for any contributions for the years ended December 31, 2003 and 2002.

Under a collective bargaining agreement, the Company contributes three percent (3%) of the gross monthly payroll of certain covered employees toward their pension benefits. Employees must have completed 90 days of service to be eligible for the contribution. The Company’s pension benefit contribution totaled $25 thousand, $25 thousand and $26 thousand for the years ended December 31, 2004, 2003 and 2002, respectively.

18.	Related Party Transactions

Guaranty—Chief Executive Officer

Pursuant to a continuing guaranty agreement dated June 16, 2001 with Nexstar’s primary lender, Nexstar had guaranteed a $3.0 million non-revolving line of credit to its President and Chief Executive Officer to enable him, among other uses, to purchase equity interests of Nexstar. In December 2003, Nexstar paid compensation to the officer in the amount of $4.1 million, including related taxes, and the officer repaid the loan in full and the guaranty was terminated.

Transactions with ABRY

Quorum paid ABRY a management fee for financial and other advisory services. Management fees paid to ABRY approximated $0.3 million for the years ended December 31, 2003 and 2002, and are included in selling, general and administrative expenses in the Company’s consolidated statement of operations. Certain accrued management fees were settled by issuance of 80,230 shares of Nexstar’s Class B common stock and the management agreements were terminated upon completion of the Quorum acquisition on December 30, 2003.

Other Transactions

For the year ended December 31, 2003, Nexstar recorded $7.8 million of severance related costs associated with payment to the former President and Chief Executive Officer of Quorum, as part of merger related expenses. The payment, which was made in 2004, was included in accrued expenses as of December 31, 2003.

VHR paid compensation to the former principal stockholder and officer of VHR of $0.1 million and $0.2 million for the years ended December 31, 2003 and 2002, respectively, which is included in selling, general and administrative expenses.

On January 2, 2002, Quorum entered into a software sublicense agreement with VHR-ABS, LLC, an entity affiliated with the former principal stockholder and officer of VHR. Quorum was required to make payments of $60 thousand a year for use of the software. The partnership interest was purchased for $0.3 million on December 30, 2003 and the agreement was terminated.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to a management services agreement, Mission paid compensation to the principal stockholder of Mission, in the amount of $0.3 million, $0.2 million, and $0.2 million for the years ended December 31, 2004, 2003, and 2002, respectively, which is included in selling, general and administrative expenses.

19.	Unaudited Quarterly Data

	Quarter Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(in thousands, except per share amounts)
Net revenue	$54,236	$61,157	$59,884	$70,463
Income from operations	2,659	11,693	8,760	14,592
Net income (loss) attributable to common shareholders	(16,714)	1,175	(5,702)	741
Basic and diluted loss per share:
Net income (loss) attributable to common shareholders	$(0.59)	$0.04	$(0.20)	$0.03
Basic and diluted weighted average shares outstanding	28,363	28,363	28,363	28,363

	Quarter Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
	(in thousands, except per share amounts)
Net revenue	$47,254	$55,185	$52,869	$59,024
Income (loss) from operations	576	7,259	1,350	(13,149)
Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(17,077)	(9,277)	(12,430)	(24,903)
Cumulative effect of change in accounting principle, net of tax	—	—	(8,898)	—
Net loss attributable to common shareholders	(26,538)	(15,030)	(21,170)	(24,380)
Basic and diluted loss per share:
Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(1.27)	(0.64)	(0.81)	(1.31)
Cumulative effect of change in accounting principle, net of tax	—	—	(0.58)	—
Net loss attributable to common shareholders	$(1.97)	$(1.04)	$(1.38)	$(1.29)
Basic and diluted weighted average shares outstanding	13,479	14,446	15,352	18,971

20.	Valuation and Qualifying Accounts

Allowance for Doubtful Accounts Rollforward

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Increase Due to Acquisitions	Deductions(1)	Balance at End of Period
			(in thousands)
Year ended December 31, 2002—Allowance for doubtful accounts	$1,090	$1,267	$—	$(1,422)	$935
Year ended December 31, 2003—Allowance for doubtful accounts	935	1,273	241	(1,355)	1,094
Year ended December 31, 2004—Allowance for doubtful accounts	1,094	1,751	—	(1,726)	1,119

(1)	Uncollectible accounts written off, net of recoveries.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Subsequent Events

Subsequent Acquisitions

As discussed in Note 3, Mission consummated the acquisition of WTVO, the ABC affiliate in Rockford, Illinois on January 4, 2005 and Nexstar consummated the acquisition of KFTA/KNWA, the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas on January 7, 2005.

Call for Redemption of 12% Notes

On March 14, 2005, Nexstar Broadcasting entered into a binding commitment with a syndicate of commercial banks to fund the redemption of $160.0 million in aggregate principal amount of 12% Notes and refinance its bank credit facility. On March 2, 2005, Nexstar Broadcasting called for redemption of all the outstanding 12% Notes that were due to mature on April 1, 2008, at a price of $1,060 per $1,000 principal amount. The aggregate redemption payment of $169.6 million plus accrued interest will be made on April 1, 2005. The redemption amount includes a $9.6 million call premium related to the retirement of the notes. The redemption of the 12% Notes is expected to result in the recognition of a loss in the second quarter of 2005 consisting of $9.6 million in call premium and the write-off of approximately $4.7 million of previously capitalized debt financing costs and $3.4 million of unamortized discount on the notes. In conjunction with the redemption, Nexstar expects to record a gain during the second quarter of 2005 of approximately $2.3 million from the recognition of a SFAS No. 133 hedge accounting adjustment.

Refinancing of Nexstar and Mission Credit Facilities

In connection with the refinancing of the Nexstar Credit Facility, Nexstar Broadcasting will enter into a new senior secured credit facility agreement which will replace Nexstar’s previous bank credit facility agreement. Nexstar’s new credit facility will consist of a $182.3 million term loan and a $50.0 million revolving loan. All borrowings outstanding under this new credit facility are due to mature in 2012. Financial covenants under the new credit facility agreement will include a maximum total combined leverage ratio of Nexstar Broadcasting and Mission of 7.50 times the last twelve months operating cash flow (as defined in the credit agreement) through June 30, 2006 and a maximum combined senior leverage ratio of Nexstar Broadcasting and Mission of 5.25 times the last twelve months operating cash flow through June 30, 2006. Covenants will also include a minimum combined interest coverage ratio of 1.50 to 1.00 through December 30, 2008 and a fixed charge coverage ratio of 1.15 to 1.00.

In conjunction with the refinancing discussed above, Mission will also enter into a new senior secured credit facility agreement which will replace its previous bank credit facility agreement. Mission’s new credit facility will consist of a $172.7 million term loan and a $50.0 million revolving loan. Terms of the new Mission credit facility, including debt covenants and maturity, will be the same as the terms of the new Nexstar credit facility described above.

Cable Television Retransmission

On December 31, 2004, retransmission consent agreements expired for Nexstar’s television stations KLST (San Angelo), KTAL (Texarkana-Shreveport) and KSNF (Joplin), and for Mission’s television stations KRBC (Abilene) and KODE (Joplin). Also, on February 1, 2005, Nexstar’s retransmission consent agreement expired for its television station KTAL. As a result, two of the cable television system operators (the “Cable Operators”) in these markets are no longer permitted by law to carry these stations’ signals.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nexstar and Mission have requested that the Cable Operators pay a cash per subscriber fee in exchange for the Cable Operators’ rights to carry the stations’ signals under new agreements. The Cable Operators have informed Nexstar and Mission that they will not pay any cash fees for the carriage of the stations on their systems. On January 19, 2005, one of the Cable Operators submitted a Complaint for Enforcement to the FCC requesting that the FCC instruct Nexstar and Mission to negotiate in good faith for retransmission consent agreements for KLST and KRBC. On February 8, 2005, Nexstar and Mission submitted their joint response to the complaint. On February 24, 2005, one of the Cable Operators filed a response to the filing made by Nexstar and Mission. This matter remains pending before the FCC. If Nexstar and Mission do not reach new agreements with the Cable Operators, the stations in the affected markets could lose audience share which may impact the stations’ revenue. The Company is currently unable to determine the ultimate outcome of these matters, but does not believe they will have a material effect on the Company’s financial condition or results of operations.

$75,000,000

NEXSTAR BROADCASTING, INC.

Exchange Offer for

7% Senior Subordinated Notes due 2014

PROSPECTUS

                    , 2005

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until , 2005, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

General Corporation Law

(a) Nexstar Broadcasting, Inc.

Article 8 of the Certificate of Incorporation of Nexstar Broadcasting, Inc. (“Nexstar”) provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he (or person of whom he is the legal representative), is or was a director or officer of Nexstar as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by Nexstar to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware against all expense, liability and loss and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators. The by-laws of Nexstar do not provide for any indemnification provisions.

Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify director, officers, employees or agents against expenses, judgments an fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation.

(b) Nexstar Broadcasting Group, Inc.

Article 5 of the Certificate of Incorporation of Nexstar Broadcasting Group, Inc. provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he (or person of whom he is the legal representative), is or was a director or officer of Nexstar Broadcasting Group, Inc. as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by Nexstar Broadcasting Group, Inc. to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware against all expense, liability and loss and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators. The by-laws of Nexstar do not provide for any indemnification provisions.

Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify director, officers, employees or agents against expenses, judgments an fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation.

(c) Mission Broadcasting, Inc.

Article 9 of the Certificate of Incorporation of Mission Broadcasting, Inc. (“Mission”) provides that a director of Mission shall not be liable to Mission or its stockholders for monetary damages for a breach of fiduciary duty as a director, and shall be indemnified to the fullest extent permitted by the Delaware General Corporation law of the State of Delaware.

Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify director, officers, employees or agents against expenses, judgments an fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation.

Item 21. Exhibits and Financial Statement Schedules.

1. Exhibits.

Exhibit No.	Exhibit Index
3.1	Certificate of Formation of Nexstar Finance, L.L.C. (Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

3.2	Limited Liability Company Agreement of Nexstar Finance, L.L.C. (Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

3.3	Articles of Incorporation of Nexstar Finance, Inc. (Incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

3.4	By-laws of Nexstar Finance, Inc. (Incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

4.1	Indenture, among Nexstar Finance, L.L.C., Nexstar Finance, Inc., the guarantors party thereto and The Bank of New York, as successor to United States Trust Company of New York, dated as of March 16, 2001. (Incorporated by reference to exhibit 4.1 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

4.2	Registration Rights Agreement, by and among Nexstar Finance, L.L.C., Nexstar Finance, Inc., the guarantors party thereto, Banc of America Securities LLC, Barclays Capital, Inc., CIBC World Markets Corp. and First Union Securities, Inc., dated as of March 16, 2001. (Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

4.3	Indenture, among Nexstar Broadcasting, Inc., the guarantors defined therein and The Bank of New York, dated as of December 30, 2003 (Incorporated by reference to Exhibit 10.91 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

4.4	Registration Rights Agreement, by and among Nexstar Broadcasting, Inc. (f/k/a Nexstar Finance, Inc., Mission Broadcasting, Inc., Banc of America Securities LLC, Bear, Stearns & Co., Inc. and RBC Dominion Securities Corporation, dated as of December 30, 2003 (Incorporated by reference to Exhibit 10.92 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

4.5	Form of Note*

Exhibit No.	Exhibit Index

4.6	Supplemental Indenture, dated as of April 1, 2005, among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., Mission Broadcasting, Inc., and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.).

4.7	Registration Rights Agreement, dated April 1, 2005, by and among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., Mission Broadcasting, Inc., Banc of America Securities LLC, UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

5.1	Opinion of Kirkland & Ellis LLP*

10.1	Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Nexstar Broadcasting Group, L.L.C. and The Bank of New York, as successor to United States Trust Company of New York, dated as of May 17, 2001. (Incorporated by reference to exhibit 4.1 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.2	Supplemental Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Nexstar Finance Holdings II, L.L.C. and The Bank of New York, dated August 6, 2001. (Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.3	Unit Agreement, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Nexstar Equity Corp., Nexstar Broadcasting Group, L.L.C. and The Bank of New York, as successor to United States Trust Company of New York, dated as of May 17, 2001. (Incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.4	First Amendment to Amended and Restated Credit Agreement and Limited Consent dated as of November 14, 2001, among Nexstar Finance, L.L.C., Bank of America, N.A. and the other parties signatory thereto. (Incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.5	Amended and Restated Credit Agreement, dated as of June 14, 2001, by and among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C. and certain of its Subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A., Barclays Bank PLC and First Union National Bank. (Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.6	First Amendment to Credit Agreement and Limited Consent, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the Parent Guarantors named therein, the several Banks named therein and Bank of America, N.A., dated as of May 17, 2001. (Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.7	Credit Agreement, by and among Nexstar Finance, L.L.C., the parent guarantors party thereto, Banc of America, N.A., CIBC Inc., Firstar Bank, N.A., Barclays Bank PLC and First Union National Bank, dated as of January 12, 2001. (Incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.8	Third Amendment to Credit Agreement, Limited Consent and Assumption Agreement Consent, dated as of November 14, 2001, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc. and Mission Broadcasting of Joplin, Inc., Bank of America, N.A. and the other parties signatories thereto. (Incorporated by reference to Exhibit 10.8 to Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

Exhibit No.	Exhibit Index

10.9	Credit Agreement, by and among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Bank of America, N.A., Barclays Bank PLC and First Union National Bank, dated as of January 12, 2001. (Incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.10	Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Broadcasting Group, L.L.C. and Nexstar Finance Holdings, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.11	Guaranty Agreement, dated as of January 12, 2001, executed by the direct subsidiaries of Nexstar Broadcasting Group, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.12	Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Finance Holdings, Inc. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.13	Guaranty Agreement, dated as of January 12, 2001, executed by the subsidiary guarantors defined therein in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.14	Guaranty Agreement, dated as of January 12, 2001, executed by Bastet Broadcasting, Inc. and Mission Broadcasting of Wichita Falls, Inc. (Incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.15	Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.16	Pledge and Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.10 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.17	Executive Employment Agreement, dated as of January 5, 1998, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc., as amended on January 5, 1999. (Incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.18	Amendment to Employment Agreement, dated as of May 10, 2001, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.19	Executive Employment Agreement, dated as of January 5, 1998, by and between Duane Lammers and Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit No.	Exhibit Index

10.20	Addendum to Employment Agreement, dated February 9, 2001, by and between Duane Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.14 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.21	Executive Subscription Agreement, dated as of December 31, 1999, by and between Duane Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.15 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.22	Executive Employment Agreement, dated as of January 5, 1998, by and between Shirley Green and Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to Exhibit 10.16 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.23	Second Addendum to Employment Agreement, dated as of February 6, 2002, by and between Shirley Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.20 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.24	Executive Subscription Agreement, dated as of December 31, 1999, by and between Shirley Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.17 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.25	Executive Employment Agreement, dated as of December 31, 1999, by and between Susana G. Willingham and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.18 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.26	Executive Employment Agreement, dated as of December 31, 1999, by and between Richard Stolpe and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.19 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.27	Purchase and Sale Agreement, dated as of December 31, 2001, by and among Mission Broadcasting of Joplin, Inc., GOCOM Broadcasting of Joplin, LLC and GOCOM of Joplin License Sub, LLC. (Incorporated by reference to Exhibit 10.24 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.28	Time Brokerage Agreement, dated as of December 31, 2001, by and between GOCOM of Joplin License Sub, LLC and Mission Broadcasting of Joplin, Inc. (Incorporated by reference to Exhibit 10.25 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.29	Outsourcing Agreement, dated as of December 1, 2001, by and among WYZZ, Inc., WYZZ License, Inc., and Nexstar Broadcasting of Peoria, L.L.C. (Incorporated by reference to Exhibit 10.26 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.30	Second Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5, 2002, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the Parent Guarantors named therein, the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

Exhibit No.	Exhibit Index

10.31	Fourth Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5, 2002, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Joplin, Inc., the several banks named therein and Bank of America, N. A. (Incorporated by reference to Exhibit 10.10 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.32	Fifth Amendment to Credit Agreement and Limited Consent, dated as of September 30, 2002, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Joplin, Inc., the several banks named therein and Bank of America, N. A. (Incorporated by reference to Exhibit 10.37 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.33	Third Amendment to Individual Loan Agreement by and between Perry A. Sook and Bank of America, N.A. (Incorporated by reference to Exhibit 10.37 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.34	Form of Limited Guaranty (Incorporated by reference to Exhibit 10.38 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.35	Securities Purchase Agreement between Nexstar Broadcasting Group, L.L.C., as Issuer, and Banc America Capital Investors I, L.P., as purchaser, dated as of August 7, 2001. (Incorporated by reference to Exhibit 10.37 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.36	Option Agreement, dated as of June 1, 1999, among Mission Broadcasting of Wichita Falls, Inc., David Smith and Nexstar Broadcasting of Wichita Falls, L.P. (Incorporated by reference to Exhibit 10.42 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.37	Shared Services Agreement, dated as of June 1, 1999, among Mission Broadcasting of Wichita Falls, Inc., David Smith and Nexstar Broadcasting of Wichita Falls, L.P. (Incorporated by reference to Exhibit 10.43 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.38	Agreement of the Sale of Commercial Time dated as of June 1, 1999, among Mission Broadcasting of Wichita Falls, Inc., David Smith and Nexstar Broadcasting of Wichita Falls, L.P. (Incorporated by reference to Exhibit 10.44 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.39	Option Agreement, dated as of May 19, 1998, among Bastet Broadcasting, Inc., David Smith and Nexstar Broadcasting of Northeastern Pennsylvania, L.P. (Incorporated by reference to Exhibit 10.45 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.40	Shared Services Agreement, dated as of January 5, 1998, between Nexstar Broadcasting Group, L.P. and Bastet Broadcasting, Inc. (Incorporated by reference to Exhibit 10.46 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.41	Option Agreement, dated as of November 30, 1998, among Bastet Broadcasting, Inc., David Smith and Nexstar Broadcasting Group, L.L.C. (Incorporated by reference to Exhibit 10.47 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.42	Time Brokerage Agreement, dated as of April 1, 1996, by and between SJL Communications, L.P. and NV Acquisitions Co. (Incorporated by reference to Exhibit 10.48 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

Exhibit No.	Exhibit Index

10.43	Amendment, dated as of July 31, 1998, to Time Brokerage Agreement dated as of April 1, 1996, between SJL Communications, L.P. and NV Acquisitions Co. (Incorporated by reference to Exhibit 10.49 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.44	Option Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin, Inc. and Nexstar Broadcasting of Joplin, L.L.C. (Incorporated by reference to Exhibit 10.50 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.45	Shared Services Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin, Inc. and Nexstar Broadcasting of Joplin, L.L.C. (Incorporated by reference to Exhibit 10.51 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.46	Addendum to Employment Agreement, dated as of August 14, 2002, by and between Duane Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.52 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.47	Amendment to Option Agreements, dated as of October 18, 2002, among Mission Broadcasting, Inc., David Smith, Nexstar Broadcasting of Northeastern Pennsylvania, L.L.C., Nexstar Broadcasting Group, L.L.C., Nexstar Broadcasting of Wichita Falls, L.L.C., and Nexstar Broadcasting of Joplin, L.L.C. (Incorporated by reference to Exhibit 10.54 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.48	Modifications to Employment Agreement, dated as of September 26, 2002, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.55 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.49	Asset Purchase Agreement, dated as of December 13, 2002, by and among LIN Television Corporation, TVL Broadcasting of Abilene, Inc., Abilene Broadcasting, L.L.C. and Mission Broadcasting, Inc. (Incorporated by reference to Exhibit 10.47 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.50	Local Marketing Agreement, dated as of December 13, 2002, by and among LIN Television Corporation, TVL Broadcasting of Abilene, Inc., Abilene Broadcasting, L.L.C. and Mission Broadcasting, Inc. (Incorporated by reference to Exhibit 10.48 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.51	Stock Purchase Agreement, dated as of December 30, 2002, by and among Nexstar Broadcasting Group, L.L.C., Nexstar Broadcasting of Little Rock, L.L.C., Nexstar Broadcasting of Dothan, L.L.C., Morris Network, Inc., United Broadcasting Corporation, KARK-TV, Inc. and Morris Network of Alabama, Inc. (Incorporated by reference to Exhibit 10.49 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.52	Time Brokerage Agreement, dated as of December 30, 2002, by and between KARK-TV, Inc. and Nexstar Broadcasting of Little Rock, L.L.C. (Incorporated by reference to Exhibit 10.50 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.53	Time Brokerage Agreement, dated as of December 30, 2002, by and between Morris Network of Alabama, Inc. and Nexstar Broadcasting of Dothan, L.L.C. (Incorporated by reference to Exhibit 10.51 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit No.	Exhibit Index

10.54	Second Amended and Restated Credit Agreement, dated as of February 13, 2003, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C. and certain of its subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending, Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.52 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.55	Amended and Restated Credit Agreement, dated as of February 13, 2003, among Mission Broadcasting, Inc., the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending, Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.53 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.56	Shared Services Agreement, dated as of June 13, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of Abilene, L.L.C. (Incorporated by reference to Exhibit 10.63 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.57	Option Agreement, dated as of June 13, 2003, among Mission Broadcasting, Inc., David Smith and Nexstar Broadcasting of Abilene, L.L.C. (Incorporated by reference to Exhibit 10.64 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.58	Shared Services Agreement, dated as of May 9, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.59	Agreement for the Sale of Commercial Time, dated as of May 9, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.60	Option Agreement, dated as of May 9, 2003, among Mission Broadcasting, Inc., David Smith and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.61	Executive Employment Agreement, dated as of September 11, 2000, by and between Timothy Busch and Nexstar Broadcasting of Rochester, L.L.C. (Incorporated by reference to Exhibit 10.68 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.62	Addendum to Employment Agreement, dated as of August 14, 2002, by and between Timothy Busch and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.69 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.63	Executive Employment Agreement, dated as of May 1, 2003, by and between Brian Jones and Nexstar Broadcasting Group, L.L.C. (Incorporated by reference to Exhibit 10.70 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.64	Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Mission Broadcasting, Inc. and The Bank of New York, dated as of March 27, 2003. (Incorporated by reference to Exhibit 4.4 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

Exhibit No.	Exhibit Index

10.65	Registration Rights Agreement, by and among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc., dated as of March 27, 2003. (Incorporated by reference to Exhibit 4.2 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.66	Reorganization Agreement, dated as of September 12, 2003, between Nexstar Broadcasting Group, L.L.C. and Quorum Broadcast Holdings, LLC (Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance Inc.)

10.67	Addendum to Employment Agreement, dated as of May 20, 2003, by and between Duane A. Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.74 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.68	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Duane A. Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.75 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.69	Addendum to Employment Agreement, dated as of May 12, 2003, by and between Timothy C. Busch and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.76 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.70	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Timothy C. Busch and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.77 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.71	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Brian Jones and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.78 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.72	Limited Consent and Limited Waiver to Credit Agreement, dated as of September 5, 2003, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the other Parent Guarantors parties thereto, the several Banks parties thereto and Bank of America, N.A. (Incorporated by reference to Exhibit 10.79 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.73	Limited Consent and Limited Waiver to Credit Agreement, dated as of September 5, 2003, and Mission Broadcasting, Inc., the several Banks parties thereto and Bank of America, N.A. (Incorporated by reference to Exhibit 10.80 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.74	Limited Consent, Waiver and Seventh Amendment to Credit Agreement, dated as of September 5, 2003, among Quorum Broadcasting Company, Inc., Quorum Broadcasting Company, LLC, VHR Broadcasting, Inc., Mission Broadcasting of Amarillo, Inc., Quorum Broadcast Holdings, LLC, Quorum Broadcast Holdings, Inc., the Lenders parties thereto and Bank of America, N.A. (Incorporated by reference to Exhibit 10.81 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.75	Employment Agreement, dated as of September 1, 2003, by and between G. Robert Thompson and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.82 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.76	Amendment No. 1 to the Reorganization Agreement, dated as of November 3, 2003, by and between Nexstar Broadcasting Group, L.L.C. and Quorum Broadcast Holdings, LLC. (Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit No.	Exhibit Index

10.77	Purchase and Sale Agreement, dated as of October 13, 2003, by and between Nexstar Finance, L.L.C. and J.D.G. Television, Inc. (Incorporated by reference to Exhibit 10.77 to Quarterly Report on Form 10-Q (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.78	Time Brokerage Agreement, dated as of October 13, 2003, by and between Nexstar Finance, L.L.C. and J.D.G. Television, Inc. (Incorporated by reference to Exhibit 10.78 to Quarterly Report on Form 10-Q (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.79	Addendum to Employment Agreement, dated as of August 25, 2003, by and between Susana Willingham and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.79 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.80	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Richard Stolpe and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.80 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.81	Addendum to Employment Agreement, dated as of August 25, 2003, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.81 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.82	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Shirley Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.82 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.83	Assignment and Assumption Agreement, dated as of August 6, 2001, by Nexstar Finance Holdings II, L.L.C. and Nexstar Finance Holdings, L.L.C. (Incorporated by reference to Exhibit 10.83 to Registration Statement on Form S-4 (File No. 333-68694) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.84	Third Amended and Restated Credit Agreement, dated as of December 30, 2003, among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc. and certain of its subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending, Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.85 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.85	Second Amended and Restated Credit Agreement, dated as of December 30, 2003, among Mission Broadcasting, Inc., the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending, Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.86 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.86	First Restated Security Agreement, dated as of December 30, 2003 by Nexstar Broadcasting Group, Inc., Nexstar Finance Holdings, Inc. and Nexstar Broadcasting, Inc. in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.87 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.87	First Restated Pledge and Security Agreement, dated as of December 30, 2003, by Nexstar Broadcasting Group, Inc., Nexstar Finance Holdings, Inc. and Nexstar Broadcasting, Inc. in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.88 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

Exhibit No.	Exhibit Index

10.88	First Restated Guaranty, dated as of December 30, 2003, executed by Nexstar Broadcasting Group, Inc. and Nexstar Finance Holdings, Inc. for Nexstar Broadcasting, Inc.’s Guaranteed Obligations in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.89 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.89	First Restated Guaranty, dated as of December 30, 2003, executed by Nexstar Broadcasting Group, Inc., Nexstar Finance Holdings, Inc. and Nexstar Broadcasting, Inc. for Mission Broadcasting, Inc.’s Guaranteed Obligations in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.90 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.90	Employment Agreement, dated as of January 15, 2003, by and between Paul Greeley and Nexstar Broadcasting, Inc. (Incorporated by reference to Exhibit 10.93 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.91	Amendment to Agreement for Sale of Commercial Time, dated December 30, 2003, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KAMC-KLBK) (Incorporated by reference to Exhibit 10.91 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.92	Amendment to Shared Services Agreement, dated December 30, 2003, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KAMC-KLBK). (Incorporated by reference to Exhibit 10.92 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.93	Amendment to Agreement for Sale of Commercial Time, dated December 30, 2003, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KOLR-KDEB) (Incorporated by reference to Exhibit 10.93 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.94	Amendment to Shared Services Agreement, dated December 30, 2003, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KOLR-KDEB) (Incorporated by reference to Exhibit 10.94 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.95	Amendment to Agreement for Sale of Commercial Time, dated January 1, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KCIT-KAMR) (Incorporated by reference to Exhibit 10.95 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.96	Amendment to Shared Services Agreement, dated January 1, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KCIT-KAMR) (Incorporated by reference to Exhibit 10.96 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.97	Amendment to Agreement for Sale of Commercial Time, dated January 13, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (WBAK-WTWO) (Incorporated by reference to Exhibit 10.97 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.98	Amendment to Shared Services Agreement, dated January 13, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (WBAK-WTWO) (Incorporated by reference to Exhibit 10.98 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

Exhibit No.	Exhibit Index

10.99	Agreement for Sale of Commercial Time, dated April 1, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (WUTR-WFXV) (Incorporated by reference to Exhibit 10.99 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.100	Shared Services Agreement, dated April 1, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (WUTR-WFXV) (Incorporated by reference to Exhibit 10.100 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.101	Amendment to Agreement for Sale of Commercial Time, dated January 1, 2004, by and between Nexstar Broadcasting, Inc. (as successor to Nexstar Broadcasting of Wichita Falls, L.P.) and Mission Broadcasting, Inc. (f/k/a Mission Broadcasting of Wichita Falls, Inc.) (KJBO-KFDX) (Incorporated by reference to Exhibit 10.101 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.102	Amendment to Shared Services Agreement, dated January 1, 2004, by and between Nexstar Broadcasting, Inc (as successor to Nexstar Broadcasting of Wichita Falls, L.P.) and Mission Broadcasting, Inc. (f/k/a Mission Broadcasting of Wichita Falls, Inc.) (KJBO-KFDX) (Incorporated by reference to Exhibit 10.102 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.103	Purchase Agreement, dated May 21, 2004, by and between Nexstar Broadcasting, Inc. and Jewell Television Corporation (Incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the period ended June 30, 2004 (File No. 333-62916-01) filed by Nexstar Broadcasting, Inc.)

10.104	Time Brokerage Agreement, dated May 21, 2004, by and between Nexstar Broadcasting, Inc. and Jewell Television Corporation (Incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended June 30, 2004 (File No. 333-62916-01) filed by Nexstar Broadcasting, Inc.)

10.105	Consent and Second Amendment to the Nexstar Credit Agreement (Incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on August 19, 2004).

10.106	Consent and First Amendment to the Mission Credit Agreement (Incorporated by reference to Exhibit 99.2 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on August 19, 2004).

10.107	Guarantee issued by Nexstar Broadcasting Group, Inc. with respect to 7% Senior Subordinated Notes due 2014 (Incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on October 1, 2004).

10.108	Guarantee issued by Nexstar Broadcasting Group, Inc. with respect to 12% Senior Subordinated Notes due 2008 (Incorporated by reference to Exhibit 99.2 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on October 1, 2004).

10.109	Guarantee issued by Nexstar Broadcasting Group, Inc. with respect to 11.375% Senior Subordinated Notes due 2013. (Incorporated by reference to Exhibit 99.3 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on October 1, 2004).

10.110	Fourth Amended and Restated Credit Agreement, dated as of April 1, 2005, among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., certain of its subsidiaries from time to time parties to the Credit Agreement, the several banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., as the Administrative Agent for the Lenders, and UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting, Inc. on April 6, 2005).

Exhibit No.	Exhibit Index

10.111	First Amendment and Confirmation (Guarantee Agreement), dated as of April 1, 2003 by and among Nexstar Broadcasting Group, Inc. and Nexstar Finance Holdings, Inc. as Guarantors and Bank of America, N.A. as Collateral Agent, on behalf of the Majority Lenders (as defined therein) (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on April 6, 2005).

10.112	Nexstar First Amendment and Confirmation Agreement to Nexstar Guaranty of Mission Obligations, dated April 1, 2005, by and among Nexstar Broadcasting Group, Inc., Nexstar Finance Holdings, Inc. and Nexstar Broadcasting, Inc. (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on April 6, 2005).

10.113	Guarantee, dated as of April 1, 2005, of Nexstar Broadcasting Group, Inc. executed pursuant to the Indenture dated as of December 30, 2003, among Nexstar Broadcasting, Inc., Mission Broadcasting, Inc. and The Bank of New York, as Trustee, as amended and supplemented by the Supplemental Indenture (as defined therein) (Incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on April 6, 2005).

10.114	Third Amended and Restated Credit Agreement, dated as of April 1, 2005, among Mission Broadcasting, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., as the Administrative Agent for the Lenders, and UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith incorporated, as Co-Syndication Agents (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 333-62916-02) filed by Mission Broadcasting, Inc. on April 7. 2005).

10.115	First Amendment and Confirmation Agreement to Mission Guarantee of Nexstar Obligations, dated as of April 1, 2005, by and among Mission Broadcasting, Inc. as Guarantor and Bank of America, N.A. as Collateral Agent, on behalf of the Majority Lenders (as defined therein) (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K (File No. 333-62916-02) filed by Mission Broadcasting, Inc. on April 7. 2005).

10.116	Confirmation Agreement for the Smith Pledge Agreement, dated as of April 1, 2005, by David S. Smith and Bank of America, N.A. as Collateral Agent (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K (File No. 333-62916-02) filed by Mission Broadcasting, Inc. on April 7. 2005).

12.1	Statement regarding computation of ratio of earnings to fixed charges.*

21.1	Subsidiaries of Registrant.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page to the Form S-4 filed herewith)*

25.1	Statement of Eligibility of Trustee on Form T-1.*

99.1	Letter of Instructions to Broker or Bank*

*	Filed herewith

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake:

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nexstar Broadcasting, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on June 16, 2005.

NEXSTAR BROADCASTING, INC.

By:	/s/ PERRY A. SOOK
Name: Perry A. Sook
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Perry A. Sook and G. Robert Thompson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Dates

/s/ PERRY A. SOOK Perry A. Sook	President, Director and Chief Executive Officer (principal executive officer)	June 16, 2005

/s/ G. ROBERT THOMPSON G. Robert Thompson	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	June 16, 2005

/s/ BLAKE R. BATTAGLIA Blake R. Battaglia	Director	June 16, 2005

/s/ ERIK BROOKS Erik Brooks	Director	June 16, 2005

/s/ JAY M. GROSSMAN Jay M. Grossman	Director	June 16, 2005

/s/ BRENT STONE Brent Stone	Director	June 16, 2005

/s/ ROYCE YUDKOFF Royce Yudkoff	Director	June 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nexstar Broadcasting Group, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on June 16, 2005.

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ PERRY A. SOOK
Name: Perry A. Sook Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Perry A. Sook and G. Robert Thompson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Dates

/s/ PERRY A. SOOK Perry A. Sook	President, Director and Chief Executive Officer (principal executive officer)	June 16, 2005

/s/ G. ROBERT THOMPSON G. Robert Thompson	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	June 16, 2005

/s/ BLAKE R. BATTAGLIA Blake R. Battaglia	Director	June 16, 2005

/s/ ERIK BROOKS Erik Brooks	Director	June 16, 2005

/s/ JAY M. GROSSMAN Jay M. Grossman	Director	June 16, 2005

Signatures	Title	Dates

/s/ BRENT STONE Brent Stone	Director	June 16, 2005

/s/ ROYCE YUDKOFF Royce Yudkoff	Director	June 16, 2005

/s/ GEOFF ARMSTRONG Geoff Armstrong	Director	June 16, 2005

/s/ MICHAEL DONOVAN Michael Donovan	Director	June 16, 2005

/s/ I. MARTIN POMPADUR I. Martin Pompadur	Director	June 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly cause this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wadsworth in the State of Ohio on June 16, 2005.

MISSION BROADCASTING, INC.

By:	/s/ DAVID S. SMITH
Name: David S. Smith Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nancie Smith, with fully power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Mission Broadcasting, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this June 16, 2005.

By:	/s/ DAVID S. SMITH
Name: David S. Smith
Title: President and Sole Director (Principal Executive Financial and Accounting Officer)

Exhibit No.	Exhibit Index
3.1	Certificate of Formation of Nexstar Finance, L.L.C. (Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

3.2	Limited Liability Company Agreement of Nexstar Finance, L.L.C. (Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

3.3	Articles of Incorporation of Nexstar Finance, Inc. (Incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

3.4	By-laws of Nexstar Finance, Inc. (Incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

4.1	Indenture, among Nexstar Finance, L.L.C., Nexstar Finance, Inc., the guarantors party thereto and The Bank of New York, as successor to United States Trust Company of New York, dated as of March 16, 2001. (Incorporated by reference to exhibit 4.1 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

4.2	Registration Rights Agreement, by and among Nexstar Finance, L.L.C., Nexstar Finance, Inc., the guarantors party thereto, Banc of America Securities LLC, Barclays Capital, Inc., CIBC World Markets Corp. and First Union Securities, Inc., dated as of March 16, 2001. (Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

4.3	Indenture, among Nexstar Broadcasting, Inc., the guarantors defined therein and The Bank of New York, dated as of December 30, 2003 (Incorporated by reference to Exhibit 10.91 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

4.4	Registration Rights Agreement, by and among Nexstar Broadcasting, Inc. (f/k/a Nexstar Finance, Inc., Mission Broadcasting, Inc., Banc of America Securities LLC, Bear, Stearns & Co., Inc. and RBC Dominion Securities Corporation, dated as of December 30, 2003 (Incorporated by reference to Exhibit 10.92 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

4.5	Form of Note*

4.6	Supplemental Indenture, dated as of April 1, 2005, among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., Mission Broadcasting, Inc., and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.).

4.7	Registration Rights Agreement, dated April 1, 2005, by and among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., Mission Broadcasting, Inc., Banc of America Securities LLC, UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

5.1	Opinion of Kirkland & Ellis LLP*

10.1	Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Nexstar Broadcasting Group, L.L.C. and The Bank of New York, as successor to United States Trust Company of New York, dated as of May 17, 2001. (Incorporated by reference to exhibit 4.1 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.2	Supplemental Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Nexstar Finance Holdings II, L.L.C. and The Bank of New York, dated August 6, 2001. (Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

Exhibit No.	Exhibit Index

10.3	Unit Agreement, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Nexstar Equity Corp., Nexstar Broadcasting Group, L.L.C. and The Bank of New York, as successor to United States Trust Company of New York, dated as of May 17, 2001. (Incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.4	First Amendment to Amended and Restated Credit Agreement and Limited Consent dated as of November 14, 2001, among Nexstar Finance, L.L.C., Bank of America, N.A. and the other parties signatory thereto. (Incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.5	Amended and Restated Credit Agreement, dated as of June 14, 2001, by and among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C. and certain of its Subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A., Barclays Bank PLC and First Union National Bank. (Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.6	First Amendment to Credit Agreement and Limited Consent, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the Parent Guarantors named therein, the several Banks named therein and Bank of America, N.A., dated as of May 17, 2001. (Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.7	Credit Agreement, by and among Nexstar Finance, L.L.C., the parent guarantors party thereto, Banc of America, N.A., CIBC Inc., Firstar Bank, N.A., Barclays Bank PLC and First Union National Bank, dated as of January 12, 2001. (Incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.8	Third Amendment to Credit Agreement, Limited Consent and Assumption Agreement Consent, dated as of November 14, 2001, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc. and Mission Broadcasting of Joplin, Inc., Bank of America, N.A. and the other parties signatories thereto. (Incorporated by reference to Exhibit 10.8 to Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.9	Credit Agreement, by and among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Bank of America, N.A., Barclays Bank PLC and First Union National Bank, dated as of January 12, 2001. (Incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.10	Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Broadcasting Group, L.L.C. and Nexstar Finance Holdings, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.11	Guaranty Agreement, dated as of January 12, 2001, executed by the direct subsidiaries of Nexstar Broadcasting Group, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.12	Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Finance Holdings, Inc. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit No.	Exhibit Index

10.13	Guaranty Agreement, dated as of January 12, 2001, executed by the subsidiary guarantors defined therein in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.14	Guaranty Agreement, dated as of January 12, 2001, executed by Bastet Broadcasting, Inc. and Mission Broadcasting of Wichita Falls, Inc. (Incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.15	Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.16	Pledge and Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.10 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.17	Executive Employment Agreement, dated as of January 5, 1998, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc., as amended on January 5, 1999. (Incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.18	Amendment to Employment Agreement, dated as of May 10, 2001, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.19	Executive Employment Agreement, dated as of January 5, 1998, by and between Duane Lammers and Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.20	Addendum to Employment Agreement, dated February 9, 2001, by and between Duane Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.14 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.21	Executive Subscription Agreement, dated as of December 31, 1999, by and between Duane Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.15 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.22	Executive Employment Agreement, dated as of January 5, 1998, by and between Shirley Green and Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to Exhibit 10.16 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.23	Second Addendum to Employment Agreement, dated as of February 6, 2002, by and between Shirley Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.20 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

Exhibit No.	Exhibit Index

10.24	Executive Subscription Agreement, dated as of December 31, 1999, by and between Shirley Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.17 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.25	Executive Employment Agreement, dated as of December 31, 1999, by and between Susana G. Willingham and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.18 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.26	Executive Employment Agreement, dated as of December 31, 1999, by and between Richard Stolpe and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.19 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.27	Purchase and Sale Agreement, dated as of December 31, 2001, by and among Mission Broadcasting of Joplin, Inc., GOCOM Broadcasting of Joplin, LLC and GOCOM of Joplin License Sub, LLC. (Incorporated by reference to Exhibit 10.24 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.28	Time Brokerage Agreement, dated as of December 31, 2001, by and between GOCOM of Joplin License Sub, LLC and Mission Broadcasting of Joplin, Inc. (Incorporated by reference to Exhibit 10.25 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.29	Outsourcing Agreement, dated as of December 1, 2001, by and among WYZZ, Inc., WYZZ License, Inc., and Nexstar Broadcasting of Peoria, L.L.C. (Incorporated by reference to Exhibit 10.26 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.30	Second Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5, 2002, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the Parent Guarantors named therein, the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.31	Fourth Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5, 2002, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Joplin, Inc., the several banks named therein and Bank of America, N. A. (Incorporated by reference to Exhibit 10.10 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.32	Fifth Amendment to Credit Agreement and Limited Consent, dated as of September 30, 2002, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Joplin, Inc., the several banks named therein and Bank of America, N. A. (Incorporated by reference to Exhibit 10.37 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.33	Third Amendment to Individual Loan Agreement by and between Perry A. Sook and Bank of America, N.A. (Incorporated by reference to Exhibit 10.37 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.34	Form of Limited Guaranty (Incorporated by reference to Exhibit 10.38 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

Exhibit No.	Exhibit Index

10.35	Securities Purchase Agreement between Nexstar Broadcasting Group, L.L.C., as Issuer, and Banc America Capital Investors I, L.P., as purchaser, dated as of August 7, 2001. (Incorporated by reference to Exhibit 10.37 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.36	Option Agreement, dated as of June 1, 1999, among Mission Broadcasting of Wichita Falls, Inc., David Smith and Nexstar Broadcasting of Wichita Falls, L.P. (Incorporated by reference to Exhibit 10.42 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.37	Shared Services Agreement, dated as of June 1, 1999, among Mission Broadcasting of Wichita Falls, Inc., David Smith and Nexstar Broadcasting of Wichita Falls, L.P. (Incorporated by reference to Exhibit 10.43 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.38	Agreement of the Sale of Commercial Time dated as of June 1, 1999, among Mission Broadcasting of Wichita Falls, Inc., David Smith and Nexstar Broadcasting of Wichita Falls, L.P. (Incorporated by reference to Exhibit 10.44 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.39	Option Agreement, dated as of May 19, 1998, among Bastet Broadcasting, Inc., David Smith and Nexstar Broadcasting of Northeastern Pennsylvania, L.P. (Incorporated by reference to Exhibit 10.45 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.40	Shared Services Agreement, dated as of January 5, 1998, between Nexstar Broadcasting Group, L.P. and Bastet Broadcasting, Inc. (Incorporated by reference to Exhibit 10.46 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.41	Option Agreement, dated as of November 30, 1998, among Bastet Broadcasting, Inc., David Smith and Nexstar Broadcasting Group, L.L.C. (Incorporated by reference to Exhibit 10.47 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.42	Time Brokerage Agreement, dated as of April 1, 1996, by and between SJL Communications, L.P. and NV Acquisitions Co. (Incorporated by reference to Exhibit 10.48 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.43	Amendment, dated as of July 31, 1998, to Time Brokerage Agreement dated as of April 1, 1996, between SJL Communications, L.P. and NV Acquisitions Co. (Incorporated by reference to Exhibit 10.49 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.44	Option Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin, Inc. and Nexstar Broadcasting of Joplin, L.L.C. (Incorporated by reference to Exhibit 10.50 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.45	Shared Services Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin, Inc. and Nexstar Broadcasting of Joplin, L.L.C. (Incorporated by reference to Exhibit 10.51 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.46	Addendum to Employment Agreement, dated as of August 14, 2002, by and between Duane Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.52 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

Exhibit No.	Exhibit Index

10.47	Amendment to Option Agreements, dated as of October 18, 2002, among Mission Broadcasting, Inc., David Smith, Nexstar Broadcasting of Northeastern Pennsylvania, L.L.C., Nexstar Broadcasting Group, L.L.C., Nexstar Broadcasting of Wichita Falls, L.L.C., and Nexstar Broadcasting of Joplin, L.L.C. (Incorporated by reference to Exhibit 10.54 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.48	Modifications to Employment Agreement, dated as of September 26, 2002, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.55 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.49	Asset Purchase Agreement, dated as of December 13, 2002, by and among LIN Television Corporation, TVL Broadcasting of Abilene, Inc., Abilene Broadcasting, L.L.C. and Mission Broadcasting, Inc. (Incorporated by reference to Exhibit 10.47 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.50	Local Marketing Agreement, dated as of December 13, 2002, by and among LIN Television Corporation, TVL Broadcasting of Abilene, Inc., Abilene Broadcasting, L.L.C. and Mission Broadcasting, Inc. (Incorporated by reference to Exhibit 10.48 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.51	Stock Purchase Agreement, dated as of December 30, 2002, by and among Nexstar Broadcasting Group, L.L.C., Nexstar Broadcasting of Little Rock, L.L.C., Nexstar Broadcasting of Dothan, L.L.C., Morris Network, Inc., United Broadcasting Corporation, KARK-TV, Inc. and Morris Network of Alabama, Inc. (Incorporated by reference to Exhibit 10.49 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.52	Time Brokerage Agreement, dated as of December 30, 2002, by and between KARK-TV, Inc. and Nexstar Broadcasting of Little Rock, L.L.C. (Incorporated by reference to Exhibit 10.50 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.53	Time Brokerage Agreement, dated as of December 30, 2002, by and between Morris Network of Alabama, Inc. and Nexstar Broadcasting of Dothan, L.L.C. (Incorporated by reference to Exhibit 10.51 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.54	Second Amended and Restated Credit Agreement, dated as of February 13, 2003, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C. and certain of its subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending, Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.52 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.55	Amended and Restated Credit Agreement, dated as of February 13, 2003, among Mission Broadcasting, Inc., the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending, Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.53 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit No.	Exhibit Index

10.56	Shared Services Agreement, dated as of June 13, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of Abilene, L.L.C. (Incorporated by reference to Exhibit 10.63 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.57	Option Agreement, dated as of June 13, 2003, among Mission Broadcasting, Inc., David Smith and Nexstar Broadcasting of Abilene, L.L.C. (Incorporated by reference to Exhibit 10.64 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.58	Shared Services Agreement, dated as of May 9, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.59	Agreement for the Sale of Commercial Time, dated as of May 9, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.60	Option Agreement, dated as of May 9, 2003, among Mission Broadcasting, Inc., David Smith and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.61	Executive Employment Agreement, dated as of September 11, 2000, by and between Timothy Busch and Nexstar Broadcasting of Rochester, L.L.C. (Incorporated by reference to Exhibit 10.68 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.62	Addendum to Employment Agreement, dated as of August 14, 2002, by and between Timothy Busch and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.69 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.63	Executive Employment Agreement, dated as of May 1, 2003, by and between Brian Jones and Nexstar Broadcasting Group, L.L.C. (Incorporated by reference to Exhibit 10.70 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.64	Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Mission Broadcasting, Inc. and The Bank of New York, dated as of March 27, 2003. (Incorporated by reference to Exhibit 4.4 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.65	Registration Rights Agreement, by and among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc., dated as of March 27, 2003. (Incorporated by reference to Exhibit 4.2 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.66	Reorganization Agreement, dated as of September 12, 2003, between Nexstar Broadcasting Group, L.L.C. and Quorum Broadcast Holdings, LLC (Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance Inc.)

10.67	Addendum to Employment Agreement, dated as of May 20, 2003, by and between Duane A. Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.74 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.68	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Duane A. Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.75 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

Exhibit No.	Exhibit Index

10.69	Addendum to Employment Agreement, dated as of May 12, 2003, by and between Timothy C. Busch and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.76 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.70	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Timothy C. Busch and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.77 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.71	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Brian Jones and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.78 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.72	Limited Consent and Limited Waiver to Credit Agreement, dated as of September 5, 2003, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the other Parent Guarantors parties thereto, the several Banks parties thereto and Bank of America, N.A. (Incorporated by reference to Exhibit 10.79 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.73	Limited Consent and Limited Waiver to Credit Agreement, dated as of September 5, 2003, and Mission Broadcasting, Inc., the several Banks parties thereto and Bank of America, N.A. (Incorporated by reference to Exhibit 10.80 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.74	Limited Consent, Waiver and Seventh Amendment to Credit Agreement, dated as of September 5, 2003, among Quorum Broadcasting Company, Inc., Quorum Broadcasting Company, LLC, VHR Broadcasting, Inc., Mission Broadcasting of Amarillo, Inc., Quorum Broadcast Holdings, LLC, Quorum Broadcast Holdings, Inc., the Lenders parties thereto and Bank of America, N.A. (Incorporated by reference to Exhibit 10.81 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.75	Employment Agreement, dated as of September 1, 2003, by and between G. Robert Thompson and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.82 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.76	Amendment No. 1 to the Reorganization Agreement, dated as of November 3, 2003, by and between Nexstar Broadcasting Group, L.L.C. and Quorum Broadcast Holdings, LLC. (Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.77	Purchase and Sale Agreement, dated as of October 13, 2003, by and between Nexstar Finance, L.L.C. and J.D.G. Television, Inc. (Incorporated by reference to Exhibit 10.77 to Quarterly Report on Form 10-Q (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.78	Time Brokerage Agreement, dated as of October 13, 2003, by and between Nexstar Finance, L.L.C. and J.D.G. Television, Inc. (Incorporated by reference to Exhibit 10.78 to Quarterly Report on Form 10-Q (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.79	Addendum to Employment Agreement, dated as of August 25, 2003, by and between Susana Willingham and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.79 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.80	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Richard Stolpe and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.80 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.81	Addendum to Employment Agreement, dated as of August 25, 2003, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.81 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

Exhibit No.	Exhibit Index

10.82	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Shirley Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.82 on Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

10.83	Assignment and Assumption Agreement, dated as of August 6, 2001, by Nexstar Finance Holdings II, L.L.C. and Nexstar Finance Holdings, L.L.C. (Incorporated by reference to Exhibit 10.83 to Registration Statement on Form S-4 (File No. 333-68694) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.84	Third Amended and Restated Credit Agreement, dated as of December 30, 2003, among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc. and certain of its subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending, Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.85 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.85	Second Amended and Restated Credit Agreement, dated as of December 30, 2003, among Mission Broadcasting, Inc., the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending, Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.86 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.86	First Restated Security Agreement, dated as of December 30, 2003 by Nexstar Broadcasting Group, Inc., Nexstar Finance Holdings, Inc. and Nexstar Broadcasting, Inc. in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.87 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.87	First Restated Pledge and Security Agreement, dated as of December 30, 2003, by Nexstar Broadcasting Group, Inc., Nexstar Finance Holdings, Inc. and Nexstar Broadcasting, Inc. in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.88 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.88	First Restated Guaranty, dated as of December 30, 2003, executed by Nexstar Broadcasting Group, Inc. and Nexstar Finance Holdings, Inc. for Nexstar Broadcasting, Inc.’s Guaranteed Obligations in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.89 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.89	First Restated Guaranty, dated as of December 30, 2003, executed by Nexstar Broadcasting Group, Inc., Nexstar Finance Holdings, Inc. and Nexstar Broadcasting, Inc. for Mission Broadcasting, Inc.’s Guaranteed Obligations in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.90 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.90	Employment Agreement, dated as of January 15, 2003, by and between Paul Greeley and Nexstar Broadcasting, Inc. (Incorporated by reference to Exhibit 10.93 to the Annual Report on Form 10-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc.)

10.91	Amendment to Agreement for Sale of Commercial Time, dated December 30, 2003, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KAMC-KLBK) (Incorporated by reference to Exhibit 10.91 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

Exhibit No.	Exhibit Index

10.92	Amendment to Shared Services Agreement, dated December 30, 2003, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KAMC-KLBK) (Incorporated by reference to Exhibit 10.92 to the Registration Statement (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.93	Amendment to Agreement for Sale of Commercial Time, dated December 30, 2003, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KOLR-KDEB) (Incorporated by reference to Exhibit 10.93 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.94	Amendment to Shared Services Agreement, dated December 30, 2003, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KOLR-KDEB) (Incorporated by reference to Exhibit 10.94 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.95	Amendment to Agreement for Sale of Commercial Time, dated January 1, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KCIT-KAMR) (Incorporated by reference to Exhibit 10.95 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.96	Amendment to Shared Services Agreement, dated January 1, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (KCIT-KAMR) (Incorporated by reference to Exhibit 10.96 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.97	Amendment to Agreement for Sale of Commercial Time, dated January 13, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (WBAK-WTWO) (Incorporated by reference to Exhibit 10.97 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.98	Amendment to Shared Services Agreement, dated January 13, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (WBAK-WTWO) (Incorporated by reference to Exhibit 10.98 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.99	Agreement for Sale of Commercial Time, dated April 1, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (WUTR-WFXV) (Incorporated by reference to Exhibit 10.99 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.100	Shared Services Agreement, dated April 1, 2004, by and between Nexstar Broadcasting, Inc. and Mission Broadcasting, Inc. (WUTR-WFXV) (Incorporated by reference to Exhibit 10.100 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.101	Amendment to Agreement for Sale of Commercial Time, dated January 1, 2004, by and between Nexstar Broadcasting, Inc. (as successor to Nexstar Broadcasting of Wichita Falls, L.P.) and Mission Broadcasting, Inc. (f/k/a Mission Broadcasting of Wichita Falls, Inc.) (KJBO-KFDX) (Incorporated by reference to Exhibit 10.101 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

10.102	Amendment to Shared Services Agreement, dated January 1, 2004, by and between Nexstar Broadcasting, Inc (as successor to Nexstar Broadcasting of Wichita Falls, L.P.) and Mission Broadcasting, Inc. (f/k/a Mission Broadcasting of Wichita Falls, Inc.) (KJBO-KFDX) (Incorporated by reference to Exhibit 10.102 to the Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Broadcasting, Inc.).

Exhibit No.	Exhibit Index

10.103	Purchase Agreement, dated May 21, 2004, by and between Nexstar Broadcasting, Inc. and Jewell Television Corporation (Incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the period ended June 30, 2004 (File No. 333-62916-01) filed by Nexstar Broadcasting, Inc.)

10.104	Time Brokerage Agreement, dated May 21, 2004, by and between Nexstar Broadcasting, Inc. and Jewell Television Corporation (Incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended June 30, 2004 (File No. 333-62916-01) filed by Nexstar Broadcasting, Inc.)

10.105	Consent and Second Amendment to the Nexstar Credit Agreement (Incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on August 19, 2004).

10.106	Consent and First Amendment to the Mission Credit Agreement (Incorporated by reference to Exhibit 99.2 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on August 19, 2004).

10.107	Guarantee issued by Nexstar Broadcasting Group, Inc. with respect to 7% Senior Subordinated Notes due 2014 (Incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on October 1, 2004).

10.108	Guarantee issued by Nexstar Broadcasting Group, Inc. with respect to 12% Senior Subordinated Notes due 2008 (Incorporated by reference to Exhibit 99.2 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on October 1, 2004).

10.109	Guarantee issued by Nexstar Broadcasting Group, Inc. with respect to 11.375% Senior Subordinated Notes due 2013. (Incorporated by reference to Exhibit 99.3 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on October 1, 2004).

10.110	Fourth Amended and Restated Credit Agreement, dated as of April 1, 2005, among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., certain of its subsidiaries from time to time parties to the Credit Agreement, the several banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., as the Administrative Agent for the Lenders, and UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting, Inc. on April 6, 2005).

10.111	First Amendment and Confirmation (Guarantee Agreement), dated as of April 1, 2003 by and among Nexstar Broadcasting Group, Inc. and Nexstar Finance Holdings, Inc. as Guarantors and Bank of America, N.A. as Collateral Agent, on behalf of the Majority Lenders (as defined therein) (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on April 6, 2005).

10.112	Nexstar First Amendment and Confirmation Agreement to Nexstar Guaranty of Mission Obligations, dated April 1, 2005, by and among Nexstar Broadcasting Group, Inc., Nexstar Finance Holdings, Inc. and Nexstar Broadcasting, Inc. (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on April 6, 2005).

10.113	Guarantee, dated as of April 1, 2005, of Nexstar Broadcasting Group, Inc. executed pursuant to the Indenture dated as of December 30, 2003, among Nexstar Broadcasting, Inc., Mission Broadcasting, Inc. and The Bank of New York, as Trustee, as amended and supplemented by the Supplemental Indenture (as defined therein) (Incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on April 6, 2005).

Exhibit No.	Exhibit Index

10.114	Third Amended and Restated Credit Agreement, dated as of April 1, 2005, among Mission Broadcasting, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., as the Administrative Agent for the Lenders, and UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith incorporated, as Co-Syndication Agents (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 333-62916-02) filed by Mission Broadcasting, Inc. on April 7. 2005).

10.115	First Amendment and Confirmation Agreement to Mission Guarantee of Nexstar Obligations, dated as of April 1, 2005, by and among Mission Broadcasting, Inc. as Guarantor and Bank of America, N.A. as Collateral Agent, on behalf of the Majority Lenders (as defined therein) (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K (File No. 333-62916-02) filed by Mission Broadcasting, Inc. on April 7. 2005).

10.116	Confirmation Agreement for the Smith Pledge Agreement, dated as of April 1, 2005, by David S. Smith and Bank of America, N.A. as Collateral Agent (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K (File No. 333-62916-02) filed by Mission Broadcasting, Inc. on April 7. 2005).

12.1	Statement regarding computation of ratio of earnings to fixed charges.*

21.1	Subsidiaries of Registrant.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page to the Form S-4 filed herewith)*

25.1	Statement of Eligibility of Trustee on Form T-1.*

99.1	Letter of Instructions to Broker or Bank*

*	Filed herewith